AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996.
                                                       REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            6719                           58-0971455
  (State or other jurisdiction      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      of incorporation or           CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
         organization)

                              -------------------
                     945 EAST PACES FERRY ROAD, SUITE 2210
                             ATLANTA, GEORGIA 30326
                             PHONE: (404) 261-6190
  (Address, including zip code, and telephone number, including area code, of registrant's principal
                               executive offices)
                              -------------------

                             ARNOLD L. WADLER, ESQ.
            SENIOR VICE PRESIDENT AND GENERAL COUNSEL AND SECRETARY
                             C/O METROMEDIA COMPANY
                             ONE MEADOWLANDS PLAZA
                           EAST RUTHERFORD, NJ 07073
                             PHONE: (201) 531-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                   COPIES TO:

               JAMES M. DUBIN, ESQ.                                  MEL ZIONTZ, ESQ.
     PAUL, WEISS, RIFKIND, WHARTON & GARRISON                 ROSENFELD, MEYER & SUSMAN, LLP
           1285 AVENUE OF THE AMERICAS                      9601 WILSHIRE BOULEVARD, SUITE 444
          NEW YORK, NEW YORK 10019-6064                          BEVERLY HILLS, CA 90210
                  (212) 373-3000                                      (310) 858-7700

                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger (the "Goldwyn Merger") of SGC Merger Corp. ("SGC Mergerco"), a newly formed, wholly-owned subsidiary of Metromedia International Group, Inc. ("MIG"), with and into The Samuel Goldwyn Company ("Goldwyn"), pursuant to the Agreement and Plan of Merger among MIG, SGC Mergerco and Goldwyn, dated as of January 31, 1996, as amended, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

   If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

          TITLE OF EACH                  AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
       CLASS OF SECURITIES               TO BE           OFFERING PRICE        AGGREGATE          REGISTRATION
         TO BE REGISTERED              REGISTERED           PER UNIT         OFFERING PRICE           FEE
Common Stock, par value per       1,287,344 shares of
  $1.00...........................   Common Stock(1)          N/A            $15,200,865(2)        $     (2)

(1) The securities offered hereby are offered in connection with the Goldwyn Merger, pursuant to which all the shares of the common stock of Goldwyn will be canceled and Goldwyn stockholders will receive securities offered hereby. The maximum number of shares of Common Stock to be registered has been determined based on the product of (a) 3,377,970, which equals (x) the maximum number of shares of Goldwyn common stock expected to be outstanding immediately prior to the consummation of the Goldwyn Merger less (y) the number of shares of Goldwyn common stock owned by certain affiliates of Goldwyn, and (b) .3811shares of Common Stock issuable for each share of Goldwyn common stock in the Goldwyn Merger, without giving effect to possible reduction for the cash settlement of fractional securities.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed in accordance with Rule 457(f) by determining the product of (a) $4.50, the average of the high and low prices per share of Goldwyn common stock as reported by the American Stock Exchange on May 28, 1996 and (b) 3,377,970, the maximum number of shares of Goldwyn common stock expected to be outstanding immediately prior to the consummation of the Goldwyn Merger computed as described in Note (1) above. The resulting aggregate value of $15,200,865 was then multiplied by 1/29 of one percent to arrive at an aggregate registration fee for the securities offered hereby of $5,241.68, which is offset by the filing fee of $7,428.07 previously paid by MIG in connection with the filing of preliminary proxy materials on March 1, 1996 pursuant to Section 14(g)(1) of the Securities Exchange Act of 1934, as amended. Accordingly, there is no fee payable upon the filing of this Registration Statement.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                      METROMEDIA INTERNATIONAL GROUP, INC.
                     SHARES OF COMMON STOCK TO BE ISSUED IN
                           CONNECTION WITH THE MERGER
                     OF SGC MERGER CORP. ("SGC MERGERCO"),
                          A NEWLY FORMED, WHOLLY-OWNED
                                 SUBSIDIARY OF
                  METROMEDIA INTERNATIONAL GROUP, INC. ("MIG")
                                 WITH AND INTO
                     THE SAMUEL GOLDWYN COMPANY ("GOLDWYN")

                              -------------------

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
            OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                             LOCATION OF CAPTION IN
      ITEM OF FORM S-4                                     PROXY STATEMENT/PROSPECTUS
      -------------------------------------------  -------------------------------------------
A. INFORMATION ABOUT THE TRANSACTION
1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page of the Registration Statement;
                                                   Cross Reference Sheet; Outside Front Cover
                                                   of Proxy Statement/Prospectus
2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Available Information; Incorporation by
                                                   Reference; Table of Contents
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............  Summary Information; Risk Factors; Proposal
                                                   No. 1 -- The Goldwyn Merger
4.    Terms of Transaction.......................  Summary Information; Proposal No. 1 -- The
                                                   Goldwyn Merger; Information Regarding
                                                   MIG -- Description of MIG Capital Stock, --
                                                   Comparison of Rights and Stockholders of
                                                   MIG and Goldwyn; Certain Federal Income Tax
                                                   Consequences; Appendix A.
5.    Pro Forma Financial Information............  Pro Forma Financial Information
6.    Material Contacts with the Company Being
      Acquired...................................  Proposal No. 1 -- The Goldwyn Merger --
                                                   Background of the Goldwyn Merger
7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................  Not Applicable
8.    Interests of Named Experts and Counsel.....  Legal Opinions
9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable

B. INFORMATION ABOUT THE REGISTRANT
10.   Information with Respect to S-3
      Registrants................................  Summary Information; Information Regarding
                                                   MIG -- Business of MIG; Available
                                                   Information; Incorporation by Reference
11.   Incorporation of Certain Information by
      Reference..................................  Available Information; Incorporation by
                                                   Reference
12.   Information with Respect to S-2 or S-3
      Registrants................................  Not Applicable
13.   Incorporation of Certain Information by
      Reference..................................  Not Applicable

14.   Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants..........  Not Applicable

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.   Information with Respect to S-3
      Companies..................................  Not Applicable
16.   Information with Respect to S-2 or S-3
      Companies..................................  Summary Information; Information Regarding
                                                   Goldwyn; Available Information;
                                                   Incorporation by Reference
17.   Information with Respect to Companies Other
      than S-3 or S-2 Companies..................  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION
18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.........  Outside Front Cover of Proxy
                                                   Statement/Prospectus; Available
                                                   Information; Incorporation By Reference;
                                                   Information Regarding the Goldwyn Special
                                                   Meeting; Proposal No. 1 -- The Goldwyn
                                                   Merger-- Interests of Certain Persons in
                                                   the Goldwyn Merger; Information Regarding
                                                   MIG
19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.......................  Not Applicable

                    [THE SAMUEL GOLDWYN COMPANY LETTERHEAD]

                                  June 3, 1996

Dear Stockholder:

    Your Board of the Directors invites you to attend the Special Meeting of Stockholders of The Samuel Goldwyn Company ("the Company") to be held in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019, on July 2, 1996, at 9:00 o'clock a.m., local time.

    At the Special Meeting, you will be asked to consider and approve the Agreement and Plan of Merger, dated as of January 31, 1996, as amended (the "Merger Agreement"), by and among the Company, Metromedia International Group, Inc. ("MIG") and SGC Merger Corp., a newly-formed, wholly-owned subsidiary of MIG ("SGC Mergerco"), pursuant to which, among other things, SGC Mergerco will merge with and into the Company (the "Merger"). In connection with the Merger, you will receive common stock of MIG (the "Common Stock") in exchange for your Goldwyn Common Stock. An application to list such shares of common stock on the American Stock Exchange will be filed shortly. Any stock options held of record by you at the consummation of the Merger will be converted into options to purchase MIG Common Stock.

    AT THE DIRECTORS' MEETING HELD TO CONSIDER THE MERGER, YOUR BOARD OF DIRECTORS CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

    Your vote is important no matter how large or small your holdings may be. To assure your representation at the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy. Stockholders should specify their choices on the accompanying proxy cards. If no specific instructions are given with regard to the matter to be voted upon, the shares of Goldwyn's common stock represented by a signed proxy card will be voted "FOR" the proposal listed on the proxy cards.

    Stockholders of the Company are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Merger or any transactions contemplated by the Merger Agreement.

    As is described in the accompanying Proxy Statement, the Merger is conditioned upon the refinancing or extension of the Company's bank indebtedness and production indebtedness relating to certain films.


                                          Sincerely,



                                          Samuel Goldwyn, Jr.
                                          Chairman and Chief Executive Officer

                           THE SAMUEL GOLDWYN COMPANY
                          10203 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90067
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 2, 1996

To the Stockholders:

    A Special Meeting of Stockholders (the "Meeting") of The Samuel Goldwyn Company, a Delaware corporation (the "Company"), will be held in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 on July 2, 1996 at 9:00 o'clock a.m., local time, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 31, 1996, as amended (the "Merger Agreement"), by and among Metromedia International Group, Inc., the Company and SGC Merger Corp. ("SGC Mergerco") and the consummation of the transactions contemplated thereby, including, without limitation, the merger (the "Merger") of SGC Mergerco with and into the Company.

        2. To transact such other business as may properly come before the meeting and any adjournments thereof. The Board of Directors is not aware of any other business that will be presented at the Meeting.

    Only stockholders of record at the close of business on May 24, 1996 are entitled to notice of and to vote at the Meeting or any adjournment thereof. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting. A list of the stockholders entitled to vote at the Meeting will be open for examination by any stockholder, for any reason germane to the Meeting, during ordinary business hours during the ten days prior to the Meeting at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given with regard to the matter to be voted upon, the shares of Goldwyn's common stock represented by a signed proxy card will be voted "FOR" the proposal listed on the proxy cards.

    Stockholders of the Company are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Merger or any transactions contemplated by the Merger Agreement.

    As is described in the accompanying Proxy Statement, the Merger is conditioned upon the refinancing or extension of the Company's bank indebtedness and production indebtedness relating to certain films.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                          By Order of the Board of Directors,



                                          HANS W. TURNER
                                          Secretary

Los Angeles, California
June 3, 1996

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IN ORDER THAT A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED BY THE SENDER IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE STOCK IS REGISTERED.

                           THE SAMUEL GOLDWYN COMPANY
                                PROXY STATEMENT
                   FOR MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JULY 2, 1996
                              -------------------
                      METROMEDIA INTERNATIONAL GROUP, INC.
                                   PROSPECTUS
                    Shares of Common Stock, $1.00 Par Value

    This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of shares of common stock, par value $.20 per share (the "Goldwyn Common Stock"), of The Samuel Goldwyn Company, a Delaware corporation ("Goldwyn"), in connection with the solicitation of proxies by the Board of Directors of Goldwyn for use at the Special Meeting of the Stockholders of Goldwyn to be held on July 2, 1996 in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 (the "Goldwyn Special Meeting") and any adjournments of the Goldwyn Special Meeting.

    This Proxy Statement/Prospectus also constitutes a Prospectus of Metromedia International Group, Inc., a Delaware corporation ("MIG" or the "Company"), relating to approximately 3,468,145 shares of common stock, par value $1.00 per share, of MIG (the "Common Stock"), (assuming a Goldwyn Determination Date (as defined herein) of May 28, 1996 and a MIG-Goldwyn Average Closing Price (as defined herein) of $13.12) to be offered and, subject to the receipt of certain approvals sought herein, issued to Goldwyn Stockholders (as defined below) pursuant to the terms of the Goldwyn Merger Agreement (as defined below), as described in more detail herein.

    Included among the matters described in this Proxy Statement/Prospectus are matters that relate to approval by the holders of Goldwyn Common Stock ("Goldwyn Stockholders") of the proposed merger (the "Goldwyn Merger") of SGC Merger Corp., a Delaware corporation and a recently formed, wholly-owned subsidiary of MIG ("SGC Mergerco"), with and into Goldwyn pursuant to an Agreement and Plan of Merger, dated as of January 31, 1996, as amended, by and among MIG, Goldwyn and SGC Mergerco (the "Goldwyn Merger Agreement").

    Subject to the satisfaction or waiver of the conditions set forth in the Goldwyn Merger Agreement, at the effective time of the Goldwyn Merger (the "Goldwyn Effective Time"), Goldwyn will become a wholly-owned subsidiary of MIG and will be renamed "Goldwyn Entertainment Company," and each Goldwyn Stockholder will receive, for each share of Goldwyn Common Stock, a number of shares of Common Stock (the "Goldwyn Exchange Ratio") determined by dividing $5.00 by the average of the last sale prices for the Common Stock as reported on the AMEX for the last 20 consecutive trading days ending on the date (the "Goldwyn Determination Date") which is five business days prior to the Goldwyn Special Meeting (the "MIG-Goldwyn Average Closing Price"); provided, that, if the MIG-Goldwyn Average Closing Price is below $12.50 it shall be deemed to be $12.50 and if the MIG-Goldwyn Average Closing Price is greater than $16.50, it shall be deemed to be $16.50. On May 28, 1996, the last reported closing sale price for the Common Stock was $12.875 per share, the MIG-Goldwyn Average Closing Price for the Common Stock for the 20 consecutive trading days immediately preceding such date was $13.12 and the Goldwyn Exchange Ratio as of such date would have been .3811. If the MIG-Goldwyn Average Closing Price is $12.50, the Goldwyn Exchange Ratio would be .4 and if the MIG-Goldwyn Average Closing Price is $16.50, the Goldwyn Exchange Ratio would be .30303.

    In addition, at the Goldwyn Effective Time, each holder of an issued and outstanding option exercisable for shares of Goldwyn Common Stock (the "Goldwyn Options") will receive, by virtue of the Goldwyn Merger and without any action on the part of the holder thereof, options exercisable for shares of Common Stock with the same terms and conditions as Goldwyn Options immediately prior to the Goldwyn Effective Time, except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Goldwyn Exchange Ratio and (ii) all Goldwyn Options, in accordance with their terms, will vest and become immediately exercisable at the Goldwyn Effective Time. Consummation of the Goldwyn Merger is subject to various conditions, including (i) the approval and adoption of the Goldwyn Merger Agreement by the holders of a majority of the outstanding shares of Goldwyn Common Stock at the Goldwyn Special Meeting and (ii) the refinancing or extension of Goldwyn's bank indebtedness and production indebtedness relating to certain films. Goldwyn, as the surviving corporation of the Goldwyn Merger (sometimes referred to herein as the "Goldwyn Surviving Corporation"), will continue its business and operations as a wholly-owned subsidiary of MIG and will be re-named "Goldwyn Entertainment Company." Pursuant to the terms of a Voting Agreement dated as of January 31, 1996 (the "Voting Agreement") between MIG and The Samuel Goldwyn, Jr. Family Trust, a grantor trust established by Samuel Goldwyn, Jr., the Chairman and Chief Executive Officer of Goldwyn (the "Goldwyn Family Trust"), of which Samuel Goldwyn, Jr. and his wife Peggy Elliott Goldwyn are beneficiaries, the Goldwyn Family Trust has agreed to vote its shares of Goldwyn Common Stock in favor of the Goldwyn Merger Agreement. As the Goldwyn Family Trust beneficially owns approximately 60.2% of the outstanding shares of Goldwyn Common Stock, approval of the Goldwyn Merger Agreement by the Goldwyn Stockholders is assured.

    Upon consummation of the Goldwyn Merger (assuming (i) a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) the consummation of the Equity Offering (as defined and in accordance with the assumptions set forth herein), (iii) the exercise of the Goldwyn Put (as defined below) and (iv) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock, existing stockholders of MIG (the "MIG Stockholders") will collectively own approximately 70.7% of the outstanding shares of Common Stock and Goldwyn Stockholders will collectively own approximately 5.6% of the outstanding shares of Common Stock. Stockholders purchasing shares of Common Stock in the Equity Offering (as defined herein) will own the remaining 23.7% of the outstanding shares of Common Stock.

    No fractional shares of Common Stock will be issued in connection with the Goldwyn Merger. Cash will be issued in lieu of fractional shares.

    Stockholders of MIG and Goldwyn are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Goldwyn Merger or any transactions contemplated by the Goldwyn Merger Agreement.

    Holders of Common Stock and holders of options, warrants and convertible securities exercisable for or convertible into Common Stock will not be required to exchange, exercise or convert their securities in connection with the Goldwyn Merger. Holders of options, warrants and convertible securities of MIG will, upon the exercise or conversion thereof after consummation of the Goldwyn Merger, be entitled to receive the same number of shares of Common Stock as though such exercise or conversion occurred prior to the Goldwyn Merger.

                          GOLDWYN STOCKHOLDERS SHOULD
               CONSIDER CAREFULLY THE FACTORS DESCRIBED UNDER THE
                HEADING "RISK FACTORS" IN THIS PROXY STATEMENT/
                     PROSPECTUS. SEE PAGE 24 OF THIS PROXY
                             STATEMENT/PROSPECTUS.

    The Common Stock is listed on the AMEX under the Symbol "MMG." The Goldwyn Common Stock is listed on the AMEX under the symbol "SG." On May 28, 1996, the closing sale price for the Common Stock as reported by the AMEX was $12.875 per share and the closing sale price for the Goldwyn Common Stock as reported by the AMEX was $4.625 per share.

    An application to list the shares of Common Stock to be issued to the Goldwyn Stockholders in the Goldwyn Merger on the AMEX will be filed shortly.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Proxy Statement/Prospectus and the appropriate accompanying form of proxy are first being mailed to Goldwyn Stockholders on or about June 3, 1996. Stockholders should specify their choices on the accompanying proxy cards. If no specific instructions are given with regard to the matter to be voted upon, the shares of Goldwyn Common Stock represented by a signed proxy card will be voted "FOR" the proposal listed on the proxy cards. A stockholder who has given a proxy to Goldwyn may revoke it at any time prior to its exercise. See "INFORMATION REGARDING THE GOLDWYN SPECIAL MEETING--General."

    Goldwyn's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, including financial statements for such fiscal year, accompanies this Proxy Statement/Prospectus.

    The date of this Proxy Statement/Prospectus is June 3, 1996.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION, IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    MIG and Goldwyn are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the AMEX and the Pacific Stock Exchange, and such reports, proxy statements and other information concerning MIG may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90014 and 310 Pine Street, San Francisco, California 94104. The Goldwyn Common Stock is listed on the AMEX and such reports, proxy statements, and other information concerning Goldwyn may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. If the Goldwyn Merger is consummated, the Goldwyn Common Stock will be delisted from the AMEX and MIG will take steps to terminate the registration of the Goldwyn Common Stock under
Section 12 of the Exchange Act.

    MIG has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: SECRETARY, METROMEDIA INTERNATIONAL GROUP, INC., C/O METROMEDIA COMPANY, ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY 07073, TELEPHONE (201) 531-8000 OR TO SECRETARY, THE SAMUEL GOLDWYN COMPANY, 10203 SANTA MONICA BOULEVARD, LOS ANGELES, CALIFORNIA 90067, TELEPHONE (310) 552-2255. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 17, 1996.

    The following documents which have been filed with the Commission are incorporated by reference into this Proxy Statement/Prospectus:

        (1) MIG's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Form 10-K/A Amendment No. 1 filed on April 29, 1996 amending MIG's Form 10-K for the fiscal year ended December 31, 1995 and Form 10-K/A Amendment No. 2 filed on May 30, 1996 amending MIG's Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-5706);

        (2) The description of MIG's Common Stock contained in its Registration Statement on Form 8-A (as filed with the Commission on November 1, 1995), including any amendment or report filed for the purpose of amending such description (File No. 1-5706);

        (3) MIG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 1-5706);

        (4) MIG's Current Report on Form 8-K dated January 31, 1996 (File No. 1-5706);

        (5) MIG's Current Report on Form 8-K dated April 29, 1996 (File No. 1-5706);

        (6) The consolidated financial statements and related schedules of The Actava Group, Inc. (now known as MIG) included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994 of The Actava Group, Inc., as amended by Form 10-K/A Amendment No. 1 filed on April 28, 1995 and Form 10-K/A Amendment No. 2 filed on July 13, 1995 (File No. 1-5706).

        (7) Goldwyn's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (File No. 1-10935); and

        (8) Goldwyn's Current Report on Form 8-K dated April 30, 1996 (File No. 1-10935).

    A copy of Goldwyn's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, including financial statements for such fiscal year, accompanies this Proxy Statement/Prospectus.

    All documents subsequently filed by MIG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Goldwyn Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Summary Information and under the captions "Risk Factors," "Operations After the Goldwyn Merger" and "Refinancing" and elsewhere in this Proxy Statement/Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of MIG or Goldwyn or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's or Goldwyn's products and services; industry capacity, which tends to increase during strong years of the business cycle; changes in public taste, industry trends and demographic changes, which may influence the exhibition of films in certain areas; competition from other entertainment and communications companies, which may affect the Company's or Goldwyn's ability to generate revenues; political, social and economic conditions and laws, rules and regulations, particulary in Eastern Europe, the former Soviet Republics and other emerging markets, which may affect the Company's results of operations; timely completion of construction projects for new systems for the joint ventures in which the Company has invested; developing legal structures in Eastern Europe, the former Soviet Republics and other emerging markets, which may affect the Company's results of operations; cooperation of local partners for MIG's communications investments in Eastern Europe and the former Soviet Republics; exchange rate fluctuations; license renewals for MIG's communications investments in Eastern Europe and the former Soviet Republics; the loss of any significant customers (especially in the Company's communications business); changes in business strategy or development plans; the significant indebtedness of MIG and Goldwyn including the Company's and Goldwyn's ability to service its indebtedness and to comply with certain restrictive covenants; quality of management; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Proxy Statement/Prospectus. See "Risk Factors."

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION................................................................      3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................      4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................      5

SUMMARY INFORMATION..................................................................     10
  Business of MIG....................................................................     10
  Business of Goldwyn................................................................     11
  Reasons for the Goldwyn Merger.....................................................     11
  Combined Organization..............................................................     11
  The Goldwyn Merger.................................................................     12
    Merger Consideration.............................................................     12
    Exchange of Certificates.........................................................     13
    Conditions to the Goldwyn Merger; Termination; Fees and Expenses.................     14
    Listing..........................................................................     15
  Refinancing........................................................................     15
  The Goldwyn Special Meeting........................................................     16
    Proxies; Change of Vote..........................................................     16
    Other Information................................................................     16
  Board Recommendation...............................................................     16
  Opinions of Financial Advisors.....................................................     17
    MIG..............................................................................     17
    Goldwyn..........................................................................     17
  Interests of Certain Persons in the Merger.........................................     17
  Certain Federal Income Tax Consequences............................................     18
  Regulatory Filings and Approvals...................................................     19
  Accounting Treatment...............................................................     19
  Dissenters' Rights.................................................................     19
  Comparative Market Price Data......................................................     20
    MIG..............................................................................     20
    Goldwyn..........................................................................     20
  Equivalent Per Share Data..........................................................     21
  Summary Financial Data.............................................................     22

SUMMARY FINANCIAL DATA...............................................................     23

RISK FACTORS.........................................................................     24
  MIG and Goldwyn Have Each Incurred Operating Losses................................     24
  No Assurance of Profitability of MIG...............................................     24
  Leverage, Holding Company Structure and Debt Service Payments of MIG...............     24
  Future Financing Needs.............................................................     24
  No Assurance of Successful Integration of Businesses...............................     25
  Competitive Industries.............................................................     25
  Control of MIG by Metromedia Company Due to Concentration of Share Ownership and
Voting Control.......................................................................     25
  Anti-Takeover Provisions in MIG's Charter and By-laws..............................     26
  Environmental Matters..............................................................     26
  Motion Picture Industry Involves a Substantial Degree of Risk......................     27
  Substantial Costs of Motion Pictures...............................................     27
  Political, Social and Economic Risks for MITI......................................     27
  General Operating Risks for MITI...................................................     28
  Risk to MITI Inherent in Foreign Investment........................................     28
  Developing Legal Structures in MITI's Target Markets...............................     29
  Risk Inherent in MITI's Growth Strategy............................................     30
  Approvals and Uncertainty of License Renewals for MITI.............................     30

                                                                                        PAGE
                                                                                        ----
  Exchange Rate Fluctuations and Inflation Risks in MITI's Target Markets............     30
  Possible Inability to Control Certain of MITI's Joint Ventures.....................     31
  Technical Approval of MITI's Telephony Equipment and Reliance on Supplier..........     31
  Technological and Product Obsolescence for MITI....................................     31

INFORMATION REGARDING THE GOLDWYN SPECIAL MEETING....................................     32
  General............................................................................     32
  The Goldwyn Special Meeting........................................................     32
    Record Date; Quorum..............................................................     33
    Vote Required....................................................................     33

PROPOSAL NO. 1--THE GOLDWYN MERGER...................................................     34
  General............................................................................     34
  Merger Consideration...............................................................     34
  Background of the Goldwyn Merger...................................................     35
    MIG Board Deliberations..........................................................     42
    Goldwyn Board Deliberations......................................................     44
  Board Recommendation; Reasons for the Goldwyn Merger...............................     44
    MIG's Reasons for the Goldwyn Merger.............................................     44
    Goldwyn's Reasons for the Goldwyn Merger.........................................     45
    Recommendation of Goldwyn's Board of Directors...................................     47
  Opinion of Financial Advisors......................................................     48
    MIG..............................................................................     48
      General........................................................................     48
      Film Exhibition Business.......................................................     49
      Film and Television Library....................................................     50
    Goldwyn..........................................................................     52
      General........................................................................     52
      Miscellaneous..................................................................     54
      Methodology to Ascertain Fairness..............................................     54
        Analyses Relating to Goldwyn.................................................     54
        Analyses Relating to MIG.....................................................     57
  Terms and Conditions of the Goldwyn Merger Agreement...............................     62
    Conditions to the Goldwyn Merger.................................................     62
    Mutual Conditions................................................................     62
    MIG Conditions...................................................................     63
    Goldwyn Conditions...............................................................     64
    Termination......................................................................     64
    Expenses.........................................................................     65
    Agreement Not to Solicit Other Offers............................................     65
    Conduct of Business by Goldwyn Prior to the Merger...............................     66
    Forms S-3 and S-8................................................................     66
    Directors' and Officers' Indemnification and Insurance...........................     66
      Other Agreements...............................................................     67
      Voting Agreement...............................................................     67
      Employment Agreements..........................................................     67
      Distribution Agreement.........................................................     68
      Option Agreement...............................................................     68
      Trademark License Agreement....................................................     69
      Interim Funding................................................................     69
      Productions and Nightlife......................................................     69
      Registration Rights Agreement..................................................     70
  Regulatory Filings and Approvals...................................................     70
  Change in Control..................................................................     70
  Accounting Treatment...............................................................     70
  Public Trading Market..............................................................     70

                                                                                        PAGE
                                                                                        ----
  Dissenters' Rights.................................................................     70
  Conversion Of Shares, Procedures For Exchange Of Certificates......................     70
  Fractional Shares..................................................................     71
  Interests of Certain Persons in the Merger.........................................     72

OPERATIONS AFTER THE GOLDWYN MERGER..................................................     74
  Entertainment Group................................................................     74
    Strategies.......................................................................     74
      Exploiting the Existing Library................................................     74
      Expanding Motion Picture Production............................................     75
      Enhance to Value of its Theatrical Exhibition Assets...........................     77
  Entertainment Group Overview.......................................................     77
    Production, Acquisition and Distribution.........................................     77
    Exhibition.......................................................................     78
    Competition and Seasonality......................................................     79
  The United States Motion Picture Industry Overview.................................     80
    Motion Picture Distribution......................................................     82
    Theatrical Distribution..........................................................     82
    Home Video.......................................................................     82
    Pay Per-View.....................................................................     83
    Pay Television...................................................................     83
    Broadcast and Basic Cable Television.............................................     83
    Foreign Markets..................................................................     83
    Other Markets....................................................................     83
    Emerging Technologies............................................................     83
  Communications Group...............................................................     84
  Strategies.........................................................................     84
    Completing Build Out of Existing License Agreements..............................     84
    Pursuing Additional Licenses in Existing Markets.................................     85
    Obtaining New Licenses in Attractive Markets.....................................     85
  Communications Group Overview......................................................     85
    Markets..........................................................................     85
      Joint Ventures.................................................................     88
      Services to and Payment from Joint Ventures....................................     89
      Marketing......................................................................     89
      Development of Communications Systems..........................................     89
    Competition......................................................................     91
      Wireless Cable.................................................................     91
      Paging.........................................................................     91
      Wireless Telophony.............................................................     92
      FM and AM Radio................................................................     92
  Environmental Matters..............................................................     92

THE REFINANCING......................................................................     94
  General............................................................................     94
  Equity Offering....................................................................     94
  Entertainment Group Credit Facility................................................     94
  Sources and Uses of Funds..........................................................     96

METROMEDIA INTERNATIONAL GROUP, INC. PRO FORMA COMBINING FINANCIAL STATEMENTS........     97
  Accounting Treatment...............................................................     97

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................    104
  The Goldwyn Merger.................................................................    104
  Limitations on Net Operating Loss Carry-Forwards...................................    104
  The November 1 Mergers.............................................................    104

                                                                                        PAGE
                                                                                        ----
  The Goldwyn Merger.................................................................    104

INFORMATION REGARDING MIG............................................................    107
  Business of MIG....................................................................    107
  Selected Consolidated Financial Data...............................................    107
  Description of MIG Capital Stock...................................................    108
  General............................................................................    108
  Common Stock.......................................................................    108
  Preferred Stock....................................................................    108
  Transfer Agent and Registrar.......................................................    110
  Restrictions on Resale of Common Stock by Affiliates...............................    110
  Comparison of the Rights of Stockholders of MIG and Goldwyn........................    110
  General............................................................................    110
  Classification of the Board of Directors...........................................    111
  Amendments to By-Laws..............................................................    111
  Removal of Directors...............................................................    111
  Power to Call Special Meetings of Stockholders.....................................    111
  Action by Written Consent..........................................................    111
  Stockholder Nominations and Proposals..............................................    112
  Stockholder Rights Plan............................................................    112
  Issuance of Rights.................................................................    112

INFORMATION REGARDING GOLDWYN........................................................    113
  Business of Goldwyn................................................................    113

LEGAL MATTERS........................................................................    114

EXPERTS..............................................................................    114

APPENDIX A--Goldwyn Merger Agreement.................................................    A-1
APPENDIX B--Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..    B-1
APPENDIX C--Fairness Opinion of Furman Selz L.L.C....................................    C-1

                              SUMMARY INFORMATION

    The following summary is qualified by the detailed information and/or financial statements included elsewhere, attached to or incorporated by reference in this Proxy Statement/Prospectus. In addition, although not subject to a vote of MIG's stockholders, MIG has signed a definitive agreement to acquire (the "MPCA Acquisition") Motion Picture Corporation of America ("MPCA"), which acquisition is expected to close prior to the consummation of the Goldwyn Merger. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 5 for additional factors relating to such statements.

BUSINESS OF MIG

    MIG is a global entertainment, media and communications company with continuing operations currently in two business groups. Through its Entertainment Group, MIG is engaged primarily in the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment product. It has an extensive film library of over 1,200 titles, including the Academy-Award winning titles, Dances with Wolves, Silence of the Lambs and Platoon. Through its Communications Group, MIG owns interests in and participates along with local partners in the management of joint ventures which operate wireless cable television systems, radio stations, paging systems, an international toll calling service and trunked mobile radio services in certain countries in Eastern Europe and certain of the former Soviet Republics. On May 17, 1996, MIG entered into an agreement (the "MPCA Acquisition Agreement") to acquire MPCA (the "MPCA Acquisition"), a producer of successful, low-cost entertainment product which focuses on producing and acquiring commercially marketable films featuring popular actors at substantially less than average industry cost. A recent success produced by MPCA was the film Dumb and Dumber, starring Jim Carrey. Additionally, MPCA is a supplier of low cost production to major entertainment companies including Tri-Star Pictures, Turner, MGM/UA, Showtime Networks and HBO. The acquisition price for MPCA is $27.5 million in Common Stock (approximately 2,135,922 shares assuming a closing price of $12.875 as reported by the AMEX on May 28, 1996), up to $5 million of cash in repayment of loans from MPCA's stockholders to MPCA and the assumption of certain indebtedness (approximately $10.0 million at March 31, 1996). The stockholders of MPCA will receive certain demand and "piggyback" registration rights with respect to the shares of Common Stock to be issued to them pursuant to the MPCA Acquisition. Consummation of the MPCA Acquisition Agreement remains subject to certain conditions. See "INFORMATION REGARDING MIG--Business of MIG." MIG also owns two non-strategic assets: Snapper Power Equipment Company ("Snapper"), which manufactures and sells lawn and garden equipment and its investment in Roadmaster Industries Inc. ("Roadmaster"). For accounting purposes, Snapper and MIG's investment in Roadmaster have been classified as assets held for disposition. MIG is actively exploring a sale of Snapper. Roadmaster, a NYSE-listed company is a leading sporting goods manufacturer of which MIG owns approximately 38% of the outstanding shares. As MIG has disclosed in Amendment No. 1 to its Schedule 13D relating to Roadmaster filed with the Commission on March 1, 1996, MIG intends to dispose of its investment in Roadmaster during 1996. MIG had also entered into an Agreement and Plan of Merger dated as of December 20, 1995 (the "Alliance Merger Agreement") to acquire Alliance Entertainment Corp. ("Alliance"), the largest full service distributor of pre-recorded music and music-related products in the United States. As disclosed in MIG's Current Report on Form 8-K dated April 29, 1996, the Boards of Directors of MIG and Alliance mutually agreed that due to changing conditions, the proposed acquisition of Alliance by MIG would not be in the best interests of their respective stockholders and, accordingly, agreed to terminate the Alliance Merger Agreement on April 29, 1996.

    MIG was organized in 1929 under Pennsylvania law and reincorporated in 1968 under Delaware law. On November 1, 1995, as a result of a series of mergers (the "November 1 Mergers"), MIG changed its name from The Actava Group Inc. to Metromedia International Group, Inc. MIG's principal executive offices are located at 945 East Paces Ferry Road, Suite 2210, Atlanta, Georgia 30326, telephone: (404) 261-6190.

BUSINESS OF GOLDWYN

    Goldwyn is a diversified independent entertainment company engaged in the production and worldwide distribution of motion pictures and television programming and in theatrical exhibition. The Goldwyn library is comprised of over 850 theatrical film and television titles, including recent releases such as the Academy Award-winning The Madness of King George, Much Ado About Nothing and Henry V, as well as 73 classic films produced by Mr. Samuel Goldwyn, Sr. (including Wuthering Heights, The Pride of The Yankees, Guys and Dolls and The Best Years of Our Lives). The library also includes over 700 episodes from such television series as the original Flipper, Gentle Ben, The Mothers-in-Law, the syndicated athletic competition series, American Gladiators, and The New Adventures of Flipper. In addition, Goldwyn owns and operates a theatre group with 140 screens in 52 theatres which management believes is the largest exhibitor of specialized motion pictures and art films in the United States.

    Goldwyn's principal executive offices are located at 10203 Santa Monica Boulevard, Los Angeles, California 90067, telephone: (310) 552-2255.

REASONS FOR THE GOLDWYN MERGER

    The Goldwyn Merger is an important step in MIG's plan to continue to build a leading global entertainment, media and communications company. The acquisition of Goldwyn by MIG contributes to MIG's existing film library over 850 film and television titles including a number of recent successful pictures and film classics produced by Mr. Samuel Goldwyn, Sr. The acquisition of Goldwyn also adds to the Entertainment Group's assets what management believes to be the leading circuit of 52 theatres with 140 screens which features specialized motion pictures and art films. MIG expects to take advantage of synergies resulting from the Goldwyn Merger by consolidating many of the back office functions currently performed by each of Goldwyn and MIG's Orion Pictures Corporation subsidiary ("Orion"). In addition, as a result of the Goldwyn Merger and the Refinancing (as defined below), MIG will be better positioned to develop and capitalize on its business strategy for its Communications Group and to continue its business strategy of production and acquisition of new entertainment product by its Entertainment Group. As a result of the Goldwyn Merger and the Refinancing, MIG should also have greater access to the capital markets and have an enhanced ability to make strategic acquisitions. Finally, the Goldwyn Merger will create greater liquidity for the Goldwyn Stockholders.

    In reaching their decision to approve the Goldwyn Merger Agreement, the Boards of Directors of MIG and Goldwyn consulted with their respective management teams and advisors, and independently considered the material factors described above and elsewhere in this Proxy Statement/Prospectus. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Reasons for the Goldwyn Merger; Board Recommendation." Based upon their independent review of such factors and the other factors set forth herein, the Board of Directors of each of MIG and Goldwyn approved the Goldwyn Merger Agreement.

COMBINED ORGANIZATION

    MIG is currently a global entertainment, media and communications company engaged in a combination of businesses which the Company believes are well positioned to capitalize on the convergence of entertainment, media and communications businesses worldwide. Upon consummation of the Goldwyn Merger, Goldwyn will operate as part of MIG's Entertainment Group. The acquisition of Goldwyn will expand the Entertainment Group by adding a valuable library of over 850 film and television titles, including numerous Hollywood classics and more recent critically acclaimed films, and what management believes is the leading specialized theatre circuit with 140 screens in the United States. The acquisition of Goldwyn is an important step in MIG's plan to continue to build a leading global entertainment, media and communications company.

    John W. Kluge and Stuart Subotnick, Metromedia Company, whose partners are Messrs. Kluge and Subotnick, and Metromedia Company's affiliate, Met Telcell, Inc., a corporation owned and controlled by Messrs. Kluge and Subotnick, are currently and will collectively remain MIG's largest stockholders, and will own approximately 24.1% of the outstanding shares of Common Stock following consummation of the Goldwyn Merger, the MPCA Acquisition and the Refinancing (assuming (i) a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) consummation of the Equity Offering (as defined and in accordance with the assumptions set forth herein), (iii) the exercise of the Goldwyn Put (as defined below) and (iv) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock).

    The following summarizes MIG's businesses:

                             -----------------------------------
                                   METROMEDIA INTERNATIONAL
                                          GROUP, INC.
                             -----------------------------------
- --------------------------------                                -------------------------
        ENTERTAINMENT                                                    COMMUNICATIONS
            GROUP                                                             GROUP
- --------------------------------                                -------------------------


OPERATING COMPANIES                                                     OPERATING COMPANY
- --------------------------------                                        --------------------------------
Orion                                                                   Metromedia International
Goldwyn*                                                                 Telecommunications, Inc.
MPCA*                                                                    ("MITI")
PRIMARY BUSINESSES                                                      PRIMARY BUSINESSES
- --------------------------------                                        --------------------------------
Motion Picture & Television                                             Wireless Cable
 Production and Distribution                                            Paging
Library Exploitation                                                    International Toll Call Service
Theatrical Exhibition                                                   Trunked Mobile Radio Service
                                                                        Radio Stations

- ------------

* Pending acquisition.

    Through its individual operating businesses, MIG has established a significant presence in many aspects of the rapidly evolving entertainment, media and communications industries. Each of MIG's businesses currently operates on a stand-alone basis, pursuing distinct business plans designed to capitalize on the growth opportunities within their individual industries. In addition, as these industries continue to converge worldwide, MIG expects to be able to capitalize on synergies resulting from its position as a diversified company with significant operations in the development and distribution of entertainment, media and communications services.

THE GOLDWYN MERGER

Merger Consideration

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Goldwyn Merger Agreement, SGC Mergerco will merge with and into Goldwyn, SGC Mergerco's separate corporate existence will terminate and Goldwyn will continue as the surviving corporation of the Goldwyn Merger (such corporation being sometimes referred to herein as the "Goldwyn Surviving Corporation"). The Goldwyn Merger will be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

    At the Goldwyn Effective Time, each share of Goldwyn Common Stock will be converted into and exchangeable for a number of shares of Common Stock determined by dividing $5.00 by the MIG-Goldwyn Average Closing Price on the Goldwyn Determination Date; provided, that, if the MIG-Goldwyn Average Closing Price is below $12.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $12.50 and if the MIG-Goldwyn Average Closing Price is greater than $16.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $16.50. The MIG-Goldwyn Average Closing Price was $13.12 for the 20 business days ended on May 28, 1996, and on such date, the Goldwyn Exchange Ratio would have been
 .3811. If the MIG-Goldwyn Average Closing Price is $12.50, the Goldwyn Exchange Ratio would be .4 and if the MIG-Goldwyn Average Closing Price is $16.50, the Goldwyn Exchange Ratio would be .30303. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Merger Consideration." Each share of Goldwyn Common Stock held as treasury stock of Goldwyn immediately prior to the Goldwyn Effective Time shall be canceled, retired and cease to exist, and no exchange or payment shall be made in respect thereof.

    Holders of Goldwyn Options will receive by virtue of the Goldwyn Merger and without any action on the part of the holder thereof, options exercisable for shares of Common Stock with the same terms and conditions as the Goldwyn Options immediately prior to the Goldwyn Effective Time except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Goldwyn Exchange Ratio and (ii) each Goldwyn Option, in accordance with its terms, will vest and become immediately exercisable at the Goldwyn Effective Time.

Exchange of Certificates

    MIG has appointed Chemical Mellon Shareholder Services to act as Exchange Agent for the Goldwyn Merger (the "Exchange Agent"). As soon as practicable after the Goldwyn Effective Time, MIG shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Goldwyn Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each Goldwyn Stockholder of record as of the Goldwyn Effective Time advising such holder of the effectiveness of the Goldwyn Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Goldwyn Common Stock in exchange for new certificates evidencing shares of Common Stock issued pursuant to the Goldwyn Merger and cash in lieu of fractional shares. Upon surrender to the Exchange Agent of a certificate formerly representing shares of Goldwyn Common Stock, together with duly executed transmittal materials, MIG shall promptly (i) issue or cause to be issued to the persons entitled thereto a certificate representing the number of whole shares of Common Stock that such persons are entitled to receive in the Goldwyn Merger and (ii) distribute or cause to be distributed to the persons entitled thereto cash in lieu of fractional shares (the Common Stock and cash being collectively referred to as the "Goldwyn Merger Consideration"). Upon surrender, each certificate theretofore evidencing Goldwyn Common Stock shall be canceled.

    At or promptly after the Goldwyn Effective Time, MIG shall deposit the Goldwyn Merger Consideration with the Exchange Agent (the "Goldwyn Exchange Fund"). After the Goldwyn Effective Time, MIG shall, on each payment or distribution date, tender to the Exchange Agent as an addition to the Goldwyn Exchange Fund all dividends and other distributions, if any, applicable to certificates held in the Goldwyn Exchange Fund.

    GOLDWYN STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR GOLDWYN COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED

TRANSMITTAL LETTERS. GOLDWYN STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Conditions to the Goldwyn Merger; Termination; Fees and Expenses

    Pursuant to the Goldwyn Merger Agreement, the obligation of each of MIG and Goldwyn to consummate the Goldwyn Merger is subject to various conditions, including, but not limited to: (i) the receipt of approval of the Goldwyn Stockholders; (ii) the receipt of certain opinions of counsel with respect to certain legal matters and as to the qualification of the Goldwyn Merger as a reorganization within the meaning of Section 368(a) of the Code; (iii) that since December 31, 1995, no change or event shall have occurred which has or could reasonably be expected to have a material adverse effect with respect to MIG or Goldwyn; (iv) the receipt of certain fairness opinions by the Board of Directors of each of MIG and Goldwyn; (v) that each of the Distribution Agreement (as defined below), the Trademark License Agreement (as defined below) and the Amended and Restated Option Agreement (as defined below) shall have been entered into on terms satisfactory to MIG; (vi) that each of Samuel Goldwyn, Jr., Chairman and Chief Executive Officer of Goldwyn, and Meyer Gottlieb, President of Goldwyn, shall have entered into employment agreements with the Goldwyn Surviving Corporation on terms satisfactory to the parties; (vii) the refinancing, repayment in full or extension of Goldwyn's indebtedness; (viii) that Orion shall have provided to Goldwyn up to $5.5 million of interim funding as an advance for certain distribution rights in six feature films in the manner provided in a Financing and Distribution Agreement (as defined below) between Goldwyn and Orion; (ix) that the shares of Common Stock to be issued in the Goldwyn Merger shall have been authorized for listing on the AMEX or any other national securities exchange or automated quotation system approved by MIG and Goldwyn, in each case, subject to official notice of issuance; (x) that a Form S-3 Registration Statement registering for resale pursuant to Rule 415 under the Securities Act the shares of Common Stock to be received in the Goldwyn Merger by Samuel Goldwyn, Jr. and the Goldwyn Family Trust be declared effective by the Commission prior to the Goldwyn Effective Time; (xi) that a Registration Statement on Form S-8 permitting resale of the shares of Common Stock to be issued to MIG Stockholders, who are former Goldwyn Stockholders that held Goldwyn Options as employee participants in Goldwyn's stock option plan which, by virtue of the Goldwyn Merger, were converted into options to acquire shares of Common Stock upon the exercise of such options, be declared effective by the Commission prior to the Goldwyn Effective Time; and (xii) that the assets of Productions (as defined herein) and Nightlife (as defined herein) that have been financed by Goldwyn or otherwise relate to the operations of Goldwyn be transferred to the Goldwyn Surviving Corporation. For a more detailed description of the conditions to the consummation of the Goldwyn Merger, see "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement."

    Pursuant to the Voting Agreement, the Goldwyn Family Trust has agreed to vote the 60.2% of the Goldwyn Common Stock which it beneficially owns, in favor of the Goldwyn Merger Agreement, thereby assuring its approval by Goldwyn Stockholders.

    The Goldwyn Merger Agreement may be terminated at any time prior to the Goldwyn Effective Time, whether before or after approval thereof by the stockholders of Goldwyn: (i) by the mutual written consent of MIG and Goldwyn,
(ii) unilaterally, by the Board of Directors of MIG or Goldwyn if the Goldwyn Merger has not been consummated on or before September 30, 1996, (iii) by the non-breaching party in case of certain material breaches by the other party or
(iv) by the Board of Directors of MIG or Goldwyn if a court of competent jurisdiction or any other governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Goldwyn Merger and such order, decree, ruling or other action shall have become final and non-appealable. The Goldwyn Merger Agreement may also be terminated by MIG or Goldwyn if the Goldwyn Board of Directors recommends a Goldwyn Competing Offer (as defined below) or otherwise modifies or changes, in a manner adverse to MIG, its recommendation that its stockholders approve the Goldwyn Merger Agreement. Upon any termination resulting from circumstances contemplated by the preceding sentence and under certain other circumstances, the Goldwyn Merger Agreement provides that Goldwyn will pay MIG a termination fee of $3 million and reimburse MIG for certain of its expenses. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement--Termination."

Listing

    It is a condition to the consummation of the Goldwyn Merger that the shares of Common Stock to be issued in the Goldwyn Merger be authorized for listing on the AMEX. An application to list such securities on the AMEX will be filed shortly.

REFINANCING

    Concurrently with the consummation of the Goldwyn Merger, MIG intends to:
(i) consummate a public offering of approximately 15,000,000 shares of Common Stock, pursuant to a Registration Statement on Form S-3 filed with the Commission on May 8, 1996, as amended (assuming no exercise of the underwriters' overallotment option) (the "Equity Offering"), and (ii) cause the Entertainment Group to enter into an approximately $300.0 million credit facility secured by substantially all of the Entertainment Group's assets including its film and television library and the stock of its operating companies, to refinance certain of MIG's, Orion's and Goldwyn's existing indebtedness, to finance the production and acquisition of new product and for working capital purposes (the "Entertainment Group Credit Facility").

    Consummation of the Equity Offering and the Entertainment Group Credit Facility and the use of certain of the proceeds therefrom as described below to retire certain of MIG's indebtedness are collectively referred to as the "Refinancing."

    The following summarizes the anticipated sources and uses of funds obtained from the Refinancing (assuming the Refinancing, the MPCA Acquisition and the Goldwyn Merger occurred on March 31, 1996):

                                 (IN MILLIONS)

              SOURCES OF FUNDS                                USES OF FUNDS
- --------------------------------------------   --------------------------------------------
Equity Offering(1).................   $193.0   Refinance Existing MIG Credit
                                                Facility..........................   $ 29.0
Entertainment Group Credit                     Refinance Orion Bank Debt..........
 Facility..........................    215.0                                          126.0
                                               Refinance Existing Goldwyn Debt....     73.0
                                               Working Capital....................    148.0(2)
                                               Refinance Existing MPCA Debt and
                                                Other Miscellaneous Expenses......     15.0(3)
                                               Transaction Expenses...............     17.0(4)
    Total Sources..................   $408.0   Total Uses.........................   $408.0
                                      ------                                         ------
                                      ------                                         ------

- ------------

(1) Based on a closing price of $12.875 on the AMEX on May 28, 1996. Assumes no exercise of the underwriters' overallotment option.

(2) Approximately $6.2 million of indebtedness outstanding as of May 28, 1996 under a bridge loan agreement between the Communications Group and Metromedia Company will be repaid with proceeds of the Offering and result in a reduction of working capital of $6.2 million. In addition, the Entertainment Group would have $85.0 million available under the Entertainment Group Credit Facility.

(3) Includes approximately $10.0 million of MPCA indebtedness at March 31, 1996.

(4) Represents estimated aggregate expenses incurred in connection with the Goldwyn Merger and the Refinancing, including underwriting fees and expenses.

THE GOLDWYN SPECIAL MEETING

Proxies; Change of Vote

    Goldwyn Stockholders who have delivered a proxy to Goldwyn may revoke the proxy at any time prior to its exercise at the Goldwyn Special Meeting by giving written notice to the Secretary of Goldwyn, by signing and returning a later dated proxy card or by voting in person at the Goldwyn Special Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed by Goldwyn Stockholders to: The Samuel Goldwyn Company, 10203 Santa Monica Boulevard, Los Angeles, California 90067, Attention: Hans W. Turner, Secretary. See "INFORMATION REGARDING THE GOLDWYN SPECIAL MEETING--General."

Other Information

    The Goldwyn Special Meeting will be held in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 on July 2, 1996, at 9:00 a.m., local time. The Goldwyn Special Meeting has been called for the purpose of considering the approval of the Goldwyn Merger Agreement and the transactions contemplated thereby, including the merger of SGC Mergerco, a newly formed, wholly-owned subsidiary of MIG, with and into Goldwyn.

    Holders of record of shares of Goldwyn Common Stock at the close of business on May 24, 1996 (the "Goldwyn Record Date") are entitled to notice of and to vote at the Goldwyn Special Meeting. On such date, 8,489,231 shares of Goldwyn Common Stock were outstanding, each of which will be entitled to one vote on each matter scheduled to be acted upon or which may properly come before the Goldwyn Special Meeting or any adjournment or postponement thereof. The presence, in person or by properly executed proxy, at the Goldwyn Special Meeting of the holders of a majority of the outstanding Goldwyn Common Stock is necessary to constitute a quorum at the Goldwyn Special Meeting. Approval of the Goldwyn Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of Goldwyn Common Stock. See "INFORMATION REGARDING THE GOLDWYN SPECIAL MEETING."

    As of the Goldwyn Record Date, directors, executive officers and affiliates of Goldwyn were the beneficial owners of an aggregate of 5,419,952 shares of Goldwyn Common Stock, or approximately 63.8% of the outstanding shares of Goldwyn Common Stock. Of such shares, 5,111,261 shares, or approximately 60.2% of the outstanding Goldwyn Common Stock, are beneficially held by The Goldwyn Family Trust. It is anticipated that all such directors, executive officers and affiliates, including the Goldwyn Family Trust, which pursuant to the Voting Agreement has agreed to vote all shares of Goldwyn Common Stock owned by it, beneficially or otherwise, in favor of the Goldwyn Merger Agreement, will vote their shares in favor of the Goldwyn Merger Agreement and the transactions contemplated thereby. Accordingly, because the Goldwyn Family Trust beneficially owns more than a majority of the outstanding Goldwyn Common Stock, if all shares held by the Goldwyn Family Trust are voted as contractually obligated, such vote will be sufficient to assure approval of the Goldwyn Merger Agreement by Goldwyn Stockholders.

BOARD RECOMMENDATION

    THE GOLDWYN BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE GOLDWYN MERGER AND THE GOLDWYN MERGER AGREEMENT AND RECOMMENDS THAT GOLDWYN STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE GOLDWYN MERGER AGREEMENT. For a discussion of the factors considered by the directors of Goldwyn in reaching their decision, see "PROPOSAL NO. 1--THE GOLDWYN MERGER-- Background of the Goldwyn Merger" and "--Reasons for the Goldwyn Merger; Board Recommendation."

OPINIONS OF FINANCIAL ADVISORS

MIG

    On February 29, 1996, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to MIG in connection with the Goldwyn Merger, delivered its written opinion to the Board of Directors of MIG, to the effect that on and as of the date of such opinion, and based upon the procedures and subject to the assumptions described in such opinion, the Goldwyn Merger Consideration is fair to MIG from a financial point of view (the "February 28, 1996 DLJ Opinion"). DLJ delivered an opinion dated the date of this Proxy Statement (the "DLJ Proxy Opinion") updating, to the extent deemed necessary, the analyses it used to render the February 28, 1996 DLJ Opinion. The DLJ Proxy Opinion is attached as Appendix B to this Proxy Statement/Prospectus and holders of Common Stock are urged to read this opinion in its entirety. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Opinions of Financial Advisors--MIG."

Goldwyn

    On January 31, 1996, Furman Selz LLC ("Furman Selz"), financial advisor to Goldwyn in connection with the Goldwyn Merger, delivered its oral opinion to the Board of Directors of Goldwyn (the "January 31, 1996 Furman Selz Opinion"), which was subsequently confirmed in writing, to the effect that on and as of the date thereof, and based upon the procedures and subject to the assumptions described therein, the value of the Goldwyn Merger Consideration was fair, from a financial point of view, to the Goldwyn Stockholders. Furman Selz subsequently delivered its written opinion to the Board of Directors of Goldwyn dated the date of this Proxy Statement/Prospectus (the "Furman Selz Proxy Opinion") to the effect that on and as of the date thereof, and based upon the procedures and subject to the assumptions described therein, the value of the Goldwyn Merger Consideration was fair, from a financial point of view, to the Goldwyn Stockholders. A copy of the Furman Selz Proxy Opinion is attached as Appendix C to this Proxy Statement/Prospectus and holders of Goldwyn Common Stock are urged to read the Furman Selz Proxy Opinion in its entirety. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Opinions of Financial Advisors--Goldwyn."

INTERESTS OF CERTAIN PERSONS IN THE GOLDWYN MERGER

    In connection with the Goldwyn Merger, the Goldwyn Family Trust, of which Samuel Goldwyn, Jr., the Chairman and Chief Executive Officer of Goldwyn, is trustee and beneficiary, has agreed to enter into a Distribution Agreement (the "Distribution Agreement") at the Goldwyn Effective Time, relating to the distribution by the Goldwyn Surviving Corporation of 73 theatrical motion pictures (the "Pictures") produced by Samuel Goldwyn, Sr. which are owned by the Goldwyn Family Trust. Among other things, the terms of the Distribution Agreement differ from those contained in the distribution agreement between the Goldwyn Family Trust and Goldwyn currently in effect relating to the Pictures by
(i) extending the term to December 31, 2020 (the current agreement terminates on December 31, 2003, subject to renewal under certain circumstances) and (ii) providing for certain minimum and maximum payments to the Goldwyn Family Trust in respect of accrued participations owed to the Goldwyn Family Trust under the current agreement (the current agreement contains no limitations with respect to payments). In addition, the Goldwyn Family Trust will continue to receive 65% of the net proceeds derived from the distribution of the Pictures through December 31, 1996, after which time and through the remainder of the term of the Distribution Agreement, the Goldwyn Family Trust will receive 70% of such net proceeds. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement--Other Agreements." In addition, it is a condition to the consummation of the Goldwyn Merger that Mr. Goldwyn be employed as Chairman of the Goldwyn Surviving Corporation and that such corporation have certain amounts made available to it for the development and production of motion picture product. Furthermore, it is a condition to MIG's obligation to consummate the Goldwyn Merger that the Goldwyn Surviving Corporation shall have entered into an employment agreement with Meyer Gottlieb, President and a director of Goldwyn, satisfactory to the parties thereto. See "PROPOSAL NO. 1--the GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement--Other Agreements."

    On April 13, 1993, Goldwyn, Samuel Goldwyn, Jr. and the Goldwyn Family Trust entered into an option agreement (the "Goldwyn Option Agreement"), which among other things, provides for the issuance, at Goldwyn's option, of up to 875,000 shares of Goldwyn Common Stock to the Goldwyn Family Trust at a price at $6.50 per share in exchange for a dollar-for-dollar reduction of Accrued Participations (as defined below), payable to the Goldwyn Family Trust (the "Goldwyn Put"). Goldwyn intends to exercise the Goldwyn Put prior to the Goldwyn Effective Time (but subsequent to the Goldwyn Record Date), which will result in the issuance to the Goldwyn Family Trust of 875,000 shares of Goldwyn Common Stock and the reduction of $5,687,500 in Accrued Participations. The Goldwyn Family Trust has advised Goldwyn that it intends to sell such shares, after the conversion thereof into shares of Common Stock pursuant to the Goldwyn Merger, primarily to satisfy certain tax liabilities incurred in connection with the exercise of the Goldwyn Put. If the Goldwyn Put remains unexercised, the Goldwyn Option Agreement will be amended and restated (the "Amended and Restated Option Agreement") to clarify that the options granted under the Goldwyn Option Agreement may be exercised utilizing the Common Stock instead of Goldwyn Common Stock. Under the Amended and Restated Option Agreement, Mr. Goldwyn would retain certain "piggyback" and demand registration rights with respect to the shares of Common Stock that may be issued under the Amended and Restated Option Agreement.

    MIG has agreed to register for resale pursuant to Rule 415 under the Securities Act the shares of Common Stock to be received in the Goldwyn Merger by Mr. Goldwyn and the Goldwyn Family Trust on a Form S-3 Registration Statement (the "MIG-Goldwyn Shelf Registration Statement"). It is a condition to the consummation of the Goldwyn Merger that the MIG-Goldwyn Shelf Registration Statement be declared effective on or prior to the Goldwyn Effective Time. MIG has further agreed to keep the MIG-Goldwyn Shelf Registration Statement continuously effective until the earliest of the sale of all such covered securities, the date all shares not yet sold pursuant to such registration statement may be sold by the holders of such shares in a single transaction using Rule 144 promulgated under the Securities Act and three years from the Goldwyn Effective Time. In addition, MIG has agreed to file a registration statement on Form S-8 permitting resale of the shares of Common Stock to be issued to former Goldwyn Stockholders upon exercise of the Goldwyn Options. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement."

    In addition, MIG and Goldwyn have reached certain agreements with respect to indemnification and insurance arrangements and other matters which MIG will assume or has agreed to provide after the Goldwyn Merger. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Interests of Certain Persons in the Goldwyn Merger" and "--Terms and Conditions of the Goldwyn Merger Agreement-- Directors' and Officers' Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Rosenfeld, Meyer & Susman, LLP, counsel to Goldwyn, based upon the representations relied upon and assumptions set forth in its opinion,
(i) the Goldwyn Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code, (ii) no gain or loss will be recognized by Goldwyn and (iii) gain or loss will be recognized by the Goldwyn Stockholders only in respect of cash received in lieu of fractional shares. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--The Goldwyn Merger."

REGULATORY FILINGS AND APPROVALS

    The parties have made the appropriate filings required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), in connection with the transactions contemplated by the Goldwyn Merger Agreement and the waiting period prescribed by such Act has expired. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Regulatory Filings and Approvals."

ACCOUNTING TREATMENT

    The Goldwyn Merger will be accounted for as a purchase transaction. For accounting purposes, MIG will be deemed the surviving corporation of the Goldwyn Merger.

DISSENTERS' RIGHTS

    MIG Stockholders and Goldwyn Stockholders are not entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Goldwyn Merger or any transactions contemplated thereby.

COMPARATIVE MARKET PRICE DATA
MIG

    Since November 2, 1995, the Common Stock has been listed and traded on the AMEX and the Pacific Stock Exchange under the symbol "MMG". Prior to November 2, 1995, the Common Stock was listed and traded on both the NYSE and the Pacific Stock Exchange under the symbol "ACT." The following table sets forth the quarterly high and low closing sales prices per share for Common Stock according to the New York Stock Exchange Composite Tape for the period from January 1, 1994 through November 1, 1995 and the quarterly high and low closing sales prices per share for the Common Stock as reported by the AMEX from November 2, 1995 through the present.

                                                                                       COMMON STOCK
                                                                                  ----------------------
FISCAL QUARTER ENDED                                                         HIGH                   LOW
- -----------------------------------------------------------------------   ----------------      ----------------
1994
March 31...............................................................   $  9 1/4              $  5 7/8
June 30................................................................      9 3/8                 5 3/4
September 30...........................................................     13 3/4                 8 1/4
December 31............................................................     10 3/8                 8 3/8

1995
March 31...............................................................     11                     8 3/4
June 30................................................................     13 3/8                 8 5/8
September 30...........................................................     19 1/8                13 1/4
December 31............................................................     18 7/8                13 3/4

1996
March 31...............................................................     14 1/8                11 1/2
June 30 (through May 28, 1996).........................................     14                    12 1/2

Goldwyn

    The Goldwyn Common Stock is listed and traded on the AMEX under the symbol "SG". The following table sets forth the quarterly high and low closing sales prices per share for the Goldwyn Common Stock as reported by the AMEX for the periods indicated.

                                                                                   GOLDWYN COMMON STOCK
                                                                                  ----------------------
                                                                              HIGH                    LOW
                                                                          ----------------          -------

FISCAL YEAR ENDED MARCH 31, 1995
First Quarter..........................................................   $  9 7/8              $  7 3/4
Second Quarter.........................................................      7 5/8                 5 7/8
Third Quarter..........................................................      7 7/8                 5
Fourth Quarter.........................................................      9 3/4                 6 1/2

FISCAL YEAR ENDED MARCH 31, 1996
First Quarter..........................................................      8 7/8                 5 5/8
Second Quarter.........................................................      9                     5 1/8
Third Quarter..........................................................      6 1/16                3
Fourth Quarter.........................................................      4 7/8                 4 1/8

FISCAL YEAR ENDED MARCH 31, 1997
First Quarter (through May 28, 1996)...................................      4 3/4                 4 5/16

    The closing sales price on December 20, 1995 (the last closing transaction price available immediately prior to the public announcement of MIG's initial bid for Goldwyn) reported by the AMEX for the Common Stock was $14.25 and the closing sales price on December 19, 1995 (the Goldwyn Common Stock did not trade on December 20, 1995) reported by AMEX for the Goldwyn

Common Stock was $3.875. As of such date (assuming a MIG-Goldwyn Average Closing Price of $14.25), Goldwyn Stockholders would have received approximately .3509 shares of Common Stock for each share of Goldwyn Common Stock with a value of $5.00 per share. On May 28, 1996, the closing sales price for the Common Stock reported by the AMEX was $12.875 and the closing sales price for the Goldwyn Common Stock on such date was $4.625.

EQUIVALENT PER SHARE DATA

    The following tables set forth certain data concerning the historical net income (loss), dividends and book value per share for MIG and Goldwyn, respectively, and for combined MIG and Goldwyn on a pro forma basis after giving effect to the Goldwyn Merger and the Refinancing as if they had occurred at the beginning of the period presented. The information below should be read in conjunction with the unaudited Pro Forma Combining Financial Statements of MIG contained elsewhere in this Proxy Statement/Prospectus and the historical financial statements of MIG and Goldwyn incorporated herein by reference. The unaudited pro forma equivalent per share data shows, for each share of Common Stock and Goldwyn Common Stock before the Goldwyn Merger, its equivalent position after giving effect to the Goldwyn Merger. Goldwyn Stockholders will receive approximately .3811 shares of Common Stock (assuming a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12) for each share of Goldwyn Common Stock outstanding.

                                                                                YEAR ENDED
                                                   THREE MONTHS     -----------------------------------
                                                      ENDED
                                                  MARCH 31, 1996    MARCH 31, 1996    DECEMBER 31, 1995
                                                  --------------    --------------    -----------------
                  HISTORICAL                           MIG             GOLDWYN               MIG
- -----------------------------------------------   --------------    --------------    -----------------
Net income (loss) before extraordinary item per
 common share..................................       $ (.45)           $(3.78)            $ (3.54)
Cash dividends declared per share..............       --                --                 --
Book value per common share
  at end of period.............................       $ 1.51            $ 2.39             $  1.95

                                                            EQUIVALENT PER SHARE DATA
                                  ------------------------------------------------------------------------------
                                                   COMBINED                                        GOLDWYN
                                              ------------------       MIG        GOLDWYN     ------------------
PRO FORMA (1)                     COMBINED    MIN (3)    MAX (3)    SHARE (2)    SHARE (2)    MIN (3)    MAX (3)
- -------------------------------   --------    -------    -------    ---------    ---------    -------    -------
Net income (loss) per common
  share for the:
  Year ended December 31,
   1995.......................    $(1.97)    $ (1.96)   $(1.99 )    $ (1.97)     $ (0.75)    $ (0.79)   $(0.60 )
  Three months ended March 31,
   1996........................    $(0.44)    $ (0.44)   $(0.45 )    $ (0.44)     $ (0.17)    $ (0.18)   $(0.14 )

Cash dividends declared per
  share
  Year ended December 31,
   1995........................     --          --         --          --           --          --         --
  Three months ended March 31,
   1996........................     --          --         --          --           --          --         --

Book value per common share
  March 31, 1996...............    $ 4.78     $  4.77    $ 4.84      $  4.78      $  1.82     $  1.91    $ 1.47

- ------------

(1) Reflects pro forma per share data as if the Goldwyn Merger and the Refinancing occurred as of the beginning of the period presented.

(2) Reflects the unaudited pro forma combined MIG and Goldwyn amounts multiplied by 1 share of Common Stock, in the case of MIG, and by the exchange ratio of .3811 shares for Goldwyn Common Stock.

(3) Reflects the unaudited pro forma Combined and Goldwyn amounts and assumes the amounts are multiplied by the exchange ratios of .40 and .30303 shares for Goldwyn Common Stock which represent the exchange ratios for the minimum and maximum closing price respectively.

SUMMARY FINANCIAL DATA

    The following tables present selected historical financial data of MIG and Goldwyn which are derived from the audited financial statements of MIG and Goldwyn and the unaudited historical financial data for the three month periods of MIG ended March 31, 1996 and 1995 and selected unaudited pro forma financial data after giving effect to the Goldwyn Merger and the Refinancing as if they had occurred at the beginning of the periods presented without giving effect to the consumation of the MPCA Acquisition. The unaudited financial data is derived from MIG's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 which is incorporated by reference herein. The opinion of management of the Company, the unaudited financial data reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The results for the three month period ended March 31, 1996 and 1995 are not necessarily indicative of results to be expected for the full year.

    The pro forma data is not necessarily indicative of the results of operations or the financial condition that would have been reported if the Goldwyn Merger and the Refinancing had occurred during those periods, or as of those dates, or that may be reported in the future. The pro forma combined per share data of Goldwyn gives effect to the exchange of each share of Goldwyn Common Stock for approximately .3811 shares of Common Stock (assuming a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12).

    This data should be read in conjunction with the consolidated financial statements of MIG and Goldwyn (and the related notes thereto) incorporated by reference herein and the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "METROMEDIA INTERNATIONAL GROUP, INC. PRO FORMA COMBINING FINANCIAL STATEMENTS."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

MIG--HISTORICAL

                               THREE MONTHS ENDED
                                    MARCH 31,         YEAR ENDED            YEARS ENDED FEBRUARY 28/29,
                               -------------------   DECEMBER 31,   --------------------------------------------
                                 1996       1995        1995*         1995       1994        1993        1992
                               --------   --------   ------------   --------   ---------   --------   ----------
Revenues.....................   $30,808    $37,678     $138,871     $194,789    $175,713   $222,318     $491,117
Equity in losses of Joint
 Ventures....................     1,783        588       (7,981)      (2,257)       (777)     --          --
Loss from continuing
 operations before
 extraordinary item..........   (19,141)   (20,366)     (87,024)     (69,411)   (132,530)   (72,973)    (280,832)
   Per common share:

                                  (0.45)     (0.97)       (3.54)       (3.43)      (7.71)    (19.75)   (3,052.52)
Total assets.................   567,133         **      599,638      391,870     520,651    704,356      856,950
Notes and subordinated
 debt........................   304,832         **      304,643      237,027     274,500    325,158      521,968

GOLDWYN--HISTORICAL

                                                                    YEARS ENDED MARCH 31,
                                                       ------------------------------------------------
                                                         1996      1995      1994      1993      1992
                                                       --------  --------  --------  --------  --------
Revenues.............................................. $107,784   $91,348  $108,791  $107,820   $61,260
Net income (loss) before extraordinary item........... $(32,869)  (20,083)    1,486     1,063    (3,383)
Net income (loss) per share before extraordinary
 item.................................................    (3.78)    (2.37)     0.20      0.18     (0.62)

Total assets..........................................  111,850   125,947   123,875   131,307   128,378
Total debt............................................   82,029    67,610    59,819    94,252    91,377

PRO FORMA--COMBINED

                                                                      PRO FORMA--COMBINED
                                                           -----------------------------------------
                                                               THREE MONTHS           YEAR ENDED
                                                           ENDED MARCH 31, 1996    DECEMBER 31, 1995
                                                           --------------------    -----------------
                                                               (UNAUDITED)            (UNAUDITED)
Revenues................................................          $66,301               $(252,934)
Loss from continuing operations.........................          (27,075)               (120,608)
   Per common share: Primary............................            (0.44)                  (1.97)
Dividends per common share..............................         --                      --

Total assets............................................          893,849                     n/a
Debt....................................................          353,896                     n/a

- ------------
 * The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 and $11.4 million, respectively.

** The accounting survivor of the November 1 Mergers (as defined herein) was Orion, whose fiscal year prior to the consummation of the November 1 Mergers ended on February 28. As a result, these numbers for March 31, 1995 are not available.

                                  RISK FACTORS

    Goldwyn Stockholders should consider carefully the following risk factors, in addition to the other information set forth herein, before voting to approve the Goldwyn Merger Agreement. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 5 for additional factors relating to such statements.

MIG AND GOLDWYN HAVE EACH INCURRED OPERATING LOSSES

    For the fiscal year ended December 31, 1995 and the quarter ended March 31, 1996, MIG reported a net loss from continuing operations of approximately $(87.0 million) and $(19.1 million), respectively, and a net loss of $(413.0 million) and $(19.1 million), respectively. In addition, for the fiscal years ended March 31, 1996 and 1995, Goldwyn reported a net loss of $(32.9 million) and $(20.1 million), respectively. In addition to reporting operating losses, Goldwyn's existing bank credit facility matures on June 28, 1996. Goldwyn has disclosed that it will not have the liquidity to repay the outstanding indebtedness under such facility when it becomes due. As a result, Goldwyn's independent accountants' report on the consolidated financial statements for the year ended March 31, 1996 states that this condition raises substantial doubt about Goldwyn's ability to continue as a going concern. It is a condition to the consummation of the Goldwyn Merger that such bank debt be refinanced, repaid or extended.

NO ASSURANCE OF PROFITABILITY OF MIG

    MIG believes that it will report significant losses for the fiscal year ended December 31, 1996. In addition, because MIG's Communications Group is in the early stages of development, MIG expects this group to continue to generate significant losses as it continues to build out and market its services. Accordingly, MIG expects to generate consolidated losses for the foreseeable future.

LEVERAGE, HOLDING COMPANY STRUCTURE AND DEBT SERVICE PAYMENTS OF MIG

    MIG and certain of its subsidiaries are highly leveraged companies. Assuming consummation of the Goldwyn Merger and the Refinancing as if they had occurred at March 31, 1996, MIG would have had a pro forma consolidated debt to net tangible equity ratio of 3.6 times.

    In addition, following consummation of the Goldwyn Merger, MIG will continue to operate as a holding company that conducts operations solely through its subsidiaries. As a result, MIG will continue to rely on dividends from certain of its subsidiaries and cash on hand to satisfy its obligations, including funding the debt service payments on its subordinated debt (approximately $15 million of principal in 1997 and approximately $59 million of principal in 1998) and the operations of its other subsidiaries, which will be substantial. It is anticipated that the Entertainment Group Credit Facility will contain substantial restrictions on dividend payments to MIG by such subsidiaries. Accordingly, in order to be able to meet its cash requirements, MIG may in the future have to (i) dispose of assets or (ii) obtain additional financing through a public or private sale of debt or equity securities of MIG. There can be no assurance that any of the foregoing can be accomplished on reasonably acceptable terms, if at all. Management of MIG periodically reviews market conditions for the possible sale of the Company's equity or debt securities. In light of this review and subject to satisfactory market conditions, in addition to the Refinancing, MIG may seek additional equity or debt financing during 1996.

FUTURE FINANCING NEEDS

    Each of MIG's operating businesses is engaged in an industry which requires significant cash and capital expenditures prior to the receipt of revenue. Generally, producers of motion picture product are required to spend significant capital in order to fund the development, production and distribution costs associated with such motion picture product prior to its theatrical release or other distribution and the receipt of any revenues. MIG is attempting to reduce the risks associated with substantial up-front production costs by obtaining financing from third party production partners and/or by "pre-selling" certain rights in films prior to production. There can be no assurance, however, that MIG will be successful in either pre-selling rights or obtaining production partners on commercially reasonable terms. The Communications Group's businesses are similarly capital intensive and require the investment of significant amounts of capital in order to construct and develop operational systems and to attract a significant number of subscribers. As a result, MIG may require additional financing in order to satisfy its on-going working capital and debt service requirements and to achieve its long-term business strategies. No assurance can be given that additional financing will be available to MIG on acceptable terms, if at all. If MIG raises additional funds by issuing additional equity securities, further dilution to existing equity holders will result. If adequate additional funds are not available, MIG may be required to curtail significantly its long term business objectives and MIG's results from operations may be materially and adversely affected.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF BUSINESSES/FUTURE ACQUISITIONS

    As a result of the November 1 Mergers (as defined below), the MPCA Acquisition and the contemplated Goldwyn Merger, MIG has significantly transformed its business. There can be no assurance that MIG will be able to establish, maintain or increase the profitability of its acquired businesses or that such businesses will be successfully integrated into MIG's operations. In addition, in the future, MIG intends to pursue a strategy of making attractive acquisitions on a selective basis. There can be no assurance that MIG will be able to identify and acquire suitable acquisition candidates or that it will be able to finance significant acquisitions in the future. Furthermore, any acquisition may initially have an adverse effect on MIG's operating results while the acquired business is being integrated into MIG's operations.

COMPETITIVE INDUSTRIES

    MIG operates in businesses which are highly competitive and such businesses compete with many other entertainment and communications companies which are well-known global entertainment, media and communications companies with substantially greater financial, management and other resources than MIG. The Entertainment Group competes with many motion pictures companies, including the "major" motion picture studios, many of which are larger, diversified entertainment companies and, accordingly, which have other operations to offset the performance of their motion picture operations. See "OPERATIONS AFTER THE GOLDWYN MERGER--Entertainment Group--Competition and Seasonality." Similarly, the Communications Group operates in industries that are highly competitive worldwide. MIG recognizes that in the future the Communications Group is likely to encounter significant competition from other entities which may be led by successful and experienced members of the communications industry and which may have established operating infrastructures and superior access to financial resources. The Communications Group also faces potential competition from competing technologies such as coaxial cable television systems and satellite master television systems which could emerge over time in Eastern Europe, the former Soviet Republics and other emerging markets and compete directly with the Communications Group's cable television operations. Competitive alternatives to the Communication Group's wireless telephony systems could also stem from other wireless communications systems, including cellular telephone. In addition, MIG does not expect to maintain or to be granted exclusive licenses to operate its communications businesses in any of the markets where it currently provides or plans to provide its services. See "OPERATIONS AFTER THE GOLDWYN MERGER--Communications Group--Competition."

CONTROL OF MIG BY METROMEDIA COMPANY DUE TO
CONCENTRATION OF SHARE OWNERSHIP AND VOTING CONTROL

    On a pro forma basis after giving effect to the Goldwyn Merger, the MPCA Acquisition and the Refinancing in accordance with the assumptions set forth herein (and (i) assuming a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) the exercise of the Goldwyn Put and (iii) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock), Metromedia Company and its affiliates will collectively own approximately 24.1% of the outstanding shares of Common Stock and will be MIG's largest stockholder. In addition, Metromedia Company has nominated or designated a majority of the members of MIG's Board of Directors. In accordance with the Restated Certificate of Incorporation and By-laws of MIG and Delaware law, in the future the majority of the members of MIG's Board of Directors will nominate the directors for election to MIG's Board of Directors. Accordingly, it is likely that directors designated or nominated by Metromedia Company will continue to constitute a majority of the members of MIG's Board of Directors. As such, Metromedia Company will likely control the direction of future operations of MIG, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of MIG's capital stock and other securities. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of MIG pursuant to a transaction which might otherwise be beneficial to stockholders.

ANTI-TAKEOVER PROVISIONS IN MIG'S CHARTER AND BY-LAWS

    MIG's Restated Certificate of Incorporation and By-laws contain provisions that could delay, defer or prevent a change in control without the approval of its incumbent Board of Directors. These provisions, among other things, (i) divide the Board of Directors into three classes, with members of each class to be elected in staggered three-year terms, (ii) prohibit stockholder action by written consent in lieu of a meeting, (iii) limit the right to call special meetings of stockholders to the Chairman or Vice Chairman of MIG's Board of Directors and (iv) authorize the Board of Directors to issue preferred stock in one or more classes or series without any action on the part of stockholders. Such provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock and significantly impede the ability of the holders of Common Stock to replace management. In addition, the MIG Board of Directors intends during 1996 to adopt a stockholder rights plan which will have certain anti-takeover effects. MIG does not intend to solicit stockholder approval with respect to its stockholder rights plan. Although the exact terms of such rights plan have not been determined, it is anticipated that such rights plan will cause substantial dilution to a person or group that attempts to acquire MIG on terms not approved by MIG's Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of the Common Stock.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws"). The Company, through its predecessors, has been in operation since 1929 and, over the years, has operated in diverse industries, including, various equipment, sporting goods and furniture manufacturing, sheet metal processing, and trucking. With the exception of Snapper and the Company's interest in Roadmaster, the Company has divested itself of all non-entertainment, media and communications-related operations. However, in the course of certain such divestitures, the Company has retained certain indemnification obligations for environmental cleanup matters, and in one case a contaminated parcel at which the Company has undertaken cleanup activities. See "OPERATIONS AFTER THE GOLDWYN MERGER--Environmental Matters." In other cases, particularly for operations that were divested in the past, the Company could incur unanticipated environmental cleanup obligations, to the extent they may exist or arise in the future, as a result, at least in part, of changes in legal requirements that have occurred since such divestitures. At the present time, the Company is not aware of any environmental liabilities related to any such divestitures that the Company believes would have a material adverse effect on its results of operations or financial condition. However, because some divestitures may have occurred many years ago, there can be no assurance that environmental matters will not arise in the future that could have such an effect.

MOTION PICTURE INDUSTRY INVOLVES A SUBSTANTIAL DEGREE OF RISK

    MIG, through Orion and MPCA, and Goldwyn are engaged in the exploitation of their film libraries and other assets and the distribution and production of theatrical motion pictures. The motion picture industry is unpredictable and involves a substantial degree of risk. The success of MIG's and Goldwyn's motion picture product is heavily dependent on public taste, which is both unpredictable and susceptible to change. Accordingly, there can be no assurance as to the financial success of any motion picture.

SUBSTANTIAL COSTS OF MOTION PICTURES

    The motion picture business in which MIG and Goldwyn are engaged requires substantial outlays of capital. The costs of producing and marketing motion pictures have only increased in recent years, and may continue to increase in the future, thereby increasing the costs to MIG of the motion pictures it produces or with respect to which it acquires distribution rights. Consequently, MIG may be subject to substantial financial risks relating to the production, completion and release of motion pictures. Moreover, there can be no assurance that MIG will be able to obtain additional financing if it is required. See "RISK FACTORS--Future Financing Needs."

POLITICAL, SOCIAL AND ECONOMIC RISKS FOR MITI

    MIG's operations may be materially and adversely affected by significant political, social and economic uncertainties in Eastern Europe, the former Soviet Republics and in other emerging markets where it conducts or may in the future conduct business. Political stability in many of MITI's (a wholly-owned subsidiary of MIG and the parent company of the Communications Group) markets has been affected by political tensions between different branches of government. The impending presidential elections in the Russian Federation could result in a change in the policies of such government with respect to the Communications Group's operations. In addition, internal military conflicts have occurred in certain regions of some of the countries in which MITI has made investments. There are also concerns about potential civil unrest fueled by, among other things, economic and social crises in certain of MITI's markets. Moreover, political tensions between national and local governments in certain of MITI's markets could have a material adverse effect on MITI's operations in such areas. MITI's operations may also be materially and adversely affected by bureaucratic infighting between government agencies with unclear and overlapping jurisdictions.

    The governments in MITI's markets exercise substantial influence over many aspects of the private sector. The governments in these areas have been attempting to a varying degree to implement economic reform policies and encourage private economic activity. However, these reforms have been only partially successful to date. The economies in many of MITI's markets are still characterized by high unemployment, high inflation, high foreign debt, weak currencies and the possibility of widespread bankruptcies. Moreover, in some of MITI's markets, the governments have continued to reserve large sectors of the economy for state ownership and have not dismantled all portions of the command economy system. Important infrastructure and utility sectors, such as certain sectors of the telecommunications industry, of some of the economies in which MITI conducts or plans to conduct business are still primarily state-owned and operated and are subject to pervasive regulatory control. Despite some success in implementing reform policies and developing the private sector, there can be no assurance that the pursuit of economic reforms by any of these governments will continue or prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

GENERAL OPERATING RISKS FOR MITI

    MITI's operating results are dependent upon the sale of commercial advertising time; the ability to attract subscribers to its cable, paging and telephony systems and its ability to control operating expenses. The sale of commercial advertising time and the ability to attract subscribers are dependent on the general economic conditions in the market where each radio station, cable system, paging system and telephony system is located, the relative popularity of the programming of MITI's radio stations and cable systems, the demographic characteristics of the audience of MITI's radio stations and cable systems, the technical attractiveness of the equipment and service of MITI's existing and proposed telephony systems to customers, the activities of competitors and other factors which may be outside of MITI's control.

    MITI relies heavily in many of the countries in which it operates upon the availability and accessibility of government owned broadcast and transmission facilities for distribution of its signal throughout its license areas. Most of the joint ventures in which MITI makes investments often require substantial construction of new systems and additions to the physical plant of existing systems. Construction projects are adversely affected by cost overruns and delays not within the control of MITI or its subcontractors, such as those caused by governmental action or inaction. Delays also can occur as a result of design changes and material or equipment shortages or delays in delivery of material or equipment. The failure to complete construction of a communications system on a timely basis could jeopardize the franchise or license for such system or provide opportunities to MITI's competitors.

RISKS TO MITI INHERENT IN FOREIGN INVESTMENT

    MITI has invested substantial resources in operations outside of the United States and, in the ordinary course of its business, plans to make additional international investments in the near future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and involuntary modifications of contracts with or licenses issued by foreign governments or their affiliated commercial enterprises. While MITI has obtained political risk insurance from the Overseas Private Investment Corporation ("OPIC") for some of its projects, such insurance does not cover many of these risks. In addition, there can be no assurance that MIG will elect to obtain or be able to obtain OPIC insurance for any of its additional systems or renew existing policies. See "OPERATIONS AFTER THE MERGER--Communications Group Overview."

    MITI is also vulnerable to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies. Exchange control regulations currently in place or which could be enacted in many of MITI's markets could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect MITI's and MIG's ability to pay overhead expenses, meet any of their respective debt obligations and to continue and expand its communications businesses. Tax laws and regulations may also be amended or differently interpreted and implemented, thereby adversely affecting the profitability after tax of MITI's ventures. In addition, criminal organizations in certain of the countries in which MITI operates threaten and intimidate businesses. While MITI has thus far not experienced widespread difficulties with criminal organizations in these countries, there can be no assurance that such pressures from criminal organizations will not increase in the future and have a material adverse effect on MIG and its operations.

    There is significant uncertainty as to the extent to which local parties and entities, particularly government authorities, in MITI's markets will respect the contractual and other rights of foreign parties, such as MITI, and also the extent to which the "rule of law" has taken hold and will be upheld in each of these countries. Although the general legal framework and the governments' strategy in some of MITI's markets currently encourage foreign trade and investments, relevant laws of the countries in which MITI has invested may not be enforced in accordance with their terms or implemented in countries in which they do not now exist. Laws in MITI's markets affecting foreign investment, trade and communications activities often change and create uncertainty and confusion. Additionally, foreign investment and sales may be materially and adversely affected by conflicting and restrictive administrative regulations in many of MITI's markets.

    MIG may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Certain countries have extensive restrictions on foreign investment in the communications field and MITI is attempting to structure its prospective projects in order to comply with such laws. However, there can be no assurance that such legal and regulatory restrictions will not increase in the future or, as currently promulgated, will not be interpreted in a manner giving rise to tighter restrictions, and thus have a material adverse effect on MIG's prospective projects in that country. Legislation passed in the Republic of Latvia in September 1995 will limit to 20% the interest which a foreign person is permitted to own in entities engaged in certain communication businesses, such as radio, cable television and other systems of broadcasting. The legislation could require MITI to reduce to 20% or otherwise restructure its existing ownership interests in joint ventures which operate a wireless cable television system and an FM radio station in Riga, Latvia by September 1996. In 1995, the Russian Federation legislature proposed legislation that would limit to 35% the interest which a foreign person is permitted to own in entities holding broadcasting licenses. While such proposed legislation was not made into law, it is possible that such legislation could be reintroduced and enacted in Russia and/or that other countries in Eastern Europe and the former Soviet Republics may enact similar legislation which could have a material adverse effect on the business, operations, financial condition or prospects of MIG. Such legislation could be similar to United States federal law which limits the foreign ownership in entities owning broadcasting licenses. There is no way of predicting whether foreign ownership limitations will be enacted in any of MITI's markets, or whether any such law, if enacted, will force MITI to reduce or restructure its ownership interest in any of the ventures in which MITI currently has an ownership interest. If foreign ownership limitations are enacted in any of MITI's markets and MITI is required to reduce or restructure its ownership interests in any ventures, it is unclear how such reduction or restructuring would be implemented, or what impact such reduction or restructuring would have on MITI.

DEVELOPING LEGAL STRUCTURES IN MITI'S TARGET MARKETS

    As a result of recent political, economic and social changes in Eastern Europe, the countries of the former Soviet Union and in other emerging markets, the bodies of commercial and corporate laws in MITI's markets are, in most cases, in their formative stages. Despite the fact that many of these areas have undergone radical changes in recent years, commercial and corporate laws in these markets are still significantly less developed or clear than comparable laws in the United States and countries of Western Europe and are subject to frequent changes, preemption and reinterpretation by local or administrative regulations, by administrative officials and, in the case of Eastern Europe and countries of the former Soviet Union, by new governments. Such lack of development or clarity makes it difficult for MITI's businesses to plan operations and maintain compliance with administrative interpretations of the law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations in MITI's markets will not have a material adverse effect on MIG's ability to conduct its business and to generate profits.

    In addition, the courts in many of MITI's markets often do not have the experience, resources or authority to resolve significant economic disputes and enforce their decisions. In some cases courts are not insulated from political considerations and other outside pressures and sometimes do not function in an independent manner. Enforcement of legal rights in these areas is also affected in some cases by political discretion and lobbying. This creates particular concerns for MITI because the licenses held by MITI's businesses or the contracts providing such businesses access to the airwaves or other rights essential for operations may be significantly modified, revoked or canceled without justification, and legal redress may be substantially delayed or even unavailable in such cases.

RISK INHERENT IN MITI'S GROWTH STRATEGY

    MITI has grown rapidly since its inception. Many of MITI's ventures are either in developmental stages or have only recently commenced operations. MITI has incurred significant operating losses to date. MITI is pursuing additional investments in a variety of communications businesses in both its existing markets and additional markets. This growth strategy entails the risks inherent in assessing the strength and weaknesses of development opportunities, in evaluating the costs and uncertain returns of developing and constructing the facilities for operating systems and in integrating and managing the operations of existing and additional systems. MIG's growth strategy requires MIG to expend significant capital in order to enable MITI to continue to develop its existing operations and to invest in additional ventures. There can be no assurance that MIG will have the funds necessary to support the capital needs of MITI's current investments or any of MITI's additional investment opportunities or that MITI will be able to obtain financing from third parties. If such financing is unavailable, MITI may not be able to further develop its existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

APPROVALS AND UNCERTAINTY OF LICENSE RENEWALS FOR MITI

    MITI's operations are subject to governmental regulation in its markets and its operations require certain governmental approvals. There can be no assurance that MITI will obtain necessary approvals to operate additional wireless cable television, wireless telephony or paging systems or radio broadcast stations in any of the markets in which it is seeking to establish its businesses.

    The licenses pursuant to which MITI's businesses operate are issued for limited periods. Certain of these licenses expire over the next several years. Specifically, during 1996 and 1997, licenses utilized by seven of MIG's 19 operating joint ventures will expire or require reissuance. No statutory or regulatory presumption exists for renewal by the current license holder, and there can be no assurance that such licenses will be renewed upon the expiration of their current terms. MITI's partners in these ventures have not advised MITI of any reason such licenses would not be renewed. The failure of such licenses to be renewed may have a material adverse effect on MIG.

    Additionally, certain of the licenses pursuant to which the Communications Group's businesses operate contain network build-out milestones. The failure to satisfy such milestones could result in the loss of such licenses which may have a material adverse effect on MIG.

EXCHANGE RATE FLUCTUATIONS AND INFLATION RISKS IN MITI'S TARGET MARKETS

    In most cases, MITI's local joint ventures set the prices for their services in U.S. dollars but receive some payments from their customers in local currencies. Accordingly, a change in the value of these currencies against the U.S. dollar will result in corresponding changes in the price and affordability of the services provided to such customers which could have a material adverse impact on MIG's business, financial condition and results of operations. Moreover, if the exchange rate relative to the U.S. dollar of a currency in which a local joint venture receives income declines between the time of a joint venture's receipt of such income and the time it distributes earnings in U.S. dollars to MITI, the amount of such earnings in U.S. dollars would decrease and MIG's results of operations would be adversely impacted. MITI does not currently hedge against foreign currency exchange risks. In addition, the economies of certain of MITI's target markets have experienced significant and in some periods extremely high rates of inflation over the past few years. Inflation and rapid fluctuation in exchange rates have had and may continue to have negative effect on these economies and may have a material adverse impact on MIG's business, financial condition and results of operations.

POSSIBLE INABILITY TO CONTROL CERTAIN OF MITI'S JOINT VENTURES

    MITI has invested in virtually all of its joint ventures with local partners. Although MITI exercises significant influence in the management and operations of the joint ventures in which it has an ownership interest and intends to invest in the future only in joint ventures in which it can exercise significant influence in management, the degree of its voting power and the voting power and veto rights of its joint venture partners may limit MITI from effectively controlling the operations, strategies and financial decisions of the joint ventures in which it has an ownership interest. In certain markets where MITI conducts or may in the future conduct business, increases in the capitalization of a joint venture require not only the consent of all joint venture partners, but also government approval, thereby creating a risk that a venture may not be able to obtain additional capital without cooperation of the joint venture partner and government approval. MITI is dependent on the continuing cooperation of its partners in the joint ventures and any significant disagreements among the participants could have a material adverse effect on any such venture. In addition, in most instances, MITI's partners in a joint venture include a governmental entity or an affiliate of a governmental entity. The presence of a governmental entity or affiliate thereof as a partner poses a number of risks, including the possibility of decreased governmental support or enthusiasm for the venture as a result of a change of government or government officials, a change of policy by the government and perhaps most significantly the ability of the governmental entities to exert undue control or influence over the project in the event of a dispute or otherwise. In addition, if the joint ventures become profitable and generate sufficient cash flows in the future, there can be no assurance that the joint ventures will pay dividends or return capital at any time. Moreover, the equity interests of MITI in these investments generally are not freely transferable. Therefore, there can be no assurance of MIG's ability to realize economic benefits through the sale of MITI's interests in its joint ventures.

TECHNICAL APPROVAL OF MITI'S TELEPHONY EQUIPMENT

    Many of MITI's proposed wireless telephony operations are dependent upon approval of MITI's wireless telephony equipment by the communications authorities in the markets where MITI and its ventures plan to operate. While MITI believes that such equipment will be type approved, there is no assurance that this will occur and the failure to obtain such type approvals could have a materially adverse effect on many of MITI's proposed telephony operations. In addition, while MITI believes that it will be able to acquire sufficient amounts of wireless telephony equipment from its supplier on a timely basis, there can be no assurance that this will be the case or that MITI would be able to procure alternative equipment.

TECHNOLOGICAL AND PRODUCT OBSOLESCENCE FOR MITI

    The communications industry has been characterized in recent years by rapid and significant technological changes and frequent new product introductions. New market entrants could introduce new or enhanced products with features which would render MITI's technology obsolete or significantly less marketable. The ability of MITI to compete successfully will depend to a large extent on its ability to respond quickly and adapt to technological changes and advances in its industry. There can be no assurance that MITI will be able to keep pace, or will have the financial resources to keep pace, with the technological demands of the marketplace.

               INFORMATION REGARDING THE GOLDWYN SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to Goldwyn Stockholders in connection with the solicitation of proxies by the Board of Directors of Goldwyn for use at the Goldwyn Special Meeting and any adjournments thereof. Each copy of this Proxy Statement/Prospectus which is being mailed or delivered to Goldwyn Stockholders is accompanied by a Goldwyn proxy card and the Notice of Special Meeting of Stockholders of Goldwyn.

    This Proxy Statement/Prospectus is also being furnished by MIG to Goldwyn Stockholders as a prospectus in connection with the proposed issuance by MIG of shares of Common Stock upon the consummation of the Goldwyn Merger. This Proxy Statement/Prospectus, the Letter to Stockholders, the Notice relating to the Goldwyn Special Meeting and the proxy cards are being first mailed to Goldwyn Stockholders on or about June 3, 1996.

    A copy of Goldwyn's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, including financial statements for such fiscal year, accompanies this Proxy Statement/Prospectus.

    All properly executed proxy cards delivered pursuant to these solicitations and not revoked will be voted at the Goldwyn Special Meeting in accordance with the directions given. Stockholders should specify their choices on the accompanying proxy cards. If no specific instructions are given with regard to the matter to be voted upon, the shares of Goldwyn Common Stock represented by a signed proxy card will be voted "FOR" the proposal listed on the proxy cards. If any other matters properly come before the Goldwyn Special Meeting the persons named as proxies will vote upon such matters according to their judgment.

    All proxy cards delivered pursuant to this solicitation are revocable at any time prior to the Goldwyn Special Meeting at the option of the persons executing them by giving written notice to the Secretary of Goldwyn, by delivering a later dated proxy card or by voting in person at the Goldwyn Special Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed by Goldwyn Stockholders to: The Samuel Goldwyn Company, 10203 Santa Monica Boulevard, Los Angeles, California 90067, Attention: Hans W. Turner, Secretary.

    GOLDWYN STOCKHOLDERS ARE EACH REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO GOLDWYN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

    Goldwyn will bear its own costs of soliciting proxies. Proxies will initially be solicited by Goldwyn by mail, but directors, officers and selected employees of Goldwyn may solicit proxies from stockholders personally or by telephone, telecopy or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. Goldwyn also will request brokerage houses, nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and Goldwyn will reimburse such persons for their reasonable expenses incurred in doing so.

THE GOLDWYN SPECIAL MEETING

    The Goldwyn Special Meeting is scheduled to be held in the Concourse Level, 1285 Avenue of the Americas, New York, New York 10019 on July 2, 1996, at 9:00 a.m., local time. At the Goldwyn Special Meeting, Goldwyn Stockholders will consider and vote upon a proposal to approve and adopt the Goldwyn Merger Agreement and the transactions contemplated thereby. The Board of Directors of Goldwyn knows of no business that will be presented for consideration at the Goldwyn Special Meeting other than the matters described in this Proxy Statement/Prospectus.

  Record Date; Quorum

    Only Goldwyn Stockholders of record as of the close of business on the Goldwyn Record Date will be entitled to notice of and to vote at the Goldwyn Special Meeting. As of the Goldwyn Record Date, there were 8,489,231 shares of Goldwyn Common Stock outstanding and entitled to vote at the Goldwyn Special Meeting, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares of Goldwyn Common Stock is necessary to constitute a quorum at the Goldwyn Special Meeting. The shares of Goldwyn Common Stock represented by proxies marked "ABSTAIN" for any proposal at the Goldwyn Special Meeting and shares of Goldwyn Common Stock held by persons in attendance at the Goldwyn Special Meeting who have abstained from voting on any such proposal will be counted for purposes of determining the presence of a quorum but shall not be voted for or against such proposal. Shares as to which a broker indicates it has no discretion to vote and which are not voted will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for purposes of the approval of the Goldwyn Merger Agreement. Because of the vote required to approve the Goldwyn Merger Agreement (see below), abstentions and non-votes will have the effect of a vote against the Goldwyn Merger Agreement.

  Vote Required

    The affirmative vote of the holders of a majority of all of the issued and outstanding shares of Goldwyn Common Stock (whether or not represented in person or by proxy at the Goldwyn Special Meeting) is required to approve the Goldwyn Merger Agreement.

    As of the Goldwyn Record Date, directors, executive officers and affiliates of Goldwyn were the beneficial owners of an aggregate of 5,419,952 shares of Goldwyn Common Stock, or approximately 63.8% of the outstanding shares of Goldwyn Common Stock. Of such shares, 5,111,261 shares, or approximately 60.2% of the outstanding Goldwyn Common Stock are beneficially held by The Goldwyn Family Trust. It is anticipated that all such directors, executive officers and affiliates, including the Goldwyn Family Trust, which pursuant to the Voting Agreement has agreed to vote all shares of Goldwyn Common Stock owned by it, beneficially or otherwise, in favor of the Goldwyn Merger Agreement, will vote their shares in favor of the Goldwyn Merger Agreement and the transactions contemplated thereby. Accordingly, because the Goldwyn Family Trust beneficially owns more than a majority of the outstanding Goldwyn Common Stock, if all shares held by the Goldwyn Family Trust are voted as contractually obligated, its vote will be sufficient to assure approval of the Goldwyn Merger Agreement by the Goldwyn Stockholders.

                       PROPOSAL NO. 1--THE GOLDWYN MERGER

GENERAL

    Subject to the terms and conditions set forth therein, the Goldwyn Merger Agreement provides for the merger of SGC Mergerco with and into Goldwyn. Consummation of the Goldwyn Merger is subject to various conditions, including
(i) the approval and adoption of the Goldwyn Merger Agreement by the holders of a majority of the outstanding shares of Goldwyn Common Stock at the Goldwyn Special Meeting and (ii) the refinancing or extension of Goldwyn's bank indebtedness and production indebtedness relating to certain films. Goldwyn, as the surviving corporation of the Goldwyn Merger, will be renamed "Goldwyn Entertainment Company" and will continue the business and operations of Goldwyn as a wholly-owned subsidiary of MIG.

    Holders of Common Stock and holders of options, warrants, and convertible securities exercisable for or convertible into Common Stock will not be required to exchange, exercise or convert their securities in connection with the Goldwyn Merger. Holders of options, warrants and convertible securities of MIG will, upon the exercise or conversion thereof after consummation of the Goldwyn Merger, be entitled to receive the same number of shares of Common Stock as though such exercise or conversion occurred prior to the Goldwyn Merger.

    Following consummation of the Goldwyn Merger (assuming (i) a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) the consummation of the Refinancing in accordance with the assumptions described herein, (iii) the exercise of the Goldwyn Put and (iv) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock, existing MIG Stockholders will collectively own approximately 70.7% of the outstanding shares of Common Stock and Goldwyn Stockholders will collectively own approximately 5.6% of the outstanding shares of Common Stock. Stockholders purchasing shares of Common Stock in the Equity Offering will own the remaining 23.7% of the outstanding shares of Common Stock.

MERGER CONSIDERATION

    Pursuant to the terms of the Goldwyn Merger Agreement, each Goldwyn Stockholder will be entitled to receive the number of whole shares of Common Stock equal to the number of shares of Goldwyn Common Stock owned by such holder immediately prior to the Goldwyn Effective Time multiplied by the Goldwyn Exchange Ratio, plus cash in lieu of fractional shares. As set forth in the Goldwyn Merger Agreement, if the MIG-Goldwyn Average Closing Price is between $12.50 and $16.50, the Goldwyn Exchange Ratio shall be equal to a fraction, the numerator of which is $5.00 and the denominator of which is the MIG-Goldwyn Average Closing Price; provided, that if the MIG-Goldwyn Average Closing Price is less than $12.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $12.50 and if the MIG-Goldwyn Average Closing Price is greater than $16.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $16.50. Accordingly, if the MIG-Goldwyn Average Closing Price is less than or equal to $12.50, the Goldwyn Exchange Ratio shall be equal to .4 and if the MIG-Goldwyn Average Closing Price is greater than or equal to $16.50, the Goldwyn Exchange Ratio shall be equal to .3030. The MIG-Goldwyn Average Closing Price was $13.12 for the 20 business days ended on May 28, 1996, and on such date, the Goldwyn Exchange Ratio would have been .3811.

    Holders of options to purchase Goldwyn Common Stock (the "Goldwyn Options") will receive by virtue of the Goldwyn Merger and without any action on the part of the holder thereof, options exercisable for shares of Common Stock with the same terms and conditions as Goldwyn Options immediately prior to the Goldwyn Effective Time except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Goldwyn Exchange

Ratio and (ii) all Goldwyn Options, in accordance with their terms, will vest and become immediately exercisable at the Goldwyn Effective Time. Each share of Goldwyn Common Stock held in treasury by Goldwyn immediately prior to the Goldwyn Effective Time shall, by virtue of the Goldwyn Merger, be canceled and retired and cease to exist, without any conversion thereof.

    Following the Goldwyn Effective Time, each Goldwyn Stockholder will be required to surrender to Chemical Mellon Shareholder Services, the Exchange Agent, the stock certificate(s) representing the shares of Goldwyn Common Stock which have been converted into shares of Common Stock pursuant to the Goldwyn Merger. The Exchange Agent will then issue to each of the holders of Goldwyn Common Stock who surrender their certificates, stock certificates evidencing the shares of Common Stock to which such stockholder is entitled. See "PROPOSAL NO. 1--THE GOLDWYN MERGER-- Conversion of Shares, Procedures For Exchange of Certificates." No fractional shares of Common Stock will be issued in any of the conversions, but cash will be paid in lieu of such fractional shares. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Fractional Shares." The shares of Common Stock to be issued pursuant to the Goldwyn Merger will be freely transferable except by certain stockholders of Goldwyn who are deemed "affiliates" of Goldwyn. The shares of Common Stock issued to such affiliates will be restricted in their transferability in accordance with rules and regulations promulgated by the Commission. See "INFORMATION REGARDING MIG--Restrictions on Resale of Common Stock by Affiliates."

BACKGROUND OF THE GOLDWYN MERGER

    Beginning in 1994 and continuing into early 1995, Goldwyn endeavored to generate long-term capital and/or equity or locate a strategic partner to finance its theatrical operations and its television production and distribution activities at expanded levels. Such efforts included exploration of an underwritten offering of subordinated notes and engagement of an investment banking firm, Wertheim Schroder & Co., regarding a possible sale of a minority equity interest in Goldwyn. Such efforts were unsuccessful.

    During its fiscal year ended March 31, 1995, Goldwyn incurred a net operating loss of approximately $20 million and experienced a significant decrease in working capital. As a result, Goldwyn was unable to refinance its bank loan (which was scheduled to mature on April 30, 1995) for a period extending beyond one year or in an amount sufficient to support its planned level of film production and distribution. Accordingly, on April 28, 1995, Goldwyn entered into a new credit facility with its bank group (the "Goldwyn Bank Group") which provided for limited availability of additional borrowings. The principal and all accrued interest under such facility (the "Goldwyn Bank Debt") was scheduled to mature on April 30, 1996 and on April 26, 1996, the maturity date was extended to June 28, 1996.

    In the spring of 1995, Goldwyn's liquidity problem was exacerbated, due primarily to significant writedowns relating to the less than anticipated performance of the motion picture films The Perez Family, Oleanna and To Live, as well as other feature films released during the year, and the canceled television series Wild West Showdown and Why Didn't I Think of That?

    Accordingly, in May 1995, the Board of Directors of Goldwyn met to review and discuss with Goldwyn's management issues relating to Goldwyn's standing under its credit agreement, its short term and long term cash requirements and related issues. The Board of Directors of Goldwyn discussed various alternative courses of action that Goldwyn could pursue and their impact on Goldwyn, its stockholders and creditors. The Board discussed, among other strategies, its continuing efforts to secure a significant equity infusion or a strategic partner.

    On June 22, 1995, Goldwyn filed its Annual Report on Form 10-K for the fiscal year ended March 31, 1995 (the "Goldwyn 10-K"), in which Goldwyn stated that, in the absence of alternative financing, Goldwyn would have insufficient liquidity to repay the Goldwyn Bank Debt upon maturity. The Goldwyn 10-K also reported that Goldwyn might not have sufficient liquidity, in the absence of alternative financing, to meet the required repayments of Goldwyn Bank Debt that were due at December 29, 1995 and March 29, 1996, and thus Goldwyn could face liquidity shortfalls during the year.

    In the Goldwyn 10-K, Goldwyn also stated that it was currently not in default with respect to the Goldwyn Bank Debt but that it was possible, depending upon the results of operations of future quarters, that Goldwyn could violate certain financial ratio covenants with respect to the Goldwyn Bank Debt for the quarters ended June 30, September 30 and December 31, 1995. Goldwyn stated that the likelihood of financial ratio covenant violations would increase to the extent that Goldwyn incurred losses during fiscal 1996, and that any such financial ratio covenant violations could, unless waived by the Goldwyn Bank Group, trigger the default provisions with respect to the Goldwyn Bank Debt. Furthermore, the audit report of Goldwyn's independent accountants for the fiscal year ended March 31, 1995, as contained in the Goldwyn 10-K, stated that the inability to extend the credit facility beyond one year caused substantial doubt about Goldwyn's ability to continue as a going concern.

    The Goldwyn 10-K also reported that management was taking a number of actions to address these issues, including reducing overhead and arranging sources of capital to restructure the Goldwyn Bank Debt and to provide for the continued growth of Goldwyn. Further, Goldwyn stated that it had retained investment bankers to advise it regarding strategic alternatives that were available to accomplish these objectives. In a press release dated July 7, 1995, Goldwyn announced it had retained the investment banking firm of Furman Selz to advise and represent Goldwyn regarding strategic alternatives, including a possible sale of all or a part of Goldwyn.

    Furman Selz, in conjunction with certain of Goldwyn's executive officers, developed and explored strategic alternatives, including preparing a list of companies that were considered possible purchasers of certain of Goldwyn's assets or candidates for a merger with Goldwyn. Furman Selz advised Goldwyn's management and Board that a merger of Goldwyn with and into another company would likely present the best opportunity for maximizing shareholder value.

    During July 1995, Furman Selz, together with Goldwyn management, prepared confidential information packages describing Goldwyn's operations. In order to investigate further the alternatives of selling certain assets or the entire company, Goldwyn and Furman Selz began to contact and to solicit preliminary indications of interest from a number of entities which Furman Selz and Goldwyn considered to be possible purchasers. Furman Selz provided a copy of the confidential information packages to each entity or individual which expressed an interest in purchasing all or a part of Goldwyn and which signed a confidentiality agreement.

    Accordingly, in late July 1995, and continuing thereafter, Furman Selz began to attempt to solicit firm proposals from certain parties. The procedure included (1) investigations by the interested parties of certain information regarding Goldwyn's assets and operations; (2) circulation of Goldwyn's proposed form of merger agreement, and (3) receipt and evaluation of purchase prices the interested parties were prepared to pay for Goldwyn or certain of its assets.

    On August 9, 1995, the Board of Directors of Goldwyn held a meeting at which representatives of Furman Selz reported to the Board on certain developments concerning a potential sale of Goldwyn. Furman Selz reported that its activities included initiating telephone contact with 40 entities, sending confidential information packages to 17 companies and arranging on-site due diligence investigations for six companies. As of such time, indications of interest had been received from three entities, which indications, as discussed below, ranged from a proposed merger with Goldwyn to the purchase of either The Samuel Goldwyn Theatre Group (the "Theatre Group") or the distribution rights to Goldwyn's film and television library (the "Library Rights"). Turner Broadcasting System, Inc. ("Turner") indicated a price range for a proposed merger that was higher than other indications of interest received by Goldwyn.

    On August 17, 1995, the Board of Directors of Goldwyn held a meeting at which representatives of Furman Selz discussed with the Board various historical and other financial information regarding Goldwyn and described certain preliminary analyses being performed by Furman Selz with respect to Goldwyn's valuation, including segment sale, comparable companies, discounted cash flow, liquidation and discounted share price analyses. Furman Selz's representatives next discussed with the Board certain historical and current financial and stock information regarding Turner. Because the Board of Directors of Goldwyn believed that an acquisition of Goldwyn was the transaction that would maximize shareholder value, and because of the difference between the amount of Turner's proposal and all other price indications received during the process, the Board of Directors of Goldwyn authorized management to begin negotiating with Turner.

    Throughout the remainder of August and mid-September, significant negotiations continued with Turner. Goldwyn and Turner discussed a stock-for-stock merger pursuant to which Goldwyn would merge with a wholly owned subsidiary of Turner, and Goldwyn stockholders would receive Turner common stock worth in the range of $8 to $9 for each share of Goldwyn Common Stock. In mid-September, however, Turner terminated negotiations with Goldwyn because of Turner's announced intention to merge with Time Warner Communications, Inc. ("Time Warner"). Though at the time of such announcement representatives of Turner expressed to Goldwyn an interest in resuming merger discussions after completing its transaction with Time Warner, the Time Warner transaction has not been completed and no negotiations with Turner have subsequently taken place.

    On September 19, 1995, the Board of Directors of Goldwyn met with Furman Selz to review the existing proposals for either a merger with or the purchase of certain assets of Goldwyn. Because in the Goldwyn Board's judgment there were no merger proposals that warranted further negotiations, the Goldwyn Board authorized management to pursue the sale of either the Theatre Group or the Library Rights. Management reported on ongoing discussions with PolyGram Filmed Entertainment, Inc. ("PolyGram") for the sale of the Library Rights. The Goldwyn Board also discussed certain covenant deadlines with the Goldwyn Bank Group. If in the near term no forbearance or additional funding was to be provided by the Goldwyn Bank Group and no significant transaction had been entered into, Goldwyn would have no viable alternative other than to sell the Theatre Group, the Library Rights or both in order to pay down the Goldwyn Bank Debt. In this regard, the Goldwyn Board instructed Furman Selz to continue soliciting cash proposals for the Theatre Group and the Library Rights.

    During early October 1995, Goldwyn's management met with representatives of PolyGram and held exploratory discussions with several other parties, including Buena Vista Pictures Distribution, Inc. ("Buena Vista"), a subsidiary of The Walt Disney Company. During October and November, Furman Selz also received several indications of interest to purchase the Theatre Group, as described below, for prices in the range of $45 to $50 million.

    During October and through early November, Goldwyn's management was engaged in discussions with several parties for the sale of the Theatre Group, including Reading Cinemas, Inc. ("Reading"). Goldwyn also received proposals to purchase the Theatre Group from Act III, Inc., Hoyts Pty. Ltd. and Village Road Show Pictures (USA), Inc., which proposals the Board determined to be unacceptable because, in the Board's judgment, the ultimate purchase price to be paid in each such proposal would be below that being negotiated with Reading. During the time of Goldwyn's negotiations with Reading, Goldwyn continued to discuss a possible sale of the Library Rights and received proposals from, among others, PolyGram and Buena Vista. Near the end of November, negotiations between Goldwyn and Reading terminated for a variety of reasons, including the failure of the parties to reach agreement on the purchase price, the duration of representations and warranties, the security for such representations and warranties and the timing of the transaction.

    In November 1995, the Board of Directors of Goldwyn discussed recent negotiations between Goldwyn management and representatives of PolyGram regarding the sale of the Library Rights, the principal terms of the proposed transaction, and the nature of Goldwyn's operations thereafter. The Board agreed that management should continue to pursue the PolyGram transaction. The Board discussed the Buena Vista proposal which provided for Buena Vista's purchase of certain of the Library Rights at a price of $40 million (subject to adjustment), of which $35 million was payable to Goldwyn at closing and the balance payable to Goldwyn on the first anniversary date of the closing. Because the Board determined that Buena Vista's proposed purchase price was too low and would fail to discharge a sufficient amount of the Goldwyn Bank Debt, the Goldwyn Board found no reasonable basis for further negotiations with Buena Vista.

    On December 13, 1995, the Goldwyn Board of Directors met to discuss, among other things, recent letters received from an investor regarding a potential recapitalization proposal, pursuant to which such investor offered to provide $25 million of common stock equity in a new entity to be merged into Goldwyn together with $25 million of junior debt to be raised in a privately-placed transaction in exchange for ownership of approximately 80% to 89% of the fully diluted equity of Goldwyn. The Board determined that the proposal, for a variety of substantial reasons including the proposal did not appear to discharge the Goldwyn Bank Debt, was conditional on financing and placed a low residual value on the equity of Goldwyn, was less favorable than the proposed sale of the Library Rights to PolyGram then under discussion and provided no reasonable basis for negotiations. Management reported on negotiations with PolyGram regarding the sale of the Library Rights and a proposed letter of intent (the "Letter of Intent").

    Because Goldwyn had no outstanding firm proposals for a merger or other outstanding firm proposals for a sale of Library Rights and in view of the need to generate proceeds to be applied against the Goldwyn Bank Debt upon maturity, the Board of Directors of Goldwyn agreed unanimously on December 19, 1995 to the Letter of Intent.

    On that date, Goldwyn and PolyGram entered into the Letter of Intent setting forth the basic terms for the purchase by PolyGram of the Library Rights, which generally provided, among other things, (i) for PolyGram to acquire the Library Rights for $62,000,000 in cash (subject to adjustment); (ii) that Goldwyn and PolyGram would diligently negotiate in good faith and use their best efforts to reach agreement on a definitive agreement by January 22, 1996; (iii) that Goldwyn would conduct its business only in the ordinary course; and (iv) if, notwithstanding PolyGram's reasonable good faith efforts, a definitive agreement was not entered into by January 22, 1996, then Goldwyn would pay PolyGram all of its costs and expenses associated with the transaction and a $2 million break-up fee if, on or before May 15, 1996, Goldwyn agreed to sell all or any material portion of the Library Rights to a third party. The Goldwyn Bank Group consented to the PolyGram transaction subject to certain conditions, including the condition that the Goldwyn Bank Group would receive as proceeds from the transaction not less than $55 million. The Goldwyn Bank Group also consented to waive certain financial covenants of Goldwyn to the maturity date of the Goldwyn Bank Debt subject to certain conditions, including the condition that by January 22, 1996, Goldwyn and PolyGram execute final acquisition agreements or within ten business days of such date deliver to the Goldwyn Bank Group an executed agreement evidencing an alternative transaction acceptable to the Goldwyn Bank Group.

    On December 20, 1995, Goldwyn and PolyGram issued a joint press release announcing the material terms of their proposed transaction. On December 28, 1995, a shareholder derivative suit against Goldwyn and its directors was filed in Delaware State Court, Kinder v. The Samuel Goldwyn Company, et al., C.A. No. 14751. In the complaint, plaintiff alleged that the Letter of Intent with PolyGram was not in the best interests of the stockholders of Goldwyn and thus constituted, among other things, a breach of the directors' fiduciary duties to Goldwyn's stockholders. Plaintiffs have sought various forms of relief, including damages.

    MIG had previously disclosed that it intended to make strategic acquisitions of companies whose business and/or assets complemented MIG's entertainment and communications assets. During December 1995, as part of its attempt to find a buyer for Goldwyn, Furman Selz contacted senior management of MIG to determine whether MIG would be interested in a possible transaction with Goldwyn. As a result, during early December 1995, senior management of MIG and Furman Selz and senior management of Orion and Goldwyn held separate preliminary discussions regarding a potential transaction. Goldwyn and Furman Selz indicated that they were interested in a sale of all of Goldwyn, rather than a sale of certain of its assets. Goldwyn and Furman Selz also supplied MIG with certain financial information regarding Goldwyn, and MIG commenced its preliminary financial due diligence review of Goldwyn.

    Subsequent to the issuance of the December 20, 1995 joint press release by Goldwyn and PolyGram, MIG sent to Goldwyn a confidential proposal indicating that MIG was prepared to negotiate the terms of a definitive merger agreement pursuant to which MIG would acquire all of the outstanding Goldwyn Common Stock, at a price equal to $5.00 per share, payable in cash or in Common Stock, at MIG's election. On December 21, 1995, Goldwyn, in response to press inquiries, issued a press release confirming that Goldwyn had received a proposal for the acquisition of Goldwyn by MIG, that the Goldwyn Board of Directors would consider the proposal as soon as practicable and that under such circumstances, disclosure of the terms of such proposal would be premature. Following the delivery of the proposal by MIG, MIG continued its due diligence review of Goldwyn.

    On January 3, 1996, the Goldwyn Board of Directors met to discuss MIG's proposal. The Goldwyn Board reviewed the terms of the proposal as well as preliminary background material on MIG provided by Furman Selz. Representatives of Furman Selz reported that they had begun preliminary due diligence on MIG. The Goldwyn Board instructed management to pursue discussions with MIG and to continue to permit MIG to engage in due diligence. The Goldwyn Board also agreed that in light of Goldwyn's signed agreement with PolyGram and the fact that, at that point, the likelihood of a firm acceptable proposal from MIG was uncertain, Goldwyn should continue to proceed to resolve definitive documentation with PolyGram. The Board also discussed a recent letter received by Furman Selz from Broadway Video Enterprises, Inc. regarding a potential recapitalization proposal which provided for a "reverse merger" of a Broadway Video entity into Goldwyn. Broadway Video proposed a purchase price of $95 million for a majority ownership of Goldwyn calculated on a debt-free basis, which purchase price would be comprised of $20 million in cash and the balance in contributed assets. In view of the limitations in evaluating the proposal, including the lack of (i) a firm proposal, (ii) unconditional financing, and (iii) financial information about Broadway Video, as well as the prospective debt load of the offeror, the Goldwyn Board instructed Furman Selz to immediately communicate such concerns in writing to representatives of Broadway Video, after which no further discussions with Broadway Video took place. Between January 3 and January 22, 1996, representatives of Goldwyn and PolyGram met numerous times to negotiate definitive documents.

    On January 6 and 7, 1996, senior executives of MIG and Goldwyn met to discuss MIG's offer and the operations of the Entertainment Group following consummation of the Goldwyn Merger, including how Goldwyn's production and distribution operations would fit into the Entertainment Group's infrastructure. As a result of such meetings, MIG intensified its legal and financial due diligence review of Goldwyn. On January 19, 1996 senior executives of Goldwyn and MIG met again to discuss the terms of MIG's acquisition of Goldwyn and further discussed the manner in which Goldwyn's existing assets and operations would be integrated into the Entertainment Group. As a result of such meeting, MIG instructed its counsel to commence drafting and negotiating the necessary documentation for the Goldwyn Merger.

    In the course of its discussion with MIG in January 1996, Goldwyn provided MIG and its financial advisor with certain business and financial information which Goldwyn and MIG believe was not publicly available. Such information included, among other things, certain financial projections for calendar 1996 through calendar 1998 prepared by management of Goldwyn as a long-range plan (the "Projections"). The Projections, as noted below, were not prepared with a view for inclusion in this Proxy Statement/Prospectus and the Projections do not take into account any of the potential effects of the transactions contemplated by the Goldwyn Merger Agreement. Goldwyn did not make any representations or warranties to MIG in the Goldwyn Merger Agreement with respect to the Projections.

    Set forth below is a summary of the Projections.

                     THE SAMUEL GOLDWYN COMPANY PROJECTIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                1996        1997        1998
                                              --------    --------    --------
Total Revenues.............................   $134,063    $143,628    $168,337
Pre-Tax Income (Loss)......................     (3,620)      6,858      11,707
Net Income (Loss)..........................     (1,991)      3,772       6,438
                                              --------    --------    --------
Earnings (Loss) per share..................   $  (0.23)   $   0.44    $   0.76
                                              --------    --------    --------
                                              --------    --------    --------

    The Projections were predicated upon a number of general assumptions many of which were beyond the control of Goldwyn management and have not materialized since the time the Projections were prepared and, accordingly, whether or not the Goldwyn Merger is consummated, Goldwyn's financial performance is expected to fail by a substantial margin to meet the Projections. In particular, the Projections were based on the following assumptions:

        1. that there will be sufficient capital, either externally provided or internally generated, to undertake the acquisition and/or construction of two new multi-plex theater complexes in each of 1997 and 1998;

        2. that Goldwyn will be able to acquire approximately 5 films and produce approximately 5 films in each of 1997 and 1998; and

        3. that there will be no interest expense allocable to Goldwyn.

        THE PROJECTIONS SET FORTH ABOVE WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO MIG AND ITS FINANCIAL ADVISORS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY OF THE POTENTIAL EFFECTS OF THE TRANSACTIONS CONTEMPLATED BY THE GOLDWYN MERGER AGREEMENT NOR DO THEY REFLECT MIG'S INTENTIONS WITH RESPECT TO THE ENTERTAINMENT GROUP. NONE OF MIG, SGC MERGERCO, GOLDWYN, DLJ, FURMAN SELZ OR ANY OTHER PERSON ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS (CERTAIN OF WHICH ARE SET FORTH ABOVE) RELATING TO THE BUSINESS OF GOLDWYN. ALTHOUGH SUCH PROJECTIONS AND ASSUMPTIONS WERE CONSIDERED REASONABLE BY GOLDWYN AT THE TIME THEY WERE PREPARED, THE PROJECTIONS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE

    CONTROL OF GOLDWYN. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS HAVE VARIED AND ARE EXPECTED TO CONTINUE TO VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT MIG, SGC MERGERCO, GOLDWYN, DLJ, FURMAN SELZ OR ANY OTHER PERSON WHO RECEIVED ANY SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. STOCKHOLDERS SHOULD NOT RELY ON THESE PROJECTIONS AS AN INDICATION OF FUTURE PERFORMANCE OF THE ENTERTAINMENT GROUP OR THE COMPANY. NONE OF MIG, SGC MERGERCO, GOLDWYN, DLJ, FURMAN SELZ OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE.

        THE INDEPENDENT ACCOUNTANTS FOR GOLDWYN AND MIG HAVE NOT EXAMINED OR COMPILED THESE PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THEM.

        THE PROJECTED FINANCIAL INFORMATION SET FORTH ABOVE CONSTITUTES A "FORWARD-LOOKING STATEMENT" WITHIN THE MEANING OF THE REFORM ACT. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD-LOOKING STATEMENTS, SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 5.

    On January 22, 1996, the Board of Directors of Goldwyn met to discuss the various proposed transactions. The Goldwyn Board discussed certain financial due diligence issues raised by PolyGram and their accountants and the impact of such issues on the purchase price as well as issues relating to indemnification regarding representations and warranties. The Goldwyn Board also discussed developments regarding MIG's proposal, including the comparative values of the Common Stock, the Goldwyn Common Stock, the Goldwyn Exchange Ratio and adjustments thereto and the need for a binding agreement, interim funding for Goldwyn and arrangements satisfactory to the Goldwyn Bank Group regarding the April 30, 1996 maturity of the Goldwyn Bank Debt. The Goldwyn Board then discussed certain advantages and disadvantages of each proposal, particularly with respect to maximizing shareholder value. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Background of the Goldwyn Merger--Goldwyn Board Deliberations." Because there was no definitive documentation evidencing the MIG proposal, the Goldwyn Board instructed management to continue negotiations with both PolyGram and MIG with a view toward receiving acceptable proposals.

    At a meeting held on January 24, 1996, the Goldwyn Board of Directors discussed the proposed PolyGram and MIG transactions and the advantages and disadvantages of each proposal. In evaluating PolyGram's proposal, Goldwyn's management reported that in recent negotiations PolyGram had raised certain issues of asset valuation in the context of a purchase price adjustment which would likely reduce the net cash proceeds of the purchase price below the $55 million floor required by the Goldwyn Bank Group. The Board further noted that in view of PolyGram's unwillingness to agree to limitations on further adjustments to the purchase price, it was difficult to assess the true monetary value of the PolyGram proposal. The Goldwyn Board noted that significant interest payments on the Goldwyn Bank Debt were due by January 31, 1996 and the PolyGram proposal would not provide the interim funding necessary for Goldwyn to make such payments. The Goldwyn Board also noted that the PolyGram transaction provided no direct value to Goldwyn Stockholders, and that the entire proceeds of such transaction would be used to pay down the Goldwyn Bank Debt. The Board also discussed MIG's proposal and MIG's apparent willingness to consider providing up to $5.5 million in interim funding to Goldwyn. The Goldwyn Board also noted that the MIG transaction provided value directly to Goldwyn's stockholders and for the payment in full of the Goldwyn Bank Debt as a condition to any merger. The Goldwyn Board noted that it did not yet have sufficient documentation from MIG to approve a transaction at that time. The Goldwyn Board instructed Goldwyn's management to continue negotiations with MIG and advise representatives of PolyGram that the Goldwyn Board was not in a position to approve the PolyGram proposal in its then present form and that the Goldwyn Board required a definitive proposal which addressed the many open issues raised by the parties in the negotiations.

    By letter dated January 29, 1996, PolyGram informed Goldwyn that it was withdrawing all its proposals for the acquisition of the Library Rights.

    As a result of negotiations with MIG, on January 31, 1996, the Goldwyn Board of Directors approved the Goldwyn Merger and the parties entered into the Goldwyn Merger Agreement to merge Goldwyn with a wholly-owned subsidiary of MIG, SGC Mergerco.

    On February 13, 1996, the Goldwyn Bank Group and Goldwyn agreed to amend certain provisions of the credit facility applicable to the Goldwyn Bank Debt and the Goldwyn Bank Group agreed that the Goldwyn Merger Agreement was an acceptable alternative transaction for purposes of satisfying certain conditions contained in its prior consent and waiver in connection with the Letter of Intent.

    As a result of the Goldwyn Merger Agreement, Goldwyn is obligated to pay PolyGram a break-up fee of $2 million plus PolyGram's costs and fees associated with the PolyGram proposal immediately following the closing of the Goldwyn Merger.

    On May 20, 1996, a purported class action lawsuit against Goldwyn and its directors was filed in the Superior Court of the State of California for the County of Los Angeles, Michael Shores v. Samuel Goldwyn Company, et. al., BC 150360. In the complaint, plaintiff alleged that Goldwyn's Board of Directors breached its fiduciary duties to Goldwyn Stockholders by agreeing to sell Goldwyn to MIG at no premium, yet providing Mr. Goldwyn, the Goldwyn Family Trust and Mr. Gottlieb with benefits, and sought to enjoin consummation of the Goldwyn Merger. The time to answer the complaint has not yet expired. Goldwyn intends to vigorously defend such action. Based on their review of the complaint, management of MIG and Goldwyn do not believe that this lawsuit will have a material adverse impact on the Goldwyn Merger.

    On May 29, 1996 MIG and Goldwyn amended the Goldwyn Merger Agreement to clarify that the Goldwyn Determination Date would be the date which is five business days prior to the Goldwyn Special Meeting and for MIG to acknowledge that approval of the Goldwyn Merger by its stockholders is not required.

MIG Board Deliberations

    Following MIG's delivery of its confidential proposal to Goldwyn, senior management of MIG kept its Board of Directors informed as to the status of the Goldwyn Merger. The MIG Board of Directors met on January 31, 1996 to consider, among other things, the Goldwyn Merger. At the January 31, 1996 meeting of MIG's Board of Directors, Stuart Subotnick, Vice Chairman of MIG, made a presentation to MIG's Board of Directors regarding the proposed acquisition by MIG of Goldwyn. Mr. Subotnick described Goldwyn's business and noted that Goldwyn is a producer and leading distributor of specialized motion pictures and art films, which appeal primarily to sophisticated audiences. Mr. Subotnick noted that Goldwyn's films were consistent with the Entertainment Group's strategy of producing films which are substantially less expensive to produce and distribute than films produced by major studios for wide release. Mr. Subotnick noted some of the films released by Goldwyn in recent years, including the critically-acclaimed Wild at Heart and Much Ado About Nothing and Academy Award-winning The Madness of King George and Henry V, as well as the well-received feature films The Wedding Banquet and Eat, Drink, Man, Woman. In addition, Mr. Subotnick discussed Goldwyn's television division which produces original programming for the first-run syndication market and distributes feature films and other television programming worldwide. Mr. Subotnick noted that Goldwyn's television division has had success producing and syndicating the athletic competition series American Gladiators and was currently marketing a television series based upon the Flipper series. Mr. Subotnick then noted that Goldwyn also owns the leading speciality or "art house" theatre circuit in the United States, with 52 theatres and 140 screens, which would give MIG its first theatre assets. Mr. Subotnick then informed the directors that one of the significant aspects of the transaction with Goldwyn was the extension to the year 2020 of Goldwyn's license with the Goldwyn Family Trust for the distribution of approximately 73 film classics such as Wuthering Heights, The Pride of the Yankees, Guys and Dolls and The Best Years of Our Lives produced by Samuel Goldwyn, Sr. Mr. Subotnick also discussed the advantages of adding the Goldwyn library and the combined experience and expertise of Messrs. Goldwyn and Gottlieb to MIG's Film Division, and described the economic terms of the transaction set forth in the Goldwyn Merger Agreement and noted that while Goldwyn had publicly disclosed that it would not be able to repay the Goldwyn Bank Debt when it matured, the Goldwyn Merger Agreement was subject to the condition precedent that Goldwyn's indebtedness be refinanced.

    Counsel to MIG then reviewed the terms of the Goldwyn Merger Agreement as well as the terms of the ancillary agreements to be entered into at the Goldwyn Effective Time. The MIG Directors were given the opportunity to ask questions regarding the Goldwyn Merger Agreement and the transactions contemplated thereby and a general discussion of the transaction took place. Clark A. Johnson then asked a question relating to whether the refinancing of Goldwyn's indebtedness, which is a condition to the consummation of the Goldwyn Merger, could be expected to be accomplished prior to the time of the Goldwyn Merger. Mr. Kluge and Ms. Kessel indicated that they expected that such refinancing could be accomplished. A question was asked by one of the directors as to whether the break-up fee to PolyGram would be payable by Goldwyn as a result of the Goldwyn Merger Agreement, which was answered in the affirmative by counsel to MIG. Following such discussion, the Board of Directors approved the Goldwyn Merger Agreement, subject to receipt of a fairness opinion from MIG's financial advisor.

    The Executive Committee of MIG's Board of Directors met on February 28, 1996. At this meeting, DLJ presented to MIG's Executive Committee its oral opinion (which was later confirmed in writing) regarding the fairness to MIG from a financial point of view of the Goldwyn Merger Consideration and the financial analyses DLJ had undertaken with respect to Goldwyn. For a description of such analyses, see "PROPOSAL NO. 1--THE GOLDWYN MERGER--Opinion of Financial Advisors--MIG." Following such presentation by DLJ, a general discussion ensued among the directors and DLJ regarding Goldwyn.

Goldwyn Board Deliberations

    The Goldwyn Board of Directors held four separate meetings to consider the terms of the Goldwyn Merger as provided for in the Goldwyn Merger Agreement. These matters are described as follows:

    At a meeting held on January 3, 1996, the Board of Directors met to discuss the letter proposal from MIG to acquire all of the shares of Goldwyn Common Stock. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Background of the Goldwyn Merger."

    At a meeting held on January 22, 1996, the Board of Directors discussed the proposed PolyGram and MIG transactions. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Background of the Goldwyn Merger."

    At a meeting held on January 24, 1996, the Board of Directors discussed the proposed PolyGram and MIG transactions and the advantages and disadvantages of each proposal. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Background of the Goldwyn Merger."

    The Board of Directors of Goldwyn held a meeting on January 31, 1996 which was attended by Goldwyn's counsel and telephonically by Furman Selz, its financial advisor. At this meeting, Goldwyn's counsel reviewed in detail the terms and conditions of the Goldwyn Merger Agreement. Members of the Goldwyn Board asked questions and engaged in a thorough discussion regarding the terms of the Goldwyn Merger Agreement, including the terms of proposed interim funding arrangements with MIG. Furman Selz presented its oral opinion (which later was confirmed in writing) regarding the fairness from a financial point of view of the Goldwyn Merger Consideration to holders of Goldwyn Common Stock and summarized the valuation analyses Furman Selz had undertaken with respect to the parties to the Goldwyn Merger Agreement. The Goldwyn Board of Directors discussed the valuations performed by Furman Selz as well as the financial alternatives that might be available to Goldwyn in the absence of the proposed transaction, including the impact on its ability to meet its payment obligations with respect to the Goldwyn Bank Debt. The Directors of Goldwyn asked Furman Selz to note with particularity which factors weighed heavily in Furman Selz's opinion. Furman Selz noted the following factors: (1) the PolyGram proposal provided no consideration directly to the Goldwyn Stockholders and did not otherwise alleviate Goldwyn's financial problems, while the Goldwyn Merger would provide the Goldwyn Stockholders with $5.00 worth of Common Stock per share of Goldwyn Common Stock and discharge the Goldwyn Bank Debt; (2) Goldwyn had been publicly "shopped" for approximately seven months and no other viable and satisfactory proposals for the entire company had been forthcoming; (3) MIG was prepared to immediately provide Goldwyn with up to $5.5 million in interim funding; and (4) although MIG was undergoing considerable change in view of its recent formation and potential merger with Alliance, which made valuation of the Common Stock somewhat difficult, Mr. Kluge had a strong reputation in the financial and banking communities and he and Mr. Subotnick would own approximately 25% of the combined company. The Board of Directors of Goldwyn, by unanimous vote, approved the Goldwyn Merger Agreement at the January 31, 1996 meeting.

BOARD RECOMMENDATION; REASONS FOR THE MERGER

MIG's Reasons for the Goldwyn Merger

    In reaching its decision to recommend and approve the Goldwyn Merger Agreement, the MIG Board of Directors consulted with its advisors and considered the material factors described below. Based upon its review of such factors and the review of the business and operations of Goldwyn, the Board of Directors of MIG approved the Goldwyn Merger Agreement.

    The MIG Board of Directors considered the following factors in reaching the conclusion to approve the Goldwyn Merger Agreement:

        . Goldwyn has established itself in both the motion picture and television industries and has developed a valuable niche within the motion picture industry with its production, development and distribution of specialty films. MIG believes that the acquisition of Goldwyn will enhance MIG's presence in the entertainment industry.

        . Goldwyn's over 850-title film and television library, including its classics library, will enhance the Entertainment Group's film library to over 2000 films and will present new marketing opportunities to MIG.

        . Goldwyn's Theatre Group, with 140 screens in 52 theatres, showcasing specialized motion pictures and art films, generates stable revenues and cash flow and presents opportunities to make selective acquisitions to expand the circuit.

        . MIG believes that it should be able to realize certain synergies resulting from the Goldwyn Merger by combining certain of the back office functions of Goldwyn and the Entertainment Group and in distributing the existing Entertainment Group's film and television library and the Goldwyn film and television library through a single distribution infrastructure.

        . The opinion of DLJ that the Goldwyn Merger Consideration is fair to MIG from a financial point of view.

    The MIG Board of Directors also considered the following risks and uncertainties associated with the Goldwyn Merger and the business of Goldwyn:

        . That absent the refinancing of the Goldwyn Bank Debt, Goldwyn faces a possibility of a near-term default and foreclosure on substantially all of its assets.

        . Goldwyn had in the recent past acquired certain films which had not been commercially successful, which had contributed to the financial difficulties Goldwyn was currently experiencing.

    In analyzing the Goldwyn Merger and related transactions and in its deliberations regarding the recommendation of the Goldwyn Merger Agreement, the MIG Board of Directors also considered a number of other factors, including (i) its knowledge of the business, operations, properties, assets, financial condition and operating results of Goldwyn and MIG; (ii) judgments as to Goldwyn's and MIG's future prospects; (iii) the terms of the Goldwyn Merger Agreement, which were the product of extensive arm's length negotiations; (iv) the historical trading prices and trading activity for the Goldwyn Common Stock and the Common Stock; (v) the compatibility of the respective business philosophies of Goldwyn and MIG; and (vi) the potential for enhanced stockholder value due to a larger revenue base. The MIG Board of Directors did not find it practical to and did not quantify or attempt to attach relative weight to any of the specific factors considered by it. The MIG Board of Directors concluded that the opportunities for growth related to the acquisition of Goldwyn outweighed the risks.

    Notwithstanding expectations of MIG's management regarding the benefits to be realized from the addition of Goldwyn to MIG's Entertainment Group, no assurance can be given that MIG will be able to realize such benefits or compete effectively against certain other competitors which possess significantly greater resources and marketing capabilities than it. See "RISK FACTORS."

    Because the transactions contemplated by the Alliance Merger Agreement and the Goldwyn Merger were not conditioned on each other, when the Board of Directors of MIG considered the Goldwyn Merger it considered such merger independently of its consideration of the Alliance Merger and concluded that the Goldwyn Merger was in the best interests of the MIG Stockholders regardless if the Alliance Merger was consummated.

Goldwyn's Reasons for the Goldwyn Merger

    In reaching its decision to approve the Goldwyn Merger Agreement and to recommend that Goldwyn Stockholders vote for approval and adoption of the Goldwyn Merger Agreement, the Board of Directors of Goldwyn consulted with their advisors and considered the material factors described below.

Based upon its independent review of such factors, the Board of Directors of Goldwyn approved the Goldwyn Merger Agreement.

    The Board of Directors of Goldwyn considered the following favorable factors in reaching the conclusion to approve the Goldwyn Merger Agreement:

        . The Board of Directors of Goldwyn concluded that Goldwyn did not have sufficient financial resources to continue on a stand-alone basis to support its operations or meet its obligations with respect to the Goldwyn Bank Debt. As a result of the Goldwyn Merger, it is expected that the combined enterprise will have greater operational flexibility and greater financial resources than Goldwyn now possesses to meet Goldwyn's obligations.

        . Unlike the PolyGram transaction, which provided no direct value to Goldwyn Stockholders because the entire proceeds of such transaction would be used to pay down the Goldwyn Bank Debt, the MIG transaction provides value directly to the Goldwyn Stockholders and for the payment in full of the Goldwyn Bank Debt. Further, after approximately seven months of actively soliciting purchasers of Goldwyn with the assistance of Furman Selz, MIG's was the only current firm proposal for the acquisition of the entire company.

        . Without interim funding provided by MIG in connection with the Goldwyn Merger, Goldwyn may have been unable to make its interest payment due January 31, 1996 under the Goldwyn Bank Debt. An event of default under such Goldwyn Bank Debt would give the Goldwyn Bank Group the right to accelerate payment and foreclose on its collateral, which consists of substantially all of the assets of Goldwyn.

        . As a result of the Goldwyn Merger, the Goldwyn Stockholders will hold equity interests in a company with substantially larger annual revenues, greater financial resources and greater access to capital markets than those of Goldwyn as a separate entity.

        . In addition, the Board of Directors of Goldwyn considered the opinion of Furman Selz that the consideration to be received by the Goldwyn Stockholders in connection with the Goldwyn Merger is fair from a financial point of view to Goldwyn Stockholders and the analyses performed by Furman Selz in connection with such opinion. A more complete description of the financial analyses performed by Furman Selz is set forth below in "PROPOSAL NO. 1--THE GOLDWYN MERGER--Opinions of Financial Advisors--Goldwyn."

        . The experience and management expertise of John W. Kluge, Chairman of the Board of MIG, and Stuart Subotnick, Vice Chairman of the Board of MIG.

    Notwithstanding expectations of Goldwyn's management regarding the benefits to be realized from the combination of Goldwyn and MIG, no assurance can be given that the Goldwyn Surviving Corporation will be able to realize such benefits or to compete effectively against certain other competitors which possess significantly greater resources and marketing capabilities than it. See "METROMEDIA INTERNATIONAL GROUP, INC. PRO FORMA COMBINING FINANCIAL STATEMENTS" and "RISK FACTORS."

    The Board of Directors of Goldwyn also recognized certain risks and uncertainties associated with the Goldwyn Merger and the business of MIG, including the following:

        . Certain of MIG's businesses are highly speculative and capital intensive and its Communications Group is essentially a start-up operation.

        . MIG's Communications Group operates in an area of the world where political, economic and social instability can lead to substantial business risks.

        . MIG's stock price is difficult to evaluate because of the unknown impact of MIG's very recent past acquisitions and proposed acquisitions, including the then contemplated Alliance Merger, on the business of MIG.

    Although the Board of Directors of Goldwyn considered such factors to be significant, the Directors, after due consideration and discussion of such factors, determined that in light of the fact that MIG's proposal would provide Goldwyn Stockholders with $5.00 worth of Common Stock per Goldwyn share and discharge the Goldwyn Bank Debt, that no other viable and satisfactory proposals for the entire company had been forthcoming and that MIG would provide Goldwyn with up to $5.5 million of interim funding, the positive factors of the Goldwyn Merger substantially outweighed the negative factors.

    In analyzing the proposed transactions and in its deliberations regarding its recommendation of the Goldwyn Merger Agreement, the Board of Directors of Goldwyn considered a number of other factors in addition to the advantages and disadvantages set forth above, including Goldwyn's current financial condition and prospects as a stand-alone company and the advantages of the Goldwyn Merger to the Goldwyn Stockholders, such as potentially enhanced stockholder value arising from the combined entity due to its larger revenue base and potential for improved earnings per share. In this process, the Board of Directors of Goldwyn reviewed information provided by the management of MIG concerning the financial performance, condition, business operations and prospects of MIG, and the substantial future capital requirements related to such operations. The Board of Directors of Goldwyn concluded that the opportunities related to these businesses outweighed the risks. In addition, the Board of Directors of Goldwyn considered the proposed structure of the transactions and the terms of the Goldwyn Merger Agreement and other documents to be executed in connection with the Goldwyn Merger.

    The Board of Directors of Goldwyn considered the fact that the price offered under MIG's proposal did not represent a premium over historical per share market value of Goldwyn Common Stock; the weighted average trading price of Goldwyn Common Stock for the last three years was approximately $6.80 per share. However, in view of the significant decline in Goldwyn's financial condition during the last year, the Board of Directors of Goldwyn did not view the lack of a premium to be a material negative factor.

    The Board of Directors of Goldwyn also considered the fact that the Goldwyn Bank Debt imposes substantial restrictions on Goldwyn's operations; that as a result of the Goldwyn Merger and the refinancing of the Goldwyn Bank Debt, the combined enterprise is expected to have greater operational flexibility and greater financial resources than Goldwyn now possesses; that, absent the refinancing of the Goldwyn Bank Debt, Goldwyn faces the possibility of a near-term payment acceleration and foreclosure on substantially all of its assets in connection with the Goldwyn Bank Debt; that the Goldwyn Merger would provide Goldwyn Stockholders with the opportunity to maintain a continuing ownership interest in Goldwyn's existing businesses while at the same time participating in a broader based enterprise with entertainment, media and communications businesses; that while certain of MIG's businesses present risks, they also present opportunities. The Board of Directors of Goldwyn did not find it practical to and did not quantify or attempt to attach relative weight to any of the specific factors considered by it.

Recommendation of Goldwyn's Board of Directors

    At the meeting of Goldwyn's Board of Directors held to consider the Goldwyn Merger, the Board of Directors of Goldwyn unanimously approved the Goldwyn Merger Agreement as being in the best interests of Goldwyn and Goldwyn Stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF GOLDWYN UNANIMOUSLY APPROVED THE GOLDWYN MERGER AGREEMENT AND RECOMMENDS THAT GOLDWYN STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE GOLDWYN MERGER AGREEMENT AND ALL OTHER MATTERS RELATING TO THE GOLDWYN MERGER AGREEMENT TO BE PRESENTED FOR THE CONSIDERATION AND VOTE OF THE GOLDWYN STOCKHOLDERS.

OPINION OF FINANCIAL ADVISORS

MIG

  General

    MIG engaged DLJ to act as its exclusive financial advisor in connection with the acquisition of Goldwyn, and DLJ was requested to render an opinion to the MIG Board of Directors as to the fairness from a financial point of view to MIG of the consideration to be paid by MIG per share of Goldwyn Common Stock in the Goldwyn Merger. On February 28, 1996, DLJ delivered its oral opinion, which was confirmed by delivery of its written opinion dated February 28, 1996 (the "February 28, 1996 DLJ Opinion"), to the effect that, based upon and subject to the assumptions, limitations and other matters described therein, as of such date, the Goldwyn Merger Consideration was fair to MIG from a financial point of view. DLJ subsequently delivered to the Board of Directors of MIG an opinion, dated the date of this Proxy Statement (the "DLJ Proxy Opinion"), to the effect that, based upon and subject to the assumptions, limitations and other matters described therein, as of such date, the Goldwyn Merger Consideration was fair to MIG from a financial point of view.

    A COPY OF THE DLJ PROXY OPINION, WHICH INCLUDES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX B. STOCKHOLDERS ARE URGED TO READ THE DLJ PROXY OPINION IN ITS ENTIRETY. THE DLJ PROXY OPINION AND THE FEBRUARY 28, 1996 DLJ OPINION ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE GOLDWYN MERGER CONSIDERATION TO MIG AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY INDIVIDUAL GOLDWYN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GOLDWYN SPECIAL MEETING. THE SUMMARY OF THE DLJ PROXY OPTION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The assumptions made, matters considered and limitations on the review undertaken in the February 28, 1996 DLJ Opinion were substantially the same as those contained in the DLJ Proxy Opinion. Although the Alliance Merger Agreement existed at the time of the February 28, 1996 DLJ Opinion, the proposed merger with Alliance was not a factor in DLJ's analysis leading to such opinion. Therefore, the decision of MIG and Alliance to terminate the Alliance Merger Agreement does not change or alter either the February 28, 1996 DLJ Opinion or the DLJ Proxy Opinion.

    DLJ did not make any recommendation as to the form or amount of consideration to be paid by MIG in the Goldwyn Merger. Such consideration was determined by arm's-length negotiation between MIG and Goldwyn. DLJ's opinion does not constitute an opinion as to the prices at which the Common Stock will actually trade at any time, including the Goldwyn Effective Time. No restrictions or limitations were imposed by MIG upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

    In rendering its opinion, DLJ, among other things: (i) analyzed certain publicly available financial statements and other information of Goldwyn and MIG; (ii) reviewed certain financial projections, prepared by management of Goldwyn, for each of Goldwyn's business segments; (iii) reviewed certain financial projections for MIG, prepared by management of MIG; (iv) discussed on a limited basis the past and current operations and financial condition and the prospects of each of Goldwyn's business segments with senior executives of Goldwyn; (v) reviewed historical reported prices and trading volumes in the Common Stock and in Goldwyn Common Stock; (vi) reviewed publicly available financial data and stock market performance data of certain comparable publicly traded companies; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions among representatives of MIG, Goldwyn and their financial and legal advisors; (ix) reviewed the Goldwyn Merger Agreement and certain related documents; and (x) performed such other financial studies, analyses and investigations as it deemed appropriate.

    In addition, DLJ, with the consent of the MIG Board of Directors, relied upon and assumed the accuracy, completeness and fairness of the financial and other information that was available to it from public sources, that was provided to it by Goldwyn, MIG or their respective representatives or that was otherwise reviewed by DLJ. DLJ also assumed that the financial projections prepared by management of Goldwyn and MIG were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future operating and financial performance of Goldwyn and MIG, respectively. DLJ was not asked to assume, and did not assume, any responsibility for making any independent evaluation or appraisal of the assets or liabilities of MIG or Goldwyn, nor was it furnished with any such appraisal. DLJ, with the consent of the MIG Board of Directors, did not assume any responsibility for making an independent verification of any information reviewed by it in connection with arriving at its opinion, and DLJ did not independently verify any of such information.

    DLJ's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ relied as to all legal matters with respect to MIG or Goldwyn upon the advice of counsel to MIG.

    The following is a summary of certain factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Proxy Opinion and does not purport to be a complete description of the analyses performed by DLJ. Such analyses are based on a number of assumptions, including, among other things, the projected operating and financial performance of Goldwyn prepared by management of Goldwyn. DLJ noted that Goldwyn's business consisted of two distinct segments: (a) the operation of movie theaters and (b) the production and distribution of film and television content; accordingly, DLJ applied different financial analyses to each segment. DLJ assumed, with the consent of the MIG Board of Directors and solely for the purposes of analysis in connection with rendering its fairness opinion, that the MIG-Goldwyn Average Closing Price would be the closing price of the Common Stock on the AMEX on May 28, 1996 of $12.88 per share. DLJ reviewed on a limited basis with senior executives of MIG and Goldwyn the assumptions upon which DLJ's analyses were based.

    Premium Analysis. DLJ performed a comparison of the premium represented by the Goldwyn Merger Consideration to premiums offered in 94 acquisitions of publicly traded companies, two of which are in the same industry as Goldwyn ("Comparable Acquisitions"), of $50.0 million to $200.0 million in size for the year to date ended December 31, 1995. The Goldwyn Merger Consideration represented: a 33.3% premium to the trading price one day prior to announcement, as compared to mean premiums for the Comparable Acquisitions of 30.6%; a premium of 14.3% to the trading price one week prior to the announcement, as compared to mean premiums for the Comparable Acquisitions of 35.8%; and a 21.2% premium to the trading price four weeks prior to the announcement, as compared to mean premiums for the Comparable Acquisitions of 44.1%. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Film Exhibition Business

    Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the five-year period ending with the fiscal year ending December 31, 2000 on the stand-alone free cash flows of the Goldwyn theatre exhibition business, based upon financial projections for the theatre exhibition business prepared by management of Goldwyn. DLJ assumed that the financial projections prepared by management of Goldwyn were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future operating and financial performance of Goldwyn's theatre exhibition business. Free cash flows were calculated as the after-tax operating earnings of the Goldwyn theatre business, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. DLJ selected a range of terminal exit multiples of 6.0x to 8.0x theatre cash flow and a range of discount rates of 11.0% to 15.0%.

The terminal exit multiples represent an estimate of the price a buyer would be willing to pay for the Goldwyn theatre business' free cash flows at the end of the five-year period covered by management of Goldwyn's projections. The terminal exit multiples and discount rates selected were based upon DLJ's subjective judgment about, among other things, the capital markets, the Goldwyn theatre exhibition business' prospects and the film exhibition industry. The free cash flows and terminal values were then discounted to the present resulting in an estimated range of values for the Goldwyn theatre exhibition business of $83.0 million to $124.3 million. DLJ believes that mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using discounted cash flow data. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    Comparable Companies Valuation. DLJ reviewed the market valuation of a subjectively selected sample of publicly traded companies engaged in the theatre exhibition business (collectively, the "Theatre Comparables"). The Theatre Comparables are comprised of Cineplex Odeon Corporation, AMC Entertainment Inc., Regal Cinemas Inc., Carmike Cinemas Inc. and GC Companies Inc. DLJ noted that none of the Theatre Comparables is directly comparable to Goldwyn's film exhibition business. DLJ calculated the ratio of enterprise value to each of LTM
(i) revenue, (ii) theatre cash flow, (iii) EBITDA (income before interest, income taxes, depreciation and amortization) and (iv) EBIT. Enterprise value is defined as the market value of the outstanding common equity plus the book value of a company's debt and preferred stock less cash. Theatre cash flow is defined as net exhibition revenues less costs of operating the theaters (excluding depreciation and amortization). This analysis resulted in the following multiples for the Theatre Comparables: (i) enterprise value to LTM revenue of 0.4x to 4.7x, (ii) enterprise value to LTM theatre cash flow of 4.0x to 17.5x,
(iii) enterprise value to LTM EBITDA of 4.9x to 20.3x and (iv) enterprise value to LTM EBIT of 9.9x to 26.3x.

    No company utilized in the comparable companies analysis is identical to Goldwyn or Goldwyn's theatre exhibition business. Accordingly, DLJ's analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of Goldwyn and its theatre exhibition business and other factors that could affect the value of the companies to which it is being compared. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances. The results of the analysis of the Theatre Comparables cannot be directly compared to Goldwyn's film exhibition business since Goldwyn's film exhibition business does not separately trade and the analysis of the Theatre Comparables is based upon the market value of the outstanding common equity of the Theatre Comparables.

    Comparable Mergers and Acquisitions Analysis. DLJ reviewed the valuation of a subjectively selected sample of merger and acquisition transactions involving publicly traded companies engaged in the theatre exhibition business (collectively, the "Theatre Acquisitions"). DLJ noted, however, that none of these transactions is directly comparable to the Goldwyn Merger. The Theatre Acquisitions are comprised of Carmike Cinemas, Inc./Cinema World, Inc., Regal Cinemas, Inc./Litchfield Theatres, Inc., Carmike Cinemas, Inc./Westwynn Theatres, Inc., Oscar I Corp./United Artists Theatre Circuit, Inc. and Carmike Cinemas, Inc./selected theatres of Cineplex Odeon Corporation. DLJ evaluated the multiples of (i) revenues, (ii) theatre cash flow, (iii) EBITDA and (iv) EBIT implied by the consideration paid in the Theatre Acquisitions. This analysis resulted in the following ratios for the Theatre Acquisitions: (i) enterprise value to LTM revenue of 1.1x to 2.0x, (ii) enterprise value to LTM Theatre Cash Flow of 6.0x to 8.0x, (iii) enterprise value to LTM EBITDA of 6.1x to 12.2x and
(iv) enterprise value to LTM EBIT of 12.7x to 19.6x.

    No transaction utilized in the comparable mergers and acquisitions analysis is identical to the Goldwyn Merger. Accordingly, DLJ's analysis of the results of the foregoing necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of Goldwyn and other factors that could affect the acquisition value of the companies to which it is being compared. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Film and Television Library

    Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis for the five-year period ending with the fiscal year ending December 31, 2000 on the pretax cash flows of the Goldwyn film and television library, based upon financial projections for the Goldwyn film and television library prepared by management of Goldwyn. DLJ also assumed that the financial projections prepared by management of Goldwyn were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future operating and financial performance of Goldwyn's film and television library. Pretax cash flows were calculated as the sum of (i) management of Goldwyn's projected revenues from distribution of the film titles in Goldwyn's film library and (ii) management of Goldwyn's projected revenues from the syndication of the programming in Goldwyn's television library less (iii) management of Goldwyn's projections of the expenses of distributing the titles in the film and television library. DLJ selected estimates of terminal exit values based upon 7.7x and 9.1x annual pretax cash flows and discount rates of 11.0% and 13.0%. The terminal exit multiple represents an estimate of the price a buyer would be willing to pay for the pretax cash flows generated by the Goldwyn film and television library at the end of the five-year period covered by management of Goldwyn's projections. The terminal exit multiple and discount rates selected were based upon DLJ's subjective judgment about, among other things, the capital markets, the prospects of exploiting the Goldwyn film and television library and the television and motion picture industries. The pretax cash flows and terminal value were then discounted to the present resulting in an estimated range of values for the Goldwyn film and television library of $76.3 million to $91.1 million. DLJ believes that mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using discounted cash flow data. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

    The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the entirety of the analyses, would create an incomplete view of the process underlying its opinion. DLJ did not attribute any particular weight to any analysis or factor considered by it but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor.

    In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MIG and Goldwyn. The analyses performed by DLJ are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of DLJ's analysis of the fairness from a financial point of view to MIG of the consideration to be paid by MIG per share of Goldwyn Common Stock pursuant to the Goldwyn Merger Agreement and were reviewed with the MIG Board of Directors in connection with the delivery of DLJ's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Goldwyn might actually be sold. In addition, as described above, DLJ's opinion and the information provided by it to the MIG Board of Directors were two of many factors taken into consideration by the MIG Board of Directors in making its determination to approve the Goldwyn Merger. Consequently, DLJ's methods of analysis described above should not be viewed as determinative of the MIG Board of Directors' or management of MIG's opinion with respect to the value of Goldwyn or as to whether the MIG Board of Directors or management of MIG would have been willing to agree to different consideration.

    MIG selected DLJ as its financial advisor based upon DLJ's qualifications, expertise and national reputation, including the fact that DLJ, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Goldwyn and/or MIG for its own account and for the accounts of customers.

    Pursuant to the terms of an engagement letter, MIG has agreed, as compensation for DLJ's services as financial advisor, including the rendering of its fairness opinion to MIG in connection with its acquisition of Goldwyn, (i) to pay DLJ a fee of $250,000 at the time DLJ notified the MIG Board that it was prepared to deliver an opinion as to the fairness of the Goldwyn Merger Consideration to MIG from a financial point of view and (ii) upon the request by DLJ from time to time, to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) and to indemnify DLJ against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. DLJ became entitled to the foregoing fees as a result of the delivery to the MIG Board of Directors the February 28, 1996 DLJ Opinion. In addition, DLJ will be entitled to an additional fee upon consummation of the Goldwyn Merger. The terms of the fee arrangement with DLJ, which DLJ and MIG believe are customary in transactions of this nature, were negotiated at arm's length between MIG and DLJ, and the MIG Board of Directors was made aware of such arrangement, including the fact that a significant portion of DLJ's fee is contingent upon consummation of the Goldwyn Merger. DLJ has performed investment banking and financial advisory services for MIG and its affiliates for which it has received customary fees and is currently performing other investment banking and financial advisory fees for MIG and its affiliates, including acting as representative for the underwriters in connection with the Equity Offering, for which it will receive customary compensation. DLJ may render investment banking and financial advisory services to MIG and its affiliates in the future.

Goldwyn

  General

    Furman Selz was retained by the Board of Directors of Goldwyn to render an opinion to the Board of Directors of Goldwyn as to the fairness, from a financial point of view, to the holders of Goldwyn Common Stock of the consideration to be received pursuant to the Goldwyn Merger. Furman Selz is a nationally recognized investment banking firm with substantial experience and expertise in the entertainment industry. As part of its investment banking business, Furman Selz is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes.

    On January 31, 1996, Furman Selz delivered to the Board of Directors of Goldwyn the January 31, 1996 Furman Selz Opinion, to the effect that, as of the date thereof and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the holders of Goldwyn Common Stock in the Goldwyn Merger was fair, from a financial point of view, to the holders of Goldwyn Common Stock. Furman Selz subsequently delivered to the Board of Directors of Goldwyn the Furman Selz Proxy Opinion to the effect that on and as of the date thereof, and based upon the procedures and subject to the assumptions described therein, the value of the Goldwyn Merger Consideration was fair, from a financial point of view, to the holders of Goldwyn Common Stock.

    A COPY OF THE FURMAN SELZ PROXY OPINION, WHICH INCLUDES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. GOLDWYN STOCKHOLDERS ARE URGED TO READ THE FURMAN SELZ PROXY OPINION IN ITS ENTIRETY. THE

OPINIONS OF FURMAN SELZ ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF GOLDWYN COMMON STOCK IN THE GOLDWYN MERGER AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY GOLDWYN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINIONS OF FURMAN SELZ SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FURMAN SELZ PROXY OPINION.

    For purposes of its opinions, Furman Selz, among other things: (i) reviewed the Goldwyn Merger Agreement and the Voting Agreement; (ii) reviewed certain publicly available financial information concerning Goldwyn and MIG and MIG's significant predecessor companies; (iii) reviewed certain non-public information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Goldwyn and MIG, furnished by Goldwyn and MIG; (iv) conducted discussions with certain members of senior management of Goldwyn and MIG concerning their respective businesses and operations, assets, present condition and future prospects; (v) reviewed the historical market prices and trading activity for Goldwyn Common Stock and Common Stock and compared them with that of certain publicly traded companies which Furman Selz deemed to be reasonably similar to Goldwyn and MIG, respectively; (vi) compared the results of operations of Goldwyn and MIG with those of certain companies which Furman Selz deemed to be reasonably similar to Goldwyn and MIG, respectively; (vii) compared the proposed financial terms of the Goldwyn Merger with the financial terms of certain other mergers and acquisitions Furman Selz deemed to be relevant; (viii) participated in discussions and negotiations among representatives of Goldwyn and MIG and their financial and legal advisors; and
(ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters, including Furman Selz's assessment of general economic, market and monetary conditions, as Furman Selz deemed necessary.

    In arriving at its opinions, Furman Selz relied on the accuracy and completeness of all information supplied or otherwise made available to it by Goldwyn and MIG, and did not undertake any responsibility or obligation to verify such information or to conduct a physical inspection of the assets, properties or facilities of Goldwyn, or undertake any independent evaluation or appraisal of the assets or liabilities of Goldwyn or MIG nor was Furman Selz furnished with any such evaluations or appraisals. With respect to the financial forecasts furnished by Goldwyn and MIG, Furman Selz assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the management of Goldwyn or MIG as to the expected future financial performance of Goldwyn or MIG, as the case may be. Furman Selz assumed no responsibility for and expressed no view as to such forecasts or estimates or the assumptions on which they were based. Furman Selz also assumed that the Goldwyn Merger will be a tax-free transaction for the stockholders of Goldwyn.

    In arriving at the January 31, 1996 Furman Selz Opinion, Furman Selz was not provided with historical or projected pro forma financial statements reflecting the operations of MIG assuming the consummation of (i) the then contemplated Alliance Merger, (ii) the MPCA Acquisition or (iii) the Goldwyn Merger. In preparing its opinions, Furman Selz did not conduct any discussions with the senior management of Alliance or MPCA. In preparing its opinions, Furman Selz considered the financial condition of Goldwyn, including Goldwyn's near-term liquidity and capital requirements, and the corresponding effect on Goldwyn's projected financial results. In arriving at the Furman Selz Proxy Opinion, Furman Selz reviewed and considered historical pro forma financial statements reflecting the operations of MIG assuming the consummation of the Goldwyn Merger, and, accordingly, the January 31, 1996 Furman Selz Opinion was updated to that extent. In arriving at the Furman Selz Proxy Opinion, Furman Selz was not provided with projected pro forma financial statements reflecting the operations of MIG assuming consummation of the MPCA Acquisition or the Goldwyn Merger. Each of the January 31, 1996 Furman Selz Opinion and the Furman Selz Proxy Opinion necessarily is based upon conditions as they existed, and could be evaluated, on the date such opinion was rendered, and does not represent an opinion as to what the trading value of the Common Stock will be when the Goldwyn Merger is consummated.

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
  Miscellaneous

    Goldwyn entered into an engagement letter with Furman Selz on July 7, 1995 (the "Engagement Letter"), pursuant to which Goldwyn agreed to pay Furman Selz the following: (i) a $100,000 advisory fee payable upon execution of the engagement letter, which fee has not yet been paid in light of Goldwyn's cash needs; (ii) a $400,000 fee for rendering its opinion in connection with a transaction involving Goldwyn; (iii) a cash fee at the closing of any such transaction, which fee is consequently dependent upon approval of the Goldwyn Merger by the Goldwyn Stockholders, equal to the sum of 1.5% of the Aggregate Consideration (as defined below) up to and including $125 million, plus 2.5% of the Aggregate Consideration in excess of $125 million, less any fees previously paid to Furman Selz. Aggregate Consideration is defined as the fair market value (on the date of payment) of securities receivable by the Goldwyn Stockholders in connection with the Goldwyn Merger and the indebtedness of Goldwyn at the time of closing including notes payable and participations payable to the Goldwyn Stockholders or others. It is estimated that such fee will be approximately $1.9 million.

    Goldwyn has agreed to reimburse Furman Selz for its out-of-pocket expenses, including fees and disbursements of counsel, which shall not exceed $40,000 without Goldwyn's written consent. Goldwyn has also agreed to indemnify Furman Selz and its directors, officers, agents and employees and each person, if any, controlling Furman Selz against certain liabilities, including liabilities under the federal securities laws and expenses related thereto.

    Furman Selz, in the past, has provided financial advisory and investment banking services to Goldwyn and has received fees for the rendering of such services. Furman Selz may, in the future, provide financial advisory and investment banking services to MIG and receive customary fees for the rendering of such services. In the ordinary course of its business, Furman Selz may actively trade the securities of both Goldwyn and MIG for its own account and for the account of its customers and, accordingly, may at any time have a long or short position in securities of Goldwyn and MIG.

  Methodology to Ascertain Fairness

    The following is a brief summary of the material aspects of the analyses performed by Furman Selz in connection with the January 31, 1996 Furman Selz Opinion. In connection with the Furman Selz Proxy Opinion, Furman Selz performed certain procedures, including each of the financial analyses described below, to update its analyses performed in connection with the January 31, 1996 Furman Selz Opinion, and reviewed the financial information on which such analyses were based and other factors including the current financial results of Goldwyn and MIG. Specifically, in connection with the Furman Selz Proxy Opinion, Furman Selz updated the segment sale analysis, analysis of selected comparable publicly traded companies, discounted cash flow analysis and discounted share price analysis described below with respect to Goldwyn, and the analysis of selected comparable publicly traded companies, analysis of selected mergers and acquisitions and discounted cash flow analysis described below with respect to MIG. In connection with the Furman Selz Proxy Opinion, Furman Selz did not update its analyses to reflect the fact that Goldwyn's financial performance is expected to fail by a substantial margin to meet Goldwyn's projections; however, such failure does not change the conclusion contained in the Furman Selz Proxy Opinion. These updated analyses were delivered to the Board of Directors of Goldwyn. The Furman Selz Proxy Opinion confirmed the January 31, 1996 Furman Selz Opinion and thus continued to provide support for the recommendation of the Board of Directors of Goldwyn that the Goldwyn Stockholders adopt and approve the Goldwyn Merger Agreement and the transactions contemplated thereby.

    Analyses Relating to Goldwyn. The summary set forth below does not purport to be a complete description of the analyses performed by Furman Selz. In arriving at its opinions, Furman Selz performed a variety of financial analyses, the material portions of which are summarized below. In addition, Furman Selz believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its opinions. In performing its analyses, Furman Selz made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Goldwyn's or MIG's control. Any estimates incorporated in the analyses performed by Furman Selz are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. The preparation of a fairness opinion is a complex process not necessarily susceptible to partial or summary description.

    Segment Sale Analysis. In order to estimate, based on Furman Selz's reasonable judgment, an overall implied value per share at which Goldwyn's segments could be sold on an individual basis in private market transactions, using projections provided by Goldwyn management, Furman Selz prepared a segment sale analysis. Furman Selz estimated the private market value of Goldwyn's segments based on (i) offers Goldwyn received from bidders for the Theatre Group and the Goldwyn film and television libraries, (ii) unleveraged discounted cash flow analysis for the Theatre Group and the Goldwyn film and television libraries and (iii) comparable transactions analysis for each segment.

    For the discounted cash flow analysis of the Theatre Group, Furman Selz calculated terminal values by multiplying projected EBITDA for 2000 by a range of exit multiples from 5 to 7 times, and applied discount rates reflecting weighted average costs of capital in the range of 10% to 14% to the terminal values and projected unleveraged free cash flows in the forecast. Furman Selz also performed a discounted cash flow analysis in which it reduced the Theatre Group projections by 35% in order to account for the severe financial liquidity issues at Goldwyn and the potential impact of these issues on the projected expansion of the Theatre Group from 140 screens in 1996 to 220 screens in 2000. In performing the DCF Analysis of the Goldwyn film and television libraries, Furman Selz calculated terminal values by multiplying projected free cash flow for 2005 by a range of exit multiples from 7 to 9 times, and applied discount rates reflecting weighted average costs of capital in the range of 11% to 15% to the terminal values and projected unleveraged free cash flows in the forecast.

    Using publicly available information, Furman Selz analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the theatrical exhibition industry and the film and television production and distribution industry. Transactions analyzed in the theatrical exhibition industry included: Virgin Group/MGM Cinemas, Regal Cinemas/Litchfield Theatres, Hellman Friedman/Hoyts Cinemas, Regal Cinemas/National Theatre Holdings and Merrill Lynch Capital Partners/United Artists Theatre Circuit. Furman Selz computed enterprise value as a multiple of LTM revenues, EBITDA and theatre cash flow (EBITDA plus general and administrative expense). The enterprise value as a multiple of LTM revenues for the selected companies was in the range of 0.73 to
1.67 times, with a mean and median of 1.15 times and 1.01 times, respectively. The enterprise value as a multiple of LTM EBITDA for the selected companies was in the range of 4.4 to 15.9 times, with a mean and median of 8.9 times and 8.7 times, respectively. The enterprise value as a multiple of LTM theatre cash flow for the selected companies was in the range of 3.7 to 9.3 times, with a mean and median of 6.6 times and 6.8 times, respectively.

    Transactions analyzed in the film and television production and distribution industry included: Turner Broadcasting/New Line Cinema, Turner Broadcasting/Castle Rock Entertainment, Blockbuster Entertainment/Spelling Entertainment, Blockbuster Entertainment/Republic Pictures, Hallmark Cards/RHI Entertainment, Turner Broadcasting/Hanna Barbera and Pathe Communications/MGM/UA Communications. Furman Selz computed enterprise value as a multiple of LTM revenues, operating cash flow (operating income plus depreciation and non-film cost amortization) and operating income (EBIT). The enterprise value as a multiple of LTM revenues for the selected companies was in the range of 0.92 to
3.18 times, with a mean and median of 1.95 times and 1.83 times, respectively. The enterprise value as a multiple of LTM operating cash flow for the selected companies was in the range of 8.9 to 24.0 times, with a mean and median of 13.5 times and 11.0 times, respectively. The enterprise value as a multiple of LTM operating income for the selected companies was in the range of 11.2 to 28.6 times, with a mean and median of 17.0 times and 13.7 times, respectively.

    Such analysis resulted in an implied total enterprise value range of $86.6 million to $130.5 million. In order to derive equity value per share of Goldwyn Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt and other liabilities of Goldwyn at December 31, 1995 to yield an implied pre-tax per share equity value range of $0.52 to $6.63. In addition, Furman Selz performed a segment sale analysis assuming Goldwyn's business segments were sold pursuant to a plan of liquidation. In this analysis, the segments were assumed to be sold in separate taxable transactions (including application of net operating loss carryforwards) and the repayment of net debt and other liabilities, including estimated severance and other transaction costs. This analysis resulted in an implied after-tax per share equity value range of $0.00 to $2.13.

    Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information, Furman Selz compared the financial, market and operating performances of selected publicly traded film and television production and distribution, diversified media and theatrical exhibition companies to Goldwyn. Film and television production and distribution companies analyzed by Furman Selz included: Kushner-Locke, dick clark productions, All American Communications, Spelling, King World and Savoy Pictures. Furman Selz calculated enterprise value as a multiple of LTM and estimated 1996 revenues, EBITDA and EBITA. The enterprise value as a multiple of LTM and estimated 1996 revenues for the selected companies was in the range of 0.81 to 3.66 times and 0.79 to 0.95 times, respectively, with means of 2.06 times and 0.87 times, respectively, and medians of 1.84 times and 0.87 times, respectively. The enterprise value as a multiple of LTM and estimated 1996 EBITDA for the selected companies was in the range of 6.2 to 23.3 times and 5.6 to 11.9 times, respectively, with means of
11.2 times and 8.0 times, respectively, and medians of 7.6 times and 6.7 times, respectively. The enterprise value as a multiple of LTM and estimated 1996 EBITA for the selected companies was in the range of 6.3 to 28.1 times and 5.6 to 12.2 times, respectively, with means of 13.4 times and 8.6 times, respectively, and medians of 9.5 times and 8.0 times, respectively.

    Diversified media companies analyzed by Furman Selz in connection with this analysis included: Time Warner, Disney, News Corporation, Viacom and New World Communications. Furman Selz calculated enterprise value as a multiple of LTM, estimated 1996 and estimated 1997 revenues, EBITDA and EBITA. The enterprise value as a multiple of LTM, estimated 1996 and estimated 1997 revenues for the selected companies was in the range of 1.81 to 4.57 times, 1.60 to 3.61 times and 1.45 to 2.32 times, respectively, with means of 2.84 times, 2.47 times and
2.00 times, respectively, and medians of 2.51 times, 2.42 times and 2.11 times, respectively. The enterprise value as a multiple of LTM, estimated 1996 and estimated 1997 EBITDA for the selected companies was in the range of 11.6 to
19.4 times, 10.5 to 11.6 times and 9.0 to 10.3 times, respectively, with means of 14.0 times, 11.1 times and 9.6 times, respectively, and medians of 12.7 times, 11.1 times and 9.6 times, respectively. The enterprise value as a multiple of LTM, estimated 1996 and estimated 1997 EBITA for the selected companies was in the range of 12.5 to 30.6 times, 11.8 to 14.1 times and 10.5 to
11.9 times, respectively, with means of 17.7 times, 13.1 times and 11.1 times, respectively, and medians of 13.8 times, 13.3 times and 11.1 times, respectively.

    Theatrical exhibition companies analyzed by Furman Selz in connection with this analysis included: Carmike Cinemas, AMC Entertainment, Regal Cinemas, Cineplex Odeon and GC Companies. Furman Selz calculated enterprise value as a multiple of LTM and estimated 1996 revenues, EBITDA and theatre cash flow. The enterprise value as a multiple of LTM and estimated 1996 revenues for the selected companies was in the range of 0.29 to 3.37 times and 0.29 to 3.04 times, respectively, with means of 1.43 times and 1.24 times, respectively, and medians of 1.22 times and 0.93 times, respectively. The enterprise value as a multiple of LTM and estimated 1996 EBITDA for the selected companies was in the range of 3.5 to 16.1 times and 3.5 to 13.4 times, respectively, with means of
8.8 times and 6.9 times, respectively, and medians of 6.8 times and 5.6 times, respectively. The enterprise value as a multiple of LTM and estimated 1996 theatre cash flow for the selected companies was in the range of 2.1 to 13.7 times and 2.0 to 11.6 times, respectively, with means of
7.0 times and 5.6 times respectively, and medians of 6.3 times and 4.4 times, respectively.

    Such analysis resulted in an implied total enterprise value range of $100.3 million to $133.8 million. In order to derive equity value per share of Goldwyn Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt and other liabilities of Goldwyn at December 31, 1995 to yield an implied per share equity value range of $1.98 to $5.55.

    Discounted Cash Flow Analysis. Furman Selz conducted an unleveraged discounted cash flow analysis based upon financial information for Goldwyn provided by Goldwyn management. In light of the substantial financial liquidity constraints at Goldwyn and the resulting inability of Goldwyn to execute its business plan and realize its projections, absent the Goldwyn Merger, Furman Selz reduced Goldwyn's projections by 25% in preparing its discounted cash flow analyses. Furman Selz calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 11% to 15%, and combined such values with terminal values for Goldwyn calculated by multiplying projected EBITDA for 2000 by a range of exit multiples from 6 to 10 times and using the same range of discount rates as those utilized for the unleveraged free cash flows. The net present value of free cash flow, when combined with the terminal values, yielded an implied total enterprise value in the range of $81.2 million to $136.2 million. In order to derive equity value per share of Goldwyn Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt and other liabilities of Goldwyn at December 31, 1995 to yield an implied per share equity value range of $0.00 to $5.81.

    Discounted Share Price Analysis. Furman Selz analyzed the potential future public market trading values of Goldwyn Common Stock using Goldwyn management's net income forecasts, reduced by 25% due to the financial liquidity constraints discussed above, applying multiples of 7 to 13 times net income to 1998 earnings per share and discounting the result at a 13% discount rate. This analysis generated implied per share present values of potential future trading values ranging from $2.50 to $4.65.

    Analyses Relating to MIG. In assessing the value, and corresponding per share value, of MIG, Furman Selz considered that MIG, as it is currently configured, was created pursuant to the November 1 Mergers. Furman Selz further considered that the proposed acquisition of MPCA by MIG is pending. In light of these considerations and the unavailability of recent consolidated financial statements or projections for MIG, or pro forma consolidated financial information reflecting the pending MPCA Acquisition, Furman Selz derived the value of MIG by calculating the sum of the values of each of MIG's business segments. The following is a brief summary of the principal aspects of the analyses performed by Furman Selz with respect to MIG.

Analysis of Selected Comparable Publicly Traded Companies.

    Orion. Using publicly available information, Furman Selz compared certain financial, market and operating information of selected publicly traded film and television production and distribution companies to Orion. Companies analyzed by Furman Selz in connection with this analysis included: Kushner-Locke, dick clark productions, All American Communications, Spelling, King World and Savoy Pictures. The enterprise value as a multiple of LTM and projected 1996 revenues for the selected companies was in the range of 0.81 to 3.66 times and .79 to .95 times, respectively, with means of 2.06 times and 0.87 times, respectively, and medians of 1.84 times and .87 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA for the selected companies ranged from
6.2 to 23.3 times and 5.6 to 11.9 times, respectively, with means of 11.2 times and 8.0 times, respectively, and medians of 7.6 times and 6.7 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA for the selected companies ranged from 6.3 to 28.1 times and 5.6 to 12.2 times, respectively, with means of 13.4 times and 8.6 times, respectively, and medians of 9.5 times and 8.0 times, respectively. Such analysis resulted in an implied total enterprise value range for Orion of $213.7 million to $256.4 million.

    MITI. Using publicly available information, Furman Selz analyzed certain financial, market and operating information of selected publicly traded companies in the five segments where MITI's joint ventures currently operate or intend to operate in the future. These segments are wireless cable, paging, radio broadcasting, fixed-wireless telephony and international long distance telephony.

    Companies analyzed by Furman Selz in the wireless cable industry included:
American Telecasting, CAI Wireless Systems, Heartland Wireless and People's Choice TV. Wireless cable companies are in an early stage of development; therefore, Furman Selz analyzed enterprise value as a multiple of LTM and projected 1996 revenues. Enterprise value as a multiple of LTM and projected 1996 revenues for the selected companies ranged from 9.61 to 17.65 times and
5.21 to 8.65 times, respectively, with means of 12.45 times and 7.02 times, respectively, and medians of 11.27 times and 7.21 times, respectively.

    Companies analyzed by Furman Selz in the paging industry included: A+ Network, American Paging, Arch Communications, Mobile Telecommunications Technologies, Metrocall, Paging Network and ProNet. Furman Selz analyzed enterprise value as a multiple of LTM and projected 1996 revenues and EBITDA. This analysis resulted in ranges of multiples of LTM and projected 1996 revenues from 2.21 to 5.82 times and 1.96 to 4.21 times, respectively, with means of 3.68 times and 2.80 times, respectively, and medians of 2.77 times and 2.80 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA ranged from 9.8 to 123.4 times and 7.9 to 16.6 times, respectively, with means (excluding certain extraordinary values) of 14.0 times and 10.9 times, respectively, and medians (excluding certain extraordinary values) of 13.0 times and 9.2 times, respectively.

    Companies analyzed by Furman Selz in the radio broadcasting industry included: Citicasters, Clear Channel Communications, Emmis Broadcasting, Evergreen Media, EZ Communications, Heftel Broadcasting, Infinity Broadcasting, Jacor Communications, Saga Communications and SFX Broadcasting. Furman Selz analyzed enterprise value as a multiple of LTM revenues and LTM and projected 1996 EBITDA. This analysis resulted in ranges of multiples of LTM revenues from
2.98 to 10.70 times, with a mean and median (excluding certain extraordinary values) of 4.69 times and 5.01 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA ranged from 10.2 to 24.4 times and 9.1 to 18.0 times, respectively, with means of 15.5 and 10.4 times, respectively, and medians of 14.3 times and 10.4 times, respectively.

    For the fixed-wireless telephony segment, Furman Selz analyzed companies which provide local loop telephone service, primarily on a regional basis, including: Alltel, C-Tec, Century Telephone, Cincinnati Bell, Frontier, Lincoln Telecom, Southern New England Telecom and Telephone & Data Systems. Furman Selz analyzed enterprise value as a multiple of LTM revenues and LTM and projected 1996 EBITDA. This analysis resulted in ranges of multiples of LTM revenues from
1.99 to 3.82 times, with a mean of 2.95 times and a median of 2.79 times. Enterprise value as a multiple of LTM and projected 1996 EBITDA ranged from 5.9 to 10.6 times and 5.2 to 8.8 times, respectively, with means of 8.1 times and
7.2 times, respectively, and medians of 7.6 times and 6.9 times, respectively.

    In the international long-distance telephony segment, Furman Selz analyzed Petersburg Long Distance. Furman Selz calculated enterprise value as a multiple of LTM and estimated 1996 revenues and EBITDA. This analysis resulted in multiples of LTM and projected 1996 revenues of 6.93 and 1.68 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA was 44.5 and 3.5 times, respectively.

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    Based on this analysis and the discounted cash flow value of MITI overhead and joint venture management fees, Furman Selz derived an implied total enterprise value range for MITI of $141.2 million to $307.0 million.

    Snapper. Using publicly available information, Furman Selz compared certain actual and estimated financial, market and operating information of selected publicly traded lawn and garden equipment companies to Snapper. Companies analyzed by Furman Selz in connection with this analysis included: Toro, Black & Decker, Deere, Lesco and Alamo Group. Furman Selz compared total enterprise value as a multiple of LTM and projected 1996 revenues, EBITDA and EBITA. This analysis resulted in ranges of multiples of LTM and projected 1996 revenues from
0.56 to 1.62 times and 0.54 to 1.52 times, respectively, with means of 1.00 times and 0.92 times, respectively, and medians of 1.00 and 0.98 times, respectively. Enterprise value as a multiple of LTM and projected 1996 EBITDA ranged from 6.8 to 12.6 times and 5.5 to 11.2 times, respectively, with means of
9.6 times and 8.0 times, respectively, and medians of 8.2 times and 7.4 times, respectively. Ranges of multiples of LTM and projected 1996 EBITA were from 8.4 to 16.9 times and 6.8 to 14.1 times, respectively, with means of 12.2 times and
9.9 times, respectively, and medians of 10.6 times and 9.3 times, respectively. Such analysis resulted in an implied total enterprise value range for Snapper of $174.7 million to $224.6 million.

    Based on the above analyses, Furman Selz derived an implied total enterprise valuation range for MIG of $529.6 million to $788.1 million. In order to derive equity value per share of Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt of MIG at December 31, 1995 and added the current market value of MIG's investment in Roadmaster to yield an implied per share equity value range for MIG of $5.01 to $11.08.

Analysis of Selected Mergers and Acquisitions.

    Orion. Using publicly available information, Furman Selz analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the film and television production and distribution industry. Transactions analyzed in the film and television production and distribution industry included: Turner Broadcasting/New Line Cinema, Turner Broadcasting/ Castle Rock Entertainment, Blockbuster Entertainment/Spelling Entertainment, Blockbuster Entertainment/Republic Pictures, Hallmark Cards/RHI Entertainment, Turner Broadcasting/Hanna Barbera and Pathe Communications/ MGM/UA Communications. Furman Selz computed enterprise value as a multiple of LTM revenues, operating cash flow (operating income plus depreciation and non-film cost amortization) and operating income (EBIT). Enterprise value as a multiple of LTM revenues for the selected companies ranged from 0.92 to 3.18 times, with a mean and median of 1.95 times and 1.83 times, respectively. Enterprise value as a multiple of LTM operating cash flow for the selected companies ranged from
8.9 to 24.0 times, with a mean and median of 13.5 times and 11.0 times, respectively. Enterprise value as a multiple of LTM operating income for the selected companies ranged from 11.2 to 28.6 times, with a mean and median of
17.0 times and 13.7 times, respectively. Such analysis resulted in an implied total enterprise value range for Orion of $235.1 million to $299.2 million.

    MITI. Using publicly available information, Furman Selz analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the various segments where MITI's joint ventures currently operate or intend to operate in the future.

    Transactions analyzed in the wireless cable television industry included:
CAI Wireless Systems/ACS Enterprises, Peoples Choice TV/Preferred Entertainment, CAI Wireless Systems/Microband Companies, American Telecasting/Antenna Vision, American Telecasting/People's Cable, American Telecasting/Family Entertainment Network and Wireless Entertainment Network, ACS Enterprises/MetroTen and MetSat and American Telecasting/ TVCN Denver Wireless Cable

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Operations. Furman Selz analyzed enterprise value as a multiple of LTM revenues and number of subscribers. Enterprise value as a multiple of LTM revenues for the selected companies ranged from 2.43 to 49.50 times, with a mean and median of 6.86 times and 5.87 times, respectively. Enterprise value as a multiple of number of subscribers for the selected companies ranged from $1,231 to $8,031 per subscriber, with a mean and median of $2,267 per subscriber and $1,830 per subscriber, respectively.

    Furman Selz analyzed more than thirty recent transactions in the paging industry including: Arch Communications/Westlink Holdings, ProNet/AGR Electronics and AGR Beepers, ProNet/Paging and Cellular of Texas, ProNet/Americom Paging, Arch Communications/USA Mobile Communications, A+ Communications/Network Paging, Arch Communications/Beta Telepage, Teletouch Communications/Dial-A-Page and Arch Communications/Beeper Company of America. Furman Selz computed enterprise value as a multiple of LTM revenues and EBITDA. Enterprise value as a multiple of LTM revenues for the selected companies ranged from 0.99 to 6.20 times, with a mean and median of 2.82 times and 2.64 times, respectively. Enterprise value as a multiple of LTM EBITDA for the selected companies ranged from 7.1 to 35.5 times, with a mean and median (excluding certain extraordinary values) of 11.1 times and 9.4 times, respectively.

    Furman Selz analyzed more than fifty recent transactions in the radio broadcasting industry. Furman Selz computed enterprise value as a multiple of LTM revenues and broadcast cash flow. Enterprise value as a multiple of LTM revenues for the selected companies ranged from 2.05 to 5.68 times, with a mean and median of 3.91 times and 3.90 times, respectively. Enterprise value as a multiple of LTM broadcast cash flow for the selected companies ranged from 5.7 to 13.2 times, with a mean and median of 10.1 times and 10.1 times, respectively.

    In determining the appropriate multiples for MITI's telephony ventures, Furman Selz analyzed transactions involving the sale of long distance and fixed local access lines on a local or regional scale including: Citizens Utilities/ALLTEL, AT&T/Alascom, LDDS Communications/Williams Telecommunications Group, LDDS Communications/IDB Communications and Pacific Telecom/US WEST Colorado Access Lines. Furman Selz calculated enterprise value as a multiple of LTM revenues, which ranged from 1.42 times to 3.20 times with a mean of 2.40 times and a median of 2.71 times.

    Based on this analysis and the discounted cash flow value of MITI overhead and joint venture management fees, Furman Selz derived an implied total enterprise value range for MITI of $190.9 million to $396.6 million.

    Snapper. Using publicly available information, Furman Selz analyzed the purchase prices and multiples paid in selected merger or acquisition transactions in the lawn and garden equipment industry. Transactions analyzed in the lawn and garden equipment industry included: Alamo Group/M&W Gear, Clark Equipment/Club Car, Alamo Group/Tiger Corporation, Deere & Company/Homelite Division of Textron, Alamo Group/Bomford Turner, Barefoot, Inc./Ever-Green Lawns and Scotts Co./Republic Tool and Manufacturing. Furman Selz computed enterprise value as a multiple of LTM revenues, EBITDA and EBITA. Enterprise value as a multiple of LTM revenues for the selected companies ranged from .42 to 1.39 times, with a mean and median of .84 times and .80 times, respectively. Enterprise value as a multiple of LTM EBITDA for the selected companies ranged from 5.3 to 10.9 times, with a mean and median of 8.2 times and 8.8 times, respectively. Enterprise value as a multiple of LTM EBITA for the selected companies ranged from 6.5 to 12.9 times, with a mean and median of 11.2 times and 12.3 times, respectively. Such analysis resulted in an implied total enterprise value range for Snapper of $199.7 million to $249.6 million.

    Based on the above analyses, Furman Selz derived an implied total enterprise valuation range for MIG of $625.6 million to $945.3 million. In order to derive equity value per share of Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt of MIG at

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December 31, 1995 and added the current market value of MIG's investment in
Roadmaster to yield an implied per share equity value range for MIG of $7.26 to $14.78.

Discounted Cash Flow Analysis.

    Orion. Furman Selz conducted an unleveraged discounted cash flow analysis based upon financial information for Orion provided by management of MIG. Furman Selz calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 12% to 16%, and combined such values with terminal values for Orion calculated by multiplying projected EBITDA for 2000 by a range of exit multiples from 8 to 12 times and using the same range of discount rates as those utilized for the unleveraged free cash flows. The net present value of free cash flow, when combined with the terminal values, yielded an implied total enterprise value for Orion in the range of $263.1 million to $367.6 million.

    MITI. Furman Selz conducted an unleveraged discounted cash flow analysis on each of MITI's ventures and on MITI overhead and joint venture management fees based upon financial information provided by management of MIG. Due to the fact that MITI's ventures are all in very early stages of development or have not begun operating, Furman Selz reduced MIG's projections for these businesses by 50% for purposes of this analysis. Furman Selz calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 20% to 30%, and combined such values with terminal values calculated by multiplying either projected revenue or projected EBITDA for 2000 by a range of exit multiples from 4.00 to 6.00 times or 6.0 to 10.0 times, respectively and using the same range of discount rates as those utilized for the unleveraged free cash flows. The net present value of free cash flow, when combined with the terminal values, yielded an implied total enterprise value for MITI in the range of $144.6 million to $368.0 million.

    Snapper. Furman Selz conducted an unleveraged discounted cash flow analysis based upon financial information for Snapper provided by management of MIG. Furman Selz calculated a range of net present values of the projected unleveraged free cash flows in the forecast using various discount rates reflecting weighted average costs of capital in the range of 10% to 14%, and combined such values with terminal values for Snapper calculated by multiplying projected EBITDA for 2000 by a range of exit multiples from 5 to 7 times and using the same range of discount rates as those utilized for the unleveraged free cash flows. The net present value of free cash flow, when combined with the terminal values, yielded an implied total enterprise value for Snapper in the range of $192.7 million to $283.4 million.

    Based on the above analyses, Furman Selz derived an implied total enterprise valuation range for MIG of $600.4 million to $1,019.0 million. In order to derive equity value per share of Common Stock, Furman Selz subtracted from the implied total enterprise value the estimated net debt of MIG at December 31, 1995 and added the current market value of MIG's investment in Roadmaster to yield an implied per share equity value range for MIG of $6.67 to $16.51.

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TERMS AND CONDITIONS OF THE GOLDWYN MERGER AGREEMENT

    Set forth below is a description of the principal terms and conditions of the Goldwyn Merger Agreement. The description is qualified in its entirety to reference to the Goldwyn Merger Agreement, a copy of which is attached hereto as Appendix A.

Conditions to the Goldwyn Merger
  Mutual Conditions

    The obligations of MIG and Goldwyn to consummate the Goldwyn Merger are subject to the satisfaction or waiver of certain mutual conditions, including the following. Each of the following conditions, except for the stockholder approvals, may be waived by either party:

       1. The Goldwyn Merger Agreement shall have been approved and adopted by the requisite vote of Goldwyn Stockholders;

       2. The Registration Statement shall have been declared effective by the Commission;

       3. MIG shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of Common Stock;

       4. All material consents or approvals required in connection with the Goldwyn Merger shall have been obtained;

       5. The shares of Common Stock to be issued in connection with the Goldwyn Merger shall have been authorized for listing on the AMEX or any other national securities exchange or automated quotation system approved by both parties, in each case, subject to official notice of issuance;

       6. No injunction, order, decree or stay is in effect which restrains or prevents the consummation of the Goldwyn Merger;

       7. All waiting periods under the Hart Scott Act shall have expired or been terminated (which waiting period has expired);

       8. Samuel Goldwyn, Jr., Chairman and Chief Executive of Goldwyn, shall have entered into an employment agreement with the Goldwyn Surviving Corporation;

       9. All amounts outstanding under Goldwyn's bank credit facility (or any refinancing, renewal or extension thereof) shall have been repaid or refinanced in full; and

       10. Orion shall have provided up to $5.5 million of interim funding to Goldwyn in the manner specified in the Financing and Distribution Agreement (as defined below).

  MIG Conditions

    MIG's obligation to consummate the Goldwyn Merger is subject to the satisfaction or waiver of certain other conditions, including the following:

       1. The representations and warranties of Goldwyn made in the Goldwyn Merger Agreement must be true and correct in all material respects when made and as of the Goldwyn Effective Time; all covenants and conditions required to be performed by Goldwyn prior to the Goldwyn Effective Time shall have been performed in all material respects and MIG shall have received an officer's certificate from Goldwyn stating the foregoing;

       2. Since December 31, 1995, no change or event shall have occurred which has had or could reasonably be expected to have a material adverse effect with respect to Goldwyn;

       3. MIG shall have received a customary legal opinion of counsel to Goldwyn, reasonably satisfactory to MIG, regarding certain legal matters relating to Goldwyn;

       4. MIG shall have received a fairness opinion that the Goldwyn Merger Consideration is fair to MIG from a financial point of view and such opinion shall not have been amended, modified or withdrawn;

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
       5. MIG shall have received from affiliates of Goldwyn letters regarding certain matters applicable to such holders under the federal securities laws. The letter to be signed by Samuel Goldwyn, Jr. and the Goldwyn Family Trust will contain a lockup provision with MIG's lead underwriter for the Equity Offering providing that Mr. Goldwyn and the Goldwyn Family Trust agree not to sell their shares of Common Stock received in the Goldwyn Merger (other than the shares of Common Stock issued in exchange for the Goldwyn Common Stock received by the Goldwyn Family Trust pursuant to exercise of the Goldwyn Put) for a period of 180 days from the Goldwyn Effective Time.;

       6. The Distribution Agreement between the Goldwyn Surviving Corporation and the Goldwyn Family Trust shall have been entered into on terms satisfactory to MIG;

       7. The Trademark License Agreement (as defined below) between the Goldwyn Surviving Corporation and Samuel Goldwyn, Jr. relating to the use of certain trademarks shall have been entered into on terms satisfactory to MIG;

       8. The Amended and Restated Option Agreement among the Goldwyn Surviving Corporation, Mr. Goldwyn and the Goldwyn Family Trust shall have been entered into on terms satisfactory to MIG;

       9. MIG shall be satisfied that certain of Goldwyn's contractual obligations under an output agreement relating to the home video rights to motion picture product produced by Goldwyn shall not apply to MIG and its affiliates;

       10. Mr. Gottlieb shall have entered into an employment agreement with the Goldwyn Surviving Corporation on terms mutually satisfactory to the parties; and

       11. The maturity date for all amounts outstanding under Goldwyn's production indebtedness relating to certain films (approximately $3,679,000 at March 31, 1996) shall have been extended beyond the Goldwyn Effective Time.

  Goldwyn Conditions

    Goldwyn's obligation to consummate the Goldwyn Merger is subject to the satisfaction or waiver of certain other conditions, including the following:

       1. The representations and warranties of MIG made in the Goldwyn Merger Agreement must be true and correct in all material respects when made and as of the Goldwyn Effective Time; all covenants and conditions required to be performed by MIG prior to the Goldwyn Effective Time shall have been performed in all material respects and Goldwyn shall have received an officer's certificate from MIG stating the foregoing;

       2. Since December 31, 1995, no change or event shall have occurred which has had or could reasonably be expected to have a material adverse effect with respect to MIG;

       3. Goldwyn shall have received a customary legal opinion of counsel to MIG, reasonably satisfactory to Goldwyn, regarding certain legal matters relating to MIG, and an opinion from its counsel regarding material federal income tax consequences to Goldwyn and the Goldwyn Stockholders of the Goldwyn Merger, which latter opinion is, pursuant to a side agreement among MIG and Goldwyn, a non-waiveable condition;

       4. Goldwyn shall have received a fairness opinion that the consideration to be received by Goldwyn Stockholders in the Goldwyn Merger is fair to the Goldwyn Stockholders from a financial point of view and such opinion shall not have been amended, modified or withdrawn; and

       5. The MIG-Goldwyn Shelf Registration Statement registering the shares of Common Stock to be received by Samuel Goldwyn, Jr. and the Goldwyn Family Trust in the

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          Goldwyn Merger and the registration statement(s) on Form S-8 permitting resale of the shares of Common Stock to be received by former Goldwyn Stockholders upon exercise of the Goldwyn Options shall have each been declared effective by the Commission.

Termination

    The Goldwyn Merger Agreement may be terminated at any time prior to the Goldwyn Effective Time (whether before or after approval by the Goldwyn Stockholders ):

         (i) by mutual written consent of MIG and Goldwyn;

        (ii) by either MIG or Goldwyn in the event of a material breach of any representation, warranty, covenant or agreement contained in the Goldwyn Merger Agreement (subject to a 10 business day cure period in the event of a non-wilful breach) (the "Goldwyn Material Breach Termination Right");

        (iii) by MIG or Goldwyn if the Goldwyn Merger shall not have been consummated before September 30, 1996 unless the party wishing to terminate on such date, due to its material breach of the Goldwyn Merger Agreement, was the cause of the failure to consummate the Goldwyn Merger;

        (iv) by either MIG or Goldwyn if the Goldwyn Stockholders fail to approve and adopt, by the requisite vote, the Goldwyn Merger Agreement; or

         (v) by either MIG or Goldwyn if a court of competent jurisdiction or other governmental body shall have issued an order or taken any other action preventing or restraining the consummation of the Goldwyn Merger and such order or such other action shall have become final and non-appealable.

    In addition, either MIG or Goldwyn may terminate the Goldwyn Merger Agreement if (i) the Board of Directors of Goldwyn shall modify or change its recommendation that the Goldwyn Stockholders approve and adopt the Goldwyn Merger Agreement (the "Goldwyn Recommendation") in a manner adverse to MIG or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Goldwyn shall have recommended to Goldwyn Stockholders a material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Goldwyn Merger; (iii) a tender offer (including a self-tender offer) or exchange offer for shares of capital stock of Goldwyn, which would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of Goldwyn, is commenced and the Board of Directors of Goldwyn recommends that Goldwyn Stockholders tender their shares in such tender or exchange offer; or (iv) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of, more than 50% of the then outstanding shares of any class of capital stock of Goldwyn (the occurrence of any of (i)-(iv) above shall be referred to as a "Goldwyn Competing Offer").

Expenses

    The Goldwyn Merger Agreement provides that each party will bear their respective expenses incurred in connection with the preparation, execution and performance of the Goldwyn Merger Agreement and the transactions contemplated thereby; provided, however, that if the Goldwyn Merger Agreement is terminated
(i) as a result of a Goldwyn Competing Offer or (ii) upon the exercise by MIG of its Goldwyn Material Breach Termination Right and in the case of clause (ii), within six months after the date of such termination, a Goldwyn Business Combination (as defined below) shall have occurred or Goldwyn shall have entered into a definitive agreement providing for a Goldwyn Business Combination, Goldwyn shall pay MIG $3 million and reimburse MIG for all of MIG's fees and expenses, including all of its reasonable legal, accounting and investment banking fees and expenses.

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
    A Goldwyn Business Combination means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Goldwyn; (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of Goldwyn and its subsidiaries taken as a whole, in a single transaction or series of transactions; or (iii) the acquisition by any person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 50% or more of Goldwyn Common Stock, whether by a tender offer, exchange offer or otherwise.

    In addition, if the Goldwyn Merger Agreement is terminated (i) by MIG pursuant to the Goldwyn Material Breach Termination Right, Goldwyn shall reimburse all of MIG's fees and expenses including all of its reasonable legal, accounting and investment banking fees and expenses relating to the Goldwyn Merger or (ii) by Goldwyn pursuant to the Goldwyn Material Breach Termination Right, MIG shall reimburse all of Goldwyn's fees and expenses, including all of its reasonable legal, accounting and investment banking fees and expenses relating to the Goldwyn Merger.

    Any payment required to be made pursuant to the foregoing shall be made as promptly as practicable but not later than two business days after termination of the Goldwyn Merger Agreement and shall be made by wire transfer of immediately available funds to an account designated by MIG or Goldwyn, as the case may be. Any payment to be made as a result of the occurrence of a Business Combination shall be made as promptly as practicable but not later than two business days after the earlier to occur of the Business Combination or the execution of the definitive agreement providing for such Business Combination.

Agreement Not to Solicit Other Offers

    Neither Goldwyn nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of their respective agents to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Goldwyn or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Goldwyn or any of its subsidiaries (other than the transactions contemplated or permitted by the Goldwyn Merger Agreement) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or which would or could reasonably be expected to materially delay the Goldwyn Merger (collectively, "Goldwyn Transaction Proposals") or agree to or endorse any Goldwyn Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit Goldwyn from (A) furnishing information pursuant to any appropriate confidentiality letter concerning Goldwyn and its businesses, properties or assets to a third party who the Board of Directors of Goldwyn has a reasonable basis for determining is likely to make a Goldwyn Qualified Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with such a third party who has made a Goldwyn Qualified Transaction Proposal or (C) following receipt of a Goldwyn Qualified Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Goldwyn Merger Recommendation, but in each case referred to in the foregoing clauses (A) through (C) only after the Goldwyn Board of Directors concludes in good faith following receipt of a written opinion addressed to Goldwyn from outside counsel that such action is reasonably necessary for the Goldwyn Board of Directors to comply with its fiduciary obligations to stockholders under applicable law. If the Goldwyn Board of Directors receives a Goldwyn Transaction Proposal, then Goldwyn shall immediately inform MIG of the terms and conditions of such proposal and the identity of the person making it and shall keep MIG fully informed of the status and details of any such Goldwyn Transaction Proposal and of all steps it is taking in

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
response to such Goldwyn Transaction Proposal. The term "Goldwyn Qualified Transaction Proposal" shall mean a Goldwyn Transaction Proposal that the Goldwyn Board of Directors determines in good faith, after consultation with its outside financial advisor, is reasonably capable of being consummated and is not subject to any material contingencies relating to financing.

Conduct of Business by Goldwyn Prior to the Goldwyn Merger

    Except as otherwise provided in the Goldwyn Merger Agreement, the Goldwyn Merger Agreement provides that Goldwyn shall, and shall cause its subsidiaries to, carry on their businesses in the usual, regular and ordinary course in substantially the same manner conducted in the past and use their best efforts to preserve intact their respective business organizations, keep available the services of their respective officers and employees and preserve their respective relationships with customers, suppliers, contractors, distributors, licensors, licensees and others with whom they have business dealings to the end that their respective goodwill and ongoing businesses shall not be impaired in any material respect at the Goldwyn Effective Time. The Goldwyn Merger Agreement also contains customary restrictions on Goldwyn's ability to declare dividends, authorize or issue capital stock, purchase its own capital stock, amend its organizational documents, alter its corporate structure, dispose of any of its material properties or assets or incur any indebtedness, outside of that permitted under Goldwyn's credit facilities, prior to the Goldwyn Effective Time. In addition, in connection with the Goldwyn Merger, Orion has entered into the Financing and Distribution Agreement (as defined herein) pursuant to which Orion has provided Goldwyn with an advance of up to $5.5 million for the acquisition of Goldwyn's distribution rights in six feature films.

Forms S-3 and S-8

    MIG has agreed to, as promptly as practicable, prepare and file with the Commission the MIG-Goldwyn Shelf Registration Statement registering for resale the Common Stock to be received by the Goldwyn Family Trust and Mr. Goldwyn in the Goldwyn Merger and a registration statement(s) on Form S-8 permitting the resale of the shares of Common Stock to be issued to former Goldwyn Stockholders upon exercise of the Goldwyn Options.

Directors' and Officers' Indemnification and Insurance

    Pursuant to the Goldwyn Merger Agreement, (i) for a period of four years after the Goldwyn Effective Time, MIG has agreed to maintain in effect policies of directors' and officers' liability insurance for the Goldwyn Surviving Corporation in substantially the same form with substantially the same terms and conditions as contained in Goldwyn's current policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred before the Goldwyn Effective Time and (ii) from and after the Goldwyn Effective Time, the Goldwyn Surviving Corporation will indemnify and hold harmless each present and former director and officer of Goldwyn and its subsidiaries, determined as of the Goldwyn Effective Time (the "Goldwyn Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior the Goldwyn Effective Time, whether asserted or claimed prior to, at or after the Goldwyn Effective Time, to the fullest extent that Goldwyn or such subsidiary would have been permitted under applicable law and its certificate of incorporation or by-laws as in effect on the date of the Goldwyn Merger Agreement, to indemnify such person (and the Goldwyn Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Any Goldwyn Indemnified Party wishing to claim indemnification upon learning of any such claim, action, suit, proceeding or investigation must promptly notify the Goldwyn Surviving Corporation thereof, though the failure to so notify shall not relieve the Goldwyn Surviving Corporation of any liability it may have to such Goldwyn

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
Indemnified Party except to the extent such failure materially prejudices the Goldwyn Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Goldwyn Effective Time), a Goldwyn Indemnified Party may retain counsel satisfactory to him or her and the Goldwyn Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Goldwyn Indemnified Party promptly as statements therefor are received. The Goldwyn Surviving Corporation shall use its best efforts to assist in the defense of any such matter. If indemnification is not available with respect to any Goldwyn Indemnified Party, the Goldwyn Surviving Corporation and the Goldwyn Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

Other Agreements
  Voting Agreement

    Pursuant to the Voting Agreement, the Goldwyn Family Trust has agreed to vote the shares of Goldwyn Common Stock held by it (a) in favor of the Goldwyn Merger, the Goldwyn Merger Agreement and the transactions contemplated by the Goldwyn Merger Agreement and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination involving Goldwyn (other than the Goldwyn Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Goldwyn under the Goldwyn Merger Agreement or which could result in any of the conditions to Goldwyn's obligations under the Goldwyn Merger Agreement not being fulfilled.

    As of the Goldwyn Record Date, the Goldwyn Family Trust beneficially owns 5,111,261 shares of Goldwyn Common Stock, representing approximately 60.2% of the outstanding shares of Goldwyn Common Stock (without giving effect to the exercise of the Goldwyn Put, which exercise is expected to occur after the Goldwyn Record Date). The vote of the Goldwyn Family Trust in accordance with the Voting Agreement will be sufficient to approve the Goldwyn Merger Agreement without any action on the part of any other stockholders of Goldwyn.

  Employment Agreements

    It is a condition to the consummation of the Goldwyn Merger that Samuel Goldwyn, Jr. shall have entered into an employment agreement with the Goldwyn Surviving Corporation. MIG and Mr. Goldwyn have agreed that Mr. Goldwyn will be employed as Chairman of the Goldwyn Surviving Corporation, reporting directly to the Chairman and Vice Chairman of MIG. Mr. Goldwyn will have the obligation to first offer to MIG all of Mr. Goldwyn's film development projects. If MIG refuses and a third party develops, produces and/or finances the film, all producer fees payable to Mr. Goldwyn in connection therewith, if any, will be split evenly between Mr. Goldwyn and MIG. The Goldwyn Employment Agreement is for a term of seven years, with Mr. Goldwyn receiving an annual base salary of $625,000 (his current annual salary is $300,000) and a bonus, which bonus, subject to certain limitations, will be determined based upon the performance of films produced or acquired by Mr. Goldwyn for MIG. His maximum annual salary and bonus may not exceed $1.5 million.

    In addition, in connection with Mr. Goldwyn's employment arrangement, MIG has agreed to provide the Goldwyn Surviving Corporation with a revolving credit facility of $20 million solely for the production and acquisition of qualifying full-length feature films. To qualify, the Goldwyn Surviving Corporation's portion of the production costs for such films must be less than or equal to $5 million (except that with respect to one film per year, the Goldwyn Surviving Corporation's portion of the production costs for such films may not exceed $7 million) and (i) with respect to films produced by the Goldwyn Surviving Corporation, be approved in advance by MIG's Office of the Chairman and (ii) with respect to films acquired by the Goldwyn Surviving Corporation, be approved in advance as part of a business plan or be pre-approved by MIG's Office of the Chairman. Mr. Goldwyn will control the international and domestic marketing and exhibition program of films produced or acquired by the Goldwyn Surviving Corporation. In addition to the foregoing, MIG has agreed to provide the Goldwyn

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Surviving Corporation with a revolving development fund for the development of films, not to exceed $1 million for the first year after the Goldwyn Effective Time, increasing $250,000 per year up to a maximum of $2 million.

    In addition, it is a condition to MIG's obligation to consummate the Goldwyn Merger that the Goldwyn Surviving Corporation shall have entered into an employment agreement with Meyer Gottlieb satisfactory to the parties thereto.

  Distribution Agreement

    It is a condition to the consummation of the Goldwyn Merger that the Goldwyn Family Trust and the Goldwyn Surviving Corporation enter into the Distribution Agreement for the worldwide distribution in all media of the Pictures for a term ending on December 31, 2020. Under the Distribution Agreement, the Goldwyn Surviving Corporation has the sole and exclusive right and license for the distribution, licensing and other exploitation of the Pictures in any and all versions and languages in all media throughout the world. In addition, so long as Mr. Goldwyn remains Chairman of the Goldwyn Surviving Corporation, the Goldwyn Surviving Corporation shall have the exclusive right of first refusal to produce any remakes or sequels of any of the Pictures and the right to act as the Goldwyn Family Trust's sole and exclusive agent and representative for the distribution, licensing and other exploitation of any such remake or sequel rights which the Goldwyn Family Trust elects to exploit; provided, that, in the event that Mr. Goldwyn no longer serves as Chairman, other than as a result of termination for "cause," such rights shall terminate; and, provided further, that if he is terminated for "cause," such rights shall terminate on the seventh anniversary of the date of the Distribution Agreement.

    Under the Distribution Agreement, until December 31, 1996 the Goldwyn Surviving Corporation is entitled to receive a distribution fee of 35% of the proceeds derived from the distribution of the Pictures and shall be reimbursed for all costs incurred in connection with such distribution. From January 1, 1997 through the remainder of the term of the Distribution Agreement, the Goldwyn Surviving Corporation will receive a distribution fee of 30% of the proceeds received from the distribution of the Pictures, and shall be reimbursed for all costs relating to such distribution.

    Goldwyn is obligated to make participation payments to the Goldwyn Family Trust out of the proceeds from exploiting the Pictures, which participation payments are payable out of the proceeds from the distribution of the Pictures, after payment of the distribution fee and reimbursement of expenses described in the immediately preceding paragraph. A portion of such film participations owed by Goldwyn to the Goldwyn Family Trust have accrued under the existing agreement between Goldwyn and the Goldwyn Family Trust relating to the Pictures (the "Accrued Participations") and have not been paid as a result of limitations set forth in Goldwyn's credit facility with the Goldwyn Bank Group. Pursuant to the Distribution Agreement, the Goldwyn Family Trust will receive a minimum of $800,000 per year until the amount of Accrued Participations has been reduced to zero. The Distribution Agreement limits the amount of money that the Goldwyn Family Trust can receive in respect of Accrued Participations and future participations owed to the Goldwyn Family Trust to a maximum amount per year escalating from $1.25 million to $1.5 million over a four-year period. The total amount of Accrued Participations payable as of the Goldwyn Effective Time is anticipated to be approximately $4.5 million (assuming the exercise of the Goldwyn Put as described below). If the Goldwyn Put, as described below, is not exercised as of the Goldwyn Effective Time, the total amount of Accrued Participations payable as of the Goldwyn Effective Time is anticipated to be approximately $10.5 million.

  Option Agreement

    On April 13, 1993, Goldwyn, Mr. Goldwyn and the Goldwyn Family Trust entered into an option agreement (the "Goldwyn Option Agreement"), which among other things, provides for the Goldwyn Put, i.e., the issuance, at Goldwyn's option, of up to 875,000 shares of Goldwyn Common Stock to the Goldwyn Family Trust at a minimum price of $6.50 per share in exchange for a dollar-for-dollar

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
reduction of the Accrued Participations payable to the Goldwyn Family Trust. Goldwyn intends to exercise the Goldwyn Put prior to the Goldwyn Effective Time, which will result in the issuance to the Goldwyn Family Trust of 875,000 shares of Goldwyn Common Stock and the reduction of $5,687,500 in Accrued Participations. The Goldwyn Family Trust has advised Goldwyn that it intends to sell such shares, after the conversion thereof into shares of Common Stock pursuant to the Goldwyn Merger, primarily to satisfy certain tax liabilities incurred in connection with the exercise of the Goldwyn Put. If the Goldwyn Put remains unexercised, the Goldwyn Option Agreement will be amended and restated, and the Amended and Restated Option Agreement will be executed, to clarify that the options granted under the Goldwyn Option Agreement may be exercised utilizing the Common Stock (the "Option Shares") instead of Goldwyn Common Stock, with an appropriate adjustment to reflect conversion of Goldwyn Common Stock to Common Stock based upon the Goldwyn Exchange Ratio. The Amended and Restated Option Agreement would contain terms substantially similar to the Goldwyn Option Agreement. Under the Amended and Restated Option Agreement, MIG and Mr. Goldwyn each would have reciprocal options, expiring April 11, 1999, entitling (i) Mr. Goldwyn to acquire the Option Shares at a cash exercise price equal to the quotient of $8.00 divided by the Goldwyn Exchange Ratio, and (ii) MIG to issue the Option Shares to the Goldwyn Family Trust in exchange for a dollar-for-dollar reduction of the Accrued Participations payable to the Goldwyn Family Trust at an exchange price equal to the then market price of the Common Stock, if such market price is not greater than the quotient of $9.00 divided by the Goldwyn Exchange Ratio or less than the quotient of $6.50 divided by the Goldwyn Exchange Ratio, or if greater or lesser than such amounts, at $9.00 divided by the Goldwyn Exchange Ratio or $6.50 divided by the Goldwyn Exchange Ratio, respectively. Under the Amended and Restated Option Agreement, Mr. Goldwyn would retain certain "piggyback" and demand registration rights under the Securities Act with respect to the shares of Common Stock that may be issued under the Amended and Restated Option Agreement.

  Trademark License Agreement

    Pursuant to the Trademark License Agreement, Samuel Goldwyn, Jr. has agreed to license the trademark "Samuel Goldwyn" to the Goldwyn Surviving Corporation in perpetuity, royalty-free for use in connection with presently existing film and television product and has agreed to a non-exclusive license to use the name "Goldwyn" in perpetuity, royalty-free in connection with the film and television product of the Goldwyn Surviving Corporation that is consistent with the high quality standards established by Mr. Goldwyn.

  Interim Funding

    In connection with the Goldwyn Merger, Orion has entered into a six picture distribution agreement with Goldwyn (the "Financing and Distribution Agreement") pursuant to which Orion has provided Goldwyn with an advance of up to $5.5 million for the acquisition of Goldwyn's distribution rights in six feature films.

  Productions and Nightlife

    Samuel Goldwyn Productions ("Productions") is a California corporation wholly owned by Mr. Goldwyn which is involved in the acquisition and development of literary properties for production as motion pictures and television programs. Productions currently owns only de minimis assets. It is a condition to the consummation of the Goldwyn Merger that the assets, if any, of Productions that have been financed by Goldwyn or that otherwise relate to the operations of Goldwyn be transferred to the Goldwyn Surviving Corporation. Neither MIG, the Goldwyn Surviving Corporation, nor Goldwyn will pay any consideration for the transfer of these assets.

    Nightlife, Inc. ("Nightlife") is a California corporation wholly owned by Meyer Gottlieb which has been involved in the production of motion pictures and television programs. Nightlife currently owns only de minimis assets. It is a condition to the consummation of the Goldwyn Merger that the assets, if any, of Nightlife that have been financed by Goldwyn or that otherwise relate to the operations of Goldwyn be transferred to the Goldwyn Surviving Corporation. Neither MIG, the Goldwyn Surviving Corporation, nor Goldwyn will pay any consideration for the transfer of these assets.

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  Registration Rights Agreement

    MIG has agreed to use its best efforts to prepare and file with the Commission, as promptly as practicable, the MIG-Goldwyn Shelf Registration Statement, which will register for resale all of the shares of Common Stock to be received by Mr. Goldwyn or the Goldwyn Family Trust pursuant to the Goldwyn Merger, and to keep such Form S-3 effective until the earlier of (i) the date all shares of Common Stock registered on such Form S-3 have been sold by Mr. Goldwyn or the Goldwyn Family Trust, (ii) the date all shares of Common Stock registered on such Form S-3 may be immediately sold by Mr. Goldwyn or the Goldwyn Family Trust in a single transaction using Rule 144 promulgated under the Securities Act and (iii) three years from the Goldwyn Effective Time.

REGULATORY FILINGS AND APPROVALS

    The parties have filed the requisite applications under the Hart Scott Act and the waiting period expired.

CHANGE IN CONTROL

    The consummation of the Goldwyn Merger will result in a "change of control" of Goldwyn (within the meaning of Item 403(c) of the Commission's Regulation S-K). Upon consummation of the Goldwyn Merger (assuming (i) a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) the consummation of the Refinancing, (iii) the exercise of the Goldwyn Put and (iv) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock), existing MIG Stockholders will collectively own approximately 70.7% of the outstanding shares of Common Stock and Goldwyn Stockholders will collectively own approximately 5.6% of the outstanding shares of Common Stock. Stockholders purchasing shares of Common Stock in the Equity Offering will own the remaining 23.7% of the outstanding shares of Common Stock.).

ACCOUNTING TREATMENT

    The Goldwyn Merger will be accounted for as a purchase transaction. For accounting purposes, MIG will be deemed the surviving corporation of the Goldwyn Merger.

PUBLIC TRADING MARKET

    It is a condition to the consummation of the Goldwyn Merger that the shares of Common Stock to be issued in connection with the Goldwyn Merger be authorized for listing on the AMEX or any other national securities exchange or automated quotation system approved by MIG and Goldwyn, in each case, subject to official notice of issuance. An application to list the shares of Common Stock to be issued in the Goldwyn Merger on the AMEX will be filed shortly.

DISSENTERS' RIGHTS

    Neither MIG Stockholders nor Goldwyn Stockholders are entitled to dissenters' rights of appraisal or other dissenters' rights under Delaware law with respect to the Goldwyn Merger or any transactions contemplated by the Goldwyn Merger Agreement.

CONVERSION OF SHARES, PROCEDURES FOR EXCHANGE OF CERTIFICATES

    MIG has appointed Chemical Mellon Shareholder Services to act as Exchange Agent for the Goldwyn Merger. As soon as practicable after the Goldwyn Effective Time, MIG shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that

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delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Goldwyn Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each Goldwyn Stockholder of record as of the Goldwyn Effective Time advising such holder of the effectiveness of the Goldwyn Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing Goldwyn Common Stock in exchange for new certificates evidencing Common Stock and cash in lieu of fractional shares. Upon surrender to the Exchange Agent of a certificate or certificates formerly representing shares of Goldwyn Common Stock, together with duly executed transmittal materials, MIG shall promptly (i) issue or cause to be issued to the persons entitled thereto a certificate representing the number of whole shares of Common Stock that such persons are entitled to receive in the Goldwyn Merger and (ii) distribute or cause to be distributed to the persons entitled thereto cash in lieu of fractional shares. Upon surrender, each certificate theretofore evidencing Goldwyn Common Stock shall be canceled.

    At or promptly after the Goldwyn Effective Time, MIG shall deposit the Goldwyn Merger Consideration with the Exchange Agent to set up the Goldwyn Exchange Fund. After the Goldwyn Effective Time, MIG shall, on each payment or distribution date, tender to the Exchange Agent as an addition to the Goldwyn Exchange Fund all dividends and other distributions, if any, applicable to certificates held in the Goldwyn Exchange Fund.

    If any issuance of shares of Common Stock in exchange for shares of Goldwyn Common Stock is to be made to a person other than the Goldwyn Stockholder in whose name the certificate is registered at the Goldwyn Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Goldwyn Stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of MIG that such tax has been paid or is not payable.

    After the Goldwyn Effective Time, there will be no further transfers of Goldwyn Common Stock on the stock transfer books of Goldwyn. If a certificate representing Goldwyn Common Stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of Common Stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor.

    At and after the Goldwyn Effective Time and until surrendered, shares of Goldwyn Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions and voting, to evidence ownership of the number of full shares of Common Stock into which such shares of Goldwyn Common Stock were converted at the Goldwyn Effective Time. No dividends or other distributions, if any, payable to holders of Common Stock will be paid to the holders of any certificates for shares of Goldwyn Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such whole shares of Common Stock in respect of a record date after the Goldwyn Effective Time will be paid to the holder of record of the whole shares of Common Stock represented by the certificates issued in exchange therefor, without interest.

    GOLDWYN STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. GOLDWYN STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

FRACTIONAL SHARES

    No fractional shares of Common Stock will be issued to Goldwyn Stockholders in connection with the Goldwyn Merger. In lieu of the issuance of any fractional shares, cash equal to such fractional interest multiplied by the market value of a full share of Common Stock will be paid to the holder of such interest. For this purpose, the market value of a share of Common Stock will be equal to the sale price obtained by the Exchange Agent on the AMEX promptly after the Goldwyn Effective Time of such share of Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE GOLDWYN MERGER

    In considering the recommendation of the Goldwyn Board of Directors with respect to the Goldwyn Merger Agreement and the transactions contemplated thereby, Goldwyn Stockholders should be aware that certain members of Goldwyn's management and the Goldwyn Board of Directors have certain interests in the Goldwyn Merger not shared by other Goldwyn Stockholders generally. Each of the members of Goldwyn's Board of Directors was aware of these interests and considered them, among other matters, in approving the Goldwyn Merger Agreement and the transactions contemplated thereby.

    In connection with the Goldwyn Merger, the Goldwyn Family Trust, of which Samuel Goldwyn, Jr., the Chairman and Chief Executive Officer of Goldwyn, is trustee, has agreed to enter into the Distribution Agreement at the Goldwyn Effective Time, relating to the distribution by the Goldwyn Surviving Corporation of the Pictures. Among other things, the terms of the Distribution Agreement differ from those contained in the existing distribution agreement between the Goldwyn Family Trust and Goldwyn relating to the Pictures by (i) extending the term to December 31, 2020 (the current agreement terminates on December 31, 2003, subject to renewal under certain circumstances) and (ii) providing for certain minimum and maximum payments to the Goldwyn Family Trust in respect of the Accrued Participations owed to the Goldwyn Family Trust under the current agreement (the current agreement contains no limitations with respect to such payments). In addition, the Goldwyn Family Trust will continue to receive 65% of the net proceeds derived from the distribution of the Pictures through December 31, 1996, after which time and through the remainder of the term of the Distribution Agreement, the Goldwyn Family Trust will receive 70% of such net proceeds. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement-- Other Agreements--Distribution Agreement." In addition, it is a condition to the consummation of the Goldwyn Merger that Mr. Goldwyn be employed as Chairman of the Goldwyn Surviving Corporation and that such corporation have certain amounts made available to it for the development and production of motion picture product. Furthermore, it is a condition to MIG's obligation to consummate the Goldwyn Merger that the Goldwyn Surviving Corporation shall have entered into an employment agreement with Meyer Gottlieb, President and a director of Goldwyn, satisfactory to the parties thereto. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement--Other Agreements--Employment Agreements."

    On April 13, 1993, Goldwyn, Samuel Goldwyn, Jr. and the Goldwyn Family Trust entered into the Goldwyn Option Agreement, which among other things, provides for the Goldwyn Put, i.e., the issuance, at Goldwyn's option, of up to 875,000 shares of Goldwyn Common Stock to the Goldwyn Family Trust at a minimum price at $6.50 per share in exchange for a dollar-for-dollar reduction of the Accrued Participations, payable to the Goldwyn Family Trust. Goldwyn intends to exercise the Goldwyn Put prior to the Goldwyn Effective Time (but subsequent to the Goldwyn Record Date), which will result in the issuance to the Goldwyn Family Trust of 875,000 shares of Goldwyn Common Stock and the reduction of $5,687,500 in Accrued Participations. The Goldwyn Family Trust has advised Goldwyn that it intends to sell such shares, after the conversion thereof into shares of Common Stock pursuant to the Goldwyn Merger, primarily to satisfy certain tax liabilities incurred in connection with the exercise of the Goldwyn Put. If the Goldwyn Put remains unexercised, the Goldwyn Option Agreement will be amended and restated to clarify that the options granted under the Goldwyn Option Agreement may be exercised utilizing the Common Stock instead of Goldwyn Common Stock. Under the Amended and Restated Option Agreement, Mr. Goldwyn would retain certain "piggyback" and demand registration rights under the Securities Act with respect to the shares of Common Stock that may be issued under the Amended and Restated Option Agreement.

    MIG has agreed to register for resale under the Securities Act the shares of Common Stock to be received in the Goldwyn Merger by Mr. Goldwyn or the Goldwyn Familty Trust on the MIG-Goldwyn Shelf Registration Statement. It is a condition to the consummation of the Goldwyn Merger that the MIG-Goldwyn Shelf Registration Statement be declared effective on or prior to the Goldwyn Effective Time. MIG has further agreed to keep the MIG-Goldwyn Shelf Registration Statement continuously effective until the earlier of the sale of all such covered securities, the date all shares not yet sold pursuant to such registration statement may be sold by Mr. Goldwyn or the Goldwyn Family Trust in a single transaction using Rule 144 promulgated under the Securities Act and three years from the Goldwyn Effective Time. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement."

    In addition, MIG and Goldwyn have reached certain agreements with respect to indemnification and insurance arrangements and other matters which MIG will assume or has agreed to provide after the Goldwyn Merger. See "PROPOSAL NO. 1--THE GOLDWYN MERGER--Terms and Conditions of the Goldwyn Merger Agreement--Directors' and Officers' Indemnification and Insurance" and "--Other Agreements."

                      OPERATIONS AFTER THE GOLDWYN MERGER

    Unless otherwise indicated, all references in the following discussion to MIG or the Company as well as to MIG's Entertainment Group and Communications Group assume the simultaneous consummation of the Goldwyn Merger and the Refinancing. In addition, although not subject to a vote of MIG's stockholders, MIG has signed a definitive agreement to acquire MPCA, which acquisition is expected to close prior to the consummation of the Goldwyn Merger. Special Note:
Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 5 for additional factors relating to such statements.

ENTERTAINMENT GROUP

    Through the Entertainment Group, MIG is engaged primarily in the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment product. MIG also holds a valuable library of over 2,000 film and television titles, including Academy Award winning films such as Dances with Wolves and Silence of the Lambs, action films such as the three-film RoboCop series and classic motion pictures such as Wuthering Heights, The Pride of the Yankees, Guys and Dolls and The Best Years of Our Lives. This library provides MIG with a stable stream of cash flow to support its various production operations. MIG has adopted a conservative theatrical production, acquisition and distribution strategy consisting primarily of commercial and specialized films, with well-defined target audiences in which MIG's portion of the production costs is generally limited to between $5 million and $10 million per picture. The Entertainment Group's management has significant experience in the production of motion picture and television entertainment and was responsible for producing the recent box-office success Dumb and Dumber and the Academy Award winning The Madness of King George. MIG also owns what management believes is the leading specialty theatre circuit with 52 motion picture theatres with a total of 140 screens located in the United States.

Strategies

    MIG intends to further enhance the value of the Entertainment Group's assets by (i) exploiting its valuable film and television library, (ii) expanding its production of feature films and (iii) enhancing the value of its theatre circuit.

  Exploiting the Existing Library

    MIG expects its film and television library to generate significant cash flow from its existing, long-term distribution contracts and further exploitation of its library in traditional domestic and international media, such as free and pay television and home video. In addition, MIG will also benefit from several factors which are expected to contribute to an increase in the demand for MIG's programming. These factors include: (i) the emergence of technological advances; (ii) the marketing of MIG's titles in new geographic markets; and (iii) the impact of MIG's expanded feature film production.

    MIG has historically been successful in selling its library titles to the free and pay television and home video markets. These markets are expected to continue to experience significant growth, primarily as a result of technological advances and the expansion of the multi-channel television industry worldwide. The emergence of digital compression, video-on-demand, direct-to-home-broadcasting, DVD and other new technologies is expected to increase the worldwide demand for entertainment programming largely by increasing existing transmission capabilities and by increasing the percentage of the population which can access multi-channel television systems. With an extensive library which contains a variety of film and television titles, MIG believes it is well-positioned to benefit from this anticipated increase in demand for programming.

    In addition to continuing to market its library in countries with established multi-channel television industries such as the United Kingdom and France, MIG intends to aggressively market its library in new international markets in which the multi-channel television industry has recently emerged or is in the early stages of development.

    MIG also expects that the marketability and value of its existing library will increase as MIG expands its new feature film production operations, which will enable MIG to market these films together with titles already in its library.

  Expanding Motion Picture Production

    MIG has adopted a conservative theatrical production, acquisition and distribution strategy which it believes will generate more stable cash flows than the approach of the major motion picture studios. MIG intends to produce or acquire and release 10 to 14 theatrical features per year, consisting primarily of commercial and specialized films with a well-defined target audience and marketing campaign and generally with MIG's portion of the production cost generally ranging from $5.0 million to $10.0 million each. MIG also expects to spend between $4.0 million and $8.0 million in domestic print and advertising costs for each film it produces or acquires. This production strategy has been followed by MPCA prior to its acquisition by MIG and is based on MPCA's prior success, including the performance of its commercially successful films such as Dumb and Dumber and Threesome. MIG also plans to continue to be a leader in the production, acquisition and distribution of specialized motion pictures and art films, including those films management believes may have crossover commercial potential. This strategy has been followed by Goldwyn prior to its acquisition by the Company and is based on its success with such films as Much Ado About Nothing, The Madness of King George, Eat Drink Man Woman and Angels and Insects. In addition, the Entertainment Group intends to continue to co-produce (with limited financial exposure to the Entertainment Group) larger budget movies with major studios. For example, Goldwyn is currently producing, in conjunction with Walt Disney Pictures, The Preacher's Wife, starring Denzel Washington and Whitney Houston and directed by Penny Marshall. Goldwyn has a gross profit participation in this film. In order to expand its production capabilities and minimize its exposure to the performance of any particular film, MIG intends to finance a significant portion of each film's budget by pre-licensing foreign distribution rights. Furthermore, certain MIG executives will, on behalf of MIG, enter into "producer-for-hire" agreements with other studios for which MIG and such executives will receive a fee.

    As of April 30, 1996, MIG has scheduled for domestic theatrical release the following motion pictures during the year ending December 31, 1996.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------

American Buffalo      Michael Corrente     Dustin Hoffman      Based on the popular and
                                           Dennis Franz        influential David Mamet play, a
                                           Sean Nelson         powerfully emotional and funny
                                                               story of a planned and botched
                                                               coin theft.

August                Anthony Hopkins      Anthony Hopkins     Oscar-winning actor Anthony
                                           Kate Burton         Hopkins makes his directorial
                                           Hugh Lloyd          debut with this film which
                                           Rhoda Lewis         transposes Anton Chekov's stage
                                           Leslie Phillips     classic Uncle Vanya, to a
                                                               northern Welsh village.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------
I Shot Andy Warhol    Mary Harron          Stephen Dorff       A riveting portrait of the
                                           Martha Plimpton     lesbian revolutionary who
                                           Jared Harris        almost
                                           Lili Taylor         killed Andy Warhol, and a
                                           Lothaire Bluteau    tribute to the true King of Pop
                                           Anna Thompson       and the world surrounding him.

Lucky Break           Ben Lewis            Gia Cerides         A sophisticated and bawdy tale
                                           Anthony LaPaglia    of a passionate affair with
                                           Rebecca Gibney      physical mishaps, set in a
                                                               world where everybody is
                                                               slightly impaired and with an
                                                               unforgettable photo finish.

Maybe . . . Maybe     Sonke Wortmann       Til Schweiger       A hilarious look at infidelity
Not                                        Katja Reimann       and mistaken sexual identity as
                                           Joachim Krol        an achingly handsome but skirt
                                           Rufus Beck          chasing boyfriend gets
                                                               entangled in a web of
                                                               miscommunications and
                                                               misinterpreted situations.

Napoleon              Mario Andrecchio                         In this live action adventure,
                                                               an adorable puppy gets lost in
                                                               the wild Australian outback.
                                                               Befriended by exotic animals,
                                                               Napoleon overcomes his fears
                                                               and discovers the magic of
                                                               nature.

Oh Mary This London   Suri Krishnamurna    Jason Barry         A poignant and dramatic tale
                                           Uba Seagrave        from the author of My Left
                                                               Foot. Based on actual
                                                               incidents, this sometimes
                                                               comical, sometimes tragic film
                                                               has a powerful emotional
                                                               charge.

Original Gangstas     Larry Cohen          Jim Brown           A contemporary action- adventure
                                           Fred Williamson     set in Gary, Indiana with a
                                           Pam Grier           soundtrack to include music
                                           Richard Roundtree   from a number of popular rap
                                           Ron O'Neal          groups.
                                           Paul Winfield
                                           Isabelle Sanford

Palookaville          Alan Taylor          William Forsythe    Three young men embrace crime
                                           Adam Trese          as a temporary change of
                                           Vincent Gallo       lifestyle and the solution to
                                                               unemployment.

Phat Beach            Doug Ellin           Jermaine Hopkins    The unprecedented hip hop beach
                                           Brian Hooks         comedy involving the comedic
                                           Claudia Kalcem      misadventures of two friends
                                                               during their summer break.

TITLE                      DIRECTOR               CAST                   DESCRIPTION
- -------------------   ------------------   ------------------  -------------------------------
The Substitute        Robert Mandel        Tom Berenger        A mercenary goes undercover as
                                           Ernie Hudson        a substitute teacher after his
                                           Diane Venora        girlfriend is brutally attacked
                                           Glenn Plummer       by a gang of students. In an
                                           Marc Anthony        effort to uncover her
                                                               attackers, he soon discovers a
                                                               city wide drug ring that has
                                                               infiltrated the school and put
                                                               the entire student body in
                                                               jeopardy and in a war with the
                                                               criminals.

The Arrival           David Twohy          Charlie Sheen       A sci-fi thriller that revolves
                                           Ron Silver          around an unassuming scientist
                                           Lindsay Crouse      who becomes the only thing that
                                           Teri Polo           stands between our civilization
                                                               and certain destruction when he
                                                               investigates an unusual
                                                               shockwave from outer space and
                                                               discovers a team of
                                                               extraterrestrials poised to
                                                               take over the world.

Trees Lounge          Steve Buscemi        Anthony LaPaglia    Revolves around Tommy Basilio,
                                           Chloe Sevigny       who loses his job and his
                                           Mimi Rogers         girlfriend to his best friend.
                                           Daniel Baldwin      But he manages to stumble
                                           Carol Kane          across friendship, inspiration,
                                                               and a strange kind of truth in
                                                               the last place he expected, the
                                                               local bar.

- ------------

  Enhance the Value of its Theatrical Exhibition Assets

    MIG believes it is the largest exhibitor of specialized motion pictures and art films in the United States. The Entertainment Group's theatre circuit currently consists of 52 theatres with a total of 140 screens. MIG's strategy is to: (i) expand in existing and new major markets through internal growth and acquisitions, (ii) upgrade and multiplex existing locations where there is demand for additional screens and (iii) continue to reduce operating and overhead costs as a percentage of revenue.

  Entertainment Group Overview

    The Entertainment Group derives its revenue from the distribution of its product theatrically and in ancillary markets such as home video, pay and free television throughout the world and from the exhibition of feature films in MIG's theatres.

  Production, Acquisition and Distribution

    Theatrical Production, Acquisition and Distribution. MIG intends to emphasize the production and acquisition of commercial films at significantly lower than average industry costs. MIG believes that it can successfully control costs and increase returns by carefully selecting projects that: (i) are based on exploitable concepts, such as action-adventure and specialized motion pictures; (ii) are aimed at and cost-effectively marketed to specific niche audiences; (iii) employ affordable, well-recognized or emerging talent; and (iv) fit within pre-established cost/performance criteria. MIG also currently plans to avoid peak seasonal release periods such as early summer, Christmas and other holidays, when competition for screens is most intense and marketing costs are highest. MIG plans to continue acquiring product from independent producers for distribution on a fee basis with no investment other than recoupable distribution costs. MIG's acquisition program contemplates output arrangements with producers and the acquisition of existing catalogs, as well as film-by-film acquisitions.

    Home Video Distribution. In addition to releasing its new product, MIG will continue to exploit titles from its existing library, including previously released rental titles, re-issued titles and initially released titles, in the expanding sell-through and premium market sectors and through arrangements with mail-order and other selected licensees. In addition to distribution in the traditional videocassette sector, MIG also intends to pursue opportunities to distribute its library in video discs (see "--The United States Motion Picture Industry Overview--Emerging Technologies" below) and other emerging multimedia formats. MIG will continue to act as exclusive U.S. distributor for Streamline Pictures, a leading supplier of the increasingly popular Japanese anime genre, and to provide exclusive distribution services for Major League Baseball home video product and the Fox-Lorber catalog of foreign language and specialty films.

    Television Production and Distribution. MIG's television distribution involves licensing its film and television library to both pay television services as well as the free television market. MIG is currently negotiating services and is in the process of nationwide sales of various syndication packages to independent television stations and the non-traditional networks. Such syndication packages will be offered with unpackaged library titles, on a market-by-market basis. MIG also plans to expand its exploration of opportunities to produce original programming, including talk and game shows, for pay television, basic cable, first-run syndication and the non-traditional networks. MIG has historically engaged in the production and licensing of television series for first run syndication. MIG has produced and syndicated seven seasons of the athletic competition series American Gladiators and has produced and syndicated one season of the series The New Adventures of Flipper, a remake of its classic series Flipper. MIG intends to continue to produce television product for the first run syndication market, for cable networks and for foreign broadcasts. MIG does not intend to produce deficit-financed television programming for the domestic networks.

    Distribution in Foreign Markets. MIG distributes its existing library in traditional media and established markets outside of the United States and Canada, while actively pursuing new areas of exploitation. MIG intends to aggressively market its library in (i) new international markets in which the multi-channel television industry has recently emerged or is in the early stages of development, and (ii) territories which have not been reached by privatized free television, cable television, home video and other traditional media, but where the industry is expected to develop in the future. MIG will also explore opportunities to acquire and distribute new product in overseas markets, adding freshness and value to the library. Other strategies include the acquisition of foreign language programming for foreign distribution in combination with the English language library product.

  Exhibition

    MIG believes that its theatre circuit, with 140 screens in 52 theatres, is the largest exhibitor of specialized motion pictures and art films in the United States. The operation of these theatres provides MIG with relatively stable cash flows and allows MIG to participate in revenues from the exhibition of its films as well as films produced and distributed by others. MIG intends, on an opportunistic basis, to acquire additional screens in its existing markets and to expand into new markets that the Company considers to be among the primary markets for the exhibition of specialized and art films.

    MIG currently operates theatres in 19 cities in California, Colorado, Louisiana, Massachusetts, Minnesota, Ohio, Texas, Washington and Wisconsin. MIG emphasizes the exhibition of specialized motion pictures and art films and commercial films with literary and artistic components which appeal to the specialized film audience. The seating capacity for all theaters operated by MIG is approximately

40,000, of which 52% is in theatres located in California. The following table summarizes the location and number of theatres and screens operated by MIG:

LOCATION                                                   THEATERS    SCREENS
- --------------------------------------------------------   --------    -------
Belmont, California.....................................       1           3
Berkeley, California....................................       5          16
Los Angeles, California.................................       3           7
Newport Beach, California...............................       1           1
Oakland, California.....................................       1           3
Palo Alto, California...................................       4           6
Pasadena, California....................................       1           1
Sacramento, California..................................       2           6
San Diego, California...................................       5           9
San Francisco, California...............................       6          15
Denver, Colorado........................................       3           8
New Orleans, Louisiana..................................       2           5
Cambridge, Massachusetts................................       1           9
Minneapolis, Minnesota..................................       2           6
Cleveland, Ohio.........................................       1           3
Dallas, Texas...........................................       1           3
Houston, Texas..........................................       2           6
Seattle, Washington.....................................       9          28
Milwaukee, Wisconsin....................................       2           5
                                                              --       -------
                                                              52         140
                                                              --       -------
                                                              --       -------

    The exhibition of first-run specialized motion pictures and art films is a niche in the film exhibition business that is distinct from the exhibition of higher budget, wide-release films. For the most part, specialized motion pictures and art films are marketed by different distributors and exhibited in different theaters than commercial films produced by the major studios. Exhibitors of wide-release films typically must commit a substantial percentage of their screens to a small number of films. In contrast, exhibitors such as MIG typically show approximately 30 to 40 different films on their screens at any given time.

    In the normal course of its business, MIG opens new theatres in promising locations and closes theatres that are not performing well or for which it may not be feasible to renew the lease. During the twelve months ended March 31, 1996, MIG added 3 theatres with a total of 17 screens and closed one theatre with a total of two screens.

Competition and Seasonality

    All aspects of the Entertainment Group's operations are conducted in a highly competitive environment. To the extent that MIG seeks to distribute the films contained in its library or acquire or produce product, MIG will need to compete with many other motion picture distributors, including the "majors," most of which are larger and have substantially greater resources, film libraries and histories of obtaining film properties, as well as production capabilities and significantly broader access to distribution and exhibition opportunities. Many of MIG's competitors have substantially greater assets and resources. By reason of their resources, these competitors may have access to programming that would not generally be available to MIG and may also have the ability to market programming more extensively than MIG.

    Distributors of theatrical motion pictures compete with one another for access to desirable motion picture screens, especially during the summer, holiday and other peak movie-going seasons, and several of MIG's competitors in the theatrical motion picture distribution business have become affiliated with owners of chains of motion picture theaters. In addition, program suppliers of home video product compete for the open to buy dollars of video specialty stores and mass merchant retailers. A larger portion of these dollars are designated for megahit theatrically based sell-thru titles, video games and other entertainment media. The success of all the Entertainment Group's product is heavily dependent upon public taste, which is both unpredictable and susceptible to change.

    Although there are no other nationwide exhibitors of specialty motion pictures, MIG faces direct competition in each market from local or regional exhibitors of specialized motion pictures and art films. To a lesser degree, MIG also competes with other types of motion picture exhibitors. Other organizations, including the national and regional circuits, major studios, production companies, television networks and cable companies are or may become involved in the exhibition of films comparable to the type of films exhibited by MIG. Many of these companies have greater financial and other resources than MIG. As a result of new theater development and conversion of single-screen theatres to multiplexes, there is an increasing number of motion picture screens in the geographic areas in which MIG operates. At the same time, many motion picture exhibitors have been merging or consolidating their operations, resulting in fewer competitors with an increased number of motion picture screens competing for the available pictures. This combination of factors may tend to increase competition for films that are popular with the general public. MIG also competes with national and regional circuits and independent exhibitors with respect to attracting patrons and acquiring new theatres.

The United States Motion Picture Industry Overview

    The United States motion picture industry encompasses the production and theatrical exhibition of feature-length motion pictures and the subsequent distribution of such pictures in home video, television and other ancillary markets. The industry is dominated by the major studios, including Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment (including Columbia Pictures, Tri-Star Pictures and Sony Classics), Paramount Pictures and The Walt Disney Company (including Buena Vista, Touchstone Pictures, Hollywood Pictures and Miramax), which historically have produced and distributed the majority of theatrical motion pictures released annually in the United States. The major studios generally own their production studios and have national or worldwide distribution organizations. Major studios typically release films with production costs ranging from $20,000,000 to $50,000,000 or more and provide a continual source of motion pictures to the nation's theatre exhibitors.

    In recent years, "independent" motion picture production companies played an important role in the production of motion pictures for the worldwide feature film market. The independents do not own production studios and have more limited distribution capabilities than the major studios, often distributing their product through "majors." Independents typically produce fewer motion pictures at substantially lower average production costs than major studios. Several of the more prominent independents, including Miramax and New Line, were acquired by large entertainment companies, giving them access to greater financial resources.

  Motion Picture Production and Financing

    The production of a motion picture begins with the screenplay adaptation of a popular novel or other literary work acquired by the producer or the development of an original screenplay having its genesis in a story line or scenario conceived of or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget also are prepared during this phase.

    Upon completing the screenplay and arranging financial commitments, pre-production of the motion picture begins. In this phase, the producer (i) engages creative personnel to the extent not previously committed; (ii) finalizes the filming schedule and production budget; (iii) obtains insurance and secures completion guarantees; (iv) if necessary, establishes filming locations and secures any necessary studio facilities and stages; and (v) prepares for the start of actual filming. Principal photography, the actual filming of the screenplay, may extend from six to twelve weeks or more, depending upon such factors as budget, location, weather and complications inherent in the screenplay.

    Following completion of principal photography, the motion picture is edited, optical, dialogue, music and any special effects are added, and voice, effects and music sound tracks and picture are synchronized during post-production. This results in the production of the negative from which the release prints of the motion picture are made.

    The cost of a theatrical motion picture produced by an independent production company for limited distribution ranges from approximately $4,000,000 to $10,000,000 as compared with an average of approximately $30,000,000 for commercial films produced by major studios for wide release. Production costs consist of acquiring or developing the screenplay, film studio rental, cinematography, post-production costs and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and release prints, are not included in direct production costs and vary widely depending on the extent of the release and nature of the promotional activities.

    Independent and smaller production companies generally avoid incurring substantial overhead costs by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a project-by-project basis. Unlike the major studios, the independents and smaller production companies also typically finance their production activities from discrete sources. Such sources include bank loans, pre-sales, co-productions, equity offerings and joint ventures. Independents generally attempt to complete their financing of a motion picture production prior to commencement of principal photography, at which point substantial production costs begin to be incurred and must be paid.

    Pre-sales are used by independent film companies and smaller production companies to finance all or a portion of the direct production costs of a motion picture. Pre-sales consist of fees paid to the producer by third parties in return for the right to exhibit the motion picture when completed in theaters or to distribute it in home video, television, foreign or other ancillary markets. Producers with distribution capabilities may retain the right to distribute the completed motion picture either domestically or in one or more foreign markets. Other producers may separately license theatrical, home video, television, foreign and all other distribution rights among several licensees.

    Both major studios and independent film companies often acquire motion pictures for distribution through a customary industry arrangement known as a negative pickup, under which the studio or independent film company agrees to acquire from an independent production company all rights to a film upon completion of production. The independent production company normally finances production of the motion picture pursuant to financing arrangements with banks or other lenders in which the lender is granted a security interest in the film and the independent production company's rights under its arrangement with the studio or independent. When the studio or independent picks up the completed motion picture, it assumes the production financing indebtedness incurred by the production company in connection with the film. In addition, the independent production company is paid a production fee and generally is granted a participation in the net profits from distribution of the motion pictures.

  Motion Picture Distribution

    Motion picture distribution encompasses the distribution of motion pictures in theaters and in ancillary markets such as home video, pay-per-view, pay television, broadcast television, foreign and other markets. The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets. For its distribution rights, the distributor typically agrees to advance the producer a certain minimum royalty or guarantee, which is to be recouped by the distributor out of revenues generated from the distribution of the motion picture and is generally nonrefundable. The producer also is entitled to receive a royalty equal to an agreed-upon percentage of all revenues received from distribution of the motion picture in excess of revenues covered by the royalty advance.

  Theatrical Distribution

    The theatrical distribution of a motion picture involves the manufacture of release prints, the promotion of the picture through advertising and publicity campaigns and the licensing of the motion picture to theatrical exhibitors. The size and success of the promotional advertising campaign can materially affect the revenues realized from the theatrical release of a motion picture. The costs incurred in connection with the distribution of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited and the ability to exhibit motion pictures during peak exhibition seasons. Competition among distributors for theaters during such peak seasons is great. Similarly, the ability to exhibit motion pictures in the most popular theaters in each area can affect theatrical revenues.

    The distributor and theatrical exhibitor generally enter into a license agreement providing for the exhibitor's payment to the distributor of a percentage of the box office receipts for the exhibition period, in some cases after deduction of the theater's overhead, or a flat negotiated weekly amount. The distributor's percentage of box office receipts generally ranges from an effective rate of 35% to over 50%, depending upon the success of the motion picture at the box office and other factors. Distributors carefully monitor the theaters which have licensed the picture to ensure that the exhibitor promptly pays all amounts due the distributor. Substantial delays in collections are not unusual.

    Motion pictures may continue to play in theaters for up to six months following their initial release. Concurrently with their release in the United States, motion pictures generally are released in Canada and may also be released in one or more other foreign markets. Typically, the motion picture then becomes available for distribution in other markets as follows:

                                                MONTHS AFTER       APPROXIMATE
                                               INITIAL RELEASE    RELEASE PERIOD
                                               ---------------    --------------
Domestic home video.........................       4-6 months          --
Domestic pay-per-view.......................       6-9 months          3 months
Domestic pay television.....................     10-18 months      12-21 months
Domestic network or basic cable.............     30-36 months      18-36 months
Domestic syndication........................     30-36 months        3-15 years
Foreign home video..........................      6-12 months          --
Foreign television..........................     18-24 months        3-12 years

  Home Video

    Home video distribution consists of the promotion and sale of videocassettes and videodiscs to local, regional and national video retailers which rent or sell such products to consumers primarily for home viewing.

  Pay-Per-View

    Pay-per-view television allows cable television subscribers to purchase individual programs, including recently released motion pictures and live sporting, music or other events, on a "per use" basis. The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

  Pay Television

    Pay television allows cable television subscribers to view HBO, Cinemax, Showtime, The Movie Channel, Encore and other pay television network programming offered by cable system operators for a monthly subscription fee. The pay television networks acquire a substantial portion of their programming from motion picture distributors.

  Broadcast and Basic Cable Television

    Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC and Fox), independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which subscribers pay a basic cable television fee. Broadcasters or cable systems operators pay fees to distributors for the right to air programming a specified number of times.

  Foreign Markets

    In addition to their domestic distribution activities, some motion picture distributors generate revenues from distribution of motion pictures in foreign theaters, home video, television and other foreign markets. There has been a dramatic increase in recent years in the worldwide demand for filmed entertainment. This growth is largely due to the privatization of television stations, introduction of direct broadcast satellite services, growth of home video and increased cable penetration.

  Other Markets

    Revenues also may be derived from the distribution of motion pictures to airlines, schools, libraries, hospitals and the military, licensing of rights to perform musical works and sound recordings embodied in a motion picture, and rights to manufacture and distribute games, dolls, clothing and similar commercial articles derived from characters or other elements of a motion picture.

  Emerging Technologies

    Video-On-Demand. Perhaps the most important advance in the last five years has been the development of the video-on-demand technology through the creation of digital video compression. Digital compression involves the conversion of the analog television signal into digital form and the compression of more than one video signal into one standard channel for delivery to customers. Compression technology will be applied not only to cable but to satellite and over-the-air broadcast transmission systems. This offers the opportunity to dramatically expand the capacity of current transmission systems. Several telecommunications companies are currently testing trial video-on-demand systems. These include Bell Atlantic, Time Warner, Telecommunications, Inc. and Pacific Telesis.

    DVD. Another new technology that has emerged is the video CD or "digital variable disc." Just as compact discs have become the dominant medium for prerecorded music, DVD is expected to become a widely-accepted format for home video programming.

    DBS. Direct Broadcast Satellite (DBS) technology also offers a new transmission technology. As the major delivery system for premium television services in Europe, particularly in the U.K., DBS is expected to expand the pay television market in the United States.

COMMUNICATIONS GROUP

    Through the Communications Group, MIG intends to capitalize on the demand, which developed in the late 1980s and early 1990s, for modern communications systems in Eastern Europe and other emerging markets. MIG owns interests in and participates along with local business and governmental partners in the management of joint ventures which operate a variety of communications services in certain countries in Eastern Europe and certain of the former Soviet Republics. MIG's joint ventures typically cover markets which have large populations and strong economic potential, but lack reliable and efficient communications services. MIG also targets markets where systems can be constructed with relatively low capital investments and where multiple communications services can be offered to the population.

    MIG owns interests in and participates along with local entities in the management of joint ventures which operate and/or are constructing: (i) 10 wireless cable television systems with combined households of approximately 9.0 million; (ii) 8 paging systems with combined target populations of approximately
79.5 million; (iii) an international toll calling service in the Republic of Georgia covering a population of approximately 5.5 million; (iv) 4 trunked mobile radio systems with an aggregate target population of approximately 88.0 million; and (v) 5 radio stations in 7 cities reaching combined target households of approximately 8.6 million in Hungary, Russia and Latvia. The Communications Group recently purchased for $2.6 million (plus rights to acquire up to a maximum of $500,000 worth of Common Stock) 56% of a U.K. company that has ownership interests in 9 companies providing trunked mobile radio services in certain cities in Portugal, Spain, Belgium and Germany. The Company is also pursuing licenses for similar services in other emerging markets, where the economies are expanding, including the Pacific Rim. In addition, the Communications Group has entered into a definitive agreement to acquire 80% of a company operating a radio station in Prague, Czech Republic.

    MIG believes that the performance of its existing joint ventures has demonstrated that there is significant demand for these services in its license areas. Many of the joint ventures are in the early stages of constructing and/or marketing their services, and MIG expects to significantly increase its subscriber and customer bases as these businesses mature. In addition, as one of the first entrants into these markets, MIG believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, MIG believes it is well positioned to capitalize on opportunities to provide additional communications services in its markets as licenses are awarded.

    For a summary of the joint ventures' markets and existing projects, their status, MIG's direct or indirect ownership interest, the year such projects became operational, the population or number of households in the ventures' market and the amount of capital loaned to such venture by MIG and contributed to such projects by MIG, see "--Communications Group Overview--Markets" below.

Strategies

    MIG's strategy is to grow its subscriber and customer bases, as well as its revenues and cash flows by (i) completing the build out of existing license areas; (ii) pursuing additional licenses in existing markets and (iii) obtaining new licenses in attractive markets;

  Completing Build Out of Existing License Areas

    The Communications Group was formed to capitalize on the demand for modern communications systems in Eastern Europe which developed in the late 1980s and early 1990s. Since its formation in 1990, the Communications Group has been aggressively investing in joint ventures to obtain communications licenses in underserved markets. Many of the Communications Group's operating companies are currently in various stages of constructing their systems. MIG intends to accelerate the build out of those areas requiring additional construction and believes that, as a result of the Company's use of wireless technology, a significant portion of this build out can be completed at a significantly lower cost than wired technology.

  Pursuing Additional Licenses in Existing Markets

    MIG is pursuing opportunities to provide additional communications services in regions in which it currently operates. This strategy will enable MIG to more efficiently utilize its existing infrastructure and to capitalize on marketing opportunities by bundling its services. MIG expects to benefit from its knowledge of and experience with local governments, laws and customs in pursuing such opportunities. MIG believes that in the markets in which it currently provides certain of its services, the Company typically has several significant competitive advantages that will enable it to obtain licenses for and successfully operate additional services in these markets. These competitive advantages include (i) established relationships with local joint venture partners; (ii) established relationships with consumers; and (iii) a fundamental understanding of the region's political, economic and cultural issues.

  Obtaining New Licenses in Attractive Markets

    MIG is actively pursuing investments in joint ventures to obtain new licenses for wireless cable television, paging, wireless telephony and radio broadcast projects in markets in which it presently does not have any licenses. MIG intends to target emerging markets with strong economic potential which lack adequate communications services. MIG has identified several attractive opportunities in Eastern Europe and the Pacific Rim, and recently began to provide cable services in Bucharest, Romania and paging services in St. Petersburg, Russia. In evaluating whether to enter a new market, MIG assesses, among other factors, the (i) potential demand for MIG's services and the availability of competitive services; (ii) strength of local partners; and (iii) political, social and economic environment.

Communications Group Overview

  Markets

    A summary, as of May 1, 1996, of the Communications Group's markets and existing projects, their status, MIG's direct or indirect ownership interest in each such project, the year such projects became operational, the population or number of households in the project's market, the amount of capital loaned to such projects by MIG and contributed to such projects by MIG is detailed in the chart below:



                                                                        DIRECT
                                                                      OR INDIRECT                HOUSEHOLD/      AMOUNT LOANED
                                                                       OWNERSHIP      YEAR      POPULATION(1)     TO PROJECT
      MARKET AND PROJECTS(15)                             STATUS       INTEREST    OPERATIONAL  (IN MILLIONS)  (IN THOUSANDS)(2)
      --------------------------------------------   ---------------- -----------  -----------  -------------  -----------------
 .     MOSCOW, RUSSIA
      Wireless Cable Television...................   Operational          50.0%        1992           3.5           $ 8,881
      FM Radio (2 Frequencies)....................   Operational          51.0         1994(3)        3.5             1,838

 .     TBILISI, GEORGIA
      Wireless Cable Television...................   Operational          49.0         1993           0.5             3,520
      International Toll Calling                     Operational          30.0         1994           5.5           --
      (Nationwide)(4).............................
      Paging......................................   Operational          45.0         1994           5.0(5)            475

 .     RIGA, LATVIA
      Wireless Cable Television...................   Operational          50.0         1992           0.4             8,184
      Paging (Nationwide).........................   Operational          50.0         1995(6)        2.8             1,268
      FM Radio....................................   Operational          55.0         1995(7)        0.4                35
      Cellular Telephony (Nationwide).............   Licensed             24.5        --              2.8           --

 .     TASHKENT, UZBEKISTAN
      Wireless Cable Television...................   Operational          50.0         1993           1.2             3,360(12)
      Paging......................................   Operational          50.0         1994          23.1(5)        --
      Wireless Local Loop Telephony...............   License pending      50.0        --              2.1           --

 .     ESTONIA
      Paging......................................   Operational          39.1         1993           1.5             2,535

 .     BUCHAREST, ROMANIA
      Wireless Cable Television...................   Operational          99.0         1996           0.9               786
      Paging......................................   Operational          54.1         1993          23.0(5)          2,324
      Trunked Mobile Radio........................   Operational          54.1         1995           2.1               448

 .     KISHINEV, MOLDOVA
      Wireless Cable Television...................   Operational          50.0         1994           0.3             1,346

 .     ALMATY, KAZAKHSTAN
      Wireless Cable Television...................   Operational          50.0         1995           0.8             1,016
      Paging......................................   Operational          50.0         1995          17.4(5)            245

 .     ST. PETERSBURG, RUSSIA
      Wireless Cable Television...................   Under contract       45.0           --           0.9                --
      AM Radio....................................   Operational          50.0         1995(8)        0.9           --
      FM Radio....................................   Operational          50.0         1995(8)        0.9               429
      Paging......................................   Operational          40.0         1995(9)        5.5           --

 .     NIZHNY NOVGOROD, RUSSIA
      Paging......................................   Operational          45.0         1994           2.8                52

 .     MINSK, REPUBLIC OF BELARUS
      Wireless Cable Television...................   Under                50.0        --              0.3               518
                                                     construction

 .     BUDAPEST, SIOFOK, AND KHEBEGY,
      HUNGARY
      AM Radio....................................   Operational         100.0         1994(10)       3.5(11)           948(13)
      FM Radio (2 Frequencies)....................   Operational         100.0         1994(10)

 .     SOCHI, RUSSIA
      FM Radio....................................   Operational          51.0         1995           0.3                85

 .     VILNIUS, LITHUANIA
      Wireless Cable Television...................   Under                55.0        --              0.2           --
                                                     construction

 .     BATUMI, GEORGIA
      Paging......................................   Licensed, under      35.0           --           0.5                --
                                                     construction



                                                           AMOUNT
                                                         CONTRIBUTED
                                                         TO PROJECT
                                                      (IN THOUSANDS)(2)
                                                      -----------------
      MARKET AND PROJECTS(15)
      --------------------------------------------
 .     MOSCOW, RUSSIA
      Wireless Cable Television...................         $ 1,093
      FM Radio (2 Frequencies)....................             823

 .     TBILISI, GEORGIA
      Wireless Cable Television...................             779
      International Toll Calling                             2,556
      (Nationwide)(4).............................             250
      Paging......................................

 .     RIGA, LATVIA
      Wireless Cable Television...................             819
      Paging (Nationwide).........................             250
      FM Radio....................................             140
      Cellular Telephony (Nationwide).............         --

 .     TASHKENT, UZBEKISTAN
      Wireless Cable Television...................             580(12)
      Paging......................................         --
      Wireless Local Loop Telephony...............         --

 .     ESTONIA
      Paging......................................             396

 .     BUCHAREST, ROMANIA
      Wireless Cable Television...................             682
      Paging......................................             490
      Trunked Mobile Radio........................         --

 .     KISHINEV, MOLDOVA
      Wireless Cable Television...................             400

 .     ALMATY, KAZAKHSTAN
      Wireless Cable Television...................             222
      Paging......................................               2

 .     ST. PETERSBURG, RUSSIA
      Wireless Cable Television...................              --
      AM Radio....................................         --
      FM Radio....................................             133
      Paging......................................             527

 .     NIZHNY NOVGOROD, RUSSIA
      Paging......................................             330

 .     MINSK, REPUBLIC OF BELARUS
      Wireless Cable Television...................             400


 .     BUDAPEST, SIOFOK, AND KHEBEGY,
      HUNGARY
      AM Radio....................................           8,107(13)
      FM Radio (2 Frequencies)....................

 .     SOCHI, RUSSIA
      FM Radio....................................             185

 .     VILNIUS, LITHUANIA
      Wireless Cable Television...................              81


 .     BATUMI, GEORGIA
      Paging......................................         --     (14)




- ------------

 (1) Covered population is provided for paging, telephony and trunk mobile radio systems and covered households for wireless cable television and radio systems.

 (2) Represents amounts loaned and contributed as of December 31, 1995.

 (3) Purchased equity of existing operational company in 1994; the company was formed in 1991.

 (4) Provides international toll calling services between the entire Republic of Georgia and the rest of the world and is the only Intelsat designated representative in Georgia to provide such services.

 (5) Indicates population the Communications Group intends to cover in the foreseeable future. In each of the foregoing markets, the Communications Group covers the capital city and is currently expanding the services of such operations to cover additional cities.

 (6) Purchased equity of existing company in 1995; the company was formed in 1994.

 (7) Purchased equity of existing operational company in 1995; the company was formed in 1993.

 (8) Purchased equity of existing operational company in 1995; the company was formed in 1993.

 (9) Purchased equity of existing company in 1995; the company was formed in 1994.

(10) Purchased equity of existing operational company in 1994; the company was formed in 1989.

(11) Total household coverage of AM and FM radio.

(12) Reflects amounts loaned and contributed to all projects in Tashkent, Uzbekistan.

(13) Reflects amounts loaned and contributed to all projects in Hungary.

(14) The Communications Group contributed $63,450 to the equity of this project after December 31, 1995.

(15) Does not give effect to the consummation on May 17, 1996 of an acquisition of 56% of a United Kingdom company holding interests in 9 companies providing trunked mobile radio services in certain cities in Portugal, Spain, Belgium and Germany or the purchase of 80% of a company operating a radio station in Prague, Czech Republic in which the Communications Group has not yet competed the acquisition of its ownership interest.

    The markets which MIG targets for its services typically (i) have large populations; (ii) have strong economic potential; (iii) are usually the capital city of a country, republic or province; and (iv) are easily accessible to the Communications Group's central offices. MIG believes that most of its markets have a concentration of educated people who desire quality entertainment, sports and news as well as reliable and efficient communications services. As principal cities of their respective countries, republics or provinces, these markets are in many cases home to a significant number of foreign diplomats, businessmen and advisors who MIG anticipates will often become premium service customers.

    MIG believes that the vast majority of the political, social and economic leaders of these markets recognize the importance of communications as a means to modernizing their societies. In the Communications Group's markets, the breadth of television programming is somewhat limited and there exists a demand for quality entertainment and news programming. Additionally, the antiquated telephone systems in many of these markets do not have the capacity to adequately serve residents. MIG believes that its systems can provide a solution to these problems because: (i) MIG's wireless cable television and AM and FM broadcast services will provide a wide selection of quality entertainment, sports broadcasting, educational programming, and international news at an affordable rate to both local and foreign residents; (ii) MIG's wireless telephony services will be a comparatively low-cost means of quickly providing intra-country communications as well as telephone access to the rest of the world using international satellite links; and (iii) MIG's alphanumeric and digital display paging services will be a dependable and efficient means to communicate one-way without the need for a recipient to access a telephone network, which is often overloaded or unavailable. MIG is not aware of any significant governmental restrictions with respect to broadcasting time or program content in its existing cable television and radio broadcasting markets which may have a material adverse effect on MIG and its operations in these markets.

    In most cities where MIG provides or expects to provide service, a substantial percentage of the population (approximately 90% in Moscow) lives in large apartment buildings. This characteristic lowers the cost of installation and eases penetration of wireless cable television and wireless telephony services into a city, because a single microwave receiving location can bring service to a large number of people. MIG currently is licensed to provide wireless cable television to markets which have in the aggregate approximately
9.0 million households, and paging services in markets with a population totaling approximately 79.5 million. MIG believes that the cost of constructing a coaxial cable television system covering the same number of households as are covered by each of MIG's systems would be significantly more expensive than the costs incurred by MIG in constructing a wireless system.

    MIG has obtained political risk insurance from OPIC for its operating cable television systems in Moscow, Riga, Tbilisi and Tashkent and for its international toll calling joint venture which operates in the Republic of Georgia, and may endeavor to obtain OPIC insurance for additional systems which are eligible for such insurance. OPIC is a United States governmental agency which provides United States investors with insurance against expropriation, political violence and loss of business income in more than 130 developing nations. Subject to the exclusions provided for in the contract of insurance, OPIC insurance provides coverage up to certain policy limits for loss of investment in a joint venture due to expropriation by foreign governments or political violence. In some ventures, the policy also covers loss of business income resulting from political violence. Risks not related to expropriation or political violence are not covered by OPIC insurance. OPIC insurance does not cover loss of investment related to non-payment of principal and/or interest on any loan extended to any joint venture and/or joint venture project unless such non-payment was caused by an expropriation by a foreign government or political violence. The Communications Group currently has outstanding a significant amount of loans of its joint ventures. MIG currently has expropriation and political violence insurance coverage with OPIC in the amount of (i) $2,800,000 with respect to its Moscow cable television system; (ii) $2,200,000 with respect to its Riga cable television system; (iii) $3,000,000 with respect to its Tbilisi cable television system; (iv) $2,000,000 with respect to its Tashkent cable television system and (v) $2,858,000 with respect to its international toll calling joint venture in the Republic of Georgia.

MIG currently has loss of business income insurance with OPIC in the amount of
(i) $1,500,000 with respect to its Moscow cable television system; (ii) $1,000,000 with respect to its Riga cable television system; and (iii) $550,000 with respect to its Tbilisi cable television system. MIG is also currently eligible to purchase additional expropriation and political violence insurance and loss of business income insurance from OPIC with respect to these systems. There can be no assurance that any insurance obtained by MIG from OPIC will adequately compensate MIG for any losses it may incur or that MIG will elect to obtain or be able to obtain OPIC insurance for any of its additional systems or renew existing policies. See "RISK FACTORS - Risk to MITI Inherent in Foreign Investment."

    Joint Ventures

    After deciding to obtain an interest in a particular communication business, MIG generally enters into discussions with the appropriate Ministry of Communications or local parties which have interests in communications properties in a particular market. If the negotiations are successful, a joint venture agreement is entered into and is registered, and the right to use frequency licenses is contributed to the joint venture by MIG's local partner or is allocated by the appropriate governmental authority to the joint venture. In the case of MIG's radio station operations, MIG has, in many cases, directly purchased companies with an operating radio station or an ownership interest in a joint venture which operates a radio station.

    Generally, MIG owns approximately 50% of the equity in a joint venture with the balance of such equity being owned by a local entity, often a government-owned enterprise. In 1995, the Russian Federation Legislature proposed, but did not enact legislation, which would limit the interest which a foreign person is permitted to own in entities holding broadcasting licenses. If legislation is enacted in Russia or any of MIG's other markets limiting foreign ownership of broadcasting licenses and MIG is required to reduce its interests in any of the ventures in which it owns an interest, it is unclear how such reduction would be effected. See "RISK FACTORS--Risks to MITI Inherent in Foreign Investment."

    Each joint venture's day-to-day activities are managed by a local management team selected by its board of directors or its shareholders. The operating objectives, business plans, and capital expenditures of a joint venture are approved by the joint venture's board of directors, or in certain cases, by its shareholders. In most cases, an equal number of directors or managers of the joint venture are selected by MIG and its local partner. In other cases, a differing number of directors or managers of the joint venture may be selected by MIG on the basis of the percentage ownership interest of MIG in the joint venture.

    In many cases, the credit agreement pursuant to which MIG loans funds to a joint venture provides MIG with the right to appoint the general manager of the joint venture and to approve unilaterally the annual business plan of the venture. These rights continue so long as amounts are outstanding under the credit agreement. In other cases, such rights may also exist by reason of MIG's percentage ownership interest in the joint venture or under the terms of the joint venture's governing instruments.

    MIG's joint ventures are limited liability entities which are permitted to enter into contracts, acquire property and assume and undertake obligations in their own names. Because the joint ventures are limited liability companies, the joint venture equity holders have limited liability to the extent of their investment. Under the joint venture agreements, each of MIG and the local joint venture partner is obligated to make initial capital contributions to the joint venture. In general, a local joint venture partner does not have the resources to make cash contributions to the joint venture. In such cases, MIG has established or plans to establish an agreement with the joint venture whereby, in addition to cash contributions by MIG, each of MIG and the local partner makes in-kind contributions (usually communications equipment in the case of MIG and frequencies, space on transmitting towers and office space in the case of the local partner), and the joint venture signs a credit agreement with MIG pursuant to which MIG loans the venture certain funds. Typically, such credit agreements provide for interest payments to MIG at MIG's current cost of borrowing in the United States and for payment of principal and interest from 90% of the joint venture's available cash flow prior to any pro rata distributions to MIG and the local partner. As of March 31, 1996, MIG had obligations to fund (i) an additional $0.3 million to the equity of its joint ventures (or to complete the payment of shares purchased by MIG) and (ii) up to an additional $12.3 million to fund the various credit lines MIG has extended to its joint ventures. MIG's funding commitments under such credit lines are contingent upon its approval of the joint ventures' business plans. To the extent that MIG does not approve a joint venture's business plan, MIG is not required to provide funds to such joint venture under the credit line. After the full repayment of the loan owed by the joint venture to MIG, the distributions (including profits) from the joint venture to MIG and the local partner are made on a pro rata basis in accordance with their respective ownership interests.

    Services to and Payments from Joint Ventures

    In addition to loaning funds to the joint ventures, MIG often provides certain services to many of the joint ventures. MIG currently charges certain ventures for services provided by it. MIG often does not require start-up joint ventures to reimburse it for certain services that MIG provides such as engineering advice, assistance in locating programming, and assistance in ordering equipment. As each joint venture grows, MIG institutes various payment mechanisms to have the joint venture reimburse it for such services where they are provided. The failure of MIG to obtain reimbursement of such services will not have a material impact on MIG.

    Under existing legislation in certain of MIG's markets, distributions from a joint venture to its partners will be subject to taxation. The laws in MIG's markets vary markedly with respect to the tax treatment of distributions to joint venture partners and such laws have also recently been revised significantly in many of MIG's markets. There can be no assurance that such laws will not continue to undergo major changes in the future which could have a significant negative impact on MIG and its operations.

    Marketing

    MIG targets its wireless cable television service toward foreign national households, embassies, foreign commercial establishments, international and local hotels, local households and local commercial establishments. Paging services are targeted toward people who spend a significant amount of time outside of offices, have a need for mobility, or are business people without ready access to telephones. Paging market segments include the local police, the military, foreign and local business people and embassy personnel.

    Radio station programming is targeted toward 25 to 55 year old consumers, who are believed by management of MIG to be the most affluent in the emerging societies of Eastern Europe and the former Soviet Republics. Each station's format is intended to appeal to the particular listening interests of this consumer group in its market. This is intended to enable the commercial sales departments of each joint venture to present to advertisers the most desirable market for their products and services, thereby heightening the value of the station's commercial advertising time. Advertising on these stations is sold to local and international advertisers.

    Development of Communications Systems

    Wireless Cable Television. Wireless cable television is a technology experiencing rapid growth worldwide. In the United States, wireless cable television, also referred to as MMDS (multichannel, multi-point distribution service), is gaining acceptance as a competitor to coaxial cable service. In addition, the service has low installation and maintenance costs relative to coaxial cable services.

    Each of MIG's wireless cable television systems is expected to operate in a similar manner. Various programs, transmitted to satellite transponders, will be received by the joint venture's satellite dishes located in a central facility. The signal will then be transmitted to a video switching system located in the joint venture's facilities, generally near the city's main transmission tower. Other programs, such as movies, will be combined into a predetermined set of channels and fed to solid state, self-diagnostic transmitters and antennae located on the transmission tower. Encrypted multichannel signals will then be broadcast as far as 50 kilometers in all directions.

    The specialized compact receiving antenna systems, installed on building rooftops as part of the system, will receive the multiple channel signals transmitted by the transmission tower antennae and convert and route the signals to a set-top converter and a television receiver via a coaxial cabling system within the building. The set-top converter descrambles the signal and is also used as a channel selector to augment televisions having a limited number of channel.

    Wireless Cable Television Programming. MIG currently offers English, French, German and Russian language programming, with plans to expand into other languages as demand increases. Some of MIG's channels are dubbed and others are subtitled into the local language. Generally, MIG's "basic" service provides programming of local off-air channels and an additional five to six channels with a varied mixture of distant off-air channels, European or American sports, music, international news or general entertainment. MIG's "premium" service generally includes the channels which make up its basic service as well as an additional number of satellite channels and a movie channel that offers recent and classic movies, which feature such actors as Robert De Niro, Candice Bergen, Charles Bronson and Sean Connery.

    MIG's programming options currently include news channels such as BBC World, CNN International, Sky News and Euronews, music, sports and entertainment channels such as BBC Prime, MTV Europe, Eurosport, TNT/Cartoon Network, NBC Super Channel and Discovery Channel Europe and a movie channel.

    MIG currently offers "Pay Per View" movies on its Baltcom cable television system which operates in Riga, Latvia and is planning in the future to add such service to its program lineups in certain of its markets. The subscriber pays for "Pay Per View" services in advance, and the intelligent decoders that MIG uses automatically deduct the purchase of a particular service from the amount paid in advance.

    Paging. MIG's paging systems represent a moderately priced service which is complementary to telephony. Alphanumeric and digital display paging systems are useful in Eastern European countries, the former Soviet Republics and other emerging markets for sending information one-way without the need for a recipient to access a telephone network, which in many of these markets are often overloaded or unavailable.

    MIG offers service with three types of pagers: (i) tone only, which upon encoded signaling produces several different tones depending on the code transmitted; (ii) digital display, which emits a variety of tones and permits the display of up to 16 digits; and (iii) alphanumeric, which emits a variety of tones and displays as many as 63 characters. Subscribers may also purchase additional services, such as paging priority, group calls and other options.

    As an adjunct to paging services, the joint ventures operate 24-hour service bureaus to receive calls and record and transmit messages. In addition, automatic paging messages are accepted from personal computers, telex machines and cellular telephones.

    AM and FM Radio. Programming in each of MIG's AM and FM markets is designed to appeal to the particular interests of a specific demographic group in such markets. Although MIG's radio programming formats are constantly changing, programming generally consists of popular music from the United States, Western Europe, and the local area. News is delivered by local announcers in the language appropriate to the region, and announcements and commercials are locally produced. By developing a strong listenership base comprised of a specific demographic group in each of its markets,

MIG believes it will be able to attract advertisers seeking to reach these listeners. MIG believes that the technical programming and marketing expertise that it provides to its joint ventures enhances the performance of the joint ventures' radio stations.

    International Toll Calling. MIG owns approximately 30% of Telecom Georgia. Telecom Georgia handles all international calls inbound to and outbound from the Republic of Georgia to the rest of the world. Telecom Georgia is currently making interconnect arrangements with several international long distance carriers such as Sprint and Telespazio of Italy. For every international call made to the Republic of Georgia, a payment will be due to Telecom Georgia by the interconnect carrier and for every call made from the Republic of Georgia to another country, Telecom Georgia will bill its subscribers and pay a destination fee to the interconnect carrier.

    Trunked Mobile Radio. MIG's Romanian joint venture provides trunked mobile radio services in certain areas in Romania. MIG also recently signed a letter of intent to purchase a 51% interest in Protocall Ventures, Ltd., a U.K. company with ownership interests in 9 trunk mobile systems operating in Portugal, Spain, Belgium and Germany. Trunked mobile radio systems are primarily designed to provide mobile voice communications among members of user groups and interconnection to the public switched telephone network. Trunked mobile radio systems are commonly used by taxi companies, construction teams, security services and other groups with need for significant internal communications.

    Wireless Telephony. MIG is currently exploring a number of investment opportunities in wireless telephony systems in a number of countries in Eastern Europe, the former Soviet Republics, including Uzbekistan and Georgia, and the emerging markets in the Pacific Rim and has installed test systems in certain of these markets. MIG believes that its proposed wireless telephony systems are a time and cost effective means of improving the communications infrastructure in Eastern Europe, the former Soviet Republics and emerging markets in the Pacific Rim. The current telephone systems in these markets are antiquated and overloaded, and consumers in these markets typically must wait several years to obtain telephone service.

    MIG's proposed fixed wireless local loop telephony offers the current telephone service provider a rapid and cost effective method to expand their service base. The system eliminates the need to build additional fixed wire line infrastructure by utilizing a microwave connection directly to the subscriber.

Competition

    Wireless Cable

    Most of MIG's current cable television competitors in its markets are undercapitalized, small, local companies that are providing limited programming to their subscribers. MIG does not, however, have or expect to have exclusive franchises with respect to its cable television operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to MIG's in its markets. MIG also encounters competition in some markets from unlicensed competitors which may have lower operating expenses and may be able to provide cable television service at lower prices than MIG. MIG currently competes in all of its markets with over-the-air broadcast television stations. MIG is also aware that equipment is being manufactured for the purpose of unlawfully receiving and decoding encrypted signals transmitted by wireless cable television ventures. MIG believes that it has thus far only experienced unlawful receipt of its signal on a limited basis with respect to certain of its wireless cable television services. In addition, another possible source of competition for MIG are videotape cassettes. MIG's wireless cable also competes with individual satellite dishes.

    Paging

    In some of MIG's paging markets, MIG has experienced and can expect to continue to experience competition from existing small, local, paging operators who have limited areas of coverage and from, in some cases, paging operators established by Western European and United States investors with substantial experience in paging. MIG also faces competition from a segment of radio paging operations utilizing FM Subcarrier Frequency transmissions. The local phone systems are also considered to be a significant competitor to MIG's paging operations. MIG does not have or expect to have exclusive franchises with respect to its paging operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to MIG's in its markets.

    Wireless Telephony

    While the existing wireline telephone systems in Eastern Europe and the former Soviet Republics are often antiquated, the fact that these systems are already well-established and operated by governmental authorities means that they are a source of competition for MIG's proposed wireless telephony operations. In addition, one-way paging service may be a competitive alternative which is adequate for those who do not need a two-way service, or it may be a service that reduces wireless telephony usage among wireless telephony subscribers. MIG does not have or expect to have exclusive franchises with respect to its wireless telephony operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to or competitive with MIG's in its markets. In certain markets, cellular telephone operators exist and represent a competitive alternative to MIG's proposed wireless telephony and cellular systems. A cellular telephone can be operated in the same manner as a wireless loop telephone in that either type of service can simulate the conventional telephone service by providing local and international calling from a fixed position in its service area. Both services are connected directly to a telephony switch operated by the local telephone company and therefore can initiate calls to or receive calls from anywhere in the world currently served by the international telephone network. Cellular telephony and wireless loop telephony eliminate the need for trenching and laying of wires for telephone services and thus deploy telephone service quickly and cost effectively. Wireless loop technology utilizes radio frequencies, instead of copper or fiber optic cable, to transmit between a central telephone switch and a subscriber's building. Cellular telephony enables a subscriber to move from one place in a city to another while using the service while wireless loop telephony is intended to provide fixed telephone services which can be deployed as rapidly as cellular telephony and at a lower cost.

    FM and AM Radio

    In each of MIG's existing markets, there are either a number of stations in operation already or plans for competitive stations to be in service shortly. As additional stations are constructed and commence operations, MIG expects to face significantly increased competition for listeners and advertising revenues from parties with programming, engineering and marketing expertise comparable to MIG's. Other media businesses, including broadcast television, cable television, newspapers, magazines and billboard advertising also compete with MIG's radio stations for advertising revenues.

ENVIRONMENTAL MATTERS

    Certain of the Company's former operations have used or generated, and Snapper continues to use or generate, substances or wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. From time to time, the Company's operations have resulted or may result in certain noncompliance with applicable requirements under Environmental Laws. See "Risk Factors-- Environmental Matters". The Company also may incur liability pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), for contamination at or from sites to which it may have sent hazardous wastes. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs at a hazardous waste disposal site if the harm at the site is indivisible. This generally means that each responsible party could be held liable for the entire costs of the necessary response actions at a Superfund site. As a practical matter, however, at sites where there are multiple responsible parties for a cleanup, the costs of cleanup typically are allocated, according to a volumetric or other standard, among the parties. CERCLA also provides that responsible parties generally may seek contribution for the costs of cleaning up a site from other responsible parties. Thus, if one party is required to clean up an entire site, that party can seek reimbursement or recovery of such costs from other responsible parties.

    In that regard, certain predecessors or former subsidiaries of the Company have been identified as potentially responsible parties ("PRPs") pursuant to CERCLA at seven sites to which such entities, among others, sent hazardous wastes. In divesting one such subsidiary, the Company provided indemnification to the purchaser pursuant to which the Company has undertaken the defense or payment of cleanup costs, as appropriate, for five such Superfund matters. The Company believes that its obligations with respect to three of the seven sites have been completed. Furthermore, the costs incurred by the Company with respect to all such matters have not been significant, and the Company has established reserves (which are currently at $1.3 million), that, together with certain anticipated offsets from the purchaser for other matters relating to the purchase, it believes will be sufficient to cover the remaining, as well as any future, such environmental obligations. As a result, the Company does not believe that such matters will have a material adverse effect upon the Company's results of operations or financial condition. However, because neither the final total cleanup costs at the four remaining Superfund sites have been ascertained nor the former subsidiary's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

    In addition, a wholly-owned subsidiary of the Company is undertaking a cleanup as a contaminated site which was formerly used for the storage of manufacturing wastes. In anticipation of site cleanup, the Company established reserves of $1.8 million for the cleanup of this site. In early 1996, the site was targeted by the State of Alabama Department of Environmental Management ("ADEM") for cleanup. Since that time, the Company has undertaken site investigations, submitted a remediation plan to ADEM, and has engaged in ongoing discussions with ADEM for the cleanup and closure of the site. The Company subsequently met with ADEM and believes that it has reached agreement with ADEM regarding remediation at the site. Based on cost estimates for the anticipated remediation, the Company believes that the previously-established reserves for this site will be adequate to cover the costs of remediating the property. However, because the agreement between the Company and ADEM and the remediation plan for the site are not yet final, and because it is possible that the remediation costs could be higher than estimated, there can be no assurance that the reserves in fact will be adequate to cover the remediation at the site. Nonetheless, the Company does not believe that the final cleanup costs for the site will have a material adverse effect upon the Company's results of operations or financial condition.

                                THE REFINANCING

    Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 5 for additional factors relating to such statements.

GENERAL

    Concurrently with the consummation of the Goldwyn Merger, MIG intends to consummate the Equity Offering of approximately 15,000,000 shares of its Common Stock and (i) cause the Entertainment Group to enter into the Entertainment Group Credit Facility, an approximately $300.0 million secured credit facility.

Equity Offering

    MIG expects to raise approximately $193.0 million through a public offering of Common Stock (assuming no exercise of the underwriters' overallotment option). Assuming an offering price of $12.875 per share, approximately 15,000,000 shares of Common Stock would be issued in the Equity Offering. The following chart summarizes the ownership of the Common Stock following the Equity Offering (assuming (i) a Goldwyn Determination Date of May 28, 1996 and a MIG-Goldwyn Average Closing Price of $13.12, (ii) the consummation of the Goldwyn Merger, (iii) the exercise of the Goldwyn Put and (iv) without giving effect to the exercise or conversion of any options, warrants or convertible securities exercisable for or convertible into Common Stock) and the MPCA
Acquisition:

                                                       PERCENTAGE OF OUTSTANDING
    STOCKHOLDER                                         SHARES OF COMMON STOCK
- -----------------------------------------------------  -------------------------
Metromedia Company and its Affiliates................             24.1%
Existing MIG Stockholders (other than Metromedia
 Company and its Affiliates).........................             46.6
Goldwyn Stockholders.................................              5.6
New MIG Stockholders (who purchase shares of Common
 Stock in the Equity Offering).......................             23.7
                                                                 -----
                                                                 100.0%
                                                                 -----
                                                                 -----

    On May 8, 1996, MIG filed a Registration Statement on Form S-3, as amended, to register the shares of Common Stock to be offered in the Equity Offering.

Entertainment Group Credit Facility

    The Entertainment Group has entered into a commitment letter with Chemical Bank ("Chemical") which provides that Chemical is committed, subject to the satisfaction of certain conditions, to provide the $300 million of financing to the Entertainment Group described below. Chemical has committed to fund the entire amount of the facility, but a portion of the commitment may be syndicated to other financial institutions either before or after the Goldwyn Effective Time. Pursuant to the commitment letter with Chemical, at the Goldwyn Effective Time, the Entertainment Group, Chemical and the other bank parties thereto will enter into the Entertainment Group Credit Facility which will provide for an aggregate of $300 million of financing consisting of a secured term loan of $200 million (the "Term Loan") and a revolving credit facility of $100 million, including a $10 million letter of credit subfacility (the "Revolving Credit Facility"). At the Goldwyn Effective Time, approximately $85.0 million will be available under the Revolving Credit Facility. The Term Loan will be used solely to refinance up to $200.0 million of Orion's, Goldwyn's and MPCA's existing indebtedness and the Revolving Credit Facility will be used to finance the Entertainment Group's production, acquisition and distribution of motion pictures, for its domestic theatrical exhibition business and for general working capital purposes.

    The Term Loan will bear interest at the Entertainment Group's option at a rate of LIBOR plus 2 1/2% or Chemical's alternative base rate plus 1 1/2%. The Revolving Credit Facility will bear interest at the Entertainment Group's option at a rate of LIBOR plus 1% or Chemical's alternative base rate. The Term Loan will have a final maturity date of June 30, 2001 and will amortize in 20 equal quarterly installments of $7.5 million commencing on September 30, 1996, with the remaining principal amount due at the final maturity date. The amount of the Term Loan at the Goldwyn Effective Time will be the amount, up to a maximum of $200 million, based upon a "borrowing base" for the Entertainment Group calculated using a percentage of its eligible outstanding accounts receivable (including cash flow from the Entertainment Group's domestic theatrical exhibition business) and a credit for the Entertainment Group's film and television library. Such borrowing base would currently provide for $200 million of availability under the Term Loan. In addition to the amortization schedule described above, the Entertainment Group Credit Facility will provide that in the event that the amount outstanding under the Term Loan exceeds the borrowing base, the Entertainment Group must pay down the excess outstandings. The Term Loan and the Revolving Credit Facility will be secured by a first priority lien on all of the stock of Orion and its subsidiaries and on substantially all of the Entertainment Group's assets, including its accounts receivable and film and television library. Amounts outstanding under the Revolving Credit Facility will also be guaranteed jointly and severally by Metromedia Company and by its partners, John W. Kluge and Stuart Subotnick. To the extent the borrowing base exceeds the amount outstanding under the Term Loan, such excess will be used to support the Revolving Credit Facility so as to reduce the exposure of the guarantors under such facility.

    The Entertainment Group Credit Facility will contain customary covenants including maintenance of corporate existence, compliance with ERISA, maintenance of properties, delivery of certain monthly, quarterly and annual financial information, delivery of budgets and other information regarding new motion picture productions, limitations on the issuance of additional indebtedness and guarantees, limitations of the creation of new liens, limitations on the number of films the Entertainment Group may produce simultaneously and the development costs and budgets for such films, limitations on the aggregate amount of unrecouped print and advertising costs the Entertainment Group may incur, limitations on the amount of the Entertainment Group's leases, capital and overhead expenses, prohibitions on the declaration of dividends or distributions by the Entertainment Group (other than up to $15 million, to the extent contributed by the Company to the Entertainment Group), limitations on the merger or consolidation of the Entertainment Group or the sale by the Entertainment Group of any substantial portion of its assets or stock and restrictions on the Entertainment Group's line of business, other than activities relating to the production, distribution and exhibition of entertainment product. The Entertainment Group Credit Facility will also contain financial covenants, including requiring maintenance by the Entertainment Group of the ratio of the Entertainment Group's Free Cash Flow (as defined in the Entertainment Group Credit Facility) to the Entertainment Group's cumulative investment in film product above certain specified levels at the end of each fiscal quarter, and requiring that the Entertainment Group's cumulative investment in film product not exceed Free Cash Flow by more than certain specified levels. In addition, the Entertainment Group Credit Facility will contain a minimum ratio of (a)(i) Theater Group EBITDA (as defined in the Entertainment Group Credit Facility) plus (ii) Theater Group Occupancy Charges (as defined in the Entertainment Group Credit Facility) to (b) Theater Group Occupancy Charges for each rolling four quarter period.

    The Revolving Credit Facility will contain the following events of default: nonpayment of principal or interest on the facility, the occurrence of a "change of control" (as defined below) and an assertion by the guarantors of such facility that the guarantee of such facility is unenforceable. A "change of control" is defined to mean (i) a change in ownership of Orion which results in it not being wholly owned by MIG or (ii)(a) if Metromedia Company and its affiliates do not control at least 20% of the outstanding Common Stock or (b) if a third party controls more Common Stock than Metromedia

Company and its affiliates or is entitled to designate a majority of the members of MIG's Board of Directors. The Term Loan portion of the Entertainment Group Credit Facility will also contain a number of customary events of default including non-payment of principal and interest and the occurrence of a "change of management" (as defined below), violation of covenants, falsity of representations and warranties in any material respect, certain cross-default and cross-acceleration provisions, and bankruptcy or insolvency of Orion or its material subsidiaries. A "change of management" is defined to mean a termination of employment of Existing Management (as defined in the Entertainment Group Credit facility) and the objection to such person's replacement by the required lenders within a designated period.

    The commitment letter with Chemical for the Entertainment Group Credit Facility provides for a number of customary conditions precedent to the making of loans to the Entertainment Group, including the receipt of certain legal opinions and certificates, absence of any material adverse change in the Entertainment Group's business and satisfaction by Chemical of the results of its investigation of the Entertainment Group to confirm certain assumptions.

Sources and Uses of Funds

    The following summarizes the anticipated sources and uses of funds from the Refinancing (assuming the consummation of the Refinancing and the Goldwyn Merger occurred on March 31, 1996):

                                 (IN MILLIONS)



         SOURCES OF FUNDS                                     USES OF FUNDS
- -----------------------------------            --------------------------------------------
Equity Offering(1).................   $193.0   Refinance Existing MIG Credit
                                                Facility..........................   $ 29.0
Entertainment Group Credit                     Refinance Orion Bank Debt..........
 Facility..........................    215.0                                          126.0
                                               Refinance Existing Goldwyn Debt....     73.0
                                               Working Capital....................    148.0(2)
                                               Refinance Existing MPCA Debt and
                                                other Miscellaneous Expenses......     15.0(3)
                                               Transaction Expenses...............     17.0(4)
    Total Sources..................   $408.0   Total Uses.........................   $408.0
                                      ------                                         ------
                                      ------                                         ------

- ------------

(1) Based on a closing price of $12.875 on the AMEX on May 28, 1996. Assumes no exercise of the underwriters' overallotment option.

(2) This amount includes approximately $6.2 million outstanding as of May 28, 1996 under a bridge loan agreement between the Communications Group and Metromedia Company, which will be repaid with proceeds of the Offering and reduce working capital by $6.2 million. In addition, the Entertainment Group would have $85.0 million available under the Entertainment Group Credit Facility.

(3) Includes approximately $10.0 million of MPCA indebtedness at March 31, 1996.

(4) Represents estimated aggregate expenses incurred in connection with the Goldwyn Merger and the Refinancing, including underwriting fees and expenses.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                    PRO FORMA COMBINING FINANCIAL STATEMENT

    The following unaudited Pro Forma Combining Balance Sheet of Metromedia International Group, Inc. (MIG) as of March 31, 1996 and unaudited Pro Forma Combining Statements of Operations for three months ended March 31, 1996 and the year ended December 31, 1995 illustrates the effect of the Goldwyn Merger and the Refinancing. The unaudited Pro Forma Combining Balance Sheet assumes that the Goldwyn Merger and Refinancing occurred on March 31, 1996 and the Unaudited Pro Forma Combining Statements of Operations assumes that the Goldwyn Merger and Refinancing occurred at the beginning of the period presented. The following information does not give effect to the consummation of the MPCA Acquisition.

    In addition, separate pro formas have been presented to illustrate the effect of prior acquisitions and refinancings of MIG, as discussed in the respective footnotes to the pro formas.

    Pursuant to the terms of the Goldwyn Merger Agreement, each share of Goldwyn Common Stock will be converted into and exchangeable for, a number of shares of Common Stock, the Goldwyn Exchange Ratio determined by dividing $5.00 by the MIG-Goldwyn Average Closing Price on the Goldwyn Determination Date; provided, that, if the MIG-Goldwyn Average Closing Price is below $12.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $12.50 and if the MIG-Goldwyn Average Closing Price is greater than $16.50, the MIG-Goldwyn Average Closing Price shall be deemed to be $16.50.

    These unaudited Pro Forma Combining Financial Statements have been prepared assuming a Goldwyn Exchange Ratio of .3811 (which assumes a MIG-Goldwyn Average Closing Price of $13.12 and the exercise of the Goldwyn Put. The actual Goldwyn Exchange Ratio will be determined on the Goldwyn Determination Date in accordance with the formulas set forth in the Goldwyn Merger Agreement. See "PROPOSAL NO. 1--THE GOLDWYN MERGER."

ACCOUNTING TREATMENT

    The Goldwyn Merger will be accounted for as a purchase transaction. For accounting purposes, MIG will be deemed to be the surviving coporation in the Goldwyn Merger.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that management of each of MIG and Goldwyn (collectively "Management") believes are reasonable. The Goldwyn Merger will be recorded based upon the estimated fair market value of the net tangible and intangible assets acquired at the date of acquisition. The adjustments included in the unaudited Pro Forma Combining Financial Statements represent Management's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

    The unaudited Pro Forma Combining Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited Pro Forma Combining Financial Statements should be read in conjunction with the historical financial statements of MIG (incorporated by reference) and Goldwyn (included in Goldwyn's Annual Report on Form 10-K accompanying this Proxy Statement/Prospectus), together with the related notes thereto.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                                 (IN THOUSANDS)

                                                                 MARCH 31, 1996
                           ------------------------------------------------------------------------------------------
                                                        PRO FORMA                MIG           PRO FORMA
                                                        MERGER AND          PRO FORMA WITH      EQUITY         MIG
                              MIG        GOLDWYN     DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                           HISTORICAL   HISTORICAL     ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Cash and marketable
 securities..............   $  17,180    $   1,849      $   (6,100)(1)        $   12,929       $ 157,577(7) $ 170,506
Accounts receivable......      26,991        8,266        --                      35,257          --           35,257
Notes receivable.........      --           --            --                    --                --           --
Inventories..............      --           --            --                    --                --           --
Film inventories.........      56,892        8,905        --                      65,797          --           65,797
Other current assets.....       4,975          426        --                       5,401          --            5,401
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Current assets...........     106,038       19,446          (6,100)              119,384         157,577      276,961
Film inventories.........     126,396       54,994        --                     181,390          --          181,390
Property and equipment,
 net.....................       9,181       32,206        --                      41,387          --           41,387
Intangibles..............     118,818        3,619          68,722(2)            187,540          --          187,540
                                                            (3,619)(3)
 Other assets............     206,700        1,585            (830)(4)           206,571          --          206,571
                                                            (3,403)(5)
                                                            (4,981)(1)
                                                             7,500(1)
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total assets..........   $ 567,133    $ 111,850      $   57,289            $  736,272       $ 157,577    $ 893,849
                           ----------   ----------   ----------------      ----------------   -----------   ---------
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Accounts payable and
 accrued expenses........   $  97,301    $   9,138      $    2,700(2)         $  109,139       $  --        $ 109,139
Short-term debt..........      55,327       73,633         (78,450)(1)            90,510         (28,754)(7)    61,756
                                                            40,000(1)
Other current
 liabilities.............      31,431       12,236            (800)(6)            39,464          --           39,464
                                                            (3,403)(5)
                           ----------   ----------   ----------------      ----------------   -----------   ---------
Current liabilities......     184,059       95,007         (39,953)              239,113         (28,754)     210,359
 Deferred revenues.......      40,839       18,583        --                      59,422          --           59,422
 Long-term debt..........     249,605        2,685         160,000(1)            292,140          --          292,140
                                                          (120,150)(1)
 Other liabilities.......      28,278       15,884          (4,888)(6)            39,275          --           39,275
Stockholders' equity:
 Common stock............      42,635        1,706             175(6)             46,204          15,000(7)    61,204
                                                             3,569(2)
                                                            (1,881)(2)
 Additional paid-in
  capital................     728,964       24,654           5,513(6)            772,347         178,125(7)   943,678
                                                            42,381(2)                             (6,794)(7)
                                                             1,002(2)
                                                           (30,167)(2)
 Retained earnings
(accumulated deficit)....    (707,247)     (46,137)         50,586(2)           (712,228)         --         (712,228)
                                                            (3,619)(3)
                                                              (830)(4)
                                                            (4,981)(1)
 Treasury stock..........      --             (532)            532(2)           --                --           --
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total
     stockholders'equity
      (deficiency).......      64,352      (20,309)         62,280               106,323         186,331      292,654
                           ----------   ----------   ----------------      ----------------   -----------   ---------
   Total liabilities and
     stockholders' equity
      (deficiency).......   $ 567,133    $ 111,850      $   57,289            $  736,272       $ 157,577    $ 893,849
                           ----------   ----------   ----------------      ----------------   -----------   ---------
                           ----------   ----------   ----------------      ----------------   -----------   ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED MARCH 31, 1996
                                  ------------------------------------------------------------------------------------------
                                                               PRO FORMA                MIG           PRO FORMA
                                                               MERGER AND          PRO FORMA WITH      EQUITY         MIG
                                     MIG        GOLDWYN     DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                                  HISTORICAL   HISTORICAL     ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                                  ----------   ----------   ----------------      ----------------   -----------   ---------
Revenues........................   $  30,808    $  35,493       -$-                   $ 66,301         $--         $ 66,301
Cost of revenues................      25,089       34,526       --                      59,615          --           59,615
Operating expenses..............      14,066        6,788       --                      20,854          --           20,854
Depreciation and amortization...       1,723        1,028           (57)(8)              3,381          --            3,381
                                                                    687(9)                              --
                                  ----------   ----------        ------                -------           -----     ---------
Operating income (loss).........     (10,070)      (6,849)         (630)               (17,549)         --          (17,549 )
Other income (expense):
 Interest expense...............      (7,034)      (3,143)        3,143(10)             (7,489)         --           (7,489 )
                                                                 (3,750)(11)
                                                                   (675)(12)
                                                                  3,970(15)
 Other..........................         (54)      --           --                         (54)         --              (54 )
                                  ----------   ----------        ------                -------           -----     ---------
Income (loss) before tax........     (17,158)      (9,992)        2,058                (25,092)         --          (25,092 )
Provision for income taxes......         200          779          (779)(14)               200          --              200
Equity in losses of
 subsidiaries...................       1,783       --           --                       1,783          --            1,783
                                  ----------   ----------        ------                -------           -----     ---------
Net income (loss) from
 continuing operations..........   $ (19,141)   $ (10,771)       $2,837               $(27,075)        $--         $(27,075 )
                                  ----------   ----------        ------                -------           -----     ---------
                                  ----------   ----------        ------                -------           -----     ---------
Number of shares issued and
 outstanding....................      42,635        8,489                               46,204          15,000       61,204
                                  ----------   ----------                              -------           -----     ---------
                                  ----------   ----------                              -------           -----     ---------
Loss per share..................   $   (0.45)   $   (1.27)                            $  (0.59)                    $  (0.44 )
                                  ----------   ----------                              -------                     ---------
                                  ----------   ----------                              -------                     ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.
             UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               TWELVE MONTHS ENDED,
                       -----------------------------------------------------------------------------------------------------
                                                               PRO FORMA                MIG           PRO FORMA
                       DECEMBER 31, 1995   MARCH 31, 1996      MERGER AND          PRO FORMA WITH      EQUITY         MIG
                              MIG             GOLDWYN       DEBT REFINANCING      DEBT REFINANCING   REFINANCING   PRO FORMA
                           PRO FORMA         HISTORICAL       ADJUSTMENTS             COMBINED       ADJUSTMENTS   COMBINED
                       -----------------   --------------   ----------------      ----------------   -----------   ---------
Revenues............       $ 145,150          $107,784          $--                  $  252,934        $--         $ 252,934
Cost of revenues....         132,762           108,301           --                     241,063         --           241,063
Operating
 expenses...........          67,972            19,891           --                      87,863         --            87,863
Depreciation and
 amortization.......           6,442             3,770              (229)(8)             12,732         --            12,732
                                                                   2,749(9)                             --
                            --------       --------------         ------               --------      -----------   ---------
Operating income
 (loss).............         (62,026)          (24,178)           (2,520)               (88,724)        --           (88,724)
Other income
 (expense):
 Interest expense...         (25,489)           (8,490)            8,490(10)            (29,453)        --           (29,453)
                                                                 (15,000)(11)
                                                                  (2,700)(12)
                                                                  13,736(13)
 Other..............          10,360           --                --                      10,360         --            10,360
                            --------       --------------         ------               --------      -----------   ---------
Income (loss) before
 tax................         (77,155)          (32,668)            2,006               (107,817)        --          (107,817)
Provision for income
 taxes..............             973              (541)              541(14)                973         --               973
Equity in losses of
 subsidiaries.......          11,818           --                --                      11,818         --            11,818
                            --------       --------------         ------               --------      -----------   ---------
Net income (loss)
 from continuing
 operations.........       $ (89,946)         $(32,127)         $  1,465             $ (120,608)       $--         $(120,608)
                            --------       --------------         ------               --------      -----------   ---------
                            --------       --------------         ------               --------      -----------   ---------
Number of shares
 issued and
 outstanding........          42,635             8,489                                   46,204         15,000        61,204
                            --------       --------------                              --------      -----------   ---------
Loss per share......       $   (2.11)         $  (3.78)                              $    (2.61)                   $   (1.97)
                            --------       --------------                              --------                    ---------
                            --------       --------------                              --------                    ---------

 (1) Reflects refinancing of the Goldwyn Bank Debt and Orion's bank debt and payment of refinancing fees with (a) $200 million from the Entertainment Group Credit Facility and (b) cash on hand. Deferred financing fees associated with Orion's bank debt in the amount of $5.0 million have been written off and are accounted for as an extraordinary loss in the pro forma combining balance sheet as a charge to retained earnings (accumulated deficit).

 (2) Reflects the excess of cost over the estimated fair value of net liabilities assumed in the Goldwyn Merger, the elimination of Goldwyn's historical common stock and historical additional paid-in capital, adjusted for the shares issued pursuant to the shareholder participation rights, retained earnings (accumulated deficit), retirement of Goldwyn's treasury stock, and the value of the Common Stock and options issued to the Goldwyn Stockholders in the Goldwyn Merger.

Shares to be issued in exchange for accrued stockholder
  participation rights...........................................        875
Goldwyn shares outstanding at March 31, 1996.....................      8,489
                                                                    --------
Goldwyn shares outstanding at March 31, 1996 adjusted............      9,364
Number of shares issued to acquire Goldwyn.......................      3,569
Per share price at closing (assumed for illustrative purposes)...   $ 12.875
                                                                    --------
Value of shares issued...........................................   $ 45,950
Value of Goldwyn options (using Black-Scholes method)............      1,002
Transaction costs................................................      2,700
                                                                    --------
Purchase price...................................................     49,652
  Less--Estimated fair value of net liabilities assumed..........    (19,070)
                                                                    --------
Excess of cost over fair value of the net liabilities assumed....   $ 68,722
                                                                    --------
                                                                    --------

These adjustments reflect an assumed closing price for the Common Stock of $12.875. As a result, each share of Goldwyn Common Stock would be converted into
    0.3811 shares of Common Stock based on the assumed MIG-Goldwyn Average Closing Price of $13.12.

The Company has made a preliminary allocation of excess cost over estimated fair value of net liabilities assumed to goodwill as Goldwyn's assets and liabilities are estimated to approximate fair value. However there can be no assurance that the actual adjustment will not differ significantly from the pro forma adjustment.

 (3) Reflects write-off of Goldwyn's historical goodwill.

 (4) Reflects write-off of Goldwyn deferred financing fees.

 (5) Reflects elimination of interim financing between Orion and Goldwyn.

 (6) Reflects a reduction of $5,700 of an historical accrued participation right of a Goldwyn Stockholder in exchange for the issuance of 875,000 Goldwyn shares.

 (7) Reflects the issuance of 15.0 million shares of Common Stock at an assumed price of $12.875 per share, net of estimated Common Stock issuance costs of $6,794, and the refinancing of MIG's credit facility.

 (8) Reflects elimination of historical Goldwyn goodwill amortization.

 (9) Reflects amortization expense of the excess of cost over the fair value of net tangible assets acquired in the Goldwyn Acquisition by use of the straight-line method over 25 years.

(10) Reflects elimination of interest expense attributable to the Goldwyn Bank Debt as a result of the Entertainment Group Credit Facility.

(11) Reflects additional interest expense on the Entertainment Group Credit Facility (assumed rate 7.50%). A 1/8% change in the assumed rate would result in a change of $250 in annual interest expense.

(12) Reflects amortization of deferred financing fees arising from the Entertainment Group Credit Facility. This amount is being amortized using the effective interest method over a period of five years.

(13) Reflects elimination of interest expense attributable to MIG's credit facility and Orion's bank debt amounting to $2,325 and $11,031, respectively, as well as elimination of amortization on Orion's deferred financing fees of $380 as a result of the Entertainment Group Credit Facility.

(14) Reflects elimination of Goldwyn provision for taxes.

(15) Reflects elimination of interest expense attributable to MIG's credit facility and Orion's bank debt amounting to $805 and $2,683, respectively, as well as elimination of amortization on Orion's deferred financing fees of $482 as a result of the Entertainment Group Credit Facility.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  TWELVE MONTHS ENDED
                                                                   DECEMBER 31, 1995
                              --------------------------------------------------------------------------------------------
                                                                                                     MIG
                                   MIG            ACTAVA          STERLING       REFINANCING      PRO FORMA         MIG
                              HISTORICAL(A)   ADJUSTMENTS(B)   ADJUSTMENTS(B)   ADJUSTMENTS(C)   ADJUSTMENTS     PRO FORMA
                              -------------   --------------   --------------   --------------   -----------     ---------
Revenues....................    $ 138,871        $     --         $  6,279         $     --        $    --       $145,150
Cost of revenues............      132,762              --            4,336               --             --        137,098
Operating expenses..........       50,771           8,126            3,489               --          1,250(d)      63,636
Depreciation and
 amortization...............        2,795              --               --               --          3,647(e)       6,442
                              -------------       -------           ------          -------      -----------     ---------
Operating income (loss).....      (47,457)         (8,126)          (1,546)              --         (4,897)       (62,026 )
Other income (expense)
 Interest expense...........      (29,539)        (11,717)              --           15,767             --        (25,489 )
 Other......................       (1,280)         11,640               --               --             --         10,360
                              -------------       -------           ------          -------      -----------     ---------
Income (loss) before tax....      (78,276)         (8,203)          (1,546)          15,767         (4,897)       (77,155 )
Provision for income tax....          767              --              206               --             --            973
Equity in losses of
 subsidiaries...............        7,936           3,882               --               --             --         11,818
                              -------------       -------           ------          -------      -----------     ---------
Income (loss) from cont.
 operations.................    $ (86,979)       $(12,085)        $ (1,752)        $ 15,767        $(4,897)      $(89,946 )
                              -------------       -------           ------          -------      -----------     ---------
                              -------------       -------           ------          -------      -----------     ---------

- ------------

 (a)  Reflects 12 months of operations of Orion and MITI, 2 months of operations of Actava and
      Sterling, and 2 months of MITI minority interest step-up.
 (b)  Reflects additional 10 months of activity for Actava and Sterling prior to the November
      1 Mergers.
 (c)  Reflects interest expense on the term loan portion of the Orion's bank debt (assumed interest rate of 9.1%), the revolving credit portion of the Orion's bank debt (assumed interest rate of 7.6%), MIG's credit facility (assumed interest rate of 8.1%), commitment fee of 1% on unused portion of the revolving credit portion of Orion's bank debt, net of $27.1 million reduction in interest expense related to refinanced Orion debt and $2.4 million reduction in interest expense related to refinanced MITI debt.
 (d)  Reflects additional 10 month Metromedia Company management fee.
 (e)  Reflects additional 10 months of goodwill amortization for MITI, additional 10 months of goodwill amortization for Sterling, and removal of 10 months of pre-merger goodwill amortization for MITI. All goodwill is assumed to be amortized over a 25-year period.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

THE GOLDWYN MERGER

    Consummation of the Goldwyn Merger is conditioned upon receipt by Goldwyn of the opinion of Rosenfeld, Meyer & Susman, LLP, counsel to Goldwyn, outlined below. Such opinion will be issued with the understanding that the relevant facts are as described in the Proxy Statement/Prospectus and exhibits and appendices hereto, and in rendering its opinion such counsel will rely on the accuracy of the factual statements and representations in the foregoing document and upon certain representations made in writing to such counsel. An opinion of counsel, however, is not binding on the Internal Revenue Service or the courts. Goldwyn has not requested nor will it request an advance ruling from the Internal Revenue Service.

    As of the date of this Proxy Statement/Prospectus, Rosenfeld, Meyer & Susman, LLP has advised Goldwyn that the material Federal income tax consequences of the Goldwyn Merger will be as follows:

        (i) The Goldwyn Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

        (ii) No gain or loss will be recognized by a stockholder of Goldwyn upon receipt of shares of Common Stock in exchange for shares of Goldwyn Common Stock, except as described in (ii) below.

        (iii) Each stockholder of Goldwyn who receives cash proceeds from the sale of fractional interests in shares of Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's fractional share interests. Any such gain or loss recognized as described in this paragraph will constitute capital gain or loss if the stockholder's shares of Goldwyn Common Stock were held as a capital asset at the Goldwyn Effective Time.

        (iv) The tax basis of the shares of Common Stock (including fractional share interests for which cash is ultimately received) received by a stockholder of Goldwyn will be the same as the tax basis of the shares of Goldwyn Common Stock exchanged therefor.

        (v) The holding period of Common Stock in the hands of a stockholder of Goldwyn will include the holding period of the shares of Goldwyn Common Stock exchanged therefor, provided that such shares were held as a capital asset at the Goldwyn Effective Time.

        (vi) No gain or loss will be recognized by Goldwyn as a result of the Goldwyn Merger.

LIMITATIONS ON NET OPERATING LOSS CARRY-FORWARDS

    The following discussion describes certain limitations on the utilization of net operating loss carry-forwards by MIG and its subsidiaries and Goldwyn and its subsidiaries. These issues have not been opined on by counsel, and neither MIG nor Goldwyn has requested or will request an advance ruling from the Internal Revenue Service with respect thereto.

    In the event that the application of limitations described below on the utilization of net operating loss carry-forwards results in MIG and its subsidiaries (including Goldwyn after the Goldwyn Merger) recognizing taxable income in excess of utilizable net operating losses, the companies would generally be subject to Federal income tax on such excess taxable income.

The November 1 Mergers

    On November 1, 1995, Orion and MITI merged with and into wholly-owned subsidiaries of MIG (formerly known as The Actava Group Inc. ("Actava")), and MCEG Sterling Incorporated ("Sterling") merged with and into MIG. For their taxable years ending on or before November 1, 1995, Orion, Actava, MITI and Sterling and the subsidiaries included in their respective affiliated groups of corporations which filed consolidated Federal income tax returns with Orion, Actava, MITI and Sterling as the parent corporation (such Orion, Actava, MITI and Sterling affiliated groups hereinafter being referred to as the "Orion Group", the "Actava Group", the "MITI Group" and the "Sterling Group", respectively, and individually as a "Former Group" and collectively as the "Former Groups") reported or will report net operating loss carryforwards (such pre-November 1, 1995 net operating loss carryforwards hereinafter referred to collectively as the "Pre-November 1 Losses"). As a result of the November 1 Mergers, certain limitations applied to the use of the Pre-November 1 Losses of the Former Groups by MIG and its subsidiaries included in the affiliated group of corporations which will file a consolidated Federal income tax return with MIG as the parent corporation (the "MIG Group").

    Under Section 382 of the Code, annual limitations will generally apply to the use of the Pre-November 1 Losses of the Former Groups by the MIG Group. The amount of the annual limitation with respect to a Former Group depends upon the application of certain principles contained in Section 382 of the Code relating to the valuation of such Former Group immediately prior to the November 1 Mergers and an interest factor published by the Internal Revenue Service on a monthly basis. Based on the market price of the Common Stock at the effective time of the November 1 Mergers, the exchange ratios with respect to the shares of Orion, MITI and Sterling and the published interest factor of 5.75 percent (applicable to transactions that occurred in November 1995), the annual limitations on the use of the Pre-November 1 Losses of the Orion Group, Actava Group, the MITI Group and the Sterling Group, respectively, by the MIG Group would currently be approximately $11.9 million, $18.3 million, $10.0 million and $.51 million per year, respectively. The amount of any such limitation with respect to a Former Group would generally be increased by the amount of any recognized "built-in" gains of former members of such Former Group. In addition, to the extent Pre-November 1 Losses equal to the annual limitation with respect to any of the Former Groups are not used in any year, the unused amount would generally be available to be carried forward and used to increase the limitation with respect to such Former Group in the succeeding year.

    The use of Pre-November 1 Losses of the Orion Group, the MITI Group and the Sterling Group will also be separately limited by the income and gains recognized by the corporations that were members of each of the Orion Group, the MITI Group and the Sterling Group, respectively, including corporations such as MIG (in the case of Sterling) that are successors by merger to any of such members. Under proposed Treasury regulations, such Pre-November 1 Losses of any such former members of any such Former Group, or successors thereof, would be usable on an aggregate basis to the extent of the income and gains of such former members of such Former Group, or successors thereof on an aggregate basis.

The Goldwyn Merger

    As of the end of its most recent taxable year, Goldwyn and the subsidiaries included in the affiliated group of corporations which file consolidated Federal income tax returns with Goldwyn as the parent corporation (the "Goldwyn Group") reported or will report net operating loss carryforwards. As a result of the Goldwyn Merger, the limitations discussed above will apply to the use of such net operating losses and any net operating losses which the Goldwyn Group will report for the taxable year ending on the Goldwyn Effective Time (such net operating losses hereinafter referred to as the "Goldwyn Pre-Merger Losses") by the MIG Group. See "Limitations on Net Operating Loss Carry-Forwards--The November 1 Mergers."

    Under Section 382 of the Code, the annual limitations with respect to the use of the Goldwyn Pre-Merger Losses by the MIG Group will generally apply. Based the market price of the Common Stock, the Goldwyn Exchange Ratio and the most recently published interest factor of 5.68 percent (applicable for transactions occurring during May 1996), the annual limitation on the use of the Goldwyn Pre-Merger Losses would be approximately $2.3 million per year.

    The use of the Goldwyn Pre-Merger Losses will also be separately limited by the income and gains recognized by the corporations that were members of the Goldwyn Group. Under proposed Treasury regulations, the Goldwyn Pre-Merger Losses would be usable on an aggregate basis to the extent of the income and gains of such former members of the Goldwyn Group on an aggregate basis.

    THE DISCUSSION SET FORTH ABOVE IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE GOLDWYN MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR CATEGORIES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES AND REGULATED INVESTMENT COMPANIES OR TO EMPLOYEES HOLDING GOLDWYN OPTIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH GOLDWYN STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE GOLDWYN MERGER TO HIM OR HER IN PARTICULAR, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                           INFORMATION REGARDING MIG

BUSINESS OF MIG

    MIG is a global entertainment, media and communications company with continuing operations currently in two business groups. Through its Entertainment Group, MIG is engaged primarily in the development, production, acquisition, exploitation and worldwide distribution in all media of motion pictures, television programming and other filmed entertainment product. It has an extensive film library of over 1,200 titles, including Dances with Wolves, Silence of the Lambs and Platoon. Operating through its Communications Group, MIG owns interests in and participates along with local partners in the management of joint ventures which operate wireless cable television systems, paging systems, an international toll call service, a trunk mobile radio service and radio stations in certain countries in Eastern Europe and certain of the former Soviet Republics. In addition, on May 17, 1996, MIG entered into the MPCA Acquisition Agreement to acquire MPCA, which focuses on producing and acquiring commercially marketable films featuring popular actors at substantially less than average industry cost. A recent success produced by MPCA was the film Dumb and Dumber, starring Jim Carrey. Additionally, MPCA is a supplier of low cost production to major entertainment companies including Tri-Star Pictures, Turner, MGM/UA, Showtime Networks and HBO. Bradley Krevoy and Steven Stabler, the principals of MPCA, will be employed by MIG's Entertainment Group following the MPCA Acquisition. The shares of Common Stock issued to the stockholders of MPCA pursuant to the MPCA Acquisition Agreement have not been registered for resale under the Securities Act. It is anticipated, however, that MIG and MPCA will enter into a registration rights agreement pursuant to which MIG will grant to the stockholders of MPCA two demand registration rights and unlimited "piggyback" registration rights (subject to customary cutbacks). Pursuant to such registration rights agreement, MIG and the stockholders of MPCA have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. Consummation of the MPCA Acquisition Agreement is subject to certain conditions precedent including expiration or early termination of the waiting period under the Hart Scott Act, the execution of certain ancillary agreements, the satisfaction by MIG of its due diligence review of MPCA and other customary closing conditions. MIG also owns two non-strategic assets:
Snapper, which manufactures and sells lawn and garden equipment and MIG's investment in Roadmaster, a leading sporting goods manufacture. For accounting purposes, Snapper and MIG's investment in Roadmaster have been classified as assets held for disposition. MIG is actively exploring a sale of Snapper. Roadmaster is a leading sporting goods manufacturer of which MIG owns 38% of the outstanding shares. As MIG has disclosed in Amendment No. 1 to its Schedule 13D relating to Roadmaster filed with the Commission on March 1, 1996, MIG intends to dispose of its investment in Roadmaster during 1996. MIG intends to pursue a strategy of making selective acquisitions of attractive entertainment, media and communications assets that complement its existing business groups. In particular, the Company is interested in expanding its library of proprietary motion picture rights and in expanding the network through which it distributes various entertainment, media and communications products and services.

    MIG had also entered into the Alliance Merger Agreement on December 20, 1995 to acquire Alliance. As disclosed in MIG's Current Report on Form 8-K dated April 29, 1996, the Boards of Directors of MIG and Alliance mutually agreed that due to changing conditions, the proposed acquisition of Alliance by MIG would not be in the best interest of their respective stockholders and accordingly, MIG and Alliance terminated the Alliance Merger Agreement on April 29, 1996.

    MIG's principal executive offices are located 945 East Paces Ferry Road, Suite 2210, Atlanta, Georgia 30326, telephone: (404) 261-6190.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data presented below as of and for the year ended December 31, 1995 and as of and for each of the years in the four-year period ended February 28, 1995 have been derived from financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and February 28, 1995, and for the year ended December 31, 1995 and each of the years for the two year period ended February 28, 1995 together with the report of KPMG Peat Marwick LLP, are contained in MIG's Annual Report on Form 10-K for the year ended December 31, 1995. The selected unaudited data presented below for the three month periods ended March 31, 1996 and 1995 and as of March 31, 1996, are derived from the unaudited consolidated financial statements of MIG contained in MIG's Form 10Q which are incorporated herein by reference. In the opinion of management of the Company, the unaudited financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The results for the three month periods ended March 31, 1996 and 1995 are not necessarily indicative of results to be expected for the full year.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

                            THREE MONTHS ENDED      YEAR ENDED
                                 MARCH 31,         DECEMBER 31,            YEARS ENDED FEBRUARY 28/29,
                           ---------------------   ------------   ---------------------------------------------
                             1996        1995         1995*         1995       1994        1993         1992
                           ---------   ---------   ------------   --------   ---------   ---------   ----------
                                 UNAUDITED
                           ---------------------

STATEMENT OF OPERATIONS
DATA
 Revenues................  $  30,808   $  37,678    $  138,871    $194,789   $ 175,713   $ 222,318   $  491,117
 Equity in losses of
   Joint Ventures........      1,783         588        (7,981)     (2,257)       (777)         --           --
 Loss from continuing
   operations before
   extraordinary item....    (19,141)    (20,366)      (87,024)    (69,411)   (132,530)    (72,973)    (280,832)
 Loss from continuing
   operations before
   extraordinary item per
   common share..........      (0.45)      (0.97)        (3.54)      (3.43)      (7.71)     (19.75)   (3,052.52)
 Common and common
   equivalent shares
   entering into
   computation of per
   share amounts.........     42,615      20,935        24,541      20,246      17,188       3,694           92
BALANCE SHEET DATA
 Total Assets............    567,133      **           599,638     391,870     520,651     704,356      856,950
 Notes and subordinated
  debt...................    304,932      **           304,643     237,027     274,500     325,158      521,968

- ------------

 * The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 and $11.4 million, respectively.

** The accounting survivor of the November 1 Mergers (as defined herein) was Orion, whose fiscal year prior to the consummation of the November 1 Mergers ended on February 28. As a result, these numbers for March 31, 1995 are not available.

DESCRIPTION OF MIG CAPITAL STOCK

    The following summary description of the capital stock of MIG does not purport to be complete and is qualified in its entirety by reference to MIG's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and to the description of MIG's capital stock contained in its Registration

Statement on Form 8-A, filed with the Commission pursuant to the Exchange Act on November 1, 1995, which is incorporated herein by reference.

General

    As of the date hereof, the total number of shares of authorized stock is 180,000,000 shares, consisting of 70,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and 110,000,000 shares of Common Stock, par value $1.00 per share. As of March 31, 1996, there were no shares of Preferred Stock issued and outstanding and 42,635,488 shares of Common Stock issued and outstanding.

Common Stock

    MIG has not paid a dividend to its stockholders since the dividend declared in the fourth quarter of 1993, and has no plans to pay cash dividends in the foreseeable future. Any future dividends will depend upon MIG's earnings, capital requirements, financial condition and other relevant factors including the existence or absence of any contractual limitations on the payment of dividends. MIG is currently a party to a credit agreement with Chemical Bank which restricts the payment of dividends.

    The holders of shares of Common Stock will be entitled to receive such dividends, if any, that may be declared from time to time by MIG's Board of Directors in its discretion from funds legally available therefor, subject to the dividend priority of the holders of Preferred Stock, if any. The holders of shares of Common Stock also will be entitled to share in any distribution to stockholders upon liquidation, dissolution or winding up of MIG, subject to the prior liquidation rights of the holders of Preferred Stock, if any.

    Each holder of Common Stock is entitled to one vote for each share held of record for all matters to be voted upon by the stockholders. Directors of MIG are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

    The Board of Directors of MIG is divided into three classes. One class of directors was initially elected for a term expiring at the MIG Annual Meeting (the "Class I Directors"), a second class was initially elected for a term expiring at the annual meeting of stockholders of MIG to be held in 1997 (the "Class II Directors"), and a third class was initially elected for a term expiring at the annual meeting of stockholders to be held in 1998 (the "Class III Directors"). Members of each class will hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of MIG, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting and will hold office for a three-year term. The Class I Directors are John W. Kluge, Stuart Subotnick, and John P. Imlay, Jr. The Class II Directors are John
D. Phillips, Richard J. Sherwin, and Leonard White. The Class III Directors are Clark A. Johnson, Silvia Kessel, Carl E. Sanders and Arnold L. Wadler.

    All outstanding shares of Common Stock are fully paid and nonassessable. When issued, all of the shares of Common Stock to be issued in connection with the Goldwyn Merger will be fully paid and nonassessable. The holders of Common Stock do not have preemptive rights.

Preferred Stock

    MIG Preferred Stock may be issued from time to time in one or more series of any number of shares, with such voting powers, preferences and rights and qualifications, limitations or restrictions, and such distinctive serial designations as may be stated in the resolution or resolutions adopted by the MIG Board of Directors providing for the issuance of such series and as permitted by the DGCL. Currently, no shares of Preferred Stock are issued and outstanding.

TRANSFER AGENT AND REGISTRAR

    Chemical Mellon Shareholder Services will be the transfer agent and registrar for the Common Stock.

RESTRICTIONS ON RESALE OF COMMON STOCK BY AFFILIATES

    Under Rule 145 of the Securities Act, certain persons who receive Common Stock pursuant to the Goldwyn Merger and who are deemed to be "affiliates" of Goldwyn will be limited in their right to resell such securities. With respect to Goldwyn, the term "affiliate" is defined to include any person who, directly or indirectly, controls, is controlled by or is under common control with Goldwyn at the time the Goldwyn Merger is submitted to a vote of the Goldwyn Stockholders. Each affiliate of Goldwyn (e.g. generally any director or executive officer of Goldwyn or any stockholder of Goldwyn who beneficially owns a substantial percentage of outstanding shares of Goldwyn Common Stock), who desires to resell Common Stock received in the Goldwyn Merger must sell such securities either pursuant to an effective registration statement or in accordance with the applicable provisions of Rule 145(d) under the Securities Act.

    Rule 145(d) requires that persons deemed to be affiliates of Goldwyn resell their stock pursuant to those requirements of Rule 144 under the Securities Act which relate to the availability of current public information concerning the issuer, the volume of securities permitted to be sold and the manner in which securities may be sold, if such stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of MIG and if either MIG is current in the filing of its periodic securities law reports under the Exchange Act or there otherwise exists certain public information concerning MIG, a former affiliate of Goldwyn may freely resell the securities received in the Goldwyn Merger without limitation. After three years from the date of issuance of such securities, if such person is not an affiliate of MIG at the time of sale and for a period of at least three months prior to such sale, such person may freely resell such securities, without limitation, regardless of the status of MIG's periodic securities law reports under the Exchange Act. Certificates representing shares of Common Stock to be received by affiliates of Goldwyn in the Goldwyn Merger will be legended as to the restrictions imposed upon resale of such stock.

    It is a condition to the consummation of the Goldwyn Merger that the MIG-Goldwyn Shelf Registration Statement to register for resale shares of Common Stock to be received by Mr. Goldwyn and the Goldwyn Family Trust in connection with the Goldwyn Merger be declared effective by the Commission prior to the Goldwyn Effective Time. Upon the effectiveness of such registration statement, Mr. Goldwyn and the Goldwyn Family Trust will hold shares of Common Stock which may be resold without complying with Rule 145 under the Securities Act.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF MIG AND GOLDWYN

General

    As a result of the Goldwyn Merger, Goldwyn Stockholders, whose rights are currently governed by Delaware law and the Goldwyn Certificate of Incorporation (the "Goldwyn Certificate") and By-laws will become stockholders of MIG. As stockholders of MIG, their rights will be governed by Delaware law and by MIG's Restated Certificate of Incorporation (the "MIG Certificate") and By-laws. The following discussion is intended only to highlight certain of the rights of stockholders under Delaware law generally and, specifically, certain differences between the rights of stockholders of MIG and Goldwyn. The discussion does not, purport to constitute a detailed comparison of the provisions of Delaware law, or any of the parties Certificates of Incorporation or By-laws. Stockholders are referred to such law and the appropriate Certificates of Incorporation and By-laws for a definitive treatment of the subject matter.

Classification of the Board of Directors

    Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The Goldwyn Certificate divides its Board of Directors into three classes, with the directors of each class being elected to staggered three year terms. The MIG Certificate also provides for a Board of Directors divided into three classes. One class of MIG directors was elected for a term expiring at the annual meeting of MIG Stockholders to be held in 1996, a second class was elected for a term expiring at the annual meeting of MIG Stockholders to be held in 1997, and the third class was elected for a term expiring at the annual meeting of MIG Stockholders to be held in 1998. Members of each class hold their respective offices until their successors are elected and qualified. At each succeeding annual meeting of MIG Stockholders, the successors of the class of directors whose term expires at that meeting are elected by a plurality vote of all votes cast at such meeting and will hold office for a three year term.

Amendments to By-Laws

    Under Delaware law, the power to adopt, amend or repeal By-laws rests with the stockholders entitled to vote. A Delaware corporation may, however, in its certificate of incorporation, confer the power to adopt, amend or repeal By-laws upon its directors. The Goldwyn Certificate and By-laws authorize the Goldwyn Board of Directors to adopt, amend or repeal the Goldwyn By-laws; provided, that Goldwyn's By-laws may be amended or repealed by the holders of at least 75% of the voting power of the then outstanding voting stock of Goldwyn.

    The MIG Certificate and By-laws provide that the MIG By-laws may be amended by the affirmative vote of either a majority of the MIG Board of Directors then in office or by the holders of a majority of the outstanding capital stock of MIG entitled to vote thereon.

Removal of Directors

    Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The Goldwyn Certificate (which provides for a classified board) provides that any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 75% of the then outstanding shares of voting stock, voting together as a single class.

    The MIG Certificate (which provides for a classified board) provides that MIG Stockholders may only remove members of its Board of Directors for cause.

Power to Call Special Meetings of Stockholders

    Under Delaware law, special meetings of a corporation's stockholders may be called by the corporation's Board of Directors or by such person or persons as may be authorized by its certificate of incorporation or By-laws. The Goldwyn By-laws provide that special meetings of the stockholders may be called only by the Chairman of the Goldwyn Board or by a majority of the entire Goldwyn Board of Directors.

    The MIG Certificate provides that special meetings of stockholders may only be called by the Chairman or Vice Chairman of MIG's Board of Directors.

Action by Written Consent

    Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may act by written consent in lieu of a meeting if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The Goldwyn Certificate does not provide otherwise. The MIG Certificate prohibits stockholder action by written consent. Accordingly, all action by MIG Stockholders must be taken at a duly called annual or special meeting.

Stockholder Nominations and Proposals

    MIG's By-laws establish procedures that must be followed for stockholders to nominate individuals to the Board of Directors of MIG or to propose business at MIG's annual meeting of stockholders. In order to nominate an individual to the Board of Directors, a MIG stockholder must provide timely notice of such nomination in writing to the Secretary of MIG and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Common Stock beneficially owned by the stockholder giving such notice.

    In order properly to propose that certain business come before the annual meeting of stockholders, a MIG Stockholder must provide timely notice in writing to the Secretary of MIG, which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of MIG's capital stock beneficially owned by the stockholder giving such notice, any material interest of the stockholder in such business and all other information that would be required to be filed with the Commission if such person were a participant in a solicitation subject to Section 14 of the Exchange Act.

    To be timely, notice must be received by MIG not less than 60 days nor more than 90 days prior to the first anniversary of the date of MIG's annual meeting for the preceding year; provided, however, that in the event the date of annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received within ten days following public disclosure by MIG of the date of the annual or special meeting at which directors are to be elected or the proposed business is to be conducted. For purposes of this notice requirement, disclosure shall be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by MIG with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

    The Goldwyn By-laws also establish procedures similar to those contained in MIG's By-laws that Goldwyn Stockholders must follow in order to nominate an individual to the Goldwyn Board of Directors or to propose business at its annual meeting of stockholders.

Stockholder Rights Plan

    The Board of Directors of MIG has previously disclosed its intention to adopt a stockholder rights plan. In connection with the Goldwyn Merger, the Board of Directors of MIG postponed its plan to adopt such rights plan. The MIG Board intends to adopt such a plan in 1996. Although the exact terms of the rights plan are not known, it is anticipated that such rights plan will cause substantial dilution to a person or group that attempts to acquire MIG on terms not approved by MIG's Board. Such rights plan may have an anti-takeover effect. The Board of Directors of Goldwyn has not adopted a stockholder rights plan.

Issuance of Rights

    The Goldwyn Certificate authorizes the Goldwyn Board of Directors to create and issue rights entitling the holders thereof to purchase shares of stock of Goldwyn or any other corporation. The Goldwyn Board of Directors has been authorized to determine (i) the initial purchase price per share to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold; (iii) provisions which adjust the number or exercise price of such rights upon exercise of such rights in certain circumstances; (iv) provisions which deny the holder of a specified percentage of the outstanding stock the right to exercise such rights and/or cause the rights held by such holder to become void; (v) provisions which permit Goldwyn to redeem such rights; and (vi) the appointment of a rights agent with respect to such rights. The MIG Certificate does not contain similar provisions with respect to the creation and issuance of rights.

                         INFORMATION REGARDING GOLDWYN

BUSINESS OF GOLDWYN

    Goldwyn is a diversified independent entertainment company engaged in the production and worldwide distribution of motion pictures and television programming and in theatrical exhibition.

    Goldwyn's Film Division is a producer and leading distributor of specialized motion pictures and art films, which are substantially less expensive to produce and distribute than films produced by major studios for wide release. Specialized films also are characterized by underlying literary and artistic elements intended to appeal primarily to sophisticated audiences. Certain specialized motion pictures have "crossover" commercial potential as well, that is, artistic and creative elements, such as an exceptional cast, critically acclaimed performances or a timely or compelling storyline, which appeal to a broader audience. Specialized films released by Goldwyn in recent years include the Academy Award-winning The Madness of King George, the crossover commercial success Much Ado About Nothing, and Academy Award-nominated films Eat, Drink, Man, Woman, The Wedding Banquet, Longtime Companion and Henry V.

    Goldwyn's Television Division (the "Television Division") produces original programming for the first-run syndication market and distributes feature films and other television programming worldwide. The Television Division produces and syndicates the athletic competition series American Gladiators, which is currently in its seventh season. American Gladiators is syndicated in over 90% of the United States television markets and is licensed in a number of foreign countries. The Television Division has also produced and syndicated the series The New Adventures of Flipper, a remake of its classic television series Flipper, for broadcast in the 1995/1996 season. The New Adventures of Flipper is syndicated in over 85% of the United States television markets and is licensed in a number of foreign countries. In addition, the Television Division syndicates movie packages from Goldwyn's library of over 850 feature films.

    Goldwyn believes that its Samuel Goldwyn Theatre Group (the "Theatre Group"), with 140 screens in 52 theatres, is the largest exhibitor of specialized motion pictures and art films in the United States. The operation of the Theatre Group allows Goldwyn to participate in revenues from the exhibition of films distributed by Goldwyn as well as films produced and distributed by others. The Theatre Group fulfills a key element of Goldwyn's strategy by broadening Goldwyn's presence in the market for specialized motion pictures and art films and providing a source of relatively stable revenues and cash flow to Goldwyn. The Theatre Group intends, on an opportunistic basis, to acquire additional screens in its existing markets and to expand into new markets that the Theatre Group considers to be the primary markets for the exhibition of specialized motion pictures and art films.

    Goldwyn was founded as a California corporation in 1979 and reincorporated as a Delaware corporation in 1991. Unless the context requires otherwise, all references to Goldwyn mean Goldwyn and its subsidiaries.

    The principal executive offices of Goldwyn are located at 10203 Santa Monica Boulevard, Los Angeles, California 90067, and its telephone number is (310) 552-2255.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered by this Proxy Statement/Prospectus will be passed upon for MIG by Paul, Weiss, Rifkind, Wharton & Garrison.

                                    EXPERTS

    The consolidated financial statements and schedules of Metromedia International Group, Inc. as of December 31, 1995 and February 28, 1995 and for the year ended December 31, 1995, and for each of the years in the two year period ended February 28, 1995 have been incorporated by reference herein and in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Actava Group Inc. appearing in The Actava Group Inc. Annual Report on Form 10-K for the year ended December 31, 1994 as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related schedules are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Samuel Goldwyn Company as of March 31, 1996 and 1995 and for the three years ended March 31, 1996, appearing in The Samuel Goldwyn Company Annual Report on Form 10-K for the year ended March 31, 1996 have been incorporated in the Proxy Statement/Prospectus in reliance upon the report of Price Waterhouse LLP, independent public accountants, included therein and upon the authority of such firm as experts in accounting and auditing.

    The report of Price Waterhouse LLP on the consolidated financial statements of The Samuel Goldwyn Company as at March 31, 1996 and 1995 and for the three years ended March 31, 1996 contains an explanatory paragraph stating that the possibility that The Samuel Goldwyn Company's credit facility and loan terms may not be extended beyond the June 28, 1996 maturity date raises substantial doubt about its ability to continue as a going concern.

                                                                  APPENDIX A

                                                                  EXECUTION COPY


                 AMENDMENT NO. 1 TO THE GOLDWYN MERGER AGREEMENT


     AMENDMENT NO. 1 TO THE GOLDWYN MERGER AGREEMENT ("Amendment No. 1") dated as of May 29, 1996 by and among Metromedia International Group, Inc., a Delaware corporation ("Metromedia"), SGC Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Metromedia ("SGC Mergerco") and The Samuel Goldwyn Company, a Delaware corporation (the "Company").

     WHEREAS, Metromedia, SGC Mergerco and Goldwyn are parties to a Merger Agreement dated as of January 31, 1996 (the "Goldwyn Merger Agreement"), pursuant to which SGC Mergerco will merge with and into the Company (the "Merger"), with the Company as the surviving corporation of the Merger; and

     WHEREAS, Metromedia, SGC Mergerco and the Company desire to amend certain provisions of the Goldwyn Merger Agreement as set forth herein.

     NOW THEREFORE, the parties hereto hereby agree as follows:

     1. Section 2.1(a) of the Goldwyn Merger Agreement is amended by replacing the following phrase beginning on the 24th line thereof and ending on the 27th line thereof:

          "which is five business days prior to the Metromedia Stockholders' Meeting (as defined in Section 4.3(c) hereof) including both the day of the Metromedia Stockholders' Meeting."

with the following phrase:

          "which is five business days prior to the Company Stockholders' Meeting (as defined in Section 4.2(c) hereof) including both the day of the Company Stockholders' Meeting."

     2. Section 4.1(c) of the Goldwyn Merger Agreement is amended by deleting in its entirety the phrase beginning on the 6th line thereof and ending on the 9th line thereof: "it being understood that the Proxy Statement and the Prospectus will also serve as a proxy statement and prospectus for Metromedia's transactions with Alliance Entertainment Corp."

     3. Section 4.3 of the Goldwyn Merger Agreement is amended by (i) deleting in its entirety paragraph (c) thereof and (ii) relettering paragraphs (d) through (h) thereof as paragraphs (c) through (g) thereof.

     4. The introductory paragraph to Section 6.1 of the Goldwyn Merger Agreement is amended by replacing the phrase "whether before or after approval by the stockholders of Metromedia or the Company" with "whether before or after approval by the stockholders of the Company."

     5. Section 6.1 of the Goldwyn Merger Agreement is amended by

(i) deleting in its entirety paragraph (f) thereof and (ii) relettering paragraph (g) thereof as paragraph (f) thereof.

     6. In accordance with Section 5.1(a), Metromedia hereby unilaterally waives the condition regarding approval by its stockholders of the Merger and the transactions contemplated by the Goldwyn Merger Agreement.

     7. This Amendment No. 1 shall be governed by the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

     8. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, with all of which together shall constitute one in the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date first written above.

                                      METROMEDIA INTERNATIONAL GROUP, INC.


                                      By: /s/ SILVIA KESSEL
                                      ----------------------------
                                      Name:  Silvia Kessel
                                      Title: Senior Vice President

                                      SGC MERGER CORP.


                                      By: /s/ SILVIA KESSEL
                                      ----------------------------
                                      Name:  Silvia Kessel
                                      Title: Senior Vice President

                                      THE SAMUEL GOLDWYN COMPANY


                                      By:  /s/ MEYER E. GOTTLIEB
                                      ----------------------------
                                      Name:  Meyer E. Gottlieb
                                      Title: President

================================================================================






                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                      METROMEDIA INTERNATIONAL GROUP, INC.,

                                SGC MERGER CORP.,

                                       and


                           THE SAMUEL GOLDWYN COMPANY






                          Dated as of January 31, 1996







================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE 1

      THE MERGER.............................................................1
      Section 1.1  The Merger................................................1
      Section 1.2  Closing...................................................1
      Section 1.3  Effective Time............................................1
      Section 1.4  Certificate of Incorporation and By-laws..................2
      Section 1.5  Officers and Directors....................................2

ARTICLE 2

      EFFECT OF THE MERGER ON THE CAPITAL STOCK
      AND OPTIONS; EXCHANGE OF CERTIFICATE...................................2

      Section 2.1  Effect on Capital Stock of the Company and Options........2
              (a)      Conversion of Shares of Company Common Stock..........2
              (b)      Effect on Company Options.............................3
              (c)      Treasury Shares.......................................3
              (d)      Mergerco Common Stock.................................3

      Section 2.2  Exchange of Certificates..................................3
              (a)      Exchange Agent........................................3
              (b)      Exchange Procedures...................................4
              (c)      Distributions with Respect to Unexchanged Shares......5
              (d)      Further Ownership Rights..............................5
              (e)      No Fractional Shares..................................5
              (f)      Termination of Exchange Fund..........................6
              (g)      Withholding Rights....................................6
              (h)      No Liability..........................................6

ARTICLE 3

      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................6
      Section 3.1  Representations and Warranties of the Company.............6
              (a)      Organization, Standing and Corporate Power;
                         Subsidiaries .......................................7
              (b)      Certificate of Incorporation and By-laws..............7
              (c)      Capitalization........................................7
              (d)      SEC Documents; Financial Statements...................8
              (e)      Authority.............................................9
              (f)      Compliance with Applicable Laws.......................9
              (g)      Government Approvals; Required Consents...............9
              (h)      Non-Contravention....................................10
              (i)      Litigation...........................................10
              (j)      Taxes and Related Tax Matters........................10
              (k)      Certain Agreements...................................11
              (l)      Employee Benefits....................................12
              (m)      Contracts............................................13

                                                                          Page
                                                                          ----

              (n)      Environmental Matters................................13
              (o)      Absence of Certain Changes or Events.................14
              (p)      Information Supplied.................................14
              (q)      Real Estate..........................................14
              (r)      Intellectual Property................................16
              (s)      Investment Company Act...............................16
              (t)      Brokers or Finders...................................16
              (u)      Vote Required........................................16

      Section 3.2  Representations and Warranties of Metromedia.............17
              (a)      Organization, Standing and Corporate Power;
                         Subsidiaries ......................................17
              (b)      Certificate of Incorporation and By-laws.............17
              (c)      Capitalization.......................................17
              (d)      SEC Documents; Financial Statements..................18
              (e)      Authority............................................19
              (f)      Compliance with Applicable Laws......................19
              (g)      Government Approvals; Required Consents..............19
              (h)      Non-Contravention....................................20
              (i)      Litigation...........................................20
              (j)      Taxes and Related Tax Matters........................20
              (k)      Certain Agreements...................................21
              (l)      Employee Benefits....................................22
              (m)      Contracts............................................23
              (n)      Environmental Matters................................23
              (o)      Absence of Certain Changes or Events.................23
              (p)      Information Supplied.................................24
              (q)      Real Estate..........................................24
              (r)      Intellectual Property................................25
              (s)      Investment Company Act...............................25
              (t)      Brokers or Finders...................................25

ARTICLE 4

      COVENANTS.............................................................25
      Section 4.1  Mutual Covenants of Metromedia and the Company...........25
              (a)      Confidentiality......................................26
              (b)      Publicity............................................26
              (c)      Preparation of the Proxy Statement and the
                         Registration Statement ............................26
              (d)      Satisfaction of Conditions...........................27
              (e)      Other Actions........................................27
              (f)      Advice of Changes; SEC Documents.....................27
              (g)      Compliance with Laws.................................27

      Section 4.2  Covenants of the Company.................................28
              (a)      Access to Information................................28
              (b)      Ordinary Course......................................28
              (c)      Meetings; Fiduciary Duties...........................29
              (d)      No Solicitation......................................30
              (e)      Affiliates...........................................31
              (f)      Tax Returns..........................................31

                                                                          Page
                                                                          ----

      Section 4.3  Covenants of Metromedia..................................31
              (a)      Access to Information................................31
              (b)      Listing..............................................31
              (c)      Meeting..............................................31
              (d)      S-3; S-8.............................................31
              (e)      Directors' & Officers' Indemnification and Insurance.32
              (f)      Tax Returns..........................................32
              (g)      Interim Financing....................................33
              (h)      Production and Development...........................33

ARTICLE 5

      CONDITIONS PRECEDENT..................................................33
      Section 5.1  Conditions to the Obligations of Metromedia and
        the Company to Effect the Merger....................................33
              (a)      Stockholder Approval.................................33
              (b)      Registration Statement...............................34
              (c)      Blue Sky Laws........................................34
              (d)      Listing..............................................34
              (e)      No Injunctions or Restraints.........................34
              (f)      HSR Act..............................................34
              (g)      Governmental and Regulatory Consents.................34
              (h)      The Company Required Consents........................34
              (i)      Metromedia Required Consents.........................34
              (j)      Employment Agreement.................................34
              (k)      Credit Agreement.....................................35
              (l)      Interim Financing....................................35

      Section 5.2  Conditions to the Obligations of Metromedia..............35
              (a)      Accuracy of Representations and Warranties...........35
              (b)      Performance of Agreements............................35
              (c)      No Material Adverse Change...........................35
              (d)      Opinions of Counsel..................................35
              (e)      Fairness Opinions....................................35
              (f)      Affiliate Letters....................................35
              (g)      Distribution Agreement...............................35
              (h)      Trademark License....................................36
              (i)      Option Agreement.....................................36
              (j)      Certain Agreement....................................36
              (k)      Certain Assets.......................................36

      Section 5.3  Conditions to the Obligations of the Company.............36
              (a)      Accuracy of Representations and Warranties...........36
              (b)      Performance of Agreements............................36
              (c)      Fairness Opinion.....................................36
              (d)      No Material Adverse Change...........................37
              (e)      Legal Opinions.......................................37
              (f)      Forms S-3 and S-8....................................37

ARTICLE 6

      TERMINATION AND AMENDMENT.............................................37

                                                                          Page
                                                                          ----
      Section 6.1  Termination..............................................37
      Section 6.2  Effect of Termination....................................38

ARTICLE 7

      GENERAL PROVISIONS....................................................38
      Section 7.1  Certain Definitions......................................38
      Section 7.2  Notices..................................................39
      Section 7.3  Interpretation...........................................40
      Section 7.4  Waivers and Amendments...................................40
      Section 7.5  Expenses and Other Payments..............................41
      Section 7.6  Assignment...............................................41
      Section 7.7  Entire Agreement; No Third Party Beneficiaries...........42
      Section 7.8  Representations and Warranties...........................42
      Section 7.9  Governing Law............................................42
      Section 7.10  Counterparts............................................42


EXHIBITS
Exhibit A --     Voting Agreement
Exhibit B --     [Intentionally Omitted]
Exhibit C --     [Intentionally Omitted]
Exhibit D --     Form of Opinion of Rosenfeld, Meyer & Susman, L.L.P.
Exhibit E --     Distribution Agreement
Exhibit F --     Trademark License Agreement
Exhibit G --     Option Agreement
Exhibit H --     Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

                      AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of January 31, 1996, between METROMEDIA INTERNATIONAL GROUP, INC., a Delaware corporation ("Metromedia"), SGC MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Metromedia ("SGC Mergerco"), and THE SAMUEL GOLDWYN COMPANY, a Delaware corporation (the "Company").

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company has agreed that at the Effective Time (as hereinafter defined) SGC Mergerco will merge with and into the Company (the "Merger") and the stockholders of the Company will receive shares of Metromedia in the manner provided in Section 2; and

     WHEREAS, Metromedia and the Company wish to make certain representations, warranties and agreements in connection with the Merger and also prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), SGC Mergerco shall be merged with and into the Company at the Effective Time. Upon and after the Effective Time, the separate corporate existence of SGC Mergerco shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of SGC Mergerco and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of SGC Mergerco and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison at 10:00 a.m. on a Business Day (as hereinafter defined) mutually agreed to by Metromedia and the Company prior to the Termination Date (as hereinafter defined) following the satisfaction or waiver by the party entitled to the benefit of such condition of each of the conditions set forth in Article 5 or at such other place, time and date as Metromedia and the Company may agree. The time and date upon which the Closing occurs is referred to herein as the "Closing Date."

     Section 1.3 Effective Time. On the Closing Date (or on such other date as Metromedia and the Company may agree), SGC Mergerco and the Company shall cause a

Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

     Section 1.4 Certificate of Incorporation and By-laws. The Certificate of Incorporation of SGC Mergerco shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law except that Section 1 of the Certificate of Incorporation of SGC Mergerco shall be amended and restated in its entirety as follows: "1. The name of the Corporation is "GOLDWYN ENTERTAINMENT COMPANY (the "Corporation")" or such section shall be amended to reflect the change to such other name as the parties may agree. The By-laws of SGC Mergerco shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Section 1.5 Officers and Directors.

          (a) The directors of SGC Mergerco at the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

          (b) The officers of the Surviving Corporation at the Effective Time shall consist of the individuals designated at the Effective Time by Metromedia and the Company and they shall hold office until their respective successors are duly elected or appointed and qualified or until the their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                    ARTICLE 2

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                      AND OPTIONS; EXCHANGE OF CERTIFICATE

     Section 2.1 Effect on Capital Stock of the Company and Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Common Stock, par value $.20 per share, of the Company (the "Company Common Stock") shall be converted into the right to receive the Merger Consideration (as defined herein). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. The term "Merger Consideration" shall mean, for each share of Company

Common Stock, a number of fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of Metromedia (the "Metromedia Common Stock") equal to a fraction (rounded to the fourth decimal point) (the "Exchange Ratio"), the numerator of which is 5 and the denominator of which is the average of the last sale prices for the Metromedia Common Stock as reported on the American Stock Exchange ("AMEX") for the last 20 consecutive trading days ending on the date (the "Determination Date") which is five business days prior to the Metromedia Stockholders' Meeting (as defined in Section 4.3(c) hereof) including both the day of the Metromedia Stockholders' Meeting and the day of the Determination Date in such determination (the "Average Closing Price"); provided, that, if the Average Closing Price is below $12.50 it shall be deemed to be $12.50 and if the Average Closing Price is greater than $16.50, it shall be deemed to be $16.50. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Metromedia Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b) Effect on Company Options. At the Effective Time, each holder of an issued and outstanding option exercisable for shares of Company Common Stock ("Company Options") will receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Metromedia Common Stock with the same terms and conditions as Company Options immediately prior to the Effective Time except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio and (ii) all Company Options will become immediately exercisable in accordance with their terms.

          (c) Treasury Shares. Each share of Company Common Stock held in treasury by the Company immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

          (d) Mergerco Common Stock. Each then issued outstanding share of Common Stock, par value $.01 per share ("Mergerco Common Stock"), of SGC Mergerco shall be converted into one fully paid and non-assessable share of Common Stock, par value $.20 per share of the Surviving Corporation.

     Section 2.2 Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Metromedia shall appoint Chemical/Mellon Shareholder Services to act as exchange agent in the Merger (the "Exchange Agent") for purposes of effecting the exchange for the Merger Consideration. At the Effective Time, Metromedia shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing a number of shares of Metromedia Common Stock equal to the product (rounded down to the nearest whole number) of the Exchange Ratio multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. For purposes of this Agreement, shares of Metromedia Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the

"Exchange Fund" and such shares of Metromedia Common Stock, are hereinafter collectively referred to as the "Merger Securities." The Exchange Agent shall deliver the Merger Securities out of the Exchange Fund as directed by Metromedia.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Metromedia shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstand ing shares of the Company Common Stock (collectively, the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Metromedia may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Securities comprising the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as reasonably may be required by the Exchange Agent, and acceptance thereof by the Exchange Agent, each holder of a Certificate shall be entitled to receive in exchange therefor certificates representing the Merger Securities comprising the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the books and records of the Company or its transfer agent of Certificates and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of certificates representing the Merger Securities comprising the Merger Consideration as herein provided. If any certificates for Merger Securities are to be issued in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with the signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates representing such Merger Securities in the name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender certificates representing the Merger Securities to which such holder is entitled and cash and other dividends, distributions or payments as contemplated by this Section 2.2. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder thereof, the certificates representing the shares of Metromedia Common Stock issued in exchange therefor, as well as, (x) at the time of such surrender (or as soon thereafter as the cash from the sale of Company Excess Shares (as hereinafter defined) is obtained by the Exchange Agent), the amount of any cash payable in lieu of a fractional share of Metromedia Common Stock to which such holder is entitled pursuant to Section 2.2(e), (y) at the time of such surrender, the amount of dividends or other distributions or payments with a record date after the Effective Time theretofore paid with respect to such shares of Metromedia Common Stock, and (z) at the appropriate payment date, the amount of dividends or other distributions or payments with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Metromedia Common Stock. In no event shall Persons entitled to receive such dividends, distributions or payments be entitled to receive any interest thereon.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions or payments declared or made after the Effective Time with respect to Metromedia Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, with respect to the shares of Metromedia Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate.

          (d) Further Ownership Rights. The Merger Securities comprising the Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2, together with any dividends, distributions or payments contemplated by Section 2.2(b) and any cash in lieu of fractional shares as contemplated by Section 2.2(e), shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

          (e) No Fractional Shares.

               (i) No certificates or scrip evidencing fractional shares of Metromedia Common Stock shall be issued upon the surrender for exchange of the Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

               (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Metromedia Common Stock in the Exchange Fund over (y) the aggregate number of full shares of Metromedia Common Stock to be distributed to holders of the Company Common Stock pursuant to Sec tion 2.2(a)(such excess being herein called the "Company Excess Securities"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Metromedia Common Stock, shall sell the Company Excess Shares at then prevailing prices in the manner pro vided in paragraph (iii) of this Section.

               (iii) The sale of the Company Excess Securities by the Exchange Agent shall be executed on the principal national securities exchange on which the shares of Metromedia Common Stock are listed or, if such securities are not listed, on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for the former stockholders of the Company (the "Company Securities Trust"). Metromedia shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of Company Excess Securities out of the Company Securities Trust. The Exchange Agent shall determine the portion of the Company Securities Trust to which each former stockholder of the Company shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Company Securities Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former stockholder of the Company is entitled and the denominator of which is the aggregate amount of fractional share interests to which all are entitled.

               (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available such amounts to such former stockholders of the Company.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund and the Company Securities Trust, which remains undistributed to the former stockholders of the Company for six months after the Effective Time shall be delivered to Metromedia, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Metromedia for payment of their claim for any Merger Consideration and any dividends or distributions or other payments with respect to Company Common Stock.

          (g) Withholding Rights. Metromedia or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agree ment to any holder of shares of Company Common Stock such amounts as Metromedia or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Metromedia or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

          (h) No Liability. None of Metromedia, the Company, SGC Mergerco or the Exchange Agent shall be liable to any Person in respect of any Merger Securities comprising the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Metromedia as follows:

          (a) Organization, Standing and Corporate Power; Subsidiaries. Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as hereinafter defined) with respect to the Company. Except as set forth in Section 3.1(a) of the disclosure schedule delivered to Metromedia by the Company on or prior to the date hereof (the "Company Disclosure Schedule"), the Company SEC Documents (as hereinafter defined) set forth a true and complete list of all of Company's Significant Subsidiaries (as hereinafter defined), including (x) the jurisdiction of incorporation or organization of each such Subsidiary and (y) the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by the Company and/or another Subsidiary of the Company, as the case may be, if less than 100%. All of the outstanding shares of capital stock or other ownership interests in each of the Significant Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.1(a) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company and/or by another Subsidiary of the Company, as the case may be, free and clear of all pledges, claims, options, rights of first refusal, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.1(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own any material equity interest in any Person.

          (b) Certificate of Incorporation and By-laws. Complete and correct copies of the Certificate of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Significant Subsidiaries shall have been delivered to Metromedia on or prior to the date hereof. The Certificates of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Significant Subsidiaries are in full force and effect. Neither the Company nor any of its Significant Subsidiaries is in violation of any material provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          (c) Capitalization. As of January 15, 1996, the authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock of which, (A) 8,489,226 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) 43,448 shares are held in the treasury of the Company,
(C) 1,590,667 shares are reserved for future issuance for the exercise of stock options with a term, exercise price, vesting schedule and other material terms set forth separately for each of the Company's stock option plans in Section 3.1(c) of the Company Disclosure Schedule and (ii) 3,000,000 shares of Preferred Stock, par value $.20 per share (the "Company Preferred Stock"), none of which are issued and outstanding. Except as described in this Section 3.1(c) or in
Section 3.1(c) of the Company Disclosure Schedule, no shares of the capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character (including, without limitation, obligations to issue shares as the deferred purchase price for acquisitions of stock or assets of third parties) to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity securities or ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of the Company or any of its Subsidiaries, by sale, lease, license or otherwise. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity securities or ownership interests of the Company or any of its Subsidiaries. Since January 15, 1996, the Company has not (i) issued any shares of its capital stock (except pursuant to the exercise of then outstanding options in accordance with their terms) or options, warrants or other securities convertible into shares of its capital stock, or (ii) repurchased any shares of its capital stock.

          (d) SEC Documents; Financial Statements. The Company has made available to Metromedia a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since September 30, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents, as such documents have been amended to date (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (as such documents may have been amended to date) comply as to form in all material respects with applicable accounting require ments and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Section 3.1(d) of the Company Disclosure Schedule contains a description (specifying obligation, obligee and amount) of all Debt (as defined in Section 7.1) of the Company and its Subsidiaries as of the date hereof.

          (e) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of the Company.

          (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Govern mental Entities (as hereinafter defined) that are necessary to the operation of the businesses of the Company and its Subsidiaries taken as a whole (the "Company Permits") except as would not have a Material Adverse Effect with respect to the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where any such failure so to comply would not have a Material Adverse Effect with respect to the Company. Except as would not have a Material Adverse Effect with respect to the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same that would, in any such case, have a Material Adverse Effect with respect to the Company.

          (g) Government Approvals; Required Consents.

               (i) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings with the SEC and any applicable national securities exchange, (C) filings under state securities or "Blue Sky" laws, (D) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and (E) as otherwise set forth in Section 3.1(g)(i) of the Company Disclosure Schedule or as would not cause a Material Adverse Effect with respect to the Company (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (E) being referred to as "Company Governmental Approvals").

               (ii) No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by the Company of this Agreement, consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, other than as set forth in
Section 3.1(g)(ii) of the Company Disclosure Schedule (the "Company

Required Consents") and other than consents, approvals, actions, filings or notices which would not have a Material Adverse Effect with respect to the Company.

          (h) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws or equivalent organizational documents, in each case as amended and/or restated, of the Company or any of its Subsidiaries; (ii) except as set forth in Section 3.1(h)(ii) of the Company Disclosure Schedule, if the Company Required Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any con tract, agreement, indenture, note, bond, loan, mortgage, lease, instrument, license, permit, concession, franchise, commitment or other binding arrangement (collectively, "Contracts") to which the Company or any of its Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of the Company or any of its Subsidiaries in each case pursuant to the terms of any such Contract; (iii) if the Company Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to the Company; or (iv) if the Company Governmental Approvals and the Company Required Consents are obtained, result in the violation, revocation or suspension of any Company Permit, other than with respect to clauses (ii) through (iv) above, any such violations, breaches, modifications, defaults, terminations, cancellations, accelerations, Liens, revocations or suspensions that, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Company.

               (i) Litigation. As of the date of this Agreement and as of the Closing Date, except as disclosed in the Company SEC Documents or in Section 3.1(i) of the Company Disclosure Schedule, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company that, individually or in the aggregate with any other such suits, actions or proceedings, would have a Material Adverse Effect with respect to the Company, nor is there any judgment, decree, injunc tion, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company that, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company.

          (j) Taxes and Related Tax Matters.

               (i) Other than Taxes and Tax Sharing Agreement Amounts (as each term is hereinafter defined) that individually and in the aggregate are not material all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensa tion, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, (hereinafter "Taxes" or, individually, a "Tax") required to be paid on or before the date hereof by or with respect to the Company and its Subsidiaries (or any of them), including amounts, other than amounts being contested in good faith, required to be paid on or before the date hereof with respect to Taxes as a result of any tax sharing agreement or similar arrangement ("Tax Sharing Agreement Amounts") of the Company and its Subsidiaries (or any of them), have been timely paid, except with respect to Taxes and Tax Sharing Agreement Amounts for which the failure to pay would not have a Material Adverse Effect with respect to the Company.

               (ii) All material returns and reports required to be filed by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes (herein after "Tax Returns" or, individually, a "Tax Return") on or before the date hereof have been timely filed. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of the Company or any of its Subsidiaries or payment of any Tax of the Company or any of its Subsidiaries, required to be filed or paid on or before the date hereof.

               (iii) With respect to all Tax Returns filed by or with respect to the Company and any of its Subsidiaries, (A) Section 3.1(j) of the Company Disclosure Schedule sets forth the periods for which the statute of limitations for the assessment of federal Taxes have expired; (B) except as set forth in
Section 3.1(j) of the Company Disclosure Schedule, no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) except as set forth in Sec tion 3.1(j) of the Company Disclosure Schedule, there is no material unassessed deficiency proposed or threatened against the Company or any of its Subsidiaries.

               (iv) Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

               (v) Section 3.1(j) of the Company Disclosure Schedule identifies
(i) the common parent of each group of affiliated corporations that filed a consolidated federal income tax return, and the period to which such returns related, that included the Company or any of its Significant Subsidiaries since 1992, and (ii) all material Tax liabilities, of which the Company has knowledge, that have been asserted by the Internal Revenue Service (the "IRS") with respect to any such return and all claims with respect to Taxes in a material amount that have been asserted against the Company under any tax sharing agreement to which it is a party.

          (k) Certain Agreements. Except as set forth in Section 3.1(k) and/or
Section 3.1(l) of the Company Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than three years after the Closing Date and for the payment of in excess of $200,000 per annum or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.1(k) of the Company Disclosure Schedule sets forth a schedule of assets (other than immaterial assets with a value less than $25,000) of Samuel Goldwyn Productions, Inc. ("SG Productions") and Nightlife Productions, Inc.
("Nightlife").

          (l) Employee Benefits.

               (i) Except as set forth in Section 3.1(l) of the Company Disclosure Schedule, there are no United States or foreign employee benefit plans or arrangements (collectively, the "Company Benefit Plans") of any type (including, without limitation, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), under which the Company or any corporation, person or trade or business which is a member of a group which is under common control with the Company within the meaning of Sections 414(b)-(o) of the Code and, if applicable, Sections 4001(a)(14) and (b) of ERISA (an "ERISA Affiliate") has incurred any unsatisfied material liability or could reasonably be expected in the future to incur any direct or indirect, actual or contingent material liability (including, without limitation, any liability that might arise indirectly under Section 414 of the Code or Section 4069 of ERISA).

               (ii) With respect to each Company Benefit Plan, the Company will deliver or make available on or prior to the date hereof to Metromedia complete and accurate copies (where applicable) of: (A) all plan texts and agreements;
(B) all material employee communications regarding an the Company Benefit Plan not embodied in plan texts and agreements that could materially affect the liabilities of the Company or its Subsidiaries with respect to such plan; (C) the most recent annual report; (D) the most recent annual and periodic accounting of plan assets; (E) the most recent determination letter received from the IRS; and (F) the most recent actuarial valuation.

               (iii) No event has occurred or might reasonably be expected to occur as a result of which any Company Benefit Plan or the Company or any of its ERISA Affiliates could, directly or indirectly (whether through a commonly controlled entity under Code Section 414 or otherwise), incur material liability for failure to comply with the applicable requirements of Title IV of ERISA, section 302 of ERISA, sections 412, 420, 4971 or 4975 of the Code, the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and corresponding or similar provisions of foreign laws or regulations, other than routine claims for benefits in accordance with the terms of such plan except as would not have a Material Adverse Effect with respect to the Company.

               (iv) Each Company Benefit Plan has been operated in all respects in accordance with its terms and with the requirements of applicable law and regulations except to the extent any such operation would not have a Material Adverse Effect with respect to the Company.

               (v) With respect to each Company Benefit Plan that is a defined benefit pension plan, since the most recent financial statements of the Company there has been no material increase in such plan's liabilities other than the accrual of benefits in the ordinary course and in accordance with the terms of such plan.

               (vi) Except as set forth in Sec-tion 3.1(l) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of the Company or any of its ERISA Affiliates: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual; and (C) result in the payment of an amount that would, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code section 280G(b)(1).

          (m) Contracts. There is (i) no contract, agreement or understanding required to be described in or filed as an exhibit to any Company SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be and (ii) except as described in Section 3.1(m) of the Company Disclosure Schedule, no output agreement, material license agreement or contract providing for the payment by the Company of more than $100,000 per annum or $500,000 in the aggregate. All such contracts, agreements and understanding are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except for the Company Required Consents and except to the extent any of the following would not have a Material Adverse Effect with respect to the Company, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) the Company is not in violation of breach of or default under any such contract, agreement or understanding nor to the Company's knowledge is any other party to any such contract, agreement or understanding.

          (n) Environmental Matters. Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable federal, state, local and foreign laws, regulations and codes as currently in effect relating to pollution and protection of the environment ("Environmental Laws");
(ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking under ground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by the Company or any of its Subsidiaries; (iii) the Company and each of its Subsidi aries is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to the Company of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) neither the Company nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; provided, however, that clauses (i) through (iv) address only those matters that would have a Material Adverse Effect with respect to the Company.

          (o) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 1995, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (ii) any return of any capital or other distribution of assets to stockholders of the Company;
(iii) any material investment by the Company or any of its Subsidiaries either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof; (iv) any sale, disposition, license or other transfer of assets or properties of the Company or its Subsidiaries (other than the license of product in the ordinary course of business); (v) any incurrence or guarantee of any Debt other than in the ordinary course of business consistent with past practices; or (vi) any change, occurrence or circumstance of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or would have a Material Adverse Effect with respect to the Company.

          (p) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration state ment on Form S-4 to be filed with the SEC by Metromedia in connection with the issuance of the Merger Securities (collectively, the "Registration Statement") and (ii) the joint proxy statement (the "Proxy Statement") to be filed with the SEC by Metromedia and the Company in connection with the Metromedia Stockholders' Meeting and the Company Stockholders' Meeting (as hereinafter defined) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (q) Real Estate.

               (i) Ownership of Premises. The Company or one of its Subsidiaries is the owner of good and insurable fee title to the land described on Section 3.1(q)(i) of the Company Disclosure Schedule and to all of the buildings, structures and other improve ments located thereon (collectively, the "Company Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except as would not have a Material Adverse Effect with respect to the Company. The Company Owned Real Property constitutes all of the real property owned by the Company and its Subsidiaries on the date hereof. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

               (ii) Leased Properties. Section 3.1(q)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "Company Real Property Leases") under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Company Real Property Leases being herein called the "Company Leased Real Property"), which
Section 3.1(q)(ii) of the Company Disclosure Schedule sets forth the date of and parties to each Company Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the Company Leased Real Property covered thereby. The Company has heretofore delivered to or made available true, correct and complete copies of all Company Real Property Leases (including all modifications, amendments and supplements). Each Company Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company or a Subsidiary as tenant thereunder are current, no notice of default or termination under any Company Real Property Lease is outstanding, no termination event or condition or uncured default on the part of the Company or the applicable Subsidiary or, to the Company's or the applicable Subsidiary's knowledge, the landlord, exists under any Company Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition, which, when considered individually or in the aggregate with all such other Company Real Property Leases under which there is such an event or condition has or will have a Material Adverse Effect with respect to the Company. Except as set forth on
Section 3.1(q)(ii) of the Company Disclosure Schedule, to the Company's or the applicable Subsidiaries' knowledge, no landlord under any Company Real Property Lease has notified the Company or the applicable Subsidiary that it does not intend to renew any such lease following the expiration of its term. Except as does not have a Material Adverse Effect with respect to the Company, the Company or a Subsidiary, whichever is applicable, holds the leasehold estate under and interest in each Company Real Property Lease free and clear of all Title Defects. The Company and its Subsidiaries have no ownership, financial or other interest in the landlord under any Company Real Property Lease.

               (iii) Entire Premises; Condition. All of the land, buildings, structures and other improvements used by the Company and its Subsidiaries in the conduct of their business are included in the Company Owned Real Property and the Company Leased Real Property. The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company located on the Company Owned Real Property and the Company Leased Real Property including, without limitation, the improvements on such property and the utility systems serving such properties (collectively, the "Tangible Property") are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for their intended use. During the past three years there has not been any significant interruption of the operations of the Company due to inadequate maintenance of the Tangible Property or otherwise.

          (r) Intellectual Property.

     Section 3.1(r) of the Company Disclosure Schedule sets forth a list of all of the Company's and its Subsidiaries' registered trademarks and registered copyrights, all applications for any of the foregoing and all permits, grants and licenses or other rights running to the

Company and any of its Subsidiaries relating to any of the foregoing that are material to the business of the Company and its Subsidiaries taken as a whole. Except as set forth on Section 3.1(r) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries own, or are licensed to, or otherwise have, the right to use all registered trademarks and copyrights set forth on
Section 3.1(r) of the Company Disclosure Schedule, and (ii) the Company's rights in the property set forth on such list are free and clear of any liens or other encumbrances and the Company and its Subsidiaries have not received written notice of any adversely-held copyright or trademark of any other person, or notice of any charge or claim of any person relating to such intellectual property or any process or confidential information of the Company and its Subsidiaries and to the Company's knowledge there is no basis for any such charge or claim, and (iii) the Company, its Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate or partnership, trade or fictitious names other than their current corporate or partnership names, except in the case of clauses (i), (ii) and (iii) above, any of the foregoing which do not and will not have an Material Adverse Effect with respect to the Company.

          (s) Investment Company Act. The Company and each of its Subsidiaries either (i) is not an "investment company," or to the Company's knowledge a company "controlled" by, or to the Company's knowledge an "affiliated company" with respect to, an "investment company," required to register under the Investment Company Act of 1940, as amended (the "Investment Company Act") or
(ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither the Company nor any of its Subsidiaries is required to be registered under the Investment Company Act.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Furman Selz L.L.C., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm.

          (u) Vote Required. The Board of Directors of the Company has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended that its stockholders vote in favor of the adoption and approval of this Agreement (the "Recommendation"). The affirmative vote of a majority of the votes that the holders of the outstanding shares of Company Common Stock are entitled to cast with respect to the adoption and approval of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and the other transactions contemplated hereby. Attached as Exhibit A hereto is a true and correct copy of the executed Voting Agreement by and among Metromedia and the Samuel Goldwyn, Jr. Family Trust (the "Trust") pursuant to which the Trust has agreed to vote its shares of Company Common Stock in favor of the Merger and the transactions contemplated by this Agreement. As of the date hereof and as of the Closing Date, the letter and Deal Memo dated December 15, 1995 ("Deal Memo") between the Company and Polygram Filmed Entertainment Distribution Inc. ("Polygram") has been terminated and is of no further force and effect except to the extent that the payment of a breakup fee of $2,000,000 payable to Polygram and the reimbursement of Polygram's fees and expenses pursuant to Section 8 of the Deal Memo may be applicable.

     Section 3.2 Representations and Warranties of Metromedia. Metromedia represents and warrants to the Company as follows:

          (a) Organization, Standing and Corporate Power; Subsidiaries. Each of Metromedia and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect with respect to Metromedia. Except as set forth in Section 3.2(a) of the disclosure schedule delivered to the Company by Metromedia on or prior to the date hereof (the "Metromedia Disclosure Schedule"), the Metromedia SEC Documents (as hereinafter defined) set forth a true and complete list of the Significant Subsidiaries of Metromedia, including (x) the jurisdiction of incorporation or organization of each such Subsidiary and (y) the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by Metromedia, or a Subsidiary of Metromedia, as the case may be, if less than 100%. All of the outstanding shares of capital stock or other ownership interests of each of the Significant Subsidiaries of Metromedia are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.2(a) of the Metromedia Disclosure Schedule, are owned (of record and beneficially) by Metromedia, and/or by a Subsidiary of Metromedia, free and clear of all Liens and not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound. Other than as set forth in Section 3.2(a) of the Metromedia Disclosure Schedule, Metromedia does not directly or indirectly own any material equity interest in any Person (other than a Subsidiary) in which Metromedia has invested more than $5,000,000.

          (b) Certificate of Incorporation and By-laws. Complete and correct copies of the Certificate of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Metromedia and each Significant Subsidiary of Metromedia shall have been delivered to the Company no later than the date hereof. The Certificates of Incorporation, By-laws and equivalent organizational documents of Metromedia and each Significant Subsidiary of Metromedia are in full force and effect. Neither Metromedia nor any Significant Subsidiary of Metromedia is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

          (c) Capitalization. As of January 15, 1996, (i) the authorized capital stock of Metromedia consists of (A) 100,000,000 shares of Metromedia Common Stock, 42,549,886 of which shares are issued and outstanding, and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, 1,914,187 shares of Metromedia Common Stock are reserved for exercise of stock options with a term, exercise price, vesting schedule and other material terms set forth for each of Metromedia's stock option plans in
Section 3.2(c) of the Metromedia Disclosure Schedule and 1,801,802 shares are reserved for issuance upon the conversion of convertible debt and (B) 70,000,000 shares of Metromedia Preferred Stock, none of which are issued and outstanding and (ii) the authorized capital stock of SGC Mergerco consists of 1,000 shares of Mergerco Common Stock, 1,000 shares of which are issued and outstanding and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     Except as described in this Section 3.2(c) or in Section 3.2(c) of the Metromedia Disclosure Schedule, no shares of the capital stock or other equity securities of Metromedia are authorized, issued or outstanding, or reserved for any other purpose, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Metromedia or any of its respective Subsidiaries is a party relating to the issued or unissued capital stock or other equity securities or ownership interests of Metromedia or any of its Subsidiaries or obligating Metromedia or any of its Subsidiaries to grant, issue or sell any shares of capital stock or other equity securities or ownership interests of Metromedia or any of its Subsidiaries, by sale, lease, license or otherwise. Except as described in
Section 3.2(c) of the Metromedia Disclosure Schedule, neither Metromedia nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of any such Person on any matter. Other than as contemplated by this Agreement or as set forth in Section 3.2(c) of the Metromedia Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of Metromedia or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Metromedia or any of its Subsidiaries. Except as set forth in Section 3.2(c) of the Metromedia Disclosure Schedule, since January 15, 1996 Metromedia has not (i) issued any shares of its capital stock (except pursuant to the exercise of then outstanding options or warrants in accordance with their terms) or options, warrants or other securities convertible into shares of its capital stock, or (ii) repurchased any shares of its capital stock.

          (d) SEC Documents; Financial Statements. Metromedia has made available to the Company a true and complete copy of each form, report, schedule and registration statement filed with the SEC by Metromedia since September 30, 1993 and by Orion Pictures Corporation since September 30, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Metromedia SEC Documents"), which are all the documents (other than preliminary material) that Metromedia or its respective Subsidiaries was required to file with the SEC since such date. As of their respective dates, the Metromedia SEC Documents (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable, and the rules and regulations of SEC thereunder applicable to such Metromedia SEC Documents, and none of the Metromedia SEC Documents, as such documents have been amended to date (including all financial statements included therein and exhibits and schedules thereto and documents incorporated by reference therein), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Metromedia and each Subsidiary of Metromedia included in the Metromedia SEC Documents (as such documents may have been amended to date) comply as to form in all material respects with applicable accounting require ments and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the consolidated financial position of Metromedia and/or the applicable Subsidiaries of Metromedia and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (e) Authority. Metromedia and SGC Mergerco have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the

Merger, to the approval of this Agreement by the stockholders of Metromedia and the receipt by the Board of Directors of Metromedia of the opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") referred to in Section 5.2(e) hereof (the "Fairness Opinion"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Metromedia and SGC Mergerco and no other corporate proceedings on the part of Metromedia and SGC Mergerco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of Metromedia and the receipt by the Board of Directors of Metromedia of the Fairness Opinion. This Agreement has been duly and validly executed and delivered by Metromedia and SGC Mergerco and constitutes a valid and binding obligation of Metromedia and SGC Mergerco enforceable against Metromedia and SGC Mergerco in accordance with its terms, subject, in the case of the Merger, to the approval of this Agreement by the stockholders of Metromedia and the receipt by the Board of Directors of Metromedia of the Fairness Opinion.

          (f) Compliance with Applicable Laws. Metromedia and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Govern mental Entities that are necessary to the operation of the businesses of Metromedia and its Subsidiaries taken as a whole (the "Metromedia Permits"), except as would not have a Material Adverse Effect with respect to Metromedia. Metromedia and its Subsidiaries are in compliance with the terms of the Metromedia Permits applicable to it, except where any such failure so to comply would not have a Material Adverse Effect with respect to Metromedia. Except as would not have a Material Adverse Effect with respect to Metromedia, the business of Metromedia and its Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. No investigation or review by any Governmental Entity with respect to Metromedia or any of its subsidiaries is pending or, to the knowledge of Metromedia, threatened, nor, to the knowledge of Metromedia, has any Governmental Entity indicated an intention to conduct the same that would, in any such case, have a Material Adverse Effect with respect to Metromedia.

          (g) Government Approvals; Required Consents.

               (i) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity on the part of Metromedia and its Subsidiaries is required in connection with the execution or delivery by Metromedia of this Agreement, and the consummation by Metromedia and its Subsidiaries of the transactions contemplated hereby or compliance by Metromedia and its Subsidiaries with the provisions hereof, other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (B) filings with the SEC and any applicable National Security exchange, (C) filings under State securities or "Blue Sky" laws, (D) filings under the HSR Act and (E) as otherwise set forth in Section 3.2(g)(i) of the Metromedia Disclosure Schedule or as would not cause a Material Adverse Effect (any such consents, approvals, authorizations, declarations, filings or notices specified in clauses (A) through (E) being referred to as "Metromedia Governmental Approvals").

               (ii) No consent, approval or action of, or filing with, or notice to, any Person (other than a Governmental Entity) shall be required in connection with the execution or delivery by Metromedia of this Agreement, the consummation by Metromedia and its Subsidiaries of the transactions contemplated hereby or compliance by Metromedia and its Subsidiaries with the provisions hereof, other than as set forth in Section 3.2(g)(ii) of the Metromedia Disclosure Schedule ("Metromedia Required Consents") and other than the consents, approvals, actions, filings or notices which would not have a Material Adverse Effect with respect to Metromedia.

          (h) Non-Contravention. The execution and delivery of this Agreement by Metromedia and SGC Mergerco does not, and the consummation of the transactions contemplated hereby and compliance by Metromedia and SGC Mergerco with the provisions hereof will not, (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws or equivalent organizational documents, in each case as amended and/or restated, of Metromedia and its Subsidiaries (ii) except as set forth in Section 3.2(h)(ii) of the Metromedia Disclosure Schedule, if the Metromedia Required Consents are obtained, result in any violation or breach of, or result in a modification of the effect of, or constitute (with or without notice or lapse of time or both) a default under or give rise to any right of termination, cancellation or acceleration under, any contracts to which Metromedia and its Subsidiaries are a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon the properties of Metromedia and its Subsidiaries in each case pursuant to the terms of any such Contract;
(iii) if the Metromedia Governmental Approvals are obtained, result in any violation of any law, statute, regulation, order, writ, judgment or decree of any Governmental Entity applicable to Metromedia and its Subsidiaries or (iv) if the Metromedia Governmental Approvals and the Metromedia Required Consents are obtained, result in the violation, revocation or suspension of any Metromedia Permit, other than with respect to clauses (ii) through (iv) above, any such violations, breaches, modifications, defaults, termina tions, cancellations, accelerations, Liens, revocations or suspensions that, individually and in the aggregate, would not have a Material Adverse Effect with respect to Metromedia.

          (i) Litigation. As of the date of this Agreement and as of the Closing Date, except as disclosed in the Metromedia SEC Documents, there is no suit, action or proceeding pending, or, to the knowledge of Metromedia, threatened against Metromedia and its Subsidiaries that, individually or in the aggregate with any other such suits, actions or proceedings, would have a Material Adverse Effect with respect to Metromedia, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Metromedia and its Subsidiaries, that, individually or in the aggregate, would have a Material Adverse Effect with respect to Metromedia.

          (j) Taxes and Related Tax Matters.

               (i) Other than Taxes and Tax Sharing Agreement Amounts that individually and in the aggregate are not material all Taxes required to be paid on or before the date hereof by or with respect to Metromedia and its Subsidiaries (or any of them), including amounts, other than amounts being contested in good faith, required to be paid on or before the date hereof with respect to Taxes as a result of any Tax Sharing Agreement of Metromedia and its Subsidiaries (or any of them), have been timely paid, except with respect to Taxes and Tax Sharing Agreement Amounts for which the failure to pay would not have a Material Adverse Effect with respect to Metromedia.

               (ii) All material Tax Returns required to be filed by or with respect to Metromedia and its Subsidiaries (or any of them) with respect to Taxes on or before the date hereof have been timely filed. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of Metromedia or any of its Subsid iaries or payment of any Tax of Metromedia or any of its Subsidiaries, required to be filed or paid on or before the date hereof.

               (iii) With respect to all Tax Returns filed by or with respect to Metromedia and any of its Subsidiaries, (A) Section 3.2(j) of the Metromedia Disclosure Schedule sets forth the periods for which the statute of limitations for the assessment of federal Taxes have expired; (B) except as set forth in
Section 3.2(j) of the Metromedia Disclosure Schedule, no audit is in progress and no extension of time has been executed with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax; and (C) except as set forth in Section 3.2(j) of the Metromedia Disclosure Schedule, there is no material unassessed deficiency proposed or threatened against Metromedia or any of its Subsidiaries.

               (iv) Except as set forth in Section 3.2(j) of the Metromedia Disclosure Schedule, neither Metromedia nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

               (v) Section 3.2(j) of the Metromedia Disclosure Schedule identifies (i) the common parent of each group of affiliated corporations that filed a consolidated federal income tax return, and the period to which such returns related, that included Metromedia or any of its Significant Subsidiaries since 1989, (ii) all material Tax liabilities, of which Metromedia has knowledge, that have been asserted by the IRS with respect to any such return and all claims with respect to Taxes in a material amount that have been asserted against Metromedia under any tax sharing agreement to which it is a party.

          (k) Certain Agreements. Except as set forth in Section 3.2(k) and/or
Section 3.2(l) of the Metromedia Disclosure Schedule, and except for this Agreement, as of the date of this Agreement, neither Metromedia nor any of its Subsidiaries is a party to any oral or written (i) agreement with any executive officer or other key employee of Metromedia or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Metromedia, of the nature contemplated by this Agreement, or agreement with respect to any executive officer of Metromedia providing any term of employment or compensation guarantee extending for a period longer than three years after the Closing Date and for the payment of in excess of $200,000 per annum or (ii) plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Employee Benefits.

               (i) Except as set forth in Section 3.2(l) of the Metromedia Disclosure Schedule, there are no United States or foreign employee benefit plans or arrangements (collectively, the "Metromedia Benefit Plans") of any type (including, without limitation, plans described in Section 3(3) of ERISA), under which Metromedia or any of its ERISA Affiliates has incurred any unsatisfied material liability or could reasonably be expected in the future to incur any direct or indirect, actual or contingent material liability (including, without limitation, any liability that might arise indirectly under Section 414 of the Code or Section 4069 of ERISA).

               (ii) With respect to each Metromedia Benefit Plan, Metromedia will deliver or make available on or prior to the date hereof to the Company complete and accurate copies (where applicable) of: (A) all plan texts and agreements; (B) all material employee communications regarding a Metromedia Benefit Plan not embodied in plan texts and agreements that could materially affect the liabilities of the Metromedia Benefit Plan or the liabilities of Metromedia or its ERISA Affiliates with respect to such plan; (C) the most recent annual report; (D) the most recent annual and periodic accounting of plan assets; (E) the most recent determination letter received from the IRS; and (F) the most recent actuarial valuation.

               (iii) No event has occurred or might reasonably be expected to occur as a result of which any Metromedia Benefit Plan or Metromedia or any of its ERISA Affiliates could, directly or indirectly (whether through a commonly controlled entity under Code Section 414 or otherwise), incur liability for failure to comply with the applicable requirements of Title IV of ERISA, section 302 of ERISA, sections 412, 420, 4971 or 4975 of the Code, the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and corresponding or similar provisions of foreign laws or regulations, other than routine claims for benefits in accordance with the terms of such plan, except as would not have a Material Adverse Effect with respect to Metromedia.

               (iv) Each Metromedia Benefit Plan has been operated in all respects in accordance with its terms and with the requirements of applicable laws and regulations except to the extent any such operation would not have a Material Adverse Effect with respect to Metromedia.

               (v) With respect to each Metromedia Benefit Plan that is a defined benefit pension plan, since the most recent financial statements of Metromedia there has been no material increase in such plan's liabilities other than the accrual of such benefits in the ordinary course and in accordance with the terms of such plan.

               (vi) Except as set forth in Section 3.2(l) of the Metromedia Disclosure Schedule or the Metromedia SEC Documents, the consummation of the transactions contemplated by this Agreement will not without additional discretionary action by Metromedia, the Company or any of their respective ERISA Affiliates, with respect to employees or former employees of Metromedia or any of their ERISA Affiliates: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual; and (C) result in the payment of an amount that would, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code Section 280G(b)(1).

          (m) Contracts. There is no contract, agreement or understanding required to be described in or filed as an exhibit to any Metromedia SEC Document that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. All such contracts, agreements and understanding are valid and binding and are in full force and effect and enforceable in accordance with their respective terms other than contracts, agreements or understandings which are by their terms no longer in force or effect. Except for the Metromedia Required Consents and except to the extent any of the following would not have a Material Adverse Effect with respect to Metromedia, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (ii) Metromedia is not in violation of breach of or default under any such contract, agreement or understanding nor to Metromedia's knowledge is any other party to any such contract, agreement or understanding.

          (n) Environmental Matters. Except as set forth in Section 3.2(n) of the Metromedia Disclosure Schedule, (i) Metromedia and each of its Subsidiaries has obtained and is in material compliance with the terms and conditions of all permits, licenses and other authorizations required under applicable Environmental Laws; (ii) no asbestos in a friable condition or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by Metromedia or any of its Subsidiaries; (iii) Metromedia and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, and has fully disclosed all known material past and present non-compliance with Environmental Laws, and all known past discharges, emissions, leaking or releases known to Metromedia or each of its Subsidiaries of any substance or waste regulated under or defined by Environmental Laws that could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; and (iv) neither Metromedia nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any applicable Environmental Laws; provided, however, that clauses (i) through (iv) address only those matters that would have a Material Adverse Effect with respect to Metromedia.

          (o) Absence of Certain Changes or Events. Except as set forth in
Section 3.2(o) of the Metromedia Disclosure Schedule or as disclosed in the Metromedia SEC Documents, or as contemplated by this Agreement, since December 31, 1995, Metromedia and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Metromedia's capital stock; (ii) any return of any capital or other distribution of assets to stockholders of Metromedia; (iii) any material investment by Metromedia or any of its Subsidiaries either by the purchase of any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof other than the ownership of an equity interest in any person in an amount less than $5,000,000; (iv) any sale, disposition or other transfer of assets or properties of Metromedia or its Subsidiaries (other than the sale of inventory in the ordinary course of business) in excess of $500,000 individually or $2,000,000 in the aggregate; (v) any incurrence or guarantee of any Debt other than in the ordinary course of business consistent with past practices or any Debt in excess of $10,000,000 in the aggregate; or (vi) any change, occurrence or circumstance of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had or would have, a Material Adverse Effect with respect to Metromedia.

          (p) Information Supplied. Neither the Registration Statement nor the Proxy Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Company's and Metromedia's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this representation and warranty shall not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing by the Company to Metromedia expressly for use in or for incorporation by reference into the Registration Statement or the Proxy Statement or any amendments or supplements thereto.

          (q) Real Estate.

               (i) Ownership of Premises. Metromedia or one of its Subsidiaries is the owner of good and insurable fee title to the land in the United States described on Section 3.2(q)(i) of the Metromedia Disclosure Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "Metromedia Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except as would not have a Material Adverse Effect with respect to Metromedia. The Metromedia Owned Real Property constitutes all of the real property owned by Metromedia and its Subsidiaries on the date hereof.

               (ii) Leased Properties. Section 3.2(q)(ii) of the Metromedia Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "Metromedia Real Property Leases") under which Metromedia or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property in the United States (the land, buildings and other improvements covered by the Metromedia Real Property Leases being herein called the "Metromedia Leased Real Property"), which Section 3.2(q)(ii) of the Metromedia Disclosure Schedule sets forth the date of and parties to each Metromedia Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the Metromedia Leased Real Property covered thereby. Metromedia has heretofore delivered to or made available true, correct and complete copies of all Metromedia Real Property Leases (including all modifications, amendments and supplements). Each Metromedia Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Metromedia or a Subsidiary as tenant thereunder are current, no notice of default or termination under any Metromedia Real Property Lease is outstanding, no termination event or condition or uncured default on the part of Metromedia or the applicable Subsidiary or, to Metromedia's or the applicable Subsidiary's knowledge, the landlord, exists under any Metromedia Real Property Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition, which, when considered individually or in the aggregate with all such other Metromedia Real Property Leases under which there is such an event or condition has or will have a Material Adverse Effect with respect to Metromedia. Except as does not have a Material Adverse Effect with respect to Metromedia, Metromedia or a Subsidiary, whichever is applicable, holds the leasehold estate under and interest in each Metromedia Real Property Lease free and clear of all Title Defects. Metromedia and its Subsidiaries have no ownership, financial or other interest in the landlord under any Metromedia Real Property Lease.

               (iii) Entire Premises. All of the land, buildings, structures and other improvements in the United States used by Metromedia and its Subsidiaries in the conduct of their business are included in Metromedia Owned Real Property and Metromedia Leased Real Property.

          (r) Intellectual Property.

     Section 3.2(r) of the Metromedia Disclosure Schedule sets forth a list of all of Metromedia's and its Subsidiaries' registered trademarks and registered copyrights, all applications for any of the foregoing and all permits, grants and licenses or other rights running to Metromedia and any of its Subsidiaries relating to any of the foregoing that are material to the business of Metromedia and its Subsidiaries taken as a whole. Except as set forth on Section 3.2(r) of the Metromedia Disclosure Schedule, (i) Metromedia or one of its Subsidiaries own, or are licensed to, or otherwise have, the right to use all registered trademarks and registered copyrights set forth on Section 3.2(r) of the Metromedia Disclosure Schedule, and (ii) Metromedia's rights in the property set forth on such list are free and clear of any liens or other encumbrances and Metromedia and its Subsidiaries have not received written notice of any adversely-held copyright or trademark of any other person, or notice of any charge or claim of any person relating to such intellectual property or any process or confidential information of Metromedia and its Subsidiaries and to Metromedia's knowledge there is no basis for any such charge or claim, and (iii) Metromedia, its Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate or partnership, trade or fictitious names other than their current corporate or partnership names, except in the case of clauses (i), (ii) and (iii) above, any of the foregoing which do not and will not have an Material Adverse Effect with respect to Metromedia.

          (s) Investment Company Act. Metromedia and each of its Subsidiaries either (i) is not an "investment company," or to Metromedia's knowledge a company "controlled" by, or to Metromedia's knowledge an "affiliated company" with respect to, an "investment company," required to register under the Investment Company Act of 1940, as amended (the "Investment Company Act") or
(ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Metromedia nor any of its Subsidiaries is required to be registered under the Investment Company Act.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person retained by or on behalf of Metromedia is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except DLJ, whose fees and expenses will be paid by Metromedia in accordance with Metromedia's agreement with such firm.


                                    ARTICLE 4

                                    COVENANTS

     Section 4.1 Mutual Covenants of Metromedia and the Company. Each of Metromedia and the Company agrees that, except as expressly contemplated or permitted by this Agreement, it shall (and shall cause each of its Subsidiaries to) comply with the following covenants:

          (a) Confidentiality. From and after the date hereof, each party shall, and shall use its best efforts to cause its Affiliates and its and their respective Agents (as hereinafter defined) to keep secret and hold in strictest confidence any and all documents and information relating to the other party and its respective Affiliates furnished to such first party (whether before or after the date hereof) in connection with the transactions contemplated hereunder, other than the following: (i) information that has become generally available to the public other than as a result of a disclosure by such party, its Affiliates or its Agents; (ii) information that becomes available to such party or an Agent of such party on a nonconfidential basis from a third party having no obligation of confidentiality to a party to this Agreement and which has not itself received such information directly or indirectly in breach of any such obliga tion of confidentiality; (iii) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such Affiliate are listed or traded; provided that the party making such disclosure or whose Affiliates or Agents are making such disclosure shall notify the other party as promptly as practicable (and, if possible, prior to making such disclosure) and shall use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information to be disclosed; and (iv) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Metromedia Required Consents and/or the Company Required Consents.

          (b) Publicity. Except as otherwise required by applicable law or the rules or regulations of any securities exchange on which the securities of such party or any Affil iate of such party are listed or traded, until the earlier of
(i) the date on which this Agreement ceases to be in effect and (ii) the Closing Date, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party and in any event each party agrees that it will give the other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

          (c) Preparation of the Proxy Statement and the Registration Statement. Metromedia shall, with all reasonably necessary assistance from the Company, prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement will be included as a Prospectus, it being understood that the Proxy Statement and the Prospectus will also serve as a proxy statement and prospectus for Metromedia's transactions with Alliance Entertainment Corp. Each party shall provide the other party and its Agents with reasonable opportunity to review and comment upon the Registration Statement, including all amendments thereto and all supplements to the Proxy Statement contained therein, prior to the filing thereof with the SEC and/or the distribution thereof to the stockholders of Metromedia and the Company, and shall make all reasonable changes thereto requested by such other party or its Agents. Each party hereto shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Each party shall provide and shall be deemed to have provided the other party with the information concerning it required to be included in the Registration Statement. Metromedia shall take any action required to be taken under any applicable state securities laws in connection with the issuance of the Merger Securities in the Merger pursuant to this Agreement.

          (d) Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, each party hereto agrees to use its reasonable best efforts, subject to their respective fiduciary duties, to cause the conditions set forth in Article 5 of this Agreement to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the transactions contemplated by Section 4.1(h)), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, the HSR Act. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall take all such necessary action.

          (e) Other Actions. From the date hereof through the Closing Date, each of Metromedia and the Company shall not, and shall cause its Subsidiaries not to, take any action that would or is reasonably likely to result in any of the representations and warranties of Metromedia or the Company, as the case may be, set forth in this Agreement being untrue in any material respect as of the date made, or in any of the conditions to the Closing set forth in Article 5 of this Agreement not being satisfied.

          (f) Advice of Changes; SEC Documents. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of (i) any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any material notice or other communication from any regulatory authority or national securities exchange in connection with the transactions contemplated by this Agreement; (iii) any claims, actions, proceedings or investigations commenced or, to the best of such party's knowledge, threatened, involving or affecting such party or any of its Subsidiaries, or any of its property or assets, or, to the best of such party's knowledge, any employee, consultant, director or officer, in his or her capacity as such, of such party or any of its Subsidiaries, which, if pending on the date hereof, would have been required to have been disclosed in the Metromedia Disclosure Schedule or the Company Disclosure Schedule, as the case may be, or which relates to the consummation of the Merger or the other transactions contemplated by this Agreement; and (iv) any change or event that would have a Material Adverse Effect with respect to such party. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (g) Compliance with Laws. The parties agree to conduct their businesses and cause the businesses of their Subsidiaries to be conducted in compliance with all applicable laws and regulations except with respect to the Company, where failure to comply would not have a Material Adverse Effect with respect to the Company and, with respect to Metromedia where failure to comply would not have a Material Adverse Effect with respect to Metromedia.

          (h) Refinancing. Each of Metromedia and the Company agrees to use reasonable commercial efforts to take all necessary steps and actions to facilitate any refinancing of indebtedness of Metromedia and/or the Company and their respective Subsidiaries and any other financing arrangements in connection with the consummation of the transactions contemplated hereby including, without limitation, all amounts owed by the Company pursuant to the Second Amended and Restated Credit Agreement dated as of April 28, 1995 (the "Credit Agreement") among the Company and Bank of America National Trust and Savings Association, as Agent, Collateral Agent and the Letter of Credit Issuing Bank and the Other Financial Institutions Party thereto, as amended (collectively, the "Financings"), it being the intention of Metromedia and the Company to refinance (or extend the maturity date of) all amounts outstanding pursuant to the Credit Agreement on or prior to the maturity date set forth in the Credit Agreement and to consummate the Merger by May 15, 1996.

     Section 4.2 Covenants of the Company. During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that except as expressly contemplated or permitted by this Agreement, or to the extent that Metromedia shall otherwise consent in writing (which consent may be withheld in its sole discretion):

          (a) Access to Information. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to Metromedia and its Agents, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, Contracts, commitments and records and, during such period, the Company shall, and shall cause its Subsidiaries to, promptly furnish or otherwise make available to Metromedia (i) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning its business, properties and personnel as Metromedia may reasonably request.

          (b) Ordinary Course. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Closing Date. Without limiting the generality of the foregoing, and except as otherwise required by law, neither the Company nor any of its Subsidiaries shall:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) except for the exercise by the Company of the Goldwyn Option pursuant to the Option Agreement dated as of April 13, 1993 by and among the Company, Samuel Goldwyn, Jr. and The Samuel Goldwyn Jr. Trust (the "Option Exercise"), authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) other than issuances upon exercise of employee and director stock options issued pursuant to employee and non-employee director stock option plans outstanding on the date hereof and listed in Section 3.1(c) of the Company Disclosure Schedule;

               (iii) except with respect to annual bonuses made in the ordinary course of business consistent with past practice and except as contemplated by this Agreement, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees in the ordinary course of business consistent with past practice);

               (iv) amend its certificate of incorporation, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restruc turing or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

               (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets;

               (vi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

               (vii) except for borrowings permitted under credit facilities filed as exhibits to the Company SEC Documents, incur any Debt, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company;

               (viii) change any accounting principle used by it, unless required by the SEC or the Financial Accounting Standards Board; and

               (ix) except for the Option Exercise, enter into any transaction or series of transactions with any Affiliate of the Company (other than a wholly-owned Subsidiary of the Company) or otherwise that would be required to be disclosed pursuant to Item 404 of Regulation S-K other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time of such transaction with a Person that is not an Affiliate of the Company.

          (c) Meetings; Fiduciary Duties. The Company shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene a meeting of the Company's stockholders at a time mutually agreed to by the Company and Metromedia to, among other things, consider and vote upon this Agreement (the "Company Stockholders' Meeting"), and the Company shall consult with Metromedia in connection therewith. The Board of Directors of the Company shall not withdraw or modify or propose to withdraw or modify in a manner adverse to Metromedia, the Recommendation, unless the Board of Directors of the Company concludes in good faith following receipt of a written opinion addressed to the Company from outside counsel to the Company that such action is reasonably necessary for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and to secure the vote or the consent of the stockholders required by the DGCL to approve and adopt this Agreement.

          (d) No Solicitation. Neither the Company nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Agents to, (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement) or any other material corporate transaction (other than transactions permitted pursuant to Section 4.2(b) of this Agreement) the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit the Company from (A) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who the Board of Directors of the Company has a reasonable basis for determining is likely to make a Qualified Transaction Proposal (as defined below), (B) engaging in discussions or negotiations with such a third party who has made a Qualified Transaction Proposal or (C) following receipt of a Qualified Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or changing the Recommendation, but in each case referred to in the foregoing clauses (A) through (C) only after the Board of Directors of the Company concludes in good faith following receipt of a written opinion addressed to the Company from outside counsel to the Company that such action is reasonably necessary for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall immediately inform Metromedia of the terms and conditions of such proposal and the identity of the Person making it and shall keep Metromedia fully informed of the status and details of any such Transaction Proposal and of all steps it is taking in response to such Transaction Proposal. For purposes of this Agreement, the term "Qualified Transaction Proposal" shall mean a Transaction Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor, is reasonably capable of being consummated and is not subject to any material contingencies relating to financing.

          (e) Affiliates. Prior to the Closing Date, the Company shall endeavor to deliver to Metromedia (i) a letter identifying all Persons who, to the knowledge of the Company, may be deemed to be "affiliates" of the Company under Rule 145 under the Securities Act, including, without limitation, all directors and executive officers of the Company (collectively, the "Company Affiliates"), and (ii) copies of letter agreements, each in the form prepared by Metromedia and reasonably acceptable to the Company, executed by each Company Affiliate (the letters described in clauses (i) and (ii) being collectively referred to as "Affiliate Letters"). The parties agree that the Affiliate Letter to be signed by Samuel Goldwyn, Jr. will contain a lockup provision with Metromedia's lead underwriter for the Financings providing that Mr. Goldwyn agree not to sell his shares of Metromedia Common Stock received in the Merger (other than the shares issued in exchange for the Company Common Stock received by Mr. Goldwyn pursuant to the Option Exercise) for a period of 180 days from the Closing Date. Metromedia shall not be required to maintain the effectiveness of the Registration Statement for the purposes of resale of the Merger Securities by such affiliates and the certificates representing the Merger Securities received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 4.2(e).

          (f) Tax Returns. All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations other than such Tax Returns for which the failure to file would not have a Material Adverse Effect with respect to the Company.

     Section 4.3 Covenants of Metromedia. During the period from the date of this Agreement and continuing until the Closing Date, Metromedia agrees that, except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing (which consent may be withheld in its sole discretion):

          (a) Access to Information. Upon reasonable notice, Metromedia shall afford to the Company and its Agents access, during normal business hours during the period prior to the Closing Date, to all its properties, books, Contracts, commitments and records and, during such period, Metromedia shall promptly furnish or otherwise make available to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by any of them during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning the businesses, properties and personnel of Metromedia and its Subsidiaries as the Company may reasonably request.

          (b) Listing. Metromedia shall use its best efforts to cause the shares of Metromedia Common Stock comprising the Merger Consideration to be approved for listing on the AMEX, subject to official notice of issuance.

          (c) Meeting. Metromedia shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Restated Certificate of Incorporation and By-laws to convene a meeting of Metromedia's stockholders at a time mutually agreed to by the Company and Metromedia to, among other things, consider and vote upon this Agreement (the "Metromedia Stockholders' Meeting"), and Metromedia shall consult with the Company in connection therewith.

          (d) S-3; S-8. Metromedia shall enter into a registration rights agreement with Samuel Goldwyn, Jr. and, as contemplated thereby, agrees to file and use its best efforts to have declared effective by the SEC a Registration Statement on Form S-3 (the "Form S-3") covering the shares of Metromedia Common Stock to be received by Samuel Goldwyn, Jr. in the Merger. In addition, Metromedia agrees to file a Form S-8 to cover the shares of Metromedia Common Stock to be issued upon exercise of the Company Options (the "Form S-8").

          (e) Directors' & Officers' Indemnification and Insurance.

               (i) For a period of four years after the Effective Time, Metromedia shall maintain in effect policies of directors' and officers' liability insurance for the Surviving Corporation in substantially the same form with substantially the same terms and conditions as contained in the Company's current policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred before the Effective Time.

               (ii) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties'), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and its certificate of incorporation or by-laws as in effect on the date hereof, to indemnify such person (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

               (iii) Any Indemnified Party wishing to claim indemnification under Section 4.3(e), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), an Indemnified Party may retain counsel satisfactory to him or her, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. The Surviving Corporation shall use its respective best efforts to assist in the defense of any such matter. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

               (iv) The provisions of this Section 4.3(e) are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          (f) Tax Returns. All Tax Returns required to be filed by or with respect to Metromedia and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years and applicable laws and regulations other than such Tax Returns for which the failure to file would not have a Material Adverse Effect with respect to Metromedia.

          (g) Interim Financing. Promptly following the execution of this Agreement, Metromedia shall use its best efforts to cause Orion Pictures Corporation or an Affiliate of Orion Pictures Corporation to provide the Company up to $5.5 million of financing in accordance with the terms of that certain letter from Orion Pictures Corporation to the Company dated the date hereof (the "Interim Financing").

          (h) Production and Development. From and after the Closing Date, Metromedia will provide the Surviving Corporation with a revolving credit facility in the aggregate principal amount of $20,000,000 to be utilized by the Surviving Corporation solely for the production and acquisition (including by way of a negative pick-up) of Motion Picture Product (as hereinafter defined). Motion Picture Product shall mean full-length feature films with budgeted negative costs (including all costs customarily included in connection with the preparation, production and completion, both above-the-line and below-the-line, of such product) not in excess of $5,000,000 (provided that one film per fiscal year may have a budgeted negative cost not in excess of $7,000,000) which is,
(i) with respect to Motion Picture Product produced by the Surviving Corporation, approved in advance by the Office of the Chairman of Metromedia and
(ii) with respect to Motion Picture Product acquired by the Surviving Corporation, is either approved in advance or is a feature film included in an acquisition plan or acquisition strategy for a film festival or similar event the acquisition costs of which were pre-approved by the Office of the Chairman of Metromedia. In addition, Metromedia will provide the Surviving Corporation with a revolving development fund for the development of Motion Picture Product which will not exceed at any time $1,000,000 for the one year period from the Effective Time to the first anniversary of the Effective Time, increasing by $250,000 per year thereafter to a maximum of $2,000,000. As projects are "greenlighted" by Metromedia, the amount of development costs for such Motion Picture Product shall be included in the budgeted negative cost for such project and the amount of the Surviving Corporation's development fund shall be increased (up to the applicable maximum amount) by the amount of such development costs that become included in the budgeted negative costs for projects. In addition, the Surviving Corporation may expend amounts for the development of television product (other than deficit-financed television product) as such amounts are approved by the Office of the Chairman of Metromedia.


                                    ARTICLE 5

                              CONDITIONS PRECEDENT

     Section 5.1 Conditions to the Obligations of Metromedia and the Company to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of a majority of the votes that the holders of each of the out standing shares of Metromedia Common Stock and the Company Common Stock, respectively, are entitled to cast; provided, that, to the extent Metromedia determines in good faith upon the advice of counsel to Metromedia that the approval by Metromedia's stockholders of the Merger and the transactions contemplated by this Agreement is not required under applicable law or the rules and regulations of the AMEX, Metromedia may unilaterally waive the condition regarding approval by Metromedia's stockholders of the Merger and the transactions contemplated by this Agreement.

          (b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c) Blue Sky Laws. Metromedia shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of Metromedia Common Stock.

          (d) Listing. The Metromedia Common Stock to be issued in the Merger pursuant to this Agreement shall have been authorized for listing on the AMEX or any other national securities exchange or automated quotation system approved by Metromedia and the Company, in each case, subject to official notice of issuance.

          (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") restraining or preventing the consummation of the Merger or subjecting any party or any of its Affiliates to substantial damages as a result of the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall have used reasonable best efforts to have vacated such Injunction.

          (f) HSR Act. All HSR Act waiting periods shall have expired or been terminated.

          (g) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in the Metromedia Disclosure Schedule and/or the Company Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Metromedia and the Company will have been made or obtained (as the case may be).

          (h) The Company Required Consents. The Company Required Con sents shall have been obtained and be in full force and effect, except for those the failure to obtain which would not have a Material Adverse Effect with respect to the Company and its Subsidiaries (and Metromedia shall have received evidence thereof reasonably satisfactory to it).

          (i) Metromedia Required Consents. The Metromedia Required Consents shall have been obtained and be in full force and effect, except for those the failure to obtain which would not have a Material Adverse Effect with respect to Metromedia and its Subsidiaries (and the Company shall have received evidence thereof reasonably satisfactory to it).

          (j) Employment Agreement. The Surviving Corporation shall have entered into an employment agreement with Samuel Goldwyn, Jr. having the principal terms set forth in that certain letter dated as of the date hereof from Metromedia to Mr. Goldwyn.

          (k) Credit Agreement. All amounts outstanding under the Credit Agreement (or any refinancing, renewal or extension thereof) shall have been repaid or refinanced in full.

          (l) Interim Financing. The Interim Financing shall have been provided in the manner specified in the Financing and Distribution Agreement.

     Section 5.2 Conditions to the Obligations of Metromedia. The obligations of Metromedia under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of Metromedia and any one of more of which may be expressly waived by Metromedia, in its sole discretion, except as otherwise required by law:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date in which case such representation and warranty shall have been true and correct as of such specific date). Metromedia shall have received a certificate dated the Closing Date signed by an executive officer of the Company certifying to the fulfillment of this condition.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement or otherwise contemplated hereby to be performed and complied with by it at or prior to the Closing Date. Metromedia shall have received a certificate dated the Closing Date signed by an executive officer of the Company certifying to the fulfillment of this condition.

          (c) No Material Adverse Change. Since December 31, 1995, no change or event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company.

          (d) Opinions of Counsel. Metromedia shall have received the opinion of Rosenfeld, Meyer & Susman, L.L.P. dated the Effective Time substantially in the form of Exhibit D hereto.

          (e) Fairness Opinions. Metromedia shall have received the opinion of DLJ, as of the date determined by the Board of Directors of Metromedia in connection with the approval of this Agreement and as of the date the Proxy Statement is mailed to Metromedia stockholders, to the effect that the Merger is fair to the Metromedia stockholders from a financial point of view, which opinion shall not have been amended, modified or withdrawn.

          (f) Affiliate Letters. Metromedia shall have received the Affiliate Letters executed by each Company Affiliate.

          (g) Distribution Agreement. The agreement between the Company and the Trust relating to the distribution of the Samuel Goldwyn Classics Library shall have been amended and restated in a manner satisfactory to Metromedia containing the principal terms set forth on Exhibit E hereto.

          (h) Trademark License. The license agreement between the Company and Samuel Goldwyn, Jr. relating to the use of certain trademarks shall have been amended and restated in a manner satisfactory to Metromedia containing the principal terms set forth on Exhibit F hereto.

          (i) Option Agreement. The Option Agreement dated as of April 13, 1993 shall have been amended in a manner satisfactory to Metromedia with the principal terms set forth on Exhibit G hereto.

          (j) Certain Agreement. Metromedia shall be satisfied as to the matters referred to in that certain side letter dated the date hereof between the Company and Metromedia.

          (k) Certain Assets. The assets of Productions and Nightlife financed by the Company or otherwise relating to the Company's operations shall have been transferred to the Surviving Corporation or another entity in a manner satisfactory to Metromedia.

          (l) Employment Agreement. The Surviving Corporation shall have entered into an employment agreement with Meyer Gottlieb in form and substance satisfactory to the parties thereto.

          (m) Other Indebtedness. The maturity date for all amounts outstanding under the Loan and Security Agreement dated as of April 2, 1994 by and between Perez Productions Limited and Banque Paribas Los Angeles Agency, as amended, shall have been extended beyond the Effective Time.

     Section 5.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, the imposition of which is solely for the benefit of the Company and any one or more of which may be expressly waived by the Company, in its sole discretion, except as otherwise required by law:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Metromedia contained herein shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall have been true and correct in all material respects as of such specific date). The Company shall have received a certificate dated the Closing Date signed by an executive officer of Metromedia certifying to the fulfillment of this condition.

          (b) Performance of Agreements. Metromedia shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Closing Date. The Company shall have received a certificate dated the Closing Date signed by an executive officer of Metromedia certifying to the fulfillment of this condition.

          (c) Fairness Opinion. The Company shall have received the opinion of Furman, Selz, L.L.C., as of the date the Board of Directors of the Company approves this Agreement and as of the date the Proxy Statement is mailed to the Company's stockholders, to the effect that the Merger Consideration is fair to the Company's stockholders from a financial point of view, which opinion shall not have been amended, modified or withdrawn.

          (d) No Material Adverse Change. Since December 31, 1995, no change or event shall have occurred which has had or could reasonably be expected to have Material Adverse Effect with respect to Metromedia.

          (e) Legal Opinions. The Company shall have received (i) the opinion of Paul, Weiss, Rifkind, Wharton & Garrison dated the Effective Time substantially in the form of Exhibit H hereto and (ii) the opinion of Rosenfeld, Meyer & Susman, LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          (f) Forms S-3 and S-8. The Form S-3 and Form S-8 shall have been declared effective by the SEC.


                                    ARTICLE 6

                            TERMINATION AND AMENDMENT

     Section 6.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time whether before or after approval by the stockholders of Metromedia or the
Company:

          (a) by mutual written consent of Metromedia and the Company;

          (b) by either Metromedia or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Metromedia, on the other hand, as the case may be, set forth in this Agreement which breach, if not a wilful breach, has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach;

          (c) by either Metromedia or the Company if the Merger shall not have been consummated before the Termination Date (or such later date as may be agreed to by Metromedia and the Company); provided, however, that neither party may terminate this Agreement under this Section 6.1(c) if the failure has been caused by such party's material breach of this Agreement;

          (d) by either Metromedia or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting;

          (e) by either Metromedia or the Company, if (i) the Board of Directors of the Company shall, modify or change the Recommendation in a manner adverse to Metromedia or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Transaction Proposal; (iii) a tender offer (including a self-tender offer) or exchange offer for shares of capital stock of the Company, which would result in the beneficial ownership by any Person or any "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the outstanding shares of any class of capital stock of the Company, is commenced, and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" shall have been formed which beneficially owns, or has the right to acquire "beneficial ownership" of, more than 50% of the then outstanding shares of any class of capital stock of the Company;

          (f) by either Metromedia or the Company if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of Metromedia at the Metromedia Stockholders' Meeting; or

          (g) by Metromedia or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

     Section 6.2 Effect of Termination. In the event this Agreement is terminated and the Merger abandoned pursuant to Section 6.1, all further obligations of the parties hereunder shall terminate except that the obligations set forth in Sections 4.1(a) and 4.1(b), this Section 6.2 and Section 7.5 shall survive; provided that, if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful or knowing failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

                                    ARTICLE 7

                               GENERAL PROVISIONS

     Section 7.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section:

          (a) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          (b) "Agent" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, investment bankers, financial advisors or other representatives or agents.

          (c) "Business Day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the AMEX is closed.

          (d) "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether on-balance sheet or off-balance sheet); (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iii) all obligations of such Person as lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) all obligations, contingent or otherwise, of such Person under banker's acceptance, letter of credit or similar facilities; (v) all Debt of others referred to in clauses (i) through (iv) above guaranteed directly or indirectly in any manner by such Person; and (vi) all Debt of others referred to in clauses (i) through (v) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          (e) "Governmental Entity" means any foreign, federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality.

          (f) "Material Adverse Effect" means, with respect to any Person, any change or effect that is or is reasonably likely to be materially adverse to the business, assets, properties, operations or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole or adversely affects the ability of such Person to consummate the transactions contemplated by this Agreement in any material respect.

          (g) "Person" means any individual, corporation, partnership, firm, group (as such term is used in Section 13(d)(3) of the Exchange Act), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

          (h) "SEC" means the Securities and Exchange Commission.

               (i) "Significant Subsidiary" shall have the meaning ascribed to such term in Section 1-02(v) of Regulation S-X under the Securities Act and, shall include, with respect to Metromedia, SGC Mergerco.

          (j) "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

          (k) "Termination Date" shall mean September 30, 1996.

     Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon a receipt of a transmittal confirmation if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, Express Mail or similar overnight courier service to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

                  (a)   If to the Company, to:

                        The Samuel Goldwyn Company
                        10203 Santa Monica Boulevard
                        Los Angeles, California 90067
                        Attention:  Meyer Gottlieb
                        Facsimile:  (310) 284-8493

                        with a copy to:

                        Rosenfeld, Meyer & Susman, LLP
                        9601 Wilshire Boulevard
                        Beverly Hills, California 90210
                        Attention:  Mel Ziontz, Esq.
                        Facsimile:  (310) 271-6430

                  (b)   If to Metromedia or SGC Mergerco,
                        to:

                        Metromedia International Group, Inc.
                        c/o Metromedia Company
                        One Meadowlands Plaza
                        East Rutherford, New Jersey  07073
                        Attention:  Arnold L. Wadler, Esq.
                        Facsimile:  (201) 531-2803
                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York  10019-6064
                        Attention: James M. Dubin, Esq.
                        Facsimile:  (212) 757-3990

     Section 7.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Dollar amounts referred to in this Agreement shall not be deemed to establish any standard of materiality.

     Section 7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by written instruments signed by the parties to this Agreement, or in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     Section 7.5 Expenses and Other Payments.

          (a) The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Agents.

          (b) The Company agrees that if this Agreement shall be terminated pursuant to:

               (i) Section 6.1(e); or

               (ii) (A) Section 6.1(b) and such termination is the result of a material breach by the Company of any covenant, representation or warranty contained herein which is not cured and (B) within six months after the date of termination of this Agreement, a Business Combination (as hereinafter defined) shall have occurred or the Company shall have entered into a definitive agreement providing for a Business Combination;

               then the Company shall pay to Metromedia an amount equal to $3 million plus the reimbursement of all of Metromedia's fees and expenses, including all of its reasonable legal, accounting and investment banking fees and expenses.

     In addition, (i) if this Agreement is terminated by Metromedia pursuant to
Section 6.1(b), the Company shall reimburse all of Metromedia's fees and expenses, including all of its reasonable legal, accounting and investment banking fees and expenses relating to the Merger or (ii) if this Agreement is terminated by the Company pursuant to
Section 6.1(b), Metromedia shall reimburse all of the Company's fees and expenses, including all of its reasonable legal, accounting and investment banking fees and expenses relating to the Merger.

          (c) Any payment required to be made pursuant to Section 7.5(b) shall be made as promptly as practicable but not later than two Business Days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Metromedia, except that any payment to be made as the result of an event described in Section 7.5(b)(ii) shall be made as promptly as practicable but not later than two Business Days after the earlier to occur of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

          (d) For purposes of this Section 7.5, the term "Business Combination" shall mean (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company; (ii) a sale, lease, exchange, transfer or other disposition of 50% or more of the assets of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions; or (iii) the acquisition by any Person or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of "beneficial ownership" of 50% or more of Company Common Stock whether by tender offer or exchange offer or otherwise.

     Section 7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 7.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) other than Section 7.6 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 7.8 Representations and Warranties. None of the representations and warranties of the parties made in this Agreement or in any instrument delivered hereunder shall survive the Closing.

     Section 7.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

     Section 7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                  METROMEDIA INTERNATIONAL
                                     GROUP, INC.


                                  By:  /s/ JOHN D. PHILLIPS
                                     ----------------------------
                                  Name: John D. Phillips
                                        Title: President


                                  SGC MERGER CORP.


                                  By:  /s/ JOHN D. PHILLIPS
                                     ----------------------------
                                  Name:  John D. Phillips
                                         Title: President


                                  THE SAMUEL GOLDWYN COMPANY


                                  By:  /s/ MEYER GOTTLIEB
                                     ----------------------------
                                  Name:  Meyer Gottlieb
                                         Title: President

                                                                      APPENDIX B


                  [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]


                                                  June 3, 1996

Board of Directors
Metromedia International Group, Inc.
945 East Paces Ferry Road
Suite 2210
Atlanta, GA 30326

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to Metromedia International Group, Inc. (the "Company") of the consideration to be paid by the Company per share of Goldwyn common stock pursuant to the terms of the Agreement and Plan of Merger dated as of January 31, 1996, between the Company and The Samuel Goldwyn Company ("Goldwyn"), as amended by Amendment No. 1 thereto, dated as of the date hereof (the "Agreement").

     Pursuant to the Agreement, each issued and outstanding share of Goldwyn common stock, par value $0.20 per share, shall be converted into the right to receive one share of common stock of the Company, $1.00 par value per share, multiplied by an Exchange Ratio. If the Goldwyn Average Closing Price is between $12.50 and $16.50, the Exchange Ratio will be equal to a fraction, the numerator of which is five (5) and the denominator of which is the Goldwyn Average Closing Price; provided, that if the Goldwyn Average Closing Price is less than $12.50, the Goldwyn Average Closing Price shall be deemed to be $12.50 and if the Goldwyn Average Closing Price is greater than $16.50, the Goldwyn Average Closing Price shall be deemed to be $16.50. The Goldwyn Average Closing Price shall be the average closing price of Goldwyn's common stock over the 20 consecutive trading day period ending five business days prior to Goldwyn's stockholder meeting.

     In arriving at our opinion, we have reviewed the Agreement and the Preliminary Proxy Statement as filed with the Securities and Exchange Commission on May 8, 1996. We also have reviewed certain financial and other information that was publicly available or furnished to us by the Company and Goldwyn including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were estimated financial statements for the year ended December 31, 1995, certain financial projections of Goldwyn for the period beginning January 1996 and ending December 2000 prepared by the management of Goldwyn and certain financial projections of the Company for the period beginning January 1996 and ending December 2000 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Goldwyn with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Goldwyn and the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Goldwyn or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Goldwyn as to the future operating and financial

Board Of Directors
Metromedia International Group, Inc.
Page 2                                                              June 3, 1996


performance of the Company and Goldwyn. We have not assumed any responsibility for making any independent evaluation of Goldwyn's or the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company's common stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction. In addition, our opinion does not address the underlying business decision of the Company to consummate the transaction contemplated by the Agreement.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Since January 1, 1991, DLJ has provided various investment banking services, which include financial advisory services in connection with a number of mergers and acquisition transactions and restructurings, acting as placement agent in connection with the private placement of securities, and acting as an underwriter for the Company and affiliates of the Company and its largest stockholder, Metromedia Company. DLJ has received usual and customary compensation for the above-mentioned services. In addition, DLJ and certain of its affiliates currently own an aggregate of 593,898 shares of common stock of the Company, constituting 1.4% of the outstanding shares.

     Please note that DLJ is a full service firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company or Goldwyn. We recognize our responsibility for compliance with federal laws in connection with any such activities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company per share of Goldwyn common stock pursuant to the Agreement is fair to the Company from a financial point of view.

                                              Very truly yours,


                                              DONALDSON, LUFKIN & JENRETTE
                                              SECURITIES CORPORATION



                                              By:/s/ David F. Posnick
                                                 ----------------------------
                                                 David F. Posnick
                                                 Vice President

                                                                      APPENDIX C


                        [LETTERHEAD OF FURMAN SELZ LLC]



                                                       June 3, 1996

Board of Directors
The Samuel Goldwyn Company
10203 Santa Monica Boulevard
Los Angeles, California  90067

Madam and Gentlemen:

     We understand that Metromedia International Group, Inc. (together with its subsidiaries and affiliates, the "Acquiror"), SGC Merger Corp., a wholly owned subsidiary of the Acquiror ("Merger Sub"), and the Samuel Goldwyn Company (the "Company") have entered into an Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company in a transaction (the "Merger") in which each share of the Company's common stock, par value $.20 per share (the "Shares"), will be converted into the right to receive a number of shares (the "Merger Consideration") of the common stock, par value $1.00 per share, of the Acquiror (the "Acquiror Shares") equal to a fraction, the numerator of which is five and the denominator of which is the average of the last sale prices for the Acquiror Shares for the last 20 consecutive trading days ending on the date which is five business days prior to the date of the special meeting of the Acquiror's stockholders to consider and vote upon the Merger ("the "Average Closing Price"); provided that if the Average Closing Price is below $12.50, the Average Closing Price shall be deemed to be $12.50, and if the Average Closing Price is greater than $16.50, the Average Closing Price shall be deemed to be $16.50. Also in connection with the Merger, the Acquiror and the Samuel Goldwyn, Jr. Family Trust (the "Trust") have entered into an agreement, dated as of January 31, 1996 (the "Voting Agreement"), pursuant to which the Trust has agreed to certain matters, including to vote its Shares in favor of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have requested our opinion, as investment bankers, as to the fairness to the Company's stockholders, from a financial point of view, of the Merger Consideration. For purposes of the opinion set forth below, we have among other things:

     (1) Reviewed the Company's Annual Reports, Form 10-Ks and related financial information for the period from its initial public offering until the fiscal year ended March 31, 1996, and certain other filings with the Securities and Exchange Commission made by the Company, including

FURMAN SELZ LLC

The Samuel Goldwyn Company
June 3, 1996
Page Two

          proxy statements, Form 8-Ks and registration statements, since its initial public offering;

     (2) Reviewed the Acquiror's significant predecessor companies' Annual Reports, Form 10-K's and related financial information for the three fiscal years ended December 31, 1994 and February 28, 1995, the Acquiror's significant predecessor companies' Form 10-Qs and the related unaudited financial information for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995, and May 31, 1995 and August 31, 1995, and certain other filings with the Securities and Exchange Commission made by the Acquiror and the Acquiror's significant predecessor companies, including proxy statements, Form 8-Ks and registration statements, since January 1, 1994.

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror;

     (4) Conducted discussions with certain members of senior management of the Company and the Acquiror concerning their respective business and operations, assets, present condition and future prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

     (6) Compared the results of operations of the Company and the Acquiror with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

     (7) Compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

FURMAN SELZ LLC

The Samuel Goldwyn Company
June 3, 1996
Page Three


     (8) Participated in discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors and reviewed the Merger Agreement and the Voting Agreement; and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not undertaken any responsibility or obligation to verify such information or conducted a physical inspection of the assets, properties or facilities of the Company, or undertaken any independent evaluation or appraisal of the assets or liabilities of the Company or the Acquiror nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts furnished by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company or the Acquiror as to the expected future financial performance of the Company or the Acquiror, as the case may be. We assume no responsibility for and express no view as to such forecasts or estimates or the assumptions on which they are based. We have also assumed that the Merger will qualify as a tax-free transaction for the stockholders of the Company.

     In preparing our opinion, we were not provided with historical or projected pro forma financial statements reflecting the operations of the Acquiror assuming the consummation of (i) the proposed merger (the "Alliance Merger") between the Acquiror and Alliance Entertainment Corp. ("Alliance"), (ii) the proposed merger (the "MPC Merger") between the Acquiror and Motion Picture Corp. of America ("MPC"), or (iii) the Merger. In preparing our opinion, we did not conduct any discussions with the senior management of Alliance or MPC. In preparing our opinion, we considered the financial condition of the Company, including the Company's near-term liquidity and capital requirements, and the corresponding effect on the Company's projected financial results. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and does not represent an opinion as to what the trading value of the Acquiror Shares will be when the Merger is consummated.

FURMAN SELZ LLC

The Samuel Goldwyn Company
June 3, 1996
Page Four


     We have, in the past, provided financial advisory and investment banking services to the Company and have received fees for the rendering of such services. Furman Selz may, in the future provide financial advisory and investment banking services to the Acquiror and receive customary fees for the rendering of such services. In the ordinary course of business, we may actively trade the securities of both the Company and the Acquiror for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and the Acquiror.

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger, nor do we express any opinion as to any terms or elements of the Merger or the Merger Agreement other than as specifically set forth herein or as to any agreements or arrangements which might be concluded between the Acquiror and the Company after the date hereof. Our opinion does not address the relative merits of the Merger and any other transaction or business strategies that might have been pursued as alternatives to the Merger or the underlying business decision of the Board of Directors of the Company to proceed with or effect the Merger.

     Based upon and subject to the foregoing, it is our opinion on the date hereof, as investment bankers, that the Merger Consideration is fair to the Company's stockholders from a financial point of view.

                                             Very truly yours,




                                             FURMAN SELZ LLC

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify its officers and directors against expenses actually and reasonably incurred by them in connection with an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred in connection therewith.

    Section 102(b)(7) of the Delaware Law further provides that a corporation in its certificate of incorporation may eliminate or limit the personal liability of its directors to the corporation or its stockholders for breach of their fiduciary duties in certain circumstances.

    In accordance with Section 145 of the Delaware Law, the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its officers and directors against, among other things, any and all judgments, fines, penalties, amounts paid in settlements and expenses paid or incurred by virtue of the fact that such officer or director was acting in such capacity to the extent not prohibited by law.

    In addition, as permitted by Section 102(b)(7) of the Delaware Law, the Company's Restated Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for violations of their fiduciary duties to the fullest extent permitted by the Delaware Law. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit. The general effect of this provision is to eliminate a director's personal liability for monetary damages for actions involving a breach of his or her fiduciary duty of care, including any such actions involving gross negligence.

    Also, in accordance with the Delaware Law and pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against liability under the Delaware Law.

    The Company has entered into agreements (the "Indemnification Agreements") with certain directors and officers of the Company (the "Indemnified Parties") which require the Company to indemnify each Indemnified Party against, and to advance expenses incurred by each Indemnified Party in the defense of, any claim arising out of his or her employment to the fullest extent permitted under law. The Indemnification Agreements also provide, among other things, for (i) advancement by the Company of expenses incurred by the director or officer in defending certain litigation, (ii) the appointment of an independent legal counsel to determine whether the director or officer is entitled to indemnity and (iii) the continued maintenance by the Company of directors' and officers' liability insurance providing each director or officer who is a party to any such agreement with $5 million of primary coverage and an excess policy providing $5 million of additional coverage. These Indemnification Agreements were approved by the stockholders at the Company's 1993 Annual Meeting of Stockholders.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  A. EXHIBITS

    The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                                       DESCRIPTION
- -------   ----------------------------------------------------------------------------------
 2.1      Amended and Restated Agreement and Plan of Merger dated as of January 31, 1996 by and among the Registrant, Alliance Merger Corp. and Alliance Entertainment
            Corp., without disclosure schedules (Exhibit 99.1 to Current Report on Form 8-K dated December 20, 1995). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

 2.2      Agreement and Plan of Merger dated as of January 31, 1996 by and among the
            Registrant, The Samuel Goldwyn Company and SGC Merger Corp., without disclosure schedules (Exhibit 99.1 to Current Report or Form 8-K dated January 31, 1996).
            The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

 2.3      Amended and Restated Agreement and Plan of Merger dated as of September 27, 1995 by and among the Registrant, Orion Pictures Corporation, MCEG Sterling
            Incorporated, Metromedia International Telecommunications, Inc., OPC Merger
            Corp. and MITI Merger Corp. and exhibits thereto (Exhibit 99(a) to the Current
            Report on Form 8-K dated September 27, 1995). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.

 2.4      Termination and Release Agreement dated April 29, 1996 by and among the
            Registrant, Alliance Merger Corp. and Alliance Entertainment Corp. (Exhibit 99.2
            to the Current Report on Form 8-K dated April 29, 1996).

 2.5*     Amendment No. 1 to the Goldwyn Merger Agreement dated as of May 29, 1996 among the
            Registrant, SGC Merger Corp. and The Samuel Goldwyn Company.

 3.1      Restated Certificate of Incorporation of the Registrant (Exhibit 3(a) to
            Registration Statement on Form S-3 (Registration No. 33-63853)).

 3.2      Restated By-Laws of the Registrant (Exhibit 3(b) to Registration Statement on Form
            S-3 (Registration No. 33-63853)).

 4.1      Reference is made to Exhibit 3.1.

EXHIBIT
NUMBER                                       DESCRIPTION
- -------   ----------------------------------------------------------------------------------
 4.2      Indenture dated as of August 1, 1973 with respect to 9 1/2% Subordinated
            Debentures due August 1, 1998, between the Registrant and Chemical Bank, as
            Trustee (Exhibit T3C to Application on Form T-3 for Qualification of Indenture
            under the Trust Indenture Act of 1939 (File No. 22-7615)).

 4.3      Agreement among the Registrant, Chemical Bank and Manufacturers Hanover Trust
            Company, dated as of September 26, 1980, with respect to successor trusteeship of the 9 1/2% Subordinated Debentures due August 1, 1998 (Exhibit 4(d)(ii) to
            Registration Statement on Form S-14 (Registration No. 2-81094)).

 4.4      Instrument of registration, appointment and acceptance dated as of June 9, 1986 among the Registrant, Manufacturers Hanover Trust Company and Irving Trust
            Company, with respect to successor trusteeship of the 9 1/2% Subordinated
            Debentures due August 1, 1998 (Exhibit 4(d)(iii) to Annual Report on Form 10-K
            for the year ended December 31, 1986).

 4.5      Indenture dated as of March 15, 1977, with respect to 9 7/8% Senior Subordinated
            Debentures due March 15, 1997, between the Registrant and The Chase Manhattan
            Bank, N.A., as Trustee (Exhibit 2(d) to Registration Statement on Form S-7
            (Registration No. 2-58317)).

 4.6      Agreement among the Registrant, The Chase Manhattan Bank, N.A. and United States
            Trust Company of New York, dated as of June 14, 1982, with respect to successor trusteeship of the 9 7/8% Senior Subordinated Debentures due March 15, 1997
            (Exhibit 4(e)(ii) to Registration Statement on Form S-14 (Registration No. 2-
            281094)).

 4.7      Indenture between National Industries, Inc. and First National City Bank, dated
            October 1, 1974, with respect to the 10% Subordinated Debentures, due October 1,
            1999 (Exhibit T3C to Post-Effective Amendment No. 1 to Application on Form T-3
            for Qualification of Indenture under the Trust Indenture Act of 1939 (File No.
            22-8076)).

 4.8      Agreement among National Industries, Inc., the Registrant, Citibank, N.A., and
            Marine Midland Bank, dated as of December 20, 1977, with respect to successor trusteeship of the 10% Subordinated Debentures due October 1, 1999 (Exhibit
            4(f)(ii) to Registration Statement on Form S-14 (Registration No. 2-81094)).

 4.9      First Supplemental Indenture among the Registrant, National Industries, Inc. and
            Marine Midland Bank, dated January 3, 1978, supplemental to the Indenture dated
            October 1, 1974 between National and First National City Bank for the 10%
            Subordinated Debentures due October 1, 1999 (Exhibit 2(q) to Registration
            Statement on Form S-7 (Registration No. 2-60566)).

 4.10     Indenture dated as of August 1, 1987 with respect to 6 1/2% Convertible
            Subordinated Debentures due August 4, 2002, between the Registrant and Chemical
            Bank, as Trustee (Exhibit 4(i) to Annual Report on Form 10-K for the year ended
            December 31, 1987).

 5*       Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the
            Securities being registered.

 8.1*     Opinion of Rosenfeld, Meyer & Susman, LLP regarding the tax consequences of the
            Goldwyn Merger.

10.1      1982 Stock Option Plan of the Registrant (Exhibit A to Proxy Statement, dated
            March 31, 1982).

10.2      1989 Stock Option Plan of the Registrant (Exhibit A to Proxy Statement, dated
            March 31, 1982).

10.3      1969 Restricted Stock Plan of the Registrant (Exhibit 10(a)(iii) to Annual Report
            on Form 10-K for the year ended December 31, 1990).

EXHIBIT
NUMBER                                       DESCRIPTION
- -------   ----------------------------------------------------------------------------------
10.4      1991 Non-Employee Director Stock Option Plan (Exhibit 10(a)(iv) to Annual Report
            on Form 10-K for the year ended December 31, 1991).

10.5      Amendment to 1991 Non-Employee Director Stock Option Plan (Exhibit 10(a)(v) to
            Annual Report on Form 10-K for the year ended December 31, 1992).

10.6      Snapper Power Equipment Profit Sharing Plan (Exhibit 10(c) to Annual Report on
            Form 10-K for the year ended December 31, 1987).

10.7      Retirement Plan executed November 1, 1990, as amended effective January 1, 1989
            (Exhibit 10(h)(i) to Annual Report on Form 10-K for the year ended December 31,
            1990).

10.8      Supplemental Retirement Plan of the Registrant (Exhibit 10(j) to Annual Report on
            Form 10-K for the year ended December 31, 1983).

10.9      Supplemental Executive Medical Reimbursement Plan (Exhibit 10(h)(iii) to Annual
            Report on Form 10-K for the year ended December 31, 1990).

10.10     Amendment to Supplemental Retirement Plan of the Registrant, effective April 1,
            1992 (Exhibit 10(h)(iv) to Annual Report on Form 10-K for the year ended
            December 31, 1991).

10.11     1992 Officer and Director Stock Purchase Plan (Exhibit 10(l) to Annual Report on
            Form 10-K for the year ended December 31, 1991).

10.12     Metromedia International Group, Inc. 1996 Incentive Stock Plan (Exhibit 10.38 to
            Annual Report on Form 10-K for the year ended December 31, 1995).

10.13     Form of Restricted Purchase Agreement between certain officers of the Registrant and the Registrant (Exhibit 10(u) to Annual Report on Form 10-K for the year ended December 31, 1991).

10.14     Agreement between the Registrant and J.B. Fuqua regarding sale by the Registrant of rights in the name (Exhibit 10(q) to Annual Report on Form 10-K for the year ended December 31, 1992).

10.15     Form of Indemnification Agreement between the Registrant and certain of its directors and executive officers (Exhibit 10(u) to Annual Report on Form 10-K for the year ended December 31, 1993).

10.16     Employment Agreement between the Registrant and John D. Phillips dated April 19,
            1994 (Exhibit 99(a) to Current Report on Form 8-K dated April 19, 1994).

10.17     First Amendment to Employment Agreement dated November 1, 1995 between the
            Registrant and John D. Phillips (Exhibit 10.16 to Annual Report on Form 10-K for
            the year ended December 31, 1995).

10.18     Option Agreement between the Registrant and John D. Phillips dated April 19, 1994
            (Exhibit 99(b) to Current Report on Form 8-K dated April 19, 1994).

10.19     Registration Rights Agreement among the Registrant, Renaissance Partners and John
            D. Phillips dated April 19, 1994 (Exhibit 99(c) to Current Report on Form 8-K
            dated April 19, 1994).

10.20     Shareholders Agreement dated as of December 6, 1994 among the Registrant,
            Roadmaster, Henry Fong and Edward Shake (Exhibit 10(r)(i) to Annual Report on
            Form 10-K for the year ended December 31, 1994).

10.21     Registration Rights Agreement dated as of December 6, 1994 between the Registrant and Roadmaster (Exhibit 10(r)(ii) to Annual Report on Form 10-K for the year ended December 31, 1994).

10.22     Environmental Indemnity Agreement dated as of December 6, 1994 between the
            Registrant and Roadmaster (Exhibit 10(r)(iii) to Annual Report on Form 10-K for
            the year ended December 31, 1994).

EXHIBIT
NUMBER                                       DESCRIPTION
- -------   ----------------------------------------------------------------------------------
10.23     Lease Agreement dated October 21, 1994 between JDP Aircraft II, Inc. and the
            Registrant (Exhibit 10(s) to Annual Report on Form 10-K for the year ended
            December 31, 1994).

10.24     Lease Agreement dated as of October 4, 1995 between JDP Aircraft II, Inc. and the
            Registrant (Exhibit 10 to Quarterly Report on Form 10-Q for the quarter ended
            September 30, 1995).

10.25     Finance and Security Agreement dated as of October 30, 1992 with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Finance Corp. (Exhibit 4(g)(i) to Annual Report on Form 10-K for the
            year ended December 31, 1994).

10.26     Amendment dated as of September 27, 1993 to Finance and Security Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to
            $100 million, between the Registrant and ITT Commercial Corp. (Exhibit 4(g)(ii)
            to Annual Report on Form 10-K for the year ended December 31, 1994).

10.27     Amendment dated as of March 29, 1994 to Finance and Security Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT Commercial Finance Corp. (Exhibit
            4(g)(iii) to Annual Report on Form 10-K for the year ended December 31, 1994).

10.28     Amendment dated as of April 15, 1994 to Finance and Security Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT Commercial Finance Corp. (Exhibit
            4(g)(iv) to Annual Report on Form 10-K for the year ended December 31, 1994).

10.29     Amendment dated as of September 23, 1994 to Finance and Security Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to
            $100 million, between the Registrant and ITT Commercial Finance Corp. (Exhibit
            4(g)(v) to Annual Report on Form 10-K for the year ended December 31, 1994).

10.30     Amendment dated as of March 3, 1995 to Finance and Security Agreement, dated as of
            October 23, 1992, as amended, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT Commercial Finance Corp.
            (Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended June 30,
            1995).

10.31     Amendment dated as of November 1, 1995, to Finance and Security Agreement dated as of October 23, 1992, as amended, with respect to a revolving credit facility of up to $45 million, between Snapper, Inc. and Deutsche Financial Services
            Corporation (formerly ITT Commercial Finance Corp.) (Exhibit 10(a)(vii) to
            Registration Statement on Form S-3 (Registration No. 33-63853)).

10.32     Letter Agreement dated October 12, 1995 between Triton Group Ltd. and the
            Registrant (Exhibit 4(d)(i) to the Registration Statement on Form S-3
            (Registration No. 33-63401)).

10.33     Registration Rights Agreement dated as of September 27, 1995, among the Registrant and the Metromedia Holders named therein (Exhibit 99(b) to Current Report on
            Form 8-K dated September 27, 1995).

10.34     Contribution Agreement dated as of November 1, 1995 among Met International, Inc.,
            Met Productions, Inc. and the Registrant (Exhibit 10(f) to Registration
            Statement on Form S-3 (Registration No. 33-63853)).

10.35     Credit, Security and Guaranty Agreement dated as of November 1, 1995 among Orion
            Pictures Corporation, the Corporate Guarantors referred to therein, the Lenders referred to therein and Chemical Bank (Exhibit 10(g) to Registration Statement
            on Form S-3 (Registration No. 33-63853)).

10.36     Credit Agreement dated as of November 1, 1995 between Metromedia Company and the
            Registrant (Exhibit 10(h) to Registration Statement on Form S-3 (Registration
            No. 33-63853)).

EXHIBIT
NUMBER                                       DESCRIPTION
- -------   ----------------------------------------------------------------------------------
10.37     Management Agreement dated November 1, 1995 between Metromedia Company and
            Metromedia International Group, Inc. (Exhibit 10.37 to Annual Report on Form
            10-K for the year ended December 31, 1995).

10.38     License Agreement dated November 1, 1995 between Metromedia Company and Metromedia
            International Group, Inc. (Exhibit 10.39 to Annual Report on Form 10-K for the
            year ended December 31, 1995).

10.39     MITI Bridge Loan Agreement, dated February 29, 1996, among Metromedia Company and
            Metromedia International Telecommunications, Inc. relating to a $15 million bridge loan from Metromedia Company to Metromedia International
            Telecommunications Inc. (Exhibit 10.40 to Annual Report on Form 10-K for the
            year ended December 31, 1995).

11        Statement of computation of earnings per share (Exhibit 11 to Annual Report on
            Form 10-K for the year ended December 31, 1995).

16        Letter from Ernst & Young to the Securities and Exchange Commission (Exhibit 99.1
            to Current Report on Form 8-K dated November 1, 1995).

21        Subsidiaries of the Registrant (Exhibit 21 to Annual Report on Form 10-K for the
            year ended December 31, 1995).

23.1*     Consent of KPMG Peat Marwick LLP regarding the Registrant.

23.2*     Consent of Ernst & Young LLP regarding the Registrant.

23.3*     Consent of Price Waterhouse LLP regarding Goldwyn.

23.4*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinion filed as Exhibit 5 hereto).

23.5*     Consent of Rosenfeld, Meyer & Susman, LLP (included in the opinion filed as
            Exhibit 8.1 hereto).

23.6*     Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

23.7*     Consent of Furman Selz LLC.

24        Power of Attorney (included on page II-9 of this Registration Statement).

99.1*     Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (included as Appendix B to the Proxy Statement/Prospectus forming a part of this
            Registration Statement).

99.2*     Fairness Opinion of Furman Selz LLC (included as Appendix C to the Proxy
            Statement/Prospectus forming a part of this Registration Statement).

99.3*     Proxy Card to Goldwyn Stockholders.

- ------------

 * Filed herewith.

  B. FINANCIAL STATEMENT SCHEDULES

    Financial Statement Schedules have been omitted because they are not applicable or not required or because the information has been incorporated by reference.

  C. FAIRNESS OPINIONS

    The fairness opinion of Donaldson, Lufkin & Jenrette Securities Corporation and the fairness opinion of Furman Selz LLC are set forth as Appendices B and C, respectively, to the Proxy Statement/Prospectus forming a part of this Registration Statement.

ITEM 22. UNDERTAKINGS

    1. Rule 415 Offering. The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. Subsequent Documents Incorporated by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Registration on Form S-4. (a) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (b) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    4. Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    5. Response to Requests for Information. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    6. Post-effective Amendment. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of
Georgia:

                               METROMEDIA INTERNATIONAL GROUP, INC.

                               By:   /s/ JOHN D. PHILLIPS
                                   ..................................

                                           John D. Phillips
                                     President and Chief Executive Officer

Date: June 3, 1996

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Silvia Kessel, Arnold L. Wadler and Robert A. Maresca, such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 3rd day of June, 1996.

               SIGNATURE                     TITLE
- ----------------------------------------  ------------------------------------------------
           /s/ JOHN W. KLUGE              Chairman of the Board
 ........................................
             John W. Kluge

          /s/ STUART SUBOTNICK            Vice Chairman of the Board
 ........................................
            Stuart Subotnick

          /s/ JOHN D. PHILLIPS            President and Chief Executive Officer and
 ........................................    Director (Principal Executive Officer)
            John D. Phillips

           /s/ SILVIA KESSEL              Senior Vice President, Chief Financial Officer
 ........................................    and Director (Principal Financial Officer)
             Silvia Kessel

          /s/ ARNOLD L. WADLER            Senior Vice President, General Counsel and
 ........................................    Director
            Arnold L. Wadler

         /s/ ROBERT A. MARESCA            Senior Vice President (Principal Accounting
 ........................................    Officer)
           Robert A. Maresca

               SIGNATURE                     TITLE
               ---------                     -----

         /s/ JOHN P. IMLAY, JR.           Director
 ........................................
           John P. Imlay, Jr.

          /s/ CLARK A. JOHNSON            Director
 ........................................
            Clark A. Johnson

         /s/ RICHARD J. SHERWIN           Director
 ........................................
           Richard J. Sherwin

           /s/ LEONARD WHITE              Director
 ........................................
             Leonard White

          /s/ CARL E. SANDERS             Director
 ........................................
            Carl E. Sanders

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION                                  PAGE NO.
- -------   -------------------------------------------------------------------------   --------
 2.1      Amended and Restated Agreement and Plan of Merger dated as of January 31,
            1996 by and among the Registrant, Alliance Merger Corp. and Alliance
            Entertainment Corp., without disclosure schedules (Exhibit 99.1 to
            Current Report on Form 8-K dated December 20, 1995). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the
            Commission upon request................................................

 2.2      Agreement and Plan of Merger dated as of January 31, 1996 by and among the Registrant, The Samuel Goldwyn Company and SGC Merger Corp.,
            without disclosure schedules (Exhibit 99.1 to Current Report or Form
            8-K dated January 31, 1996). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request.....

 2.3      Amended and Restated Agreement and Plan of Merger dated as of September
            27, 1995 by and among the Registrant, Orion Pictures Corporation, MCEG
            Sterling Incorporated, Metromedia International Telecommunications,
            Inc., OPC Merger Corp. and MITI Merger Corp. and exhibits thereto
            (Exhibit 99(a) to the Current Report on Form 8-K dated September 27,
            1995). The Registrant agrees to furnish a copy of any omitted schedule supplementally to the Commission upon request..........................

 2.4      Termination and Release Agreement dated April 29, 1996 by and among the
            Registrant, Alliance Merger Corp. and Alliance Entertainment Corp.
          (Exhibit 99.2 to the Current Report on Form 8-K dated April 29, 1996)....

 2.5*     Amendment No. 1 to the Goldwyn Merger Agreement dated as of May 29, 1996 among the Registrant, SGC Merger Corp. and The Samuel Goldwyn
          Company..................................................................

 3.1      Restated Certificate of Incorporation of the Registrant (Exhibit 3(a) to
          Registration Statement on Form S-3 (Registration No. 33-63853))..........

 3.2      Restated By-Laws of the Registrant (Exhibit 3(b) to Registration
            Statement on Form S-3 (Registration No. 33-63853)).....................

 4.1      Reference is made to Exhibit 3.1.........................................

 4.2      Indenture dated as of August 1, 1973 with respect to 9 1/2% Subordinated
            Debentures due August 1, 1998, between the Registrant and Chemical
            Bank, as Trustee (Exhibit T3C to Application on Form T-3 for
            Qualification of Indenture under the Trust Indenture Act of 1939 (File
            No. 22-7615))..........................................................

 4.3      Agreement among the Registrant, Chemical Bank and Manufacturers Hanover
            Trust Company, dated as of September 26, 1980, with respect to successor trusteeship of the 9 1/2% Subordinated Debentures due August
            1, 1998 (Exhibit 4(d)(ii) to Registration Statement on Form S-14
            (Registration No. 2-81094))............................................

 4.4      Instrument of registration, appointment and acceptance dated as of June
            9, 1986 among the Registrant, Manufacturers Hanover Trust Company and
            Irving Trust Company, with respect to successor trusteeship of the 9
            1/2% Subordinated Debentures due August 1, 1998 (Exhibit 4(d)(iii) to
            Annual Report on Form 10-K for the year ended December 31, 1986).......

 4.5      Indenture dated as of March 15, 1977, with respect to 9 7/8% Senior
            Subordinated Debentures due March 15, 1997, between the Registrant and
            The Chase Manhattan Bank, N.A., as Trustee (Exhibit 2(d) to
            Registration Statement on Form S-7 (Registration No. 2-58317)).........

EXHIBIT
NUMBER                                   DESCRIPTION                                  PAGE NO.
- -------   -------------------------------------------------------------------------   --------
 4.6      Agreement among the Registrant, The Chase Manhattan Bank, N.A. and United
            States Trust Company of New York, dated as of June 14, 1982, with respect to successor trusteeship of the 9 7/8% Senior Subordinated
            Debentures due March 15, 1997 (Exhibit 4(e)(ii) to Registration
            Statement on Form S-14 (Registration No. 2-281094))....................

 4.7      Indenture between National Industries, Inc. and First National City Bank,
            dated October 1, 1974, with respect to the 10% Subordinated Debentures, due October 1, 1999 (Exhibit T3C to Post-Effective Amendment No. 1 to
            Application on Form T-3 for Qualification of Indenture under the Trust
            Indenture Act of 1939 (File No. 22-8076))..............................

 4.8      Agreement among National Industries, Inc., the Registrant, Citibank,
            N.A., and Marine Midland Bank, dated as of December 20, 1977, with respect to successor trusteeship of the 10% Subordinated Debentures due
            October 1, 1999 (Exhibit 4(f)(ii) to Registration Statement on Form
            S-14 (Registration No. 2-81094)).......................................

 4.9      First Supplemental Indenture among the Registrant, National Industries,
            Inc. and Marine Midland Bank, dated January 3, 1978, supplemental to the Indenture dated October 1, 1974 between National and First National
            City Bank for the 10% Subordinated Debentures due October 1, 1999
            (Exhibit 2(q) to Registration Statement on Form S-7 (Registration No.
            2-60566))..............................................................

 4.10     Indenture dated as of August 1, 1987 with respect to 6 1/2% Convertible
            Subordinated Debentures due August 4, 2002, between the Registrant and
            Chemical Bank, as Trustee (Exhibit 4(i) to Annual Report on Form 10-K
            for the year ended December 31, 1987)..................................

 5*       Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding the legality of the Securities being registered............................

 8.1*     Opinion of Rosenfeld, Meyer & Susman, LLP regarding the tax consequences of the Goldwyn Merger..................................................

10.1      1982 Stock Option Plan of the Registrant (Exhibit A to Proxy Statement,
            dated March 31, 1982)..................................................

10.2      1989 Stock Option Plan of the Registrant (Exhibit A to Proxy Statement,
            dated March 31, 1982)..................................................

10.3      1969 Restricted Stock Plan of the Registrant (Exhibit 10(a)(iii) to
            Annual Report on Form 10-K for the year ended December 31, 1990).......

10.4      1991 Non-Employee Director Stock Option Plan (Exhibit 10(a)(iv) to Annual
            Report on Form 10-K for the year ended December 31, 1991)..............

10.5      Amendment to 1991 Non-Employee Director Stock Option Plan (Exhibit
            10(a)(v) to Annual Report on Form 10-K for the year ended December 31,
            1992)..................................................................

10.6      Snapper Power Equipment Profit Sharing Plan (Exhibit 10(c) to Annual
            Report on Form 10-K for the year ended December 31, 1987)..............

10.7      Retirement Plan executed November 1, 1990, as amended effective January
            1, 1989 (Exhibit 10(h)(i) to Annual Report on Form 10-K for the year ended December 31, 1990)...............................................

10.8      Supplemental Retirement Plan of the Registrant (Exhibit 10(j) to Annual
            Report on Form 10-K for the year ended December 31, 1983)..............

10.9      Supplemental Executive Medical Reimbursement Plan (Exhibit 10(h)(iii) to
            Annual Report on Form 10-K for the year ended December 31, 1990).......

10.10     Amendment to Supplemental Retirement Plan of the Registrant, effective
            April 1, 1992 (Exhibit 10(h)(iv) to Annual Report on Form 10-K for the
            year ended December 31, 1991)..........................................

EXHIBIT
NUMBER                                   DESCRIPTION                                  PAGE NO.
- -------   -------------------------------------------------------------------------   --------
10.11     1992 Officer and Director Stock Purchase Plan (Exhibit 10(l) to Annual
            Report on Form 10-K for the year ended December 31, 1991)..............

10.12     Metromedia International Group, Inc. 1996 Incentive Stock Plan (Exhibit
            10.38 to Annual Report on Form 10-K for the year ended December 31,
            1995)..................................................................

10.13     Form of Restricted Purchase Agreement between certain officers of the
            Registrant and the Registrant (Exhibit 10(u) to Annual Report on Form
            10-K for the year ended December 31, 1991).............................

10.14     Agreement between the Registrant and J.B. Fuqua regarding sale by the
            Registrant of rights in the name (Exhibit 10(q) to Annual Report on
            Form 10-K for the year ended December 31, 1992)........................

10.15     Form of Indemnification Agreement between the Registrant and certain of its directors and executive officers (Exhibit 10(u) to Annual Report on
            Form 10-K for the year ended December 31, 1993)........................

10.16     Employment Agreement between the Registrant and John D. Phillips dated
            April 19, 1994 (Exhibit 99(a) to Current Report on Form 8-K dated April
            19, 1994)..............................................................

10.17     First Amendment to Employment Agreement dated November 1, 1995 between the Registrant and John D. Phillips (Exhibit 10.16 to Annual Report on
            Form 10-K for the year ended December 31, 1995)........................

10.18     Option Agreement between the Registrant and John D. Phillips dated April
            19, 1994 (Exhibit 99(b) to Current Report on Form 8-K dated April 19,
            1994)..................................................................

10.19     Registration Rights Agreement among the Registrant, Renaissance Partners and John D. Phillips dated April 19, 1994 (Exhibit 99(c) to Current
            Report on Form 8-K dated April 19, 1994)...............................

10.20     Shareholders Agreement dated as of December 6, 1994 among the Registrant,
            Roadmaster, Henry Fong and Edward Shake (Exhibit 10(r)(i) to Annual
            Report on Form 10-K for the year ended December 31, 1994)..............

10.21     Registration Rights Agreement dated as of December 6, 1994 between the
            Registrant and Roadmaster (Exhibit 10(r)(ii) to Annual Report on Form
            10-K for the year ended December 31, 1994).............................

10.22     Environmental Indemnity Agreement dated as of December 6, 1994 between the Registrant and Roadmaster (Exhibit 10(r)(iii) to Annual Report on
            Form 10-K for the year ended December 31, 1994)........................

10.23     Lease Agreement dated October 21, 1994 between JDP Aircraft II, Inc. and the Registrant (Exhibit 10(s) to Annual Report on Form 10-K for the
            year ended December 31, 1994)..........................................

10.24     Lease Agreement dated as of October 4, 1995 between JDP Aircraft II, Inc.
            and the Registrant (Exhibit 10 to Quarterly Report on Form 10-Q for the
            quarter ended September 30, 1995)......................................

10.25     Finance and Security Agreement dated as of October 30, 1992 with respect to a revolving credit facility of up to $100 million, between the
            Registrant and ITT Commercial Finance Corp. (Exhibit 4(g)(i) to Annual
            Report on Form 10-K for the year ended December 31, 1994)..............

10.26     Amendment dated as of September 27, 1993 to Finance and Security
            Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Corp. (Exhibit 4(g)(ii) to Annual Report on Form 10-K for
            the year ended December 31, 1994)......................................

EXHIBIT
NUMBER                                   DESCRIPTION                                  PAGE NO.
- -------   -------------------------------------------------------------------------   --------
10.27     Amendment dated as of March 29, 1994 to Finance and Security Agreement,
            dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Finance Corp. (Exhibit 4(g)(iii) to Annual Report on Form
            10-K for the year ended December 31, 1994).............................

10.28     Amendment dated as of April 15, 1994 to Finance and Security Agreement,
            dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Finance Corp. (Exhibit 4(g)(iv) to Annual Report on Form
            10-K for the year ended December 31, 1994).............................

10.29     Amendment dated as of September 23, 1994 to Finance and Security
            Agreement, dated as of October 30, 1992, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Finance Corp. (Exhibit 4(g)(v) to Annual Report on Form 10-K
            for the year ended December 31, 1994)..................................

10.30     Amendment dated as of March 3, 1995 to Finance and Security Agreement, dated as of October 23, 1992, as amended, with respect to a revolving credit facility of up to $100 million, between the Registrant and ITT
            Commercial Finance Corp. (Exhibit 4 to Quarterly Report on Form 10-Q
            for the quarter ended June 30, 1995)...................................

10.31     Amendment dated as of November 1, 1995, to Finance and Security Agreement
            dated as of October 23, 1992, as amended, with respect to a revolving credit facility of up to $45 million, between Snapper, Inc. and
            Deutsche Financial Services Corporation (formerly ITT Commercial
            Finance Corp.) (Exhibit 10(a)(vii) to Registration Statement on Form
            S-3 (Registration No. 33-63853)).......................................

10.32     Letter Agreement dated October 12, 1995 between Triton Group Ltd. and the
            Registrant (Exhibit 4(d)(i) to the Registration Statement on Form S-3
            (Registration No. 33-63401))...........................................

10.33     Registration Rights Agreement dated as of September 27, 1995, among the
            Registrant and the Metromedia Holders named therein (Exhibit 99(b) to
            Current Report on Form 8-K dated September 27, 1995)...................

10.34     Contribution Agreement dated as of November 1, 1995 among Met
            International, Inc., Met Productions, Inc. and the Registrant (Exhibit
            10(f) to Registration Statement on Form S-3 (Registration No.
            33-63853)).............................................................

10.35     Credit, Security and Guaranty Agreement dated as of November 1, 1995 among Orion Pictures Corporation, the Corporate Guarantors referred to therein, the Lenders referred to therein and Chemical Bank (Exhibit
            10(g) to Registration Statement on Form S-3 (Registration No.
            33-63853)).............................................................

10.36     Credit Agreement dated as of November 1, 1995 between Metromedia Company and the Registrant (Exhibit 10(h) to Registration Statement on Form S-3
            (Registration No. 33-63853))...........................................

10.37     Management Agreement dated November 1, 1995 between Metromedia Company and Metromedia International Group, Inc. (Exhibit 10.37 to Annual
            Report on Form 10-K for the year ended December 31, 1995)..............

10.38     License Agreement dated November 1, 1995 between Metromedia Company and
            Metromedia International Group, Inc. (Exhibit 10.39 to Annual Report on
            Form 10-K for the year ended December 31, 1995)........................

10.39     MITI Bridge Loan Agreement, dated February 29, 1996, among Metromedia
            Company and Metromedia International Telecommunications, Inc. relating to a $15 million bridge loan from Metromedia Company to Metromedia
            International Telecommunications Inc. (Exhibit 10.40 to Annual Report
            on Form 10-K for the year ended December 31, 1995).....................

EXHIBIT
NUMBER                                   DESCRIPTION                                  PAGE NO.
- -------   -------------------------------------------------------------------------   --------
11        Statement of computation of earnings per share (Exhibit 11 to Annual
            Report on Form 10-K for the year ended December 31, 1995)..............

16        Letter from Ernst & Young to the Securities and Exchange Commission
            (Exhibit 99.1 to Current Report on Form 8-K dated November 1, 1995)....

21        Subsidiaries of the Registrant (Exhibit 21 to Annual Report on Form 10-K
            for the year ended December 31, 1995)..................................

23.1*     Consent of KPMG Peat Marwick LLP regarding the Registrant................

23.2*     Consent of Ernst & Young LLP regarding the Registrant....................

23.3*     Consent of Price Waterhouse LLP regarding Goldwyn........................

23.4*     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinion filed as Exhibit 5 hereto).....................................

23.5*     Consent of Rosenfeld, Meyer & Susman, LLP (included in the opinion filed as Exhibit 8.1 hereto).................................................

23.6*     Consent of Donaldson, Lufkin & Jenrette Securities Corporation...........

23.7*     Consent of Furman Selz LLC...............................................

24        Power of Attorney (included on page II-9 of this Registration
            Statement).............................................................

99.1*     Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
            (included as Appendix B to the Proxy Statement/Prospectus forming a part of this Registration Statement)...................................

99.2*     Fairness Opinion of Furman Selz LLC (included as Appendix C to the Proxy
            Statement/Prospectus forming a part of this Registration Statement)....

99.3*     Proxy Card to Goldwyn Stockholders.......................................

- ------------

 * Filed herewith.